As filed with the Securities and Exchange Commission on  May 10, 2013
 Registration No. 333-184346

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

AMENDMENT NO. 8
TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
_________________________________

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	1311	22-3755993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506 (855) 733-3826
(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Frank C. Ingriselli PEDEVCO CORP. 4125 Blackhawk Plaza Circle, Suite 201A Danville, California 94506 (855) 733-3826
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Lawrence P. Schnapp Marc L. Brown TroyGould PC Suite 1600 1801 Century Park East Los Angeles, California 90067 (310) 789-1255	Charles H. Still, Jr. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-3309

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2013

PRELIMINARY PROSPECTUS

8,888,888  Shares

PEDEVCO CORP.

Common Stock
__________________

We are offering 8,888,888 shares of our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PEDOD.”   On May 8, 2013, the last reported bid price per share of our common stock as quoted on the OTCBB was $4.35.    We estimate that the public offering price will be $2.25 per share.   The public offering price will be negotiated between us and representatives of the underwriters.  Our common stock has been approved for listing on the NYSE MKT under the symbol “PED,” contingent upon the closing of this offering.  A listing of our common stock on the NYSE MKT is a condition to this offering.

Investing in our common stock involves significant risks that are described under “Risk Factors” beginning on page 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$
____________
(1)  For additional information about underwriting compensation, see "Underwriting."

We have granted the underwriters an option to purchase from us up to an additional  1,333,334 shares of our common stock at the public offering price, less the underwriting discount, to cover over-allotments.

The underwriters expect to deliver the shares of common stock on or about      , 2013.

__________________
Wunderlich Securities

Global Hunter Securities

C. K. Cooper & Company

The date of this prospectus is    , 2013.

Pacific Energy Development

Core Oil Fields

Niobrara Asset

- 10,224 gross acres in Weld and Morgan Counties, Colorado
- 27.13% working interest
- Operated by Condor Energy Technology
- 1st well completed 7/2012
  - -IP rate 437 BOE/d (137 net BOE/d)*
- 2nd and 3rd wells completed 2/2013
  - -IP rate 588 BOE/d (182 net BOE/d)*
  - -IP rate 585 BOE/d (172 net BOE/d)*
- Expected to drill 4 additional gross wells in 2013

Eagle Ford Asset

- 1,331 gross acres in McMullen County, Texas
- 3.97% working interest
- 3 producing wells
- Expected to drill 1 gross wells in 2013

Mississippian Shale Asset

- 7,006 gross, 6,763 net acres in Comanche, Harper, Barber and Kiowa Counties, Kansas
- 97% average working interest + operatorship
- Drilling expected to begin 2Q 2013
- Expected to drill 3 gross wells in 2013

*For the specific oil and natural gas components of the Niobrara IP rates, see "Prospectus Summary — Our Core Areas - Niobrara Asset."

TABLE OF CONTENTS

Page(s)

PROSPECTUS SUMMARY	1

RISK FACTORS	18

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	45

USE OF PROCEEDS	47

MARKET PRICE OF OUR COMMON STOCK	49

DIVIDEND POLICY	50

CAPITALIZATION	51

DILUTION	53

BUSINESS	54

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	84

MANAGEMENT	93

EXECUTIVE COMPENSATION	99

RELATED PARTY TRANSACTIONS	109

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	113

DESCRIPTION OF CAPITAL STOCK	116

SHARES ELIGIBLE FOR FUTURE SALE	120

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK	122

UNDERWRITING	126

LEGAL MATTERS	131

EXPERTS	131

WHERE YOU CAN FIND MORE INFORMATION	132

INDEX TO FINANCIAL STATEMENTS	F-1

GLOSSARY OF OIL AND NATURAL GAS TERMS	A-1

i

You should rely only on the information that is contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and filed with the Securities and Exchange Commission (the “SEC”).  Neither we nor the underwriters have authorized anyone to provide you with additional or different information.  We take no responsibility for the accuracy of information that other persons may give to you.

We and the underwriters are offering to sell shares of our common stock, and are seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock offered by this prospectus.  The information may have changed since such date.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources.  Although we believe that these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.  Some data are also based on our good faith estimates.

ii

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock.  You should carefully read the entire prospectus before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and related notes included elsewhere in this prospectus.  Unless otherwise indicated, information presented in this prospectus assumes that the underwriters’ over-allotment option to purchase additional shares of common stock will not be exercised.  We have provided definitions for certain oil and natural gas terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” beginning on page A-1 of this prospectus.

Throughout this prospectus, unless the context otherwise requires, the terms “we,” “us,”“our,” and “our company” refer to PEDEVCO CORP. (d/b/a Pacific Energy Development), which was known as Blast Energy Services, Inc. until July 30, 2012. As described in more detail under “Merger with Pacific Energy Development” beginning on page 11, effective July 27, 2012, we acquired Pacific Energy Development Corp., a privately-held Nevada corporation, which we refer to as Pacific Energy Development.

Throughout this prospectus, except for discussions of historical financial information or except as the context otherwise requires, discussions of our current and future business operations include the operations of Pacific Energy Development.

Except as otherwise noted, all share and per share amounts set forth in this prospectus have been adjusted to reflect the 1-for-112 reverse stock split of our common stock that was effected on July 30, 2012, and the 1-for-3 reverse stock split of our common stock that was effected on April 23, 2013.

Overview

We are an energy company engaged in the acquisition, exploration, development and production of oil and natural gas resources in the United States, with a primary focus on oil and natural gas shale plays and a secondary focus on conventional oil and natural gas plays.  Our current operations are located primarily in the Niobrara Shale play in the Denver-Julesburg Basin in Morgan and Weld Counties, Colorado, the Eagle Ford Shale play in McMullen County, Texas, and the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas.  We also hold an interest in the North Sugar Valley Field in Matagorda County, Texas, though we consider this a non-core asset.

We have approximately 10,224 gross and 2,774 net acres of oil and gas properties in our Niobrara core area.  Our current Eagle Ford position is a 3.97% non-operated working interest in 1,331 acres.   We also recently acquired an average 97% working interest in 7,006 gross (6,763 net) acres in the Mississippian Lime play, which we operate.  Condor Energy Technology LLC, which we jointly own and manage with an affiliate of MIE Holdings Corporation as described below, operates our Niobrara interests, including three producing wells in the Niobrara asset with aggregate current daily production of approximately 324 Bbl of oil and 819 Mcf of natural gas or 462 BOE (140  BOE net). We believe our current assets could contain a gross total of 239 drilling locations.

We also have an option agreement in place (subject to customary closing conditions) for the acquisition of an additional 7,880 gross (7,043 net) acres in the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, expiring May 30, 2013 .  See “ – Our Core Areas – Mississippian Asset.”  We believe these optioned Mississippian interests , if acquired, could contain a gross total of 42 additional drilling locations.

We believe that the Niobrara, Eagle Ford and Mississippian Shale plays represent among the most promising unconventional oil and natural gas plays in the United States. We will continue to seek additional acreage proximate to our currently held core acreage.  Our strategy is to be the operator, directly or through our subsidiaries and joint ventures, in the majority of our acreage so we can dictate the pace of development in order to execute our business plan.  The majority of our capital expenditure budget for 2013 will be focused on the acquisition, development and expansion of these formations.

The following table presents summary data for our leasehold acreage in our Niobrara and Eagle Ford core areas as of December 31, 2012, and our Mississippian core area as of its acquisition effective March 25, 2013, and our drilling capital budget with respect to this acreage in 2013.   We plan to fund our drilling and land acquisition capital budget through use of proceeds from this offering, cash on hand, anticipated cashflow generated through operations, and future debt financings.

						Drilling & Land Acquisition Capital Budget January 1, 2013 - December 31, 2013
	Total Gross Acreage	Ownership Interest	Net Acres	Acre Spacing	Potential Gross -Drilling Locations(4)	Gross Wells	Net Wells	$/Well	Capital Cost

Current Core Assets:

Niobrara(1)	10,224	27.13%	2,774	160	180	4	1.09	$4,500,000	$4,883,400
Acquisition Cost(2)									$500,000

Eagle Ford (3)	1,331	3.97%	53	60	17	1	0.04	$9,000,000	$357,300
Mississippian	7,006	96.53%	6,763	160	42	3	2.90	$3,250,000	9,411,675
Current Assets	18,561		9,590		239	8	4.02		$15,152,375

(1)
As discussed below, we have a 27.13% net ownership interest in the leased acreage in the Niobrara asset (12.15% of the acreage is held directly by us plus 14.98% of the acreage is held by virtue of our 20% interest in Condor, which in turn holds a 74.88% working interest in the leased acreage in the Niobrara asset).

(2)	Represents funds estimated to be applied for possible extension of existing leases and acquisition of additional interests in the Niobrara play, which have not yet been identified.

(3)
As discussed below, we have a 3.97% ownership in the leased acreage in the Eagle Ford asset (held by virtue of our 50% interest in White Hawk Petroleum, LLC, which holds a 7.939% working interest in the Eagle Ford asset).

(4)
Potential gross drilling locations are calculated using the acre spacings specified for each area in the table and adjusted assuming forced pooling in the Niobrara.  Colorado, where the Niobrara asset is located, allows for forced pooling, which may create more potential gross drilling locations than acre spacing alone would otherwise indicate.

Strategic Alliances

MIE Holdings

Through the relationships developed by our founder and Chief Executive Officer, Frank Ingriselli, we formed a strategic relationship with MIE Holdings Corporation (Hong Kong Stock Exchange code: 1555.HK), one of the largest independent upstream onshore oil companies in China, which we refer to as MIE Holdings, to assist us with our plans to develop unconventional shale properties.  According to information provided by MIE Holdings, MIE Holdings has drilled and currently operates over 2,000 oil wells in China and brings extensive drilling and completion experience and expertise, as well as a strong geological team.  MIE Holdings has also been a significant investor in our operations, and as discussed below, our Niobrara and Eagle Ford assets are held all or in part by the following joint ventures which we jointly own with affiliates of MIE Holdings:

●	Condor Energy Technology LLC, which we refer to as Condor, which is a Nevada limited liability company owned 20% by us and 80% by an affiliate of MIE Holdings; and

●	White Hawk Petroleum, LLC, which we refer to as White Hawk, which is a Nevada limited liability company owned 50% by us and 50% by an affiliate of MIE Holdings.

Although our initial focus is on oil and natural gas opportunities in the United States, we plan to use our strategic relationship with MIE Holdings and our experience in operating U.S.-based shale oil and natural gas interests to acquire, explore, develop and produce oil and natural gas resources in Pacific Rim countries, with a particular focus on China.  We intend to use one or more of our joint ventures with MIE Holdings to acquire additional shale properties in the United States and in China, where MIE Holdings and other partners have extensive experience working in the energy sector.

MIE Holdings has been a valuable partner providing us necessary capital in the early stages of our development.  It purchased 1,333,334 shares of our Series A preferred stock, which was automatically converted into 1,333,334 shares of our common stock in January 2013, and acquired an 80% interest in Condor for total consideration of $3 million, and as of March 25, 2013, has loaned us $6.17 million through a short-term note to fund operations and development of the Niobrara asset and $432,433 toward the acquisition of the Mississippian asset.   Recently, MIE Holdings has also introduced us to its banking relationships in order for us to start the process of seeking to obtain a line of credit for future acquisition and development costs.

STXRA

On October 4, 2012, we established a technical services subsidiary, Pacific Energy Technology Services, LLC, which is 70% owned by us and 30% owned by South Texas Reservoir Alliance, LLC, which we refer to as STXRA, through which we plan to provide acquisition, engineering, and oil drilling and completion technology services in joint cooperation with STXRA in the United States and Pacific Rim countries, particularly in China.  While Pacific Energy Technology Services, LLC currently has no operations, only nominal assets and liabilities and limited capitalization, we anticipate actively developing this venture in 2013.

  STXRA is a consulting firm specializing in the delivery of petroleum resource acquisition services and practical engineering solutions to clients engaged in the acquisition, exploration and development of petroleum resources.  In April 2011, we entered into an agreement of joint cooperation with STXRA in an effort to identify suitable energy ventures for acquisition by us, with a focus on plays in shale oil and natural gas bearing regions in the United States.  According to information provided by STXRA, the STXRA team has experience in their collective careers of drilling and completing horizontal wells, including over 100 horizontal wells with lengths exceeding 4,000 feet from 2010 to 2012, as well as experience in both slick water and hybrid multi-stage hydraulic fracturing technologies and in the operation of shale wells and fields.   We believe that our relationship with STXRA, both directly and through our jointly-owned Pacific Energy Technology Services LLC services company, will supplement the core competencies of our management team and provide us with petroleum and reservoir engineering, petrophysical, and operational competencies that will help us to evaluate, acquire, develop and operate petroleum resources in the future.

Our Core Areas

The majority of our capital expenditure budget for 2013 will be focused on the acquisition and development of our core oil and natural gas properties: the Niobrara, Eagle Ford and Mississippian formations. The following paragraphs summarize each of these core areas. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Business—Acquisition History.”

Niobrara Asset

Niobrara Acreage Location

(Each dot represents a directional permit filed in the last 1000 days as of 2/26/13)

Hereford Field
Colorado Mineral Belt
Wattenberg Extension
Wattenberg
Pacific Energy Development Acreage *
© 2013 DrillingInfo, Inc
5mi
Morgan
1104 noble energy inc
1051 kerr-mcgee oil & gas onshore lp
405 encana oil & gas (usa) inc.
338 eog resources inc
259 petroleum development corporation
229 bonanza creek energy operating company llc
132 great western oil & gas company llc
114 bayswater exploration and production llc
107 synergy resources corporation
86 k p kauffman company inc
80 kerr-mcgee oil & gas onshore lp
78 carrizo oil & gas inc
76 kerr-mcgee oil and gas onshore lp
71 pdc energy inc
620 Other

*We have no ownership interest in the acreage surrounding the highlighted acreage shown in the inset map.

As of December 31, 2012, we held 2,774 net acres in oil and natural gas properties covering approximately 10,224 gross acres that are located in Morgan and Weld Counties, Colorado that include the Niobrara formation, which we refer to as the Niobrara asset.  We hold 1,243 of our Niobrara leased acreage directly, and hold the remaining 1,531 acres through our ownership in Condor, which holds 8,035 acres in the leased acreage in the Niobrara asset.  We and/or Condor own working interests in the Niobrara asset ranging from 0.03% to 100%.

Condor is designated as the operator of the Niobrara asset. The day-to-day operations of Condor are managed by our management, and Condor’s Board of Managers is comprised of our President and Chief Executive Officer, Mr. Frank Ingriselli, and two designees of MIE Holdings.  In addition, MIE Holdings has loaned us $6.17 million through a short-term note to fund operations and development of the Niobrara asset and $432,433 toward the acquisition of the Mississippian asset.  The Company intends to repay these advances with proceeds from this offering.

Based on approximately 250 square miles of 3D seismic data covering the Niobrara asset, we estimate that there are up to 180 potential gross drilling locations in the Niobrara asset, with seven initial gross well locations identified for our 2012-2013 Niobrara development plan, including our initial well completed in July 2012 and our second and third wells completed in February 2013, leaving four gross wells to be drilled and completed in our development plan for 2013.  Even when properly interpreted, however, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock.  We believe that the Niobrara asset affords us the opportunity to participate in this emerging play at an early stage, with a position in the Denver-Julesburg Basin adjacent to significant drilling activity.

Condor completed drilling the initial horizontal well on the Niobrara asset, the FFT2H, in April 2012, reaching a total combined vertical and horizontal depth of 11,307 feet.  Halliburton performed a 20-stage frack of the well in mid-June 2012, with the well being completed in July 2012 with a gross initial production rate of 424 Bbls of oil per day and 76 Mcf of natural gas per day (437 gross BOE per day and 137 net BOE per day) from the Niobrara formation.   Condor completed drilling its second horizontal well on the Niobrara asset, the Waves 1H, in November 2012, drilling to 11,114 feet measured depth (6,200 true vertical foot depth) in eight days.  The 4,339 foot lateral section was completed in 18 stages by Halliburton in February 2013, and the well tested at a gross initial production rate of 528 Bbls of oil per day and 360 Mcf of natural gas per day (588 gross BOE per day and 182 net BOE per day)  from the Niobrara “B” Bench target zone.  Condor also completed drilling its third horizontal well on the Niobrara asset, the Logan 2H, in December 2012 to 12,911 feet measured depth (6,112 true vertical depth) in nine days.  The 6,350 foot lateral section was completed in 25 stages by Halliburton in January 2013, and tested at a gross initial production rate of 522 Bbls of oil per day and 378 Mcf of natural gas per day (585 gross BOE per day and 172 net BOE per day) from the Niobrara “B” Bench target zone in February 2013.

Based on publicly available information, we believe that average drilling and completion costs for wells in the Niobrara core area, which, for purposes of industry comparisons, we define as Morgan and Weld Counties, Colorado, have ranged between $3.6 million and $6.0 million per well with average estimated ultimate recoveries, or EURs, of 100,000 to 300,000 BOE (80,000 – 240,000 Bbls of oil and 120,000 – 360,000 Mcf of natural gas) per well and initial 30-day average production of 300 to 600 BOE (240 – 480 Bbls of oil and 360 – 720 Mcf of natural gas) per day per well. The costs incurred, EURs and initial production rates achieved by others may not be indicative of the well costs we will incur or the results we will achieve from our wells.

Recently, there has been significant industry activity in the Niobrara Shale play.  The most active operators offsetting our acreage position include Carrizo Oil and Gas, Inc. (NASDAQ: CRZO), Continental Resources, Inc. (NYSE: CLR), EOG Resources (NYSE: EOG), Anadarko Petroleum (NYSE: APC), SM Energy (NYSE: SM), Noble Energy (NYSE: NBL), Chesapeake Energy (NYSE: CHK), Whiting Petroleum (NYSE: WLL), Quicksilver Resources (NYSE: KWK), MDU Resources (NYSE: MDU), and Bill Barrett Corp. (NYSE: BBG).  According to Drillinginfo, Inc., there were 2,544 drilling permits filed in 2011 and 1,948 filed in 2012 in Weld and Morgan Counties, where our acreage is located.  According to Baker Hughes, there were 43 rigs operating in the Denver-Julesburg Basin as of April 5, 2013.

Eagle Ford Asset

As of December 31, 2012, we held 53 net acres in certain oil and gas leases covering approximately 1,331 gross acres in the Leighton Field located in McMullen County, Texas, which is currently producing oil and natural gas from the highly-prospective Eagle Ford Shale formation, which we refer to as the Eagle Ford asset.  We hold 3.97% net of these interests through our 50% ownership interest in White Hawk, which holds a 7.939% net working interest in the Eagle Ford asset.

The Eagle Ford asset currently has three wells that have been drilled and are producing, with initial production rates, as publicly disclosed by Sundance Energy, Inc. (formerly Texon Petroleum Limited), the operator of the Eagle Ford asset, of 1,202 Bbl per day and 782 Mcf per day for the first well, 1,488 Bbl per day and 700 Mcf per day for the second well, and 1,072 Bbl per day and 1,137 Mcf per day for the third well.  During the month of January 2013 the net production attributable to our 3.97% interest from these wells was 259 Bbl of oil and 434 Mcf of natural gas. Based on our current understanding of the field, on the approximately 1,331 gross acre Eagle Ford asset, approximately 17 more Eagle Ford gross wells may be drilled.  We expect that the operator will drill one additional gross well during 2013.

First discovered in 2008, according to data provided by Baker Hughes, the Eagle Ford Shale resource area had an active drilling rig count of 217 horizontal rigs as of April 5, 2013, which accounts for about 45%  of the 484 horizontal drilling rigs in the State of Texas as of that date.

First discovered in 2008, according to data provided by Baker Hughes, the Eagle Ford Shale resource area had an active drilling rig count of 233 horizontal rigs as of December 31, 2012, which accounts for nearly half of the 473 horizontal drilling rigs in the State of Texas as of such date.

Based on publicly available information, we believe that average drilling and completion costs for wells in the Eagle Ford core area, which, for purposes of industry comparisons, we define as McMullen County, Texas, have ranged between $8 million and $11 million per well with average estimated ultimate recoveries, or EURs, of 300,000 to 500,000, BOE (200,000 – 333,333 Bbls of oil and 600,000 – 1,000,000 Mcf of natural gas) per well  and initial 30-day average production of 1,000 to 1,500 BOE (667 – 1,000 Bbls of oil and 2,000 – 3,000 Mcf of natural gas) per day per well . The costs incurred, EURs and initial production rates achieved by others may not be indicative of the well costs we will incur or the results we will achieve from our wells.

Mississippian Asset

On March 25, 2013, we acquired an average 97% working interest in the Mississippian Lime covering approximately 7,006 gross (6,763 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, which we refer to as the Mississippian asset, and approximately 10.5 square miles of related 3-D seismic data, for an aggregate purchase price of $4,207,117, pursuant to an agreement for purchase of term assignment entered into with Berexco LLC (“Berexco”).

In addition, we have entered into an option agreement with Berexco, dated February 22, 2013, pursuant to which Berexco, for $300,000, granted us an exclusive option, expiring on May 30, 2013, to purchase a term assignment with respect to certain interests in the Mississippian Lime covering an additional approximately 7,880 gross (7,043 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma and approximately 9.0 square miles of related 3-D seismic data, for an aggregate additional purchase price of $4,216,544 upon exercise of the option.

We serve as the operator of the Mississippian asset, which includes both undeveloped and held-by-production (HBP) positions. We anticipate drilling the first well on the Mississippian asset in the second quarter of 2013, with a total of  three wells planned in 2013.  The Mississippian oil play is one of the latest oil plays that have recently captured attention in the industry, and we believe that there is an opportunity to acquire additional interests in this emerging play on attractive terms.  According to Baker Hughes, there were 80 drilling rigs (69 horizontal) operating in the Mississippian as of April 5, 2013.

Based on publicly available information, we believe that average drilling and completion costs for wells in the Mississippian core area, which, for purposes of industry comparisons, we define as Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, have ranged between $3.2 million and $4.0 million per well with average estimated ultimate recoveries, or EURs, of 250,000 to 500,000 BOE (113,000 – 226,000 Bbls of oil and 821,000 – 1,642,000 Mcf of natural gas) per well and initial 30-day average production of 250 to 1,500 BOE (113 – 679 Bbls of oil and 822 – 4,926 Mcf of natural gas) per day per well. The costs incurred, EURs and initial production rates achieved by others may not be indicative of the well costs we will incur or the results we will achieve from our wells.

Recent Developments

Reverse Stock Split

On April 23, 2013, we completed a 1-for-3 reverse stock split of our common stock, effective as of the close of business on April 23, 2013.  As a result of the reverse stock split, every three shares of our common stock have been converted into one share of our common stock.  Fractional shares resulting from the reverse stock split have been rounded up to the nearest whole share.   The common stock split was effective with the Financial Industry Regulatory Authority ("FINRA") and in the marketplace on May 9, 2013.

Except as otherwise indicated, all share and per share amounts set forth in this prospectus, including share amounts related to our convertible Series A preferred stock (of which no shares are currently outstanding), have been adjusted to reflect this reverse stock split of our common stock.

Amendment of MIEJ Promissory Note

On March 25, 2013, we and MIE Jurassic Energy Corporation, an affiliate of MIE Holdings (“MIEJ”), amended and restated that certain Secured Subordinated Promissory Note, dated February 14, 2013 (the “MIEJ Note”), to increase from $5 million the maximum amount available for us to borrow thereunder to $6.5 million, and to permit amounts borrowed under the MIEJ Note to be used by us to fund fees and expenses allocable to us with respect to our operations in the Niobrara asset, Niobrara asset-related acquisition expenses, and repayment of $432,433 due to MIEJ as a refund of the performance deposit paid by MIEJ with respect to the Mississippian asset acquisition and applied toward our purchase price of the Mississippian asset.  When drawn, principal borrowed under the MIEJ Note carries an interest rate of 10.0% per annum.  Principal and accrued interest under the MIEJ Note will be due and payable within ten business days of the earlier to occur of (i) December 31, 2013 or (ii) the closing of a debt or equity financing transaction with gross proceeds to us of at least $10 million, which would be triggered upon closing of this offering.  The MIEJ Note may be prepaid in full by us without penalty, and is secured by all of our ownership and working interests in the FFT2H, Logan 2H and Waves 1H wells located in the Niobrara asset, and all corresponding leasehold rights pooled with respect to such wells, and our ownership and working interests in each future well drilled and completed in the Niobrara asset.

The MIEJ Note converts amounts previously advanced by MIEJ to us in the amount of $2.17 million to fund operations in the Niobrara asset through November 1, 2012, as well as an additional $2 million loaned by MIEJ to us under the MIEJ Note on February 14, 2013 and $2 million loaned by MIEJ to us under the MIEJ Note on March 25, 2013, for a total current principal amount outstanding under the MIEJ Note of $6.17 million on March 25, 2013.  There is currently approximately $330,000 available for future borrowing by us under the MIEJ Note.

Bridge Financing

On March 22, 2013, to finance the acquisition of the Mississippian asset, we closed a private placement of $4.0 million aggregate principal amount of secured promissory notes (the “Bridge Notes”), together with warrants exercisable for a total of up to 76,198 shares of our common stock at an exercise price of $5.25 per share (the “Bridge Warrants,” and, together with the Bridge Notes, the “Bridge Securities”). At the closing of the bridge financing (the “Bridge Financing”), we entered into Note and Warrant Purchase Agreements with a total of 16 individual and institutional investors (collectively, the “Bridge Investors”), including ten current shareholders, pursuant to which we sold and issued to the Bridge Investors a total of $4.0 million aggregate principal amount of Bridge Notes and Bridge Warrants to purchase up to a total of 76,198 shares of our common stock (the “Note and Warrant Purchase Agreements”). The gross aggregate proceeds received by us from the sale of the Bridge Securities were $4.0 million.  Each Bridge Investor has specifically agreed in the Note and Warrant Purchase Agreements not to  participate in this offering.   For additional information regarding the Bridge Financing, see “Business-Recent Developments-Bridge Financing.”

Business Strategy

Our goal is to increase shareholder value by building reserves, production and cash flows at an attractive return on invested capital.  We intend to first focus on growing and developing reserves, production and cash flow in our U.S. core assets and then, if opportunity allows, use our relationships and partnership with MIE Holdings to expand into the Pacific Rim with a focus on the underdeveloped China shale gas opportunity. We intend to achieve our objectives as follows:

Aggressively drill and develop our existing acreage positions. We plan to aggressively drill our core assets, drilling at least four gross wells on the Niobrara asset, at least one gross well on the Eagle Ford asset, and three gross wells in the Mississippian Lime through the end of 2013.  We believe our planned drilling schedules will allow us to begin converting our undeveloped acreage to developed acreage with production, cash flow and proved reserves.

Acquire additional oil and natural gas opportunities. We plan to leverage our relationships and experienced acquisition team to pursue additional leasehold assets in our core areas as well as continue to pursue additional oil and natural gas interests.   We have an option agreement in place (subject to customary closing conditions) for the acquisition of an average 97% working interest in an additional 7,880 gross (7,043 net) acres in the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, expiring May 30, 2013, which we may choose to exercise using cash on hand.   We are also exploring additional oil and natural gas opportunities in our core areas, and in other areas of the United States and Pacific Rim countries, with a particular focus on China.

Leverage expertise of management and external resources.  We plan to focus on profitable investments that provide a platform for our management expertise, as described under “Competitive Strengths.”  We have also engaged STXRA and other industry veterans as key advisors, and as discussed above, recently formed Pacific Energy Technology Services, LLC with STXRA, for the purpose of providing acquisition, engineering and oil drilling and completion technology services to third parties in the United States and Pacific Rim countries. As necessary, we intend to enlist external resources and talent to operate and manage our properties during peak operations.

Engage and leverage strategic alliances in the Pacific Rim. We have already entered into a strategic alliance with MIE Holdings, and we intend to partner with additional Chinese energy companies to (a) acquire producing oil field assets that could provide cash flow to help fund our U.S. development program, (b) provide technical horizontal drilling expertise for a fee, thus acquiring valuable experience and data in regards to the China shale formations and successful engineering techniques, and (c) acquire interests in domestic China shale-gas blocks, and commence exploration of the same.

Limit exposure and increase diversification through engaging in joint ventures.  We own various oil and natural gas interests through joint ventures with MIE Holdings, and may in the future enter into similar joint ventures with respect to other oil and gas interests either with MIE Holdings or other partners.  We believe that conducting many of our activities through partially owned joint venture will enable us to lower our risk exposure while increasing our ability to invest in multiple ventures.

Leverage partnerships for financial strength and flexibility. Our joint venture partner, MIE Holdings, has been a strong financial partner. They have loaned us $6.17 million through a short-term note to fund operations and development of the Niobrara asset and $432,433 toward the acquisition of the Mississippian asset. We expect that proceeds from this offering, internally generated cash flow, and future debt financings will provide us with the financial resources to pay off these amounts due MIE Holdings and pursue our leasing and drilling and development programs through 2013.  We have also met with financial institutions, introduced to us by MIE Holdings, seeking to secure a line of credit that could be used for both acquisition and development costs where needed.  We cannot assure you, however, that we will be able to secure any such financing on terms acceptable to us, on a timely basis or at all.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies and achieve our business objectives because of the following competitive strengths:

Management.  We have assembled a management team with extensive experience in the fields of international business development, petroleum engineering, geology, petroleum field development and production, petroleum operations and finance.  Several members of the team developed and ran what we believe were successful energy ventures that were commercialized at Texaco, CAMAC Energy Inc., and Rosetta Resources, while members of our team at Condor have drilled and presently manage over 2,000 oil wells in the Pacific Rim and Kazakhstan.  We believe that our management team is highly qualified to identify, acquire and exploit energy resources both in the United States and Pacific Rim countries, particularly China.

Our management team is headed by our President and Chief Executive Officer, Frank C. Ingriselli, an international oil and gas industry veteran with over 33 years of experience in the energy industry, including as the President of Texaco International Operations Inc., President and Chief Executive Officer of Timan Pechora Company, President of Texaco Technology Ventures, and President, Chief Executive Officer and founder of CAMAC Energy Inc.  Our management team also includes Chief Financial Officer and Executive Vice President Michael L. Peterson, who brings extensive experience in the energy, corporate finance and securities sectors, including as a Vice President of Goldman Sachs & Co., Chairman and Chief Executive Officer of Nevo Energy, Inc. (formerly Solargen Energy, Inc.), and a former director of Aemetis, Inc. (formerly AE Biofuels Inc.).  In addition, our Senior Vice President and Managing Director, Jamie Tseng, has over 25 years of financial management and operations experience and was a co-founder of CAMAC Energy Inc., and our Executive Vice President and General Counsel, Clark R. Moore, has nearly 10 years of energy industry experience, and formerly served as acting general counsel of CAMAC Energy Inc.

Key Advisors.  Our key advisors include STXRA and other industry veterans.  According to STXRA, the STXRA team has experience in drilling and completing horizontal wells, including over 100 horizontal wells with lengths exceeding 4,000 feet from 2010 to 2012, as well as experience in both slick water and hybrid multi-stage hydraulic fracturing technologies and in the operation of shale wells and fields.   We believe that our relationship with STXRA, both directly and through our jointly-owned services company, Pacific Energy Technology Services LLC, will supplement the core competencies of our management team and provide us with petroleum and reservoir engineering, petrophysical, and operational competencies that will help us to evaluate, acquire develop, and operate petroleum resources into the future.

Significant acreage positions and drilling potential. We have accumulated interests in a total of 18,561 gross (9,590 net) acres in our existing core operating areas, each of which we believe represents a significant unconventional resource play. The majority of our interests are in or near areas of considerable activity by both major and independent operators, although such activity may not be indicative of our future operations. Based on our current acreage position, we estimate there could be up to 239 potential gross drilling locations on our acreage, and we anticipate drilling approximately  eight gross (4.02 net) wells through the end of 2013, leaving us a substantial drilling inventory for future years.

Merger with Pacific Energy Development

On July 27, 2012, in order to carry out our business plan, we acquired through a reverse acquisition, Pacific Energy Development Corp., a privately held Nevada corporation, which we refer to as Pacific Energy Development. As described below, pursuant to the acquisition, the shareholders of Pacific Energy Development gained control of approximately 95% of the voting securities of our company. Since the transaction resulted in a change of control, Pacific Energy Development is the acquirer for accounting purposes.  In connection with the merger, which we refer to as the Pacific Energy Development merger, Pacific Energy Development became our wholly owned subsidiary and we changed our name from Blast Energy Services, Inc. to PEDEVCO CORP.

As part of the Pacific Energy Development merger, we issued to the shareholders of Pacific Energy Development (a) 5,972,421 shares of our common stock, (b) 6,538,892 shares of our newly created Series A preferred stock, (c) warrants to purchase an aggregate of 373,334 shares of our common stock and 230,862 shares of our Series A preferred stock at various exercise prices, and (d) options to purchase an aggregate of 1,411,667 shares of our common stock at various exercise prices.  Pursuant to the Pacific Energy Development merger, we also converted all of our shares of preferred stock that were outstanding prior to the Pacific Energy Development merger into shares of common stock on a one-for-one basis and effected a reverse stock split of our common stock on a 1-for-112 shares basis.  All share and per share amounts used in this prospectus have been restated to reflect this reverse stock split.

At the effective time of the Pacific Energy Development merger, (a) Pacific Energy Development owned the Niobrara and Eagle Ford assets and had begun discussions regarding the Mississippian acquisition opportunity, and (b) our primary business was developing the North Sugar Valley Field asset.  As a result of our acquisition of Pacific Energy Development in the Pacific Energy Development merger, we acquired these assets and opportunities of Pacific Energy Development.

In connection with the Pacific Energy Development merger, the directors and executive officers of Pacific Energy Development became our directors and executive officers.  See “Management.”

The following chart reflects our current organizational structure:

* Represents percentage of voting power as of May 8, 2013, based on ownership of outstanding common stock, but not including outstanding options or warrants.  For more information on beneficial ownership of our securities, please see “Security Ownership of Certain Beneficial Owners and Management” on page 113.

Risk Factors

An investment in our common stock involves significant risks.  In particular, the following considerations may offset our competitive strengths or have a negative effect on our business, financial condition and results of operations, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

●	We have recorded minimal proved reserves, and areas that we decide to drill may not yield oil or natural gas in commercial quantities, or at all.

●	We have a limited operating history on which to base your evaluation of us, and our future performance is uncertain.

●	We must raise substantial additional capital in order to carry out our business plan, and there is no assurance that we will be able to do so.

●
Oil and natural gas prices are volatile. A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

●	Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

●
Our exploration and development projects require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms. While we have previously recorded minimal reserves in connection with what we now consider our non-core assets, we have no proved, probable or possible reserves attributable to any of the drilling locations we disclose in this prospectus for our core Niobrara and Mississippian assets.

●	Our potential drilling locations are expected to be drilled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

●
We are subject to complex federal, state, local and other laws and regulations, including environmental and operational safety laws and regulations that could adversely affect the timing, cost, manner or feasibility of conducting our operations or expose us to significant liabilities.

This list is not exhaustive.  Please read the full discussion of these risks and other risks under the headings “Risk Factors” beginning on page 18 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 45.

Corporate Information

Our principal executive offices are located at 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, and our telephone number at that address is (855) 733-3826.  Our website address is www.pacificenergydevelopment.com.  Information on our website or any other website is not, and will not be, a part of this prospectus and is not, and will not be, incorporated by reference into this prospectus.

The Offering

Common stock offered by us	8,888,888 shares (10,222,222 shares if the underwriters’ over-allotment option is exercised in full)

Common stock to be outstanding after this offering	22,802,474 shares (24,135,808 shares if the underwriters’ over-allotment option is exercised in full), which is based upon 13,913,586 shares of our common stock outstanding as of May 8, 2013.

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an aggregate of 1,333,334 shares of our common stock to cover any over-allotments.

Use of proceeds
We estimate that our net proceeds from this offering will be approximately $17.7 million assuming a public offering price of $2.25 per share, and after deducting the underwriting discount and commission and estimated offering expenses.  The public offering price will be negotiated between us and representatives of the underwriters based on numerous factors which we discuss in “Underwriting - NYSE MKT Listing; Determination of Public Offering Price.” Each $0.50 increase (decrease) in the public offering price would increase (decrease) our net proceeds by approximately $4.4 million.

We intend to use the net proceeds that we receive from this offering to partially fund our 2013 drilling capital expenditures and repay existing debt, as well as for general corporate purposes, as described under “Use of Proceeds” beginning on page 47.

Dividend policy	We do not anticipate paying any cash dividends on our common stock.

Risk factors
You should carefully review the information under the caption “Risk Factors” beginning on page 18, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our common stock.

OTCBB Symbol	PEDOD

Proposed NYSE MKT Symbol	PED

A listing of our common stock on the NYSE MKT is a condition to this offering.

The number of shares of common stock to be outstanding after this offering as shown above is based on 13,913,586 shares outstanding as of May 8, 2013, and excludes:

●	1,373,896 shares that are issuable upon the exercise of outstanding options, with exercise prices ranging from $0.24 to $268.80 per share;

●	683,783 shares that are issuable upon the exercise of outstanding warrants to purchase capital stock, with exercise prices ranging from $0.24 to $483.84 per share; and

●	2,000,000 shares that are authorized for future awards under our employee equity incentive plans, of which 1,986,667 shares remain available for future awards.

Except as otherwise indicated, all information in this prospectus assumes:

●	that the underwriters will not exercise their over-allotment option; and

●	our shares of common stock will be sold in this offering at $2.25 per share.

Except as otherwise noted, all share and per share amounts set forth in this prospectus have been adjusted to reflect the 1-for-112 reverse stock split of our common stock that was effected on July 30, 2012, and the 1-for-3 reverse stock split of our common stock that was effected on April 23, 2013.

Summary Historical and Pro Forma Financial Data

On July 27, 2012, we completed our acquisition of Pacific Energy Development Corp., a privately held Nevada corporation, which we refer to as Pacific Energy Development. The acquisition was accounted for as a “reverse acquisition,” and Pacific Energy Development  was deemed to be the accounting acquirer in the acquisition.  Because Pacific Energy Development was deemed the acquirer for accounting purposes, the financial statements of Pacific Energy Development are presented as the continuing accounting entity.  The assets and operations of our company prior to the merger are included in our financial statements only from the date of the merger.  Our company’s pre-merger assets and liabilities are recorded at their fair value. Pacific Energy Development's assets and liabilities are carried forward at their historical costs. Historical financial statements included below for any time period before the merger only represent historical financial information for Pacific Energy Development.

Set forth below is the following financial information:

●	summary historical consolidated financial data as of and for the year ended December 31, 2012; and

●	summary pro forma combined financial data for the year ended December 31, 2012.

The summary historical consolidated financial data as of and for the year ended December 31, 2012 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary pro forma combined financial data are derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus and give effect to the Pacific Energy Development merger as if it had been completed on January 1, 2012.  The summary pro forma combined financial data are not necessarily indicative of what our results of operations would have been if the Pacific Energy Development merger had actually occurred on that date or of our future results of operations or financial position.

Prior to the reverse merger with Pacific Energy Development, our pre-merger company historically had used the full cost method to account for oil and natural gas properties.  Pacific Energy Development uses the successful efforts method of accounting for its oil and natural gas properties.  Since Pacific Energy Development is the continuing accounting entity, the successful efforts method of accounting is used for our historical and continuing financial data.  The summary pro forma combined financial data does not include pro forma adjustments of our company’s pre-merger historical results to reflect the successful efforts method of accounting.

The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and the notes thereto included elsewhere in this prospectus.  The financial data included in this prospectus may not be indicative of our future results of operations, financial position and cash flows.

	Historical	Pro Forma
	Year Ended December 31, 2012	Year Ended December 31, 2012

		(unaudited)
Statement of operations data:
Total revenue	$503,153	$740,689
Total operating expenses (1)	11,282,099	11,920,859
Operating loss	(11,072,390)	(11,473,614)
Net income (loss)	(12,013,011)	(12,676,286)

Historical
December 31,
2012
Balance sheet data:
Total assets	$11,146,724
Total liabilities	4,768,900
Stockholders’ equity	5,127,824

(1)	Total operating expenses include a non-cash charge of $6,820,003 for impairment of goodwill in connection with the Pacific Energy Development merger.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below as well as the other information in this prospectus before deciding to invest in our company.  Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations.  Additional risks and uncertainties not currently known or that are currently considered to be immaterial may also materially and adversely affect our business, prospects, financial condition and results of operations.  As a result, the trading price or value of our common stock could be materially adversely affected and you may lose all or part of your investment.

Risks Related to the Oil and Natural Gas Industry and Our Business

We have a limited operating history and expect to continue to incur losses for an indeterminable period of time.

We have a limited operating history and are engage in the initial stages of exploration, development and exploitation of our leasehold acreage and will continue to be so until commencement of substantial production from our oil and natural gas properties, which will depend upon successful drilling results, additional and timely capital funding, and access to suitable infrastructure. Companies in their initial stages of development face substantial business risks and may suffer significant losses. We have generated substantial net losses and negative cash flows from operating activities in the past and expect to continue to incur substantial net losses as we continue our drilling program. In considering an investment in our common stock, you should consider that there is only limited historical and financial operating information available upon which to base your evaluation of our performance.  In addition, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have incurred losses from operations of $12,776,688 from the date of inception (February 9, 2011) through December 31, 2012. Additionally, we are dependent on obtaining additional debt and/or equity financing to roll-out and scale our planned principal business operations. These factors raise substantial doubt about our ability to continue as a going concern.  Management’s plans in regard to these matters consist principally of seeking additional debt and/or equity financing combined with expected cash flows from current oil and gas assets held and additional oil and gas assets that we may acquire. There can be no assurance that our efforts will be successful. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. New companies must develop successful business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities and obtain licenses, as well as take other measures necessary to conduct their intended business activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed or is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. As a result of industry factors or factors relating specifically to us, we may have to change our methods of conducting business, which may cause a material adverse effect on our results of operations and financial condition.  The uncertainty and risks described in this prospectus may impede our ability to economically find, develop, exploit and acquire oil and natural gas reserves.  As a result, we may not be able to achieve or sustain profitability or positive cash flows provided by our operating activities in the future.

Drilling for and producing oil and natural gas are highly speculative and involve a high degree of risk, with many uncertainties that could adversely affect our business. We have not recorded significant proved reserves, and areas that we decide to drill may not yield oil or natural gas in commercial quantities or at all.

Exploring for and developing hydrocarbon reserves involves a high degree of operational and financial risk, which precludes us from definitively predicting the costs involved and time required to reach certain objectives.  Our potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional interpretation before they can be drilled.  The budgeted costs of planning, drilling, completing and operating wells are often exceeded and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spud, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons or is drilled at all.  Exploration wells bear a much greater risk of loss than development wells.  The analogies we draw from available data from other wells, more fully explored locations or producing fields may not be applicable to our drilling locations.  If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our operations as proposed and could be forced to modify our drilling plans accordingly.

If we decide to drill a certain location, there is a risk that no commercially productive oil or natural gas reservoirs will be found or produced.  We may drill or participate in new wells that are not productive.  We may drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable.  Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.  Whether a well is ultimately productive and profitable depends on a number of additional factors, including the following:

●	general economic and industry conditions, including the prices received for oil and natural gas;

●	shortages of, or delays in, obtaining equipment, including hydraulic fracturing equipment, and qualified personnel;

●	potential drainage by operators on adjacent properties;

●	loss of or damage to oilfield development and service tools;

●	problems with title to the underlying properties;

●	increases in severance taxes;

●	adverse weather conditions that delay drilling activities or cause producing wells to be shut down;

●	domestic and foreign governmental regulations; and

●	proximity to and capacity of transportation facilities.

If we do not drill productive and profitable wells in the future, our business, financial condition and results of operations could be materially and adversely affected.

Our success is dependent on the prices of oil and natural gas.  Low oil or natural gas prices and the substantial volatility in these prices may adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure requirements and financial obligations.

The prices we receive for our oil and natural gas heavily influence our revenue, profitability, cash flow available for capital expenditures, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. For example, for the four years ended December 31, 2012, the NYMEX - WTI oil price ranged from a high of $113.93 per Bbl to a low of $33.98 per Bbl, while the NYMEX - Henry Hub natural gas price ranged from a high of $7.51 per MMBtu to a low of $1.82 per MMBtu. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors. These factors include the following:

●	the domestic and foreign supply of oil and natural gas;

●	the domestic and foreign demand for oil and natural gas;

●	the prices and availability of competitors’ supplies of oil and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and state-controlled oil companies relating to oil price and production controls;

●	the price and quantity of foreign imports of oil and natural gas;

●	the impact of U.S. dollar exchange rates on oil and natural gas prices;

●	domestic and foreign governmental regulations and taxes;

●	speculative trading of oil and natural gas futures contracts;

●	localized supply and demand fundamentals, including the availability, proximity and capacity of gathering and transportation systems for natural gas;

●	the availability of refining capacity;

●	the prices and availability of alternative fuel sources;

●	weather conditions and natural disasters;

●	political conditions in or affecting oil and natural gas producing regions, including the Middle East and South America;

●	the continued threat of terrorism and the impact of military action and civil unrest;

●	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

●	the level of global oil and natural gas inventories and exploration and production activity;

●	authorization of exports from the Unites States of liquefied natural gas;

●	the impact of energy conservation efforts;

●	technological advances affecting energy consumption; and

●	overall worldwide economic conditions.

Declines in oil or natural gas prices would not only reduce our revenue, but could reduce the amount of oil and natural gas that we can produce economically. Should natural gas or oil prices decrease from current levels and remain there for an extended period of time, we may elect in the future to delay some of our exploration and development plans for our prospects, or to cease exploration or development activities on certain prospects due to the anticipated unfavorable economics from such activities, each of which would have a material adverse effect on our business, financial condition and results of operations.

Our exploration, development and exploitation projects require substantial capital expenditures that may exceed our net proceeds from this offering, cash flows from operations and potential borrowings, and we may be unable to obtain needed capital on satisfactory terms, which could adversely affect our future growth.

Our exploration and development activities are capital intensive.  We make and expect to continue to make substantial capital expenditures in our business for the development, exploitation, production and acquisition of oil and natural gas reserves.  The net proceeds we receive from this offering, our operating cash flows and future potential borrowings may not be adequate to fund our future acquisitions or future capital expenditure requirements.  The rate of our future growth may be dependent, at least in part, on our ability to access capital at rates and on terms we determine to be acceptable.

Our cash flows from operations and access to capital are subject to a number of variables, including:

●	our estimated proved oil and natural gas reserves;

●	the amount of oil and natural gas we produce from existing wells;

●	the prices at which we sell our production;

●	the costs of developing and producing our oil and natural gas reserves;

●	our ability to acquire, locate and produce new reserves;

●	the ability and willingness of banks to lend to us; and

●	our ability to access the equity and debt capital markets.

In addition, future events, such as terrorist attacks, wars or combat peace-keeping missions, financial market disruptions, general economic recessions, oil and natural gas industry recessions, large company bankruptcies, accounting scandals, overstated reserves estimates by major public oil companies and disruptions in the financial and capital markets have caused financial institutions, credit rating agencies and the public to more closely review the financial statements, capital structures and earnings of public companies, including energy companies.  Such events have constrained the capital available to the energy industry in the past, and such events or similar events could adversely affect our access to funding for our operations in the future.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels, further develop and exploit our current properties or invest in additional exploration opportunities.  Alternatively, a significant improvement in oil and natural gas prices or other factors could result in an increase in our capital expenditures and we may be required to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments, the sale or farm out of interests in our assets, the borrowing of funds or otherwise to meet any increase in capital needs.  If we are unable to raise additional capital from available sources at acceptable terms, our business, financial condition and results of operations could be adversely affected.  Further, future debt financings may require that a portion of our cash flows provided by operating activities be used for the payment of principal and interest on our debt, thereby reducing our ability to use cash flows to fund working capital, capital expenditures and acquisitions.  Debt financing may involve covenants that restrict our business activities. If we succeed in selling additional equity securities to raise funds, at such time the ownership percentage of our existing stockholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing stockholders. If we choose to farm-out interests in our prospects, we may lose operating control over such prospects.

Our oil and natural gas reserves are estimated and may not reflect the actual volumes of oil and natural gas we will receive, and significant inaccuracies in these reserves estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating accumulations of oil and natural gas is complex and is not exact, due to numerous inherent uncertainties.  The process relies on interpretations of available geological, geophysical, engineering and production data.  The extent, quality and reliability of this technical data can vary.  The process also requires certain economic assumptions related to, among other things, oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  The accuracy of a reserves estimate is a function of:

●	the quality and quantity of available data;

●	the interpretation of that data;

●	the judgment of the persons preparing the estimate; and

●	the accuracy of the assumptions.

The accuracy of any estimates of proved reserves generally increases with the length of the production history.  Due to the limited production history of our properties, the estimates of future production associated with these properties may be subject to greater variance to actual production than would be the case with properties having a longer production history.  As our wells produce over time and more data are available, the estimated proved reserves will be re-determined on at least an annual basis and may be adjusted to reflect new information based upon our actual production history, results of exploration and development, prevailing oil and natural gas prices and other factors.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas most likely will vary from our estimates.  It is possible that future production declines in our wells may be greater than we have estimated.  Any significant variance to our estimates could materially affect the quantities and present value of our reserves.

We may have accidents, equipment failures or mechanical problems while drilling or completing wells or in production activities, which could adversely affect our business.

While we are drilling and completing wells or involved in production activities, we may have accidents or experience equipment failures or mechanical problems in a well that cause us to be unable to drill and complete the well or to continue to produce the well according to our plans.  We may also damage a potentially hydrocarbon-bearing formation during drilling and completion operations.  Such incidents may result in a reduction of our production and reserves from the well or in abandonment of the well.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are numerous operational hazards inherent in oil and natural gas exploration, development, production and gathering, including:

●	unusual or unexpected geologic formations;

●	natural disasters;

●	adverse weather conditions;

●	unanticipated pressures;

●	loss of drilling fluid circulation;

●	blowouts where oil or natural gas flows uncontrolled at a wellhead;

●	cratering or collapse of the formation;

●	pipe or cement leaks, failures or casing collapses;

●	fires or explosions;

●	releases of hazardous substances or other waste materials that cause environmental damage;

●	pressures or irregularities in formations; and

●	equipment failures or accidents.

In addition, there is an inherent risk of incurring significant environmental costs and liabilities in the performance of our operations, some of which may be material, due to our handling of petroleum hydrocarbons and wastes, our emissions to air and water, the underground injection or other disposal of our wastes, the use of hydraulic fracturing fluids and historical industry operations and waste disposal practices.

Any of these or other similar occurrences could result in the disruption or impairment of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution and substantial revenue losses.  The location of our wells, gathering systems, pipelines and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks.

Insurance against all operational risks is not available to us.  We are not fully insured against all risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable.  Also, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented.  Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.  Moreover, insurance may not be available in the future at commercially reasonable prices or on commercially reasonable terms.  Changes in the insurance markets due to various factors may make it more difficult for us to obtain certain types of coverage in the future.  As a result, we may not be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes, and the insurance coverage we do obtain may not cover certain hazards or all potential losses that are currently covered, and may be subject to large deductibles.  Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition and results of operations.

Our strategy as an onshore unconventional resource player may result in operations concentrated in certain geographic areas and may increase our exposure to many of the risks described in this prospectus.

Our initial operations are concentrated in the States of Colorado, Texas, Kansas and Oklahoma. This concentration may increase the potential impact of many of the risks described in this prospectus.  For example, we may have greater exposure to regulatory actions impacting these four states, natural disasters in these states, competition for equipment, services and materials available in the areas and access to infrastructure and markets in those areas.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

The rate of production from our oil and natural gas properties will decline as our reserves are depleted. Our future oil and natural gas reserves and production and, therefore, our income and cash flow, are highly dependent on our success in (a) efficiently developing and exploiting our current reserves on properties owned by us or by other persons or entities and (b) economically finding or acquiring additional oil and natural gas producing properties.  In the future, we may have difficulty acquiring new properties.  During periods of low oil and/or natural gas prices, it will become more difficult to raise the capital necessary to finance expansion activities.  If we are unable to replace our production, our reserves will decrease, and our business, financial condition and results of operations would be adversely affected.

Our strategy includes acquisitions of oil and natural gas properties, and our failure to identify or complete future acquisitions successfully could reduce our earnings and hamper our growth.

We may be unable to identify properties for acquisition or to make acquisitions on terms that we consider economically acceptable.  There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.  The completion and pursuit of acquisitions may be dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals.  Our ability to grow through acquisitions will require us to continue to invest in operations, financial and management information systems and to attract, retain, motivate and effectively manage our employees.  The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations, and could negatively impact our results of operations and growth potential.  Our financial position and results of operations may fluctuate significantly from period to period as a result of the completion of significant acquisitions during particular periods.  If we are not successful in identifying or acquiring any material property interests, our earnings could be reduced and our growth could be restricted.

We may engage in bidding and negotiating to complete successful acquisitions.  We may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of non-strategic assets, the borrowing of funds or otherwise.  If we were to proceed with one or more acquisitions involving the issuance of our common stock, our shareholders would suffer dilution of their interests.  Furthermore, our decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which our staff is familiar may impact our productivity in such areas.

We may purchase oil and natural gas properties with liabilities or risks that we did not know about or that we did not assess correctly, and, as a result, we could be subject to liabilities that could adversely affect our results of operations.

Before acquiring oil and natural gas properties, we estimate the reserves, future oil and natural gas prices, operating costs, potential environmental liabilities and other factors relating to the properties.  However, our review involves many assumptions and estimates, and their accuracy is inherently uncertain.  As a result, we may not discover all existing or potential problems associated with the properties we buy.  We may not become sufficiently familiar with the properties to assess fully their deficiencies and capabilities.  We do not generally perform inspections on every well or property, and we may not be able to observe mechanical and environmental problems even when we conduct an inspection.  The seller may not be willing or financially able to give us contractual protection against any identified problems, and we may decide to assume environmental and other liabilities in connection with properties we acquire.  If we acquire properties with risks or liabilities we did not know about or that we did not assess correctly, our business, financial condition and results of operations could be adversely affected as we settle claims and incur cleanup costs related to these liabilities.

We may incur losses or costs as a result of title deficiencies in the properties in which we invest.

If an examination of the title history of a property that we have purchased reveals an oil and natural gas lease has been purchased in error from a person who is not the owner of the property, our interest would be worthless.  In such an instance, the amount paid for such oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an oil and natural gas well, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well.  Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense.  Our failure to cure any title defects may adversely impact our ability in the future to increase production and reserves.  In the future, we may suffer a monetary loss from title defects or title failure.  Additionally, unproved and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss which could adversely affect our business, financial condition and results of operations.

Our identified drilling locations are scheduled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management team has identified and scheduled drilling locations in our operating areas over a multi-year period.  Our ability to drill and develop these locations depends on a number of factors, including the availability of equipment and capital, approval by regulators, seasonal conditions, oil and natural gas prices, assessment of risks, costs and drilling results.  The final determination on whether to drill any of these locations will be dependent upon the factors described elsewhere in this prospectus as well as, to some degree, the results of our drilling activities with respect to our established drilling locations.  Because of these uncertainties, we do not know if the drilling locations we have identified will be drilled within our expected timeframe or at all or if we will be able to economically produce hydrocarbons from these or any other potential drilling locations.  Our actual drilling activities may be materially different from our current expectations, which could adversely affect our business, financial condition and results of operations.

We currently own only a limited amount of seismic and other geological data and may have difficulty obtaining additional data at a reasonable cost, which could adversely affect our future results of operations.

We currently own only a limited amount of seismic and other geological data to assist us in exploration and development activities.  We intend to obtain access to additional data in our areas of interest through licensing arrangements with companies that own or have access to that data or by paying to obtain that data directly.  Seismic and geological data can be expensive to license or obtain.  We may not be able to license or obtain such data at an acceptable cost. In addition, even when properly interpreted, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock.

The unavailability or high cost of drilling rigs, completion equipment and services, supplies and personnel, including hydraulic fracturing equipment and personnel, could adversely affect our ability to establish and execute exploration and development plans within budget and on a timely basis, which could have a material adverse effect on our business, financial condition and results of operations.

Shortages or the high cost of drilling rigs, completion equipment and services, supplies or personnel could delay or adversely affect our operations.  When drilling activity in the United States increases, associated costs typically also increase, including those costs related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry.  These costs may increase, and necessary equipment and services may become unavailable to us at economical prices.  Should this increase in costs occur, we may delay drilling activities, which may limit our ability to establish and replace reserves, or we may incur these higher costs, which may negatively affect our business, financial condition and results of operations.

In addition, the demand for hydraulic fracturing services currently exceeds the availability of fracturing equipment and crews across the industry and in our operating areas in particular.  The accelerated wear and tear of hydraulic fracturing equipment due to its deployment in unconventional oil and natural gas fields characterized by longer lateral lengths and larger numbers of fracturing stages has further amplified this equipment and crew shortage. If demand for fracturing services continues to increase or the supply of fracturing equipment and crews decreases, then higher costs could result and could adversely affect our business, financial condition and results of operations.

We have limited control over activities on properties we do not operate.

We are not the operator on some of our properties and, as a result, our ability to exercise influence over the operations of these properties or their associated costs is limited.  Our dependence on the operators and other working interest owners of these projects and our limited ability to influence operations and associated costs or control the risks could materially and adversely affect the realization of our targeted returns on capital in drilling or acquisition activities.  The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors, including:

●	timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	the rate of production of reserves, if any;

●	approval of other participants in drilling wells; and

●	selection of technology.

The marketability of our production is dependent upon oil and natural gas gathering and transportation facilities owned and operated by third parties, and the unavailability of satisfactory oil and natural gas transportation arrangements would have a material adverse effect on our revenue.

The unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay production from our wells.  The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for, and supply of, oil and natural gas and the proximity of reserves to pipelines and terminal facilities.  Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties.  Our failure to obtain these services on acceptable terms could materially harm our business.  We may be required to shut-in wells for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity.  If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market.  Furthermore, if we were required to shut-in wells we might also be obligated to pay shut-in royalties to certain mineral interest owners in order to maintain our leases.  We do not expect to purchase firm transportation capacity on third-party facilities.  Therefore, we expect the transportation of our production to be generally interruptible in nature and lower in priority to those having firm transportation arrangements.

The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products.  The third parties control when or if such facilities are restored and what prices will be charged.  Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Strategic relationships, including with MIE Holdings, and STXRA, upon which we may rely are subject to risks and uncertainties which may adversely affect our business, financial conditions and results of operations.

Our ability to explore, develop and produce oil and natural gas resources successfully and acquire oil and natural gas interests and acreage depends on our developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable acquisition opportunities in a highly competitive environment.   These realities are subject to risks and uncertainties that may adversely affect our business, financial condition and results of operations.

To develop our business, we will endeavor to use the business relationships of our management and board to enter into strategic relationships, which may take the form of contractual arrangements with other oil and natural gas companies, including those that supply equipment and other resources that we expect to use in our business.  For example, we have entered into a strategic relationship with MIE Holdings with respect to several of our oil and natural gas interests, and have both retained STXRA as a key advisor for our exploration and drilling efforts, and formed Pacific Energy Technology Services, LLC as a jointly-owned technical services venture with STXRA to provide acquisition, engineering, and oil drilling and completion technology services in the United States and abroad, as discussed in greater detail below under “Business.”  We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them.  In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to incur in order to fulfill our obligations to these partners or maintain our relationships.  If our strategic relationships are not established or maintained, our business, financial condition and results of operations may be adversely affected.

An increase in the differential between the NYMEX or other benchmark prices of oil and natural gas and the wellhead price we receive for our production could adversely affect our business, financial condition and results of operations.

The prices that we will receive for our oil and natural gas production sometimes may reflect a discount to the relevant benchmark prices, such as NYMEX, that are used for calculating hedge positions. The difference between the benchmark price and the prices we receive is called a differential.  Increases in the differential between the benchmark prices for oil and natural gas and the wellhead price we receive could adversely affect our business, financial condition and results of operations.  We do not have, and may not have in the future, any derivative contracts covering the amount of the basis differentials we experience in respect of our production.  As such, we will be exposed to any increase in such differentials.

Our success depends, to a large extent, on our ability to retain our key personnel, including our Chairman of the Board, Chief Executive Officer and President, and the loss of any of our key personnel could disrupt our business operations.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying, evaluating and developing prospects and reserves.  Our performance and success are dependent to a large extent on the efforts and continued employment of our management and technical personnel, including our Chairman, President and Chief Executive Officer, Frank C. Ingriselli.  We do not believe that they could be quickly replaced with personnel of equal experience and capabilities, and their successors may not be as effective.  If Mr. Ingriselli or any of our other key personnel resign or become unable to continue in their present roles and if they are not adequately replaced, our business operations could be adversely affected.  Except for a $3 million insurance policy on the life of Mr. Ingriselli, we do not currently maintain any insurance against the loss of any of these individuals.

We have an active board of directors that meets several times throughout the year and is intimately involved in our business and the determination of our operational strategies.  Members of our board of directors work closely with management to identify potential prospects, acquisitions and areas for further development.  Three of our directors have been involved with us since our inception and have a deep understanding of our operations and culture.  If any of our directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, our operations may be adversely affected.

We may have difficulty managing growth in our business, which could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources.  As we expand our activities, including our planned increase in oil exploration, development and production, and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the inability to recruit and retain experienced managers, geoscientists, petroleum engineers and landmen could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

As a public reporting company, we are required to establish and maintain appropriate internal controls over financial reporting. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.

As reported in our annual report on Form 10-K, as amended, for our most recent fiscal year ending December 31, 2012, we conducted an evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2012.  Based on that evaluation, we concluded that, as of such date, our internal controls over financial reporting were not effective due to deficiencies that existed in the design of our internal controls over financial reporting that adversely affected our internal controls, and that may be considered to be a material weakness.  As a result of the Pacific Energy Development merger and the early stage of our development, we have not fully implemented the necessary internal controls for the combined entities. The matters involving internal controls and procedures that our management considered to be material weaknesses were : (1) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of accounting principles generally accepted in the United States of America and SEC disclosure requirements; and (2) ineffective controls over period end financial disclosure and reporting processes.

Although we are in the process of taking steps to remediate these weaknesses, including hiring additional accounting staff to provide more resources and expand our technical accounting knowledge, we may continue to have material weakness or significant deficiencies in our internal controls. The existence of these or one or more other material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Financial difficulties encountered by our oil and natural gas purchasers, third-party operators or other third parties could decrease our cash flow from operations and adversely affect the exploration and development of our prospects and assets.

We will derive substantially all of our revenues from the sale of our oil and natural gas to unaffiliated third-party purchasers, independent marketing companies and mid-stream companies.  Any delays in payments from our purchasers caused by financial problems encountered by them will have an immediate negative effect on our results of operations.

Liquidity and cash flow problems encountered by our working interest co-owners or the third-party operators of our non-operated properties may prevent or delay the drilling of a well or the development of a project.  Our working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due.  In the case of a farmout party, we would have to find a new farmout party or obtain alternative funding in order to complete the exploration and development of the prospects subject to a farmout agreement.  In the case of a working interest owner, we could be required to pay the working interest owner’s share of the project costs.  We cannot assure you that we would be able to obtain the capital necessary to fund either of these contingencies or that we would be able to find a new farmout party.

The calculated present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

You should not assume that the present value of future net cash flows included in this prospectus is the current market value of our estimated proved oil and natural gas reserves.  We generally base the estimated discounted future net cash flows from proved reserves on current costs held constant over time without escalation and on commodity prices using an unweighted arithmetic average of first-day-of-the-month index prices, appropriately adjusted, for the 12-month period immediately preceding the date of the estimate.  Actual future prices and costs may be materially higher or lower than the prices and costs used for these estimates and will be affected by factors such as:

●	actual prices we receive for oil and natural gas;

●	actual cost and timing of development and production expenditures;

●	the amount and timing of actual production; and

●	changes in governmental regulations or taxation.

In addition, the 10% discount factor that is required to be used to calculate discounted future net revenues for reporting purposes under GAAP is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and natural gas industry in general.

We may incur additional indebtedness which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our unit costs.

In the future, we may incur significant amounts of additional indebtedness in order to make acquisitions or to develop our properties.  Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be used to service our indebtedness;

●	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

●	any covenants contained in the agreements governing our outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

●	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations.  We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.  If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, making it difficult for us to acquire properties, market oil and natural gas and secure trained personnel.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel.  Also, there is substantial competition for capital available for investment in the oil and natural gas industry.  Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, and many of our competitors have more established presences in the United States and the Pacific Rim than we have. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit.  In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer.  The cost to attract and retain qualified personnel has increased in recent years due to competition and may increase substantially in the future.  We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business, financial condition and results of operations.

Our competitors may use superior technology and data resources that we may be unable to afford or that would require a costly investment by us in order to compete with them more effectively.

Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies and databases.  As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost.  In addition, many of our competitors will have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can.  We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us.  One or more of the technologies that we will use or that we may implement in the future may become obsolete, and we may be adversely affected.

If we do not hedge our exposure to reductions in oil and natural gas prices, we may be subject to significant reductions in prices.  Alternatively, we may use oil and natural gas price hedging contracts, which involve credit risk and may limit future revenues from price increases and result in significant fluctuations in our profitability.

In the event that we choose not to hedge our exposure to reductions in oil and natural gas prices by purchasing futures and by using other hedging strategies, we may be subject to significant reduction in prices which could have a material negative impact on our profitability.  Alternatively, we may elect to use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations.  While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases.  Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

We are subject to government regulation and liability, including complex environmental laws, which could require significant expenditures.

The exploration, development, production and sale of oil and natural gas in the United States are subject to many federal, state and local laws, rules and regulations, including complex environmental laws and regulations.  Matters subject to regulation include discharge permits, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation or environmental matters and health and safety criteria addressing worker protection.  Under these laws and regulations, we may be required to make large expenditures that could materially adversely affect our business, financial condition and results of operations. These expenditures could include payments for:

●	personal injuries;

●	property damage;

●	containment and cleanup of oil and other spills;

●	the management and disposal of hazardous materials;

●	remediation and clean-up costs; and

●	other environmental damages.

We do not believe that full insurance coverage for all potential damages is available at a reasonable cost.  Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, injunctive relief and/or the imposition of investigatory or other remedial obligations.  Laws, rules and regulations protecting the environment have changed frequently and the changes often include increasingly stringent requirements.  These laws, rules and regulations may impose liability on us for environmental damage and disposal of hazardous materials even if we were not negligent or at fault.  We may also be found to be liable for the conduct of others or for acts that complied with applicable laws, rules or regulations at the time we performed those acts.  These laws, rules and regulations are interpreted and enforced by numerous federal and state agencies.  In addition, private parties, including the owners of properties upon which our wells are drilled or the owners of properties adjacent to or in close proximity to those properties, may also pursue legal actions against us based on alleged non-compliance with certain of these laws, rules and regulations.

Part of our strategy involves drilling in existing or emerging shale plays using some of the latest available horizontal drilling and completion techniques.  The results of our planned exploratory drilling in these plays are subject to drilling and completion technique risks, and drilling results may not meet our expectations for reserves or production.  As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

Our operations in the Eagle Ford and Niobrara, and anticipated operations in the Mississippian, involve utilizing the latest drilling and completion techniques in order to maximize cumulative recoveries and therefore generate the highest possible returns. Risks that we may face while drilling include, but are not limited to, landing our well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that we may face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage.

The results of our drilling in new or emerging formations will be more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and consequently we are less able to predict future drilling results in these areas.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate. Further, as a result of any of these developments we could incur material write-downs of our oil and natural gas properties and the value of our undeveloped acreage could decline in the future.

Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. In the highly competitive market for acreage, failure to drill sufficient wells in order to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Our leases on oil and natural gas properties typically have a primary term of three to five years, after which they expire unless, prior to expiration, production is established within the spacing units covering the undeveloped acres. As of December 31, 2012, we had leases representing 1,510 net acres expiring in 2013, 429 net acres expiring in 2014, 123 net acres expiring in 2015, and 95 net acres expiring thereafter in our Niobrara asset, and we had leases representing 26 net acres expiring in 2013 in our Eagle Ford asset.  In addition, as of the March 25, 2013 acquisition of our Mississippian asset, we had leases representing 320 net acres expiring in 2013 and 6,443 net acres expiring in 2014 in our Mississippian asset. If our extension options expire and we have to renew such leases on new terms, we could incur significant cost increases, and we may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of our acreage, third-party leases become immediately effective if our leases expire. As such, our actual drilling activities may materially differ from our current expectations, which could adversely affect our business.

Competition and regulation of hydraulic fracturing services and water disposal could impede our ability to develop our shale plays.

The unavailability or high cost of high pressure pumping services (or hydraulic fracturing services), chemicals, proppant, water and water disposal and related services and equipment could limit our ability to execute our exploration and development plans on a timely basis and within our budget.  The oil and natural gas industry is experiencing a growing emphasis on the exploitation and development of shale natural gas and shale oil resource plays, which are dependent on hydraulic fracturing for economically successful development.  Hydraulic fracturing in shale plays requires high pressure pumping service crews.  A shortage of service crews or proppant, chemical, water or water disposal options, especially if this shortage occurred in southern Texas, southern Kansas, northern Oklahoma or eastern Colorado, could materially and adversely affect our operations and the timeliness of executing our development plans within our budget.  There is significant regulatory uncertainty as some states have begun to regulate hydraulic fracturing and the United States Environmental Protection Agency has released a progress report on its study of the impact of hydraulic fracturing on drinking water sources on December 21, 2012 describing 18 research projects underway.  The result of this study could affect the current regulatory jurisdiction of the states and increase the cycle times and costs to receive permits, delay or possibly preclude receipt of permits in certain areas, impact water usage and waste water disposal and require chemical additives disclosures.

We are subject to federal, state and local taxes, and may become subject to new taxes or have eliminated or reduced certain federal income tax deductions currently available with respect to oil and natural gas exploration and production activities as a result of future legislation, which could adversely affect our business, financial condition and results of operations.

The federal, state and local governments in the areas in which we operate impose taxes on the oil and natural gas products we sell and, for many of our wells, sales and use taxes on significant portions of our drilling and operating costs.  In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals.  Many states have raised state taxes on energy sources, and additional increases may occur.  Changes to tax laws that are applicable to us could adversely affect our business and our financial results.

Periodically, legislation is introduced to eliminate certain key U.S. federal income tax preferences currently available to oil and natural gas exploration and production companies. Such possible changes include, but are not limited to, (a) the repeal of the percentage depletion allowance for oil and natural gas properties, (b) the elimination of current deductions for intangible drilling and development costs, (c) the elimination of the deduction for certain United States production activities, and (d) the increase in the amortization period for geological and geophysical costs paid or incurred in connection with the exploration for, or development of, oil or natural gas within the United States.  It is unclear whether any such changes will actually be enacted or, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of the budget proposals or any other similar change in U.S. federal income tax law could affect certain tax deductions that are currently available with respect to oil and natural gas exploration and production activities and could negatively impact our business, financial condition and results of operations.

The derivatives legislation adopted by Congress, and implementation of that legislation by federal agencies, could have an adverse impact on our ability to hedge risks associated with our business.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which, among other things, sets forth the new framework for regulating certain derivative products including the commodity hedges of the type that we may elect to use, but many aspects of this law are subject to further rulemaking and will take effect over several years.  As a result, it is difficult to anticipate the overall impact of the Dodd-Frank Act on our ability or willingness to enter into and maintain such commodity hedges and the terms of such hedges.  There is a possibility that the Dodd-Frank Act could have a substantial and adverse impact on our ability to enter into and maintain these commodity hedges.  In particular, the Dodd-Frank Act could result in the implementation of position limits and additional regulatory requirements on derivative arrangements, which could include new margin, reporting and clearing requirements.  In addition, this legislation could have a substantial impact on our counterparties and may increase the cost of our derivative arrangements in the future.

If these types of commodity hedges become unavailable or uneconomic, our commodity price risk could increase, which would increase the volatility of revenues and may decrease the amount of credit available to us.  Any limitations or changes in our use of derivative arrangements could also materially affect our future ability to conduct acquisitions.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing and water disposal could result in increased costs and additional operating restrictions or delays.

Congress has considered, but has not yet passed, legislation to amend the federal Safe Drinking Water Act to remove the exemption from restrictions on underground injection of fluids near drinking water sources granted to hydraulic fracturing operations and require reporting and disclosure of chemicals used by oil and natural gas companies in the hydraulic fracturing process.  Hydraulic fracturing involves the injection of water, sand or other propping agents and chemicals under pressure into rock formations to stimulate natural gas production.  We routinely use hydraulic fracturing to produce commercial quantities of oil, liquids and natural gas from shale formations.  Sponsors of bills before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies.  Such legislation, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could, and in all likelihood would, result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing operations and increasing our costs of compliance.

In addition, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources, the U.S. Securities and Exchange Commission to investigate the natural-gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural-gas deposits in shales by means of hydraulic fracturing, and the U.S. Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural-gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates. The U.S. Government Accountability Office released its report on hydraulic fracturing in September 2012. Depending on the outcome of these studies, federal and state legislatures and agencies may seek to further regulate hydraulic fracturing activities.

The U.S. Environmental Protection Agency, or the EPA, is also involved in regulating hydraulic fracturing.  On April 17, 2012, the EPA approved final rules that would subject all oil and gas operations (production, processing, transmission, storage and distribution) to regulation under the New Source Performance Standards (NSPS) and National Emission Standards for Hazardous Air Pollutants (NESHAPS) programs. These rules also include NSPS standards for completions of hydraulically fractured gas wells. These standards include the reduced emission completion (REC) techniques developed in EPA’s Natural Gas STAR program along with pit flaring of gas not sent to the gathering line. The standards would be applicable to newly drilled and fractured wells as well as existing wells that are refractured. Further, the proposed regulations under NESHAPS include maximum achievable control technology (MACT) standards for those glycol dehydrators and storage vessels at major sources of hazardous air pollutants not currently subject to MACT standards. We are currently researching the effect these proposed rules could have on our business. While these rules have been finalized, many of the rule’s provisions will be phased-in over time, with the more stringent requirements like REC not becoming effective until 2015.

Moreover, the EPA is conducting a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on drinking water and groundwater.  In addition, in December 2011, the EPA published an unrelated draft report concluding that hydraulic fracturing caused groundwater pollution of a natural gas field in Wyoming, although this study remains subject to review and public comments.  Consequently, even if federal legislation is not adopted soon or at all, the performance of the hydraulic fracturing study by the EPA could spur further action at a later date towards federal legislation and regulation of hydraulic fracturing or similar production operations.

In addition, a number of states are considering or have implemented more stringent regulatory requirements applicable to fracturing, which could include a moratorium on drilling and effectively prohibit further production of natural gas through the use of hydraulic fracturing or similar operations.  For example, Texas has adopted legislation that requires the disclosure of information regarding the substances used in the hydraulic fracturing process to the Railroad Commission of Texas and the public.  This legislation and any implementing regulation could increase our costs of compliance and doing business.

The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing and related water disposal processes could make it more difficult to complete oil and natural gas wells in shale formations.  In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in cost, which could adversely affect our business, financial condition and results of operations.

Legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the natural gas, natural gas liquids and oil we produce while the physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

On December 15, 2009, the EPA published its final findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and welfare because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes.  These findings allow the EPA to adopt and implement regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act.  Accordingly, the EPA has adopted regulations that would require a reduction in emissions of greenhouse gases from motor vehicles and permitting and presumably requiring a reduction in greenhouse gas emissions from certain stationary sources.  In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States beginning in 2011 for emissions occurring in 2010.  On November 30, 2010, the EPA released a final rule that expands its rule on reporting of greenhouse gas emissions to include owners and operators of petroleum and natural gas systems.  The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of greenhouse gases associated with our operations.  Further, various states have adopted legislation that seeks to control or reduce emissions of greenhouse gases from a wide range of sources.  Any such legislation could adversely affect demand for the natural gas, oil and liquids that we produce.

Some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events.  If any such effects were to occur, they could have an adverse effect on our exploration and production operations.  Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship.  We may not be able to recover through insurance some or any of the damages, losses, or costs that may result from potential physical effects of climate change.

Our operations are substantially dependent on the availability of water.  Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing, or fracking, processes.  According to the Lower Colorado River Authority, during 2011, Texas experienced the lowest inflows of water of any year in recorded history. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing in order to protect local water supply.  If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce oil and natural gas, which could have an adverse effect on our financial condition, results of operations and cash flows.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Oil and natural gas operations in our operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal restrictions may limit our ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.  Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures.

As a result of a settlement approved by the U.S. District Court for the District of Columbia on September 9, 2011, the U.S. Fish and Wildlife Service is required to consider listing more than 250 species as endangered under the Endangered Species Act.  The law prohibits the harming of endangered or threatened species, provides for habitat protection, and imposes stringent penalties for noncompliance.  The final designation of previously unprotected species in areas where we operate as threatened or endangered could cause us to incur increased costs arising from species protection measures or could result in limitations, delays, or prohibitions on our exploration and production activities that could have an adverse impact on our ability to develop and produce our reserves.

Potential conflicts of interest could arise for certain members of our management team that hold management positions with other entities.

Frank C. Ingriselli, our Chairman of the Board and Chief Executive Officer, is also president and Chief Executive Officer of Global Venture Investments LLC and Michael L. Peterson, our Chief Financial Officer, is a managing partner of Pascal Management.  We believe these positions require only an immaterial amount of Messrs.  Ingriselli’s and Peterson’s time and will not conflict with each of their respective roles or responsibilities with our company.  If either of these entities enters into one or more transactions with our company, or if either of these positions require significantly more time than currently anticipated,  potential conflicts of interests could arise from Messrs. Ingriselli and Peterson performing services for us and these other entities.

Risks Related to this Offering and Our Common Stock

The market price and trading volume of our common stock may be volatile following this offering.

The market price of our common stock could vary significantly as a result of a number of factors.  In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur.  If the market price of our common stock declines, you could lose a substantial part or all of your investment in our common stock.  Factors that could affect our stock price or result in fluctuations in the market price or trading volume of our common stock include:

●	our actual or anticipated operating and financial performance and drilling locations, including reserves estimates;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and cash flows, or those of companies that are perceived to be similar to us;

●	changes in revenue, cash flows or earnings estimates or publication of reports by equity research analysts;

●	speculation in the press or investment community;

●	public reaction to our press releases, announcements and filings with the SEC;

●	sales of our common stock by us or other shareholders, or the perception that such sales may occur;

●	the limited amount of our freely tradable common stock available in the public marketplace;

●	general financial market conditions and oil and natural gas industry market conditions, including fluctuations in commodity prices;

●	the realization of any of the risk factors presented in this prospectus;

●	the recruitment or departure of key personnel;

●	commencement of, or involvement in, litigation;

●	the prices of oil and natural gas;

●	the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;

●	changes in market valuations of companies similar to ours; and

●	domestic and international economic, legal and regulatory factors unrelated to our performance.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The public offering price of our common stock may not be indicative of the market price of our common stock after the completion of this offering.

The public offering price may not necessarily bear any relationship to our book value or the fair market value of our assets.  The public offering price will be negotiated between us and representatives of the underwriters based on numerous factors which we discuss in the “Underwriting” section of this prospectus and may not be indicative of the market price of our common stock after the completion of this offering.  Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering. On April 23, 2013 we effected a 1-for-3 reverse split of our common stock.  In this prospectus we have assumed a public offering price of $2.25.  The actual public offering price may be higher or lower than $2.25 per share based on the agreement we reach with the underwriters.

An active liquid trading market for our common stock may not develop following this offering.

Our common stock currently trades on the OTC Bulletin Board, although our common stock’s trading volume is very low.  Our common stock has been approved for listing on the NYSE MKT, contingent upon the closing of this offering. A listing of our common stock on the NYSE MKT is a condition to this offering.  Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. However, our common stock may continue to have limited trading volume after the completion of this offering, and many investors may not be interested in owning our common stock because of the inability to acquire or sell a substantial block of our common stock at one time.  Such illiquidity could have an adverse effect on the market price of our common stock.  In addition, a shareholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market.  We cannot assure you that an active trading market for our common stock will develop or, if one develops, be sustained.

Purchasers of common stock in this offering will experience immediate and substantial dilution of $1.25 per share.

Based on an assumed public offering price of $2.25 per share, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $1.25   per share in the pro forma as adjusted net tangible book value per share of common stock from the public offering price, and our pro forma as adjusted net tangible book value at December 31, 2012 after giving effect to this offering would be $1.00   per share. See “Dilution” for a complete description of the calculation of net tangible book value.

We do not presently intend to pay any cash dividends on or repurchase any shares of our common stock.

We do not presently intend to pay any cash dividends on our common stock or to repurchase any shares of our common stock.  Any payment of future dividends will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.  Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available.  Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment, and there is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price paid by you in this offering.

Our intended use of the net proceeds we receive from this offering is as set forth under “Use of Proceeds” in this prospectus, but our budgets may change depending on oil and natural gas prices, the outcome of our drilling and exploration programs and proposed acquisitions.

As we discuss in the “Use of Proceeds” section in this prospectus, we intend to use the net proceeds we receive from this offering and from any exercise of the underwriters’ over-allotment option to fund a portion of our anticipated 2013 capital expenditure budget for drilling on our Mississippian and Eagle Ford assets, and to repay certain debt obligations to MIE Holdings and our Bridge Investors.  However, the ultimate amount of capital we will expend may fluctuate materially based on market conditions and our drilling results.  Management has broad discretion in applying the net proceeds we receive from this offering.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds we receive from this offering.  The failure of management to apply these funds effectively will have a material adverse effect on our business, financial condition and results of operations.  Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income or that loses value.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NYSE MKT, with which a private company is not required to comply. Complying with these laws, rules and regulations will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses, which we cannot estimate accurately at this time.  Among other things, we must:

●
establish and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NYSE MKT;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

In addition, being a public company subject to these rules and regulations may require us to accept less director and officer liability insurance coverage than we desire or to incur substantial costs to obtain coverage.  These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Future sales of shares of our common stock by existing shareholders and future offerings of our common stock by us could depress the price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the completion of this offering, and the perception that these sales could occur may also depress the market price of our common stock. Based on 13,913,586 shares outstanding at May 8, 2013, upon completion of this offering we will have outstanding approximately  22,802,474 shares of common stock and, in addition to the shares sold in this offering, 13,913,586 shares of common stock will be immediately freely tradable, without restriction, in the public market, except to the extent the shares are held by any of our affiliates (generally, directors, executive officers and holders of more than 10% of our shares).

A total of 2,718,940 of our shares, including all shares held by our officers and directors, are subject to lock-up agreements that prohibit the disposition of those shares during the 180-day period beginning on the date of the final prospectus related to this offering, except with the prior written consent of Wunderlich Securities and subject to certain exceptions, including any dispositions pursuant to certain Rule 10b5-1 plans. After the expiration of this 180-day restricted period, all of these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from U.S. registration, including, in the case of shares held by affiliates, compliance with the volume restrictions of Rule 144.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after any contractual lockup and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly and could decline below the public offering price.  Sales of our common stock may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.  These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

We may also sell additional shares of common stock or securities convertible into common stock in subsequent offerings. We cannot predict the size of future issuances of our common stock or convertible securities or the effect, if any, that future issuances and sales of shares of our common stock or convertible securities will have on the market price of our common stock.

Our outstanding options, warrants and convertible securities may adversely affect the trading price of our common stock.

As of May 8, 2013, there were outstanding stock options to purchase approximately 1,373,896 shares of our common stock and outstanding warrants to purchase approximately 683,783 shares of common stock.  For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership.   The issuance of shares upon the exercise of outstanding securities will also dilute the ownership interests of our existing stockholders, including purchasers of common stock in this offering.

The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our common stock. As soon as practicable after effectiveness of the registration statement of which this prospectus is a part, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of approximately 3,983,334 shares of our common stock issuable or reserved for issuance under our equity incentive plans. Subject to the satisfaction of vesting conditions, the expiration of lockup agreements, any management 10b5-1 plans and certain restrictions on sales by affiliates, shares registered under a registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

We cannot predict the size of future issuances of our common stock pursuant to the exercise of outstanding option or warrants or conversion of other securities, or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our  common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Four of our directors and executive officers will own approximately 15.0% of our common stock, and two of our major shareholders will own approximately 10.6% of our common stock, after the completion of this offering, which may give them influence over important corporate matters in which their interests are different from your interests.

Four of our directors and executive officers will beneficially own approximately 15.0% of our outstanding shares of common stock, and our largest two non-director or officer shareholders will own approximately 11.9% of our outstanding shares of common stock (assuming exercise of warrants held thereby) following this offering based on a total of 22,802,474 shares of common stock outstanding upon completion of this offering. These directors, executive officers and major shareholders will be positioned to influence or control to some degree the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of amendments to our certificate of formation or bylaws and the approval of mergers and other significant corporate transactions.  These directors, executive officers and major shareholders, subject to any fiduciary duties owed to the shareholders generally, may have interests different than the rest of our shareholders.  Their influence or control of our company may have the effect of delaying or preventing a change of control of our company and may adversely affect the voting and other rights of other shareholders.  In addition, due to the ownership interest of these directors and officers in our common stock, they may be able to remain entrenched in their positions.

Furthermore, one of our major shareholders, MIE Holdings, is an independent oil company in China with its own oil and natural gas operations separate from its relationship with us.   Potential conflicts of interest could arise as a result, either in the terms of our relationship with MIE Holdings or in MIE Holdings competing with us  in its operations outside its relationship with us.

Provisions of Texas law may have anti-takeover effects that could prevent a change in control even if it might be beneficial to our shareholders.

Provisions of Texas law may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.  Under Texas law, a shareholder who beneficially owns more than 20% of our voting stock, or any “affiliated shareholder,” cannot acquire us for a period of three years from the date this person became an affiliated shareholder, unless various conditions are met, such as approval of the transaction by our board of directors before this person became an affiliated shareholder or approval of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder.  See “Description of Capital Stock — Business Combinations Under Texas Law.”

Our board of directors can authorize the issuance of preferred stock, which could diminish the rights of holders of our common stock and make a change of control of our company more difficult even if it might benefit our shareholders.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock.  Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock.  Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control of our company, even if that change of control might benefit our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which are subject to a number of risks and uncertainties, many of which are beyond our control.  All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs and cash flows, prospects, plans and objectives of management are forward-looking statements.  When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements may include statements about our:

●	business strategy;

●	reserves;

●	technology;

●	cash flows and liquidity;

●	financial strategy, budget, projections and operating results;

●	oil and natural gas realized prices;

●	timing and amount of future production of oil and natural gas;

●	availability of oil field labor;

●	the amount, nature and timing of capital expenditures, including future exploration and development costs;

●	availability and terms of capital;

●	drilling of wells;

●	government regulation and taxation of the oil and natural gas industry;

●	marketing of oil and natural gas;

●	exploitation projects or property acquisitions;

●	costs of exploiting and developing our properties and conducting other operations;

●	general economic conditions;

●	competition in the oil and natural gas industry;

●	effectiveness of our risk management and hedging activities;

●	environmental liabilities;

●	counterparty credit risk;

●	developments in oil-producing and natural gas-producing countries;

●	future operating results;

●	estimated future reserves and the present value of such reserves; and

●	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

All forward-looking statements speak only at the date of this prospectus. You should not place undue reliance on these forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved.  We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.  We do not undertake any obligation to update or revise publicly any forward-looking statements except as required by law, including the securities laws of the United States and the rules and regulations of the SEC.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $17.7 million from the sale of the common stock offered by us after deducting estimated expenses of approximately $1.0 million  and estimated underwriting discounts and commissions of approximately $1.3 million, assuming a public offering price of $2.25 per share. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $20.7 million.  The public offering price will be negotiated between us and representatives of the underwriters based on numerous factors which we discuss in “Underwriting-NYSE MKT Listing; Determination of Public Offering Price” and may not be indicative of the market price of our common stock after the completion of this offering.  Each $0.50 increase or decrease in the public offering price would increase (decrease) our net proceeds by approximately $4.4 million.

We intend to use the net proceeds from this offering to fund a portion  our 2013 capital expenditures for drilling on our Mississippian and Eagle Ford core assets, as well as certain other purposes as set forth below. We expect to fund the remainder of our 2013 capital expenditure budget from cash on hand, cash flows from operations and future borrowings.

Drilling and Completion of Wells:
Mississippian Asset:	$6,592,700
Eagle Ford Asset:	$207,300
Total	$6,800,000

Repayment of debt owed to MIE Holdings and Bridge Investors (1)	$10,900,000

Net Proceeds after offering costs	$17,700,000

(1) Represents approximately $6,400,000 of principal and accrued interest due to MIE Holdings pursuant to a secured promissory note, and up to approximately $4,500,000 of principal, accrued interest and fees due to the Bridge Investors pursuant to secured promissory notes, all of which are due and payable in full upon completion of this offering.

In the event our net proceeds from this offering are less than the total amount set forth in the table above, the amount of the net proceeds used to fund our drilling capital expenditure budget will be reduced, and we will be required to use a greater amount of our cash flows from operations or access other sources of capital to fund our 2013 drilling capital expenditure budget.  See “Risk Factors - Our exploration, development and exploitation projects require substantial capital expenditures that may exceed our net proceeds from this offering, cash flows from operations and potential borrowings, and we may be unable to obtain needed capital on satisfactory terms, which could adversely affect our future growth.”

While we expect to use the net proceeds from this offering in the manner described above, the ultimate amount of capital we will expend may fluctuate materially based on market conditions and our drilling results.  Our future financial condition and liquidity will be impacted by, among other factors, our level of production of oil and natural gas and the prices we receive from the sale of oil and natural gas, the outcome of our exploration and drilling programs, the number of commercially viable oil and natural gas discoveries made and the quantities of oil and natural gas discovered, the speed with which we can bring such discoveries to production, and the actual cost of exploration and development of our oil and natural gas assets.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”   Pending our expenditure of the net proceeds of this offering in the manner described above, we intend to invest the net proceeds from this offering in U.S. treasury bonds or investment grade instruments.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since January 13, 2003 and currently trades under the symbol “PEDOD.”   Our common stock has been approved for listing on the NYSE MKT under the symbol “PED” effective upon the completion of this offering.  A listing of our common stock on the NYSE MKT is a condition to this offering.

On May 8, 2013, the last reported bid price per share of our common stock as quoted on the OTC Bulletin Board was $4.35 (which reflects the 1-for-3 reverse stock split that was effected on April 23, 2013). The following price information, except as otherwise noted, (a) has been adjusted to reflect the 1-for-112 reverse stock split of our common stock that was effected on July 30, 2012; (b) has been adjusted to reflect the 1-for-3 reverse stock split of our common stock that was effected on April 23, 2013; and (c) prior to July 30, 2012, does not reflect any value attributable to our merger with Pacific Energy Development, which occurred on that date. Due to the limited trading volume in our common stock, you are cautioned not to rely upon the following price information or on the last reported bid price of our common stock on May 8, 2013 in valuing our common stock for purposes of this offering. The following price information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Quarter Ended	High	Low
2013	March 31, 2013 June 30, 2013 (through May 8, 2013)	$7.44 4.50	$5.25 4.20

2012	March 31, 2012	$6.06	$1.02
	June 30, 2012	3.36	1.02
	September 30, 2012	15.00	2.70
	December 31, 2012	10.50	6.00

2011	March 31, 2011	$67.20	$6.72
	June 30, 2011	67.20	10.08
	September 30, 2011	30.24	10.08
	December 31, 2011	20.16	3.36

2010	March 31, 2010	$30.24	$26.88
	June 30, 2010	20.16	20.16
	September 30, 2010	20.16	20.16
	December 31, 2010	23.52	20.16

Shareholders

As of  May 8,  2013, there were approximately 863 holders of record of our common stock, not including any persons who hold their stock in “street name.”

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.  Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant.  However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2012.  Our capitalization is presented:

●	on an actual basis, as adjusted to give effect to the 1-for-3 reverse stock split of our common stock effected April 23, 2013;
●
on an adjusted basis giving effect to the following recent events:  (1) the amendment of the MIEJ Note; (2) the Bridge Financing; and (3) the automatic conversion to common stock of all of our outstanding shares of Series A preferred stock that occurred on January 27, 2013; and

●
on a further adjusted basis giving effect to this offering, assuming aggregate net proceeds of $17.7 million are received by us, and the use of the net proceeds to repay the MIEJ Note and the Bridge Notes and the addition of the remainder of the net proceeds to cash and cash equivalents pending their use as described under “Use of Proceeds.”

You should read the following table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated and Other Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2012
	Actual	Adjusted for Recent Events	Further Adjusted for Offering

Cash and cash equivalents	$2,478,250	$10,478,250	$18,008,185
Debt, including current maturities:
MIEJ Note	$2,170,065	$6,170,065	—
Bridge Notes	—	4,000,000	—
Total debt	2,170,065	10,170,065	—
Redeemable Series A convertible preferred stock, 555,556 shares issued and outstanding, actual; and no issued and outstanding, adjusted and further adjusted (1)	1,250,000	—	—

Shareholders’ equity:
Series A convertible preferred stock, $0.001 par value, 100,000,000 shares authorized; 6,234,845 shares issued and outstanding, actual; no shares issued and outstanding, adjusted and further adjusted(2)	6,235	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 7,183,501 shares issued and outstanding, actual; 13,913,586 shares issued and outstanding, adjusted; and 22,802,474 shares issued and outstanding, further adjusted	7,184	13,914	22,802
Additional paid-in capital	18,167,419	19,416,924	37,108,036
Stock subscriptions receivable	(276,326)	(276,326)	(276,326)
Accumulated deficit	(12,776,688)	(12,776,688)	(12,776,688)
Total shareholders’ equity	5,127,824	$6,377,824	$24,077,824
Total capitalization	$8,547,889	$16,547,889	$24,077,824

(1)
We issued 555,556 shares of Series A preferred stock valued at $2.25 per share. In accordance with the Excellong purchase agreement, we had a contingent obligation to repurchase up to the full 555,556 shares of Series A preferred stock at a price per share of $2.25 in the event that, on March 29, 2013 (the date that is twelve months from the closing date), the market value of the stock was less than $1,250,000, and the sellers demand repurchase. Accordingly, we have determined that the shares were redeemable at the option of the holder as of December 31, 2012 and have classified the preferred stock outside of stockholders’ equity on the accompanying financial statements.  On January 27, 2013, the shares redeemable at the option of the holder were converted to redeemable common stock. On March 29, 2013, the market value of the redeemable common stock exceeded $1,250,000, so the sellers may not demand redemption and the shares were reclassified to equity.

(2)
In January 2013  we issued 6,837,458 shares of common stock on a 1-for-1 conversion of all our 6,837,458 outstanding shares of Series A preferred stock (including the 555,556 Redeemable Series A preferred stock discussed above and 47,059 preferred shares issued in January 2013), pursuant to the automatic conversion provisions of our Series A Convertible Preferred Stock Amended and Restated Certificate of Designations.

DILUTION

Purchasers of the common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value per share of the common stock for accounting purposes. Our pro forma net tangible book value at December 31, 2012 was approximately $5,127,824, or $0.37 per share of common stock based on 13,973,902 shares outstanding, giving pro forma effect to the automatic conversion to common stock of all of our outstanding shares of Series A preferred stock that occurred on January 27, 2013 and the 1-for-3 reverse stock split of our common stock that occurred on April 23, 2013. Pro forma net tangible book value per share is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total pro forma number of outstanding shares of common stock that will be outstanding immediately prior to the closing of this offering.

After giving effect to the sale of the shares in this offering and further assuming the receipt of the estimated net proceeds to be received by us (after deducting estimated discounts and expenses of this offering), our as adjusted pro forma net tangible book value at December 31, 2012 would have been approximately $22,827,824, or $1.00  per share. This represents an immediate increase in the pro forma net tangible book value of $0.63 per share to our existing shareholders and an immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value per share after this offering) to new investors purchasing shares in this offering of $1.25 per share. The following table illustrates the per share dilution to new investors purchasing shares in this offering:

Assumed public offering price per share	$2.25
Pro forma net tangible book value per share at December 31, 2012	$0.37
Increase per share attributable to new investors in this offering	$0.63
As adjusted pro forma net tangible book value per share after giving effect to this offering	$1.00
Dilution in as adjusted pro forma net tangible book value per share to new investors in this offering	$1.25

The numbers of shares in the above table exclude the following: (a) 1,218,206 shares were issuable upon the exercise of options outstanding as of December 31, 2012, (b) 633,631 shares that were issuable upon the exercise of warrants to purchase common stock or Series A preferred stock, outstanding as of December 31, 2012, and (c) 1,986,666 shares authorized for future awards under our employee equity incentive plans as of December 31, 2012.

Except as otherwise indicated, the above discussion and table assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders will own   57.8% and our new investors will own 42.2% of the total number of shares of common stock outstanding immediately after this offering.

BUSINESS

Overview

We are an energy company engaged in the acquisition, exploration, development and production of oil and natural gas resources in the United States, with a primary focus on oil and natural gas shale plays and a secondary focus on conventional oil and natural gas plays.  Our current operations are located primarily in the Niobrara Shale play in the Denver-Julesburg Basin in Morgan and Weld Counties, Colorado, the Eagle Ford Shale play in McMullen County, Texas, and the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas.  We also hold an interest in the North Sugar Valley Field in Matagorda County, Texas, though we consider this a non-core asset.

We have approximately 10, 224 gross (2,774 net) acres of oil and gas properties in our Niobrara core area. Our current Eagle Ford position is a 3.97% non-operated working interest in 1,331 gross (53 net) acres.  We also recently acquired an average 97% working interest in 7,006 gross (6,763 net) acres in the Mississippian Lime play, which we operate.  Condor Energy Technology LLC, which we jointly own and manage with an affiliate of MIE Holdings Corporation as described below , operates our Niobrara interests, including three producing wells in the Niobrara asset with aggregate current daily production of approximately 324 Bbl of oil and 819 Mcf of natural gas or 462 BOE (140  BOE net). We believe our current assets could contain a gross total of 239 drilling locations.

We also have an option agreement in place (subject to customary closing conditions) for the acquisition of an additional 7,880 gross (7,043 net) acres in the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, expiring May 30, 2013.  See “ – Our Core Areas – Mississippian Asset.”  We believe these optioned Mississippian interests, if acquired, could contain a gross total of 42 additional drilling locations.

We believe that the Niobrara, Eagle Ford and Mississippian Shale plays represent among the most promising unconventional oil and natural gas plays in the United States. We will continue to seek additional acreage proximate to our currently held core acreage.  Our strategy is to be the operator, directly or through our subsidiaries and joint ventures, in the majority of our acreage so we can dictate the pace of development in order to execute our business plan.  The majority of our capital expenditure budget for the period from October 2012 to December 2013 will be focused on the acquisition, development and expansion of these formations.

The following table presents summary data for our leasehold acreage in our Niobrara and Eagle Ford core areas as of December 31, 2012, and our Mississippian core area as of its acquisition on March 25, 2013, and our drilling capital budget with respect to this acreage in 2013.   We plan to fund our drilling and land acquisition capital budget through use of proceeds from this offering, cash on hand, anticipated cash flow generated through operations, and future debt financings.

						Drilling & Land Acquisition Capital Budget January 1, 2013 - December 31, 2013
	Total Gross Acreage	Ownership Interest	Net Acres	Acre Spacing	Potential Gross -Drilling Locations(4)	Gross Wells	Net Wells	$/Well	Capital Cost

Current Core Assets:

Niobrara(1)	10,224	27.13%	2,774	160	180	4	1.09	$4,500,000	$4,883,400
Acquisition Cost(2)									$500,000

Eagle Ford (3)	1,331	3.97%	53	60	17	1	0.04	$9,000,000	$357,300
Mississippian	7,006	96.53%	6,763	160	42	3	2.90	$3,250,000	9,411,675
Current Assets	18,561		9,590		239	8	4.02		$15,152,375

(1)
As discussed below, we have a 27.13% net ownership interest in the leased acreage in the Niobrara asset (12.15% of the acreage is held directly by us plus 14.98% of the acreage is held by virtue of our 20% interest in Condor, which in turn holds a 74.88% working interest in the leased acreage in the Niobrara asset).

(2)	Represents funds estimated to be applied for possible extension of existing leases and acquisition of additional interests in the Niobrara play, which have not yet been identified.

(3)
As discussed below, we have a 3.97% ownership in the leased acreage in the Eagle Ford asset (held by virtue of our 50% interest in White Hawk Petroleum, LLC, which holds a 7.939% working interest in the Eagle Ford asset).

(4)
Potential gross drilling locations are calculated using the acre spacings specified for each area in the table and adjusted assuming forced pooling in the Niobrara.  Colorado, where the Niobrara asset is located, allows for forced pooling, which may create more potential gross drilling locations than acre spacing alone would otherwise indicate.

Strategic Alliances

MIE Holdings

Through the relationships developed by our founder and Chief Executive Officer, Frank Ingriselli, we formed a strategic relationship with MIE Holdings Corporation (Hong Kong Stock Exchange code: 1555.HK), one of the largest independent upstream onshore oil companies in China, which we refer to as MIE Holdings, to assist us with our plans to develop unconventional shale properties.  According to information provided by MIE Holdings, MIE Holdings has drilled and currently operates over 2,000 oil wells in China and brings extensive drilling and completion experience and expertise, as well as a strong geological team.  MIE Holdings has also been a significant investor in our operations, and as discussed below, our Niobrara and Eagle Ford assets are held all or in part by the following joint ventures which we jointly own with affiliates of MIE Holdings:

●	Condor Energy Technology LLC, which we refer to as Condor, which is a Nevada limited liability company owned 20% by us and 80% by an affiliate of MIE Holdings; and

●	White Hawk Petroleum, LLC, which we refer to as White Hawk, which is a Nevada limited liability company owned 50% by us and 50% by an affiliate of MIE Holdings.

Although our initial focus is on oil and natural gas opportunities in the United States, we plan to use our strategic relationship with MIE Holdings and our experience in operating U.S.-based shale oil and natural gas interests to acquire, explore, develop and produce oil and natural gas resources in Pacific Rim countries, with a particular focus on China.  We intend to use one or more of our joint ventures with MIE Holdings to acquire additional shale properties in the United States and in China, where MIE Holdings and other partners have extensive experience working in the energy sector.

MIE Holdings has been a valuable partner providing us necessary capital in the early stages of our development. It purchased 1,333,334 shares of our Series A preferred stock, which was automatically converted into 1,333,334 shares of our common stock in January 2013, and acquired an 80% interest in Condor for total consideration of $3 million, and as of March 25, 2013, has loaned us $6.17 million through a short-term note to fund operations and development of the Niobrara asset and $432,433 toward the acquisition of the Mississippian asset. Recently, MIE Holdings has also introduced us to its banking relationships in order for us to start the process of seeking to obtain a line of credit for future acquisition and development costs.

STXRA

On October 4, 2012, we established a technical services subsidiary, Pacific Energy Technology Services, LLC, which is 70% owned by us and 30% owned by South Texas Reservoir Alliance, LLC, which we refer to as STXRA, through which we plan to provide acquisition, engineering, and oil drilling and completion technology services in joint cooperation with STXRA in the United States and Pacific Rim countries, particularly in China.  While Pacific Energy Technology Services, LLC currently has no operations, only nominal assets and liabilities and limited capitalization, we anticipate actively developing this venture in 2013.

STXRA is a consulting firm specializing in the delivery of petroleum resource acquisition services and practical engineering solutions to clients engaged in the acquisition, exploration and development of petroleum resources.  In April 2011, we entered into an agreement of joint cooperation with STXRA in an effort to identify suitable energy ventures for acquisition by us, with a focus on plays in shale oil and natural gas bearing regions in the United States.  According to information provided by STXRA, the STXRA team has experience in their collective careers of drilling and completing horizontal wells, including over 100 horizontal wells with lengths exceeding 4,000 feet from 2010 to 2012, as well as experience in both slick water and hybrid multi-stage hydraulic fracturing technologies and in the operation of shale wells and fields.   We believe that our relationship with STXRA, both directly and through our jointly-owned Pacific Energy Technology Services LLC services company, will supplement the core competencies of our management team and provide us with petroleum and reservoir engineering, petrophysical, and operational competencies that will help us to evaluate, acquire, develop and operate petroleum resources in the future.

Our Core Areas

The majority of our capital expenditure budget for 2013 will be focused on the acquisition and development of our core oil and natural gas properties: the Niobrara, Eagle Ford and Mississippian formations. The following paragraphs summarize each of these core areas. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Business—Acquisition History.”

Niobrara Asset

*We have no ownership interest in the acreage surrounding the highlighted acreage shown in the inset map.

As of December 31, 2012, we held 2,774 net acres in oil and natural gas properties covering approximately 10,224 gross acres that are located in Morgan and Weld Counties, Colorado that include the Niobrara formation, which we refer to as the Niobrara asset.  We hold 1,243 of our Niobrara leased acreage directly, and hold the remaining 1,531 acres through our ownership in Condor, which holds 8,035 acres in the leased acreage in the Niobrara asset.  We and/or Condor own working interests in individual leasehold interests in the Niobrara asset ranging from 0.03% to 100%.

Condor is designated as the operator of the Niobrara asset. The day-to-day operations of Condor are managed by our management, and Condor’s Board of Managers is comprised of our President and Chief Executive Officer, Mr. Frank Ingriselli, and two designees of MIE Holdings.  In addition, MIE Holdings has loaned us approximately $6.17 million through a short-term note to fund operations and development of the Niobrara asset and $432,433 toward the acquisition of the Mississippian asset.  The Company intends to repay this loan with proceeds from this offering.

Based on approximately 250 square miles of 3D seismic data covering the Niobrara asset, we estimate that there are up to 180 potential gross drilling locations in the Niobrara asset, with seven initial gross well locations already identified for our 2013 Niobrara development plan, excluding our second and third wells already completed in February 2013, leaving four gross wells to be drilled and completed in our development plan for 2013.  Even when properly interpreted, however, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock. We believe that the Niobrara asset affords us the opportunity to participate in this emerging play at an early stage, with a position in the Denver-Julesburg Basin adjacent to significant drilling activity.

Condor completed drilling the initial horizontal well on the Niobrara asset, the FFT2H, in April 2012, reaching a total combined vertical and horizontal depth of 11,307 feet.  Halliburton performed a 20-stage frack of the well in mid-June 2012, with the well being completed in July 2012 with a gross initial production rate of 424 Bbls of oil per day and 76 Mcf of natural gas per day (437 gross BOE per day and 137 net BOE per day) from the Niobrara formation.    Condor completed drilling its second horizontal well on the Niobrara asset, the Waves 1H, in November 2012, drilling to 11,114 feet measured depth (6,200 true vertical foot depth) in eight days.  The 4,339 foot lateral section was completed in 18 stages by Halliburton in February 2013, and the well tested at a gross initial production rate of 528 Bbls of oil per day and 360 Mcf of natural gas per day (588 gross BOE per day and 182 net BOE per day) from the Niobrara “B” Bench target zone.  Condor also completed drilling its third horizontal well on the Niobrara asset, the Logan 2H, in December 2012 to 12,911 feet measured depth (6,112 true vertical depth) in nine days.  The 6,350 foot lateral section was completed in 25 stages by Halliburton in January 2013, and tested at a gross initial production rate of 522 Bbls of oil per day and 378 Mcf of natural gas per day (585 gross BOE per day and 172 net BOE per day) from the Niobrara “B” Bench target zone in February 2013.

Based on publicly available information, we believe that average drilling and completion costs for wells in the Niobrara core area, which, for purposes of industry comparisons, we define as Morgan and Weld Counties, Colorado, have ranged between $3.6 million and $6.0 million per well with average estimated ultimate recoveries, or EURs, of 100,000 to 300,000 BOE (80,000 – 240,000 Bbls of oil and 120,000 – 360,000 Mcf of natural gas) per well and initial 30-day average production of 300 to 600 BOE (240 – 480 Bbls of oil and 360 – 720 Mcf of natural gas) per day per well. The costs incurred, EURs and initial production rates achieved by others may not be indicative of the well costs we will incur or the results we will achieve from our wells.

Recently, there has been significant industry activity in the Niobrara Shale play.  The most active operators offsetting our acreage position include Carrizo Oil and Gas, Inc. (NASDAQ: CRZO), Continental Resources, Inc. (NYSE: CLR), EOG Resources (NYSE: EOG), Anadarko Petroleum (NYSE: APC), SM Energy (NYSE: SM), Noble Energy (NYSE: NBL), Chesapeake Energy (NYSE: CHK), Whiting Petroleum (NYSE: WLL), Quicksilver Resources (NYSE: KWK), MDU Resources (NYSE: MDU), and Bill Barrett Corp. (NYSE: BBG). According to Drillinginfo, Inc., there were 2,544 drilling permits filed in 2011 and 1,948 filed in 2012 in Weld and Morgan Counties, where our acreage is located.  According to Baker Hughes, there were 43 rigs operating in the Denver-Julesburg Basin as of April 5, 2013.

Eagle Ford Asset

As of December 31, 2012, we held 53 net acres in certain oil and gas leases covering approximately 1,331 gross acres in the Leighton Field located in McMullen County, Texas, which is currently producing oil and natural gas from the highly-prospective Eagle Ford Shale formation, which we refer to as the Eagle Ford asset.  We hold these interests through our 50% ownership interest in White Hawk, which holds a 7.939% working interest in the Eagle Ford asset.

The Eagle Ford asset currently has three wells that have been drilled and are producing, with initial production rates, as publicly disclosed by Sundance Energy, Inc. (formerly Texon Petroleum Limited), the operator of the Eagle Ford asset, of 1,202 Bbl per day and 782 Mcf per day for the first well, 1,488 Bbl per day and 700 Mcf per day for the second well, and 1,072 Bbl per day and 1,137 Mcf per day for the third well.  During the month of January 2013 the net production attributable to our 3.97% interest from these wells was 259 Bbl of oil and 434 Mcf of natural gas. Based on our current understanding of the field, on the approximately 1,331 gross acre Eagle Ford asset, approximately 17 more Eagle Ford gross wells may be drilled.  We expect that the operator will drill one additional gross well during 2013.

First discovered in 2008, according to data provided by Baker Hughes, the Eagle Ford Shale resource area had an active drilling rig count of 217 horizontal rigs as of April 5, 2013, which accounts for approximately 45% of the 484 horizontal drilling rigs in the State of Texas as of that date.

Based on publicly available information, we believe that average drilling and completion costs for wells in the Eagle Ford core area, which, for purposes of industry comparisons, we define as McMullen County, Texas, have ranged between $8 million and $11 million per well with average estimated ultimate recoveries, or EURs, of 300,000 to 500,000, BOE (200,000 – 333,333 Bbls of oil and 600,000 – 1,000,000 Mcf of natural gas) per well and initial 30-day average production of 1,000 to 1,500 BOE (667 – 1,000 Bbls of oil and 2,000 – 3,000 Mcf of natural gas) per day per well. The costs incurred, EURs and initial production rates achieved by others may not be indicative of the well costs we will incur or the results we will achieve from our wells.

Mississippian Asset

On March 25, 2013, we acquired an average 97% working interest in the Mississippian Lime covering approximately 7,006 gross (6,763 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, which we refer to as the Mississippian asset, and approximately 10.5 square miles of related 3-D seismic data, for an aggregate purchase price of $4,207,117, pursuant to an agreement for purchase of term assignment entered into with Berexco LLC (the “Berexco”).

In addition, we have entered into an option agreement with Berexco, dated February 22, 2013, pursuant to which Berexco for $300,000 granted us an exclusive option, expiring on May 30, 2013, to purchase a term assignment with respect to certain interests in the Mississippian Lime covering an additional approximately 7,880 gross (7,043 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma and approximately 9.0 square miles of related 3-D seismic data, for an aggregate additional purchase price of $4,216,544 upon exercise of the option.

We serve as the operator of the Mississippian asset, which includes both undeveloped and held-by-production (HBP) positions.  We anticipate drilling the first well on the Mississippian asset in the second quarter of 2013, with a total of   three wells planned in 2013.  The Mississippian oil play is one of the latest oil plays that have recently captured attention in the industry, and we believe that there is an opportunity to acquire additional interests in this emerging play on attractive terms.  According to Baker Hughes, there were 80 drilling rigs (69 horizontal) operating in the Mississippian as of April 5, 2013.

Based on publicly available information, we believe that average drilling and completion costs for wells in the Mississippian core area, which, for purposes of industry comparisons, we define as Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, have ranged between $3.2 million and $4.0 million per well with average estimated ultimate recoveries, or EURs, of 250,000 to 500,000 BOE (113,000 – 226,000 Bbls of oil and 821,000 – 1,642,000 Mcf of natural gas) per well and initial 30-day average production of 250 to 1,500 BOE (113 – 679 Bbls of oil and 821 – 4,925 Mcf of natural gas) per day per well. The costs incurred, EURs and initial production rates achieved by others may not be indicative of the well costs we will incur or the results we will achieve from our wells.

Recent Developments

Reverse Stock Split

On April 23, 2013, we completed a 1-for-3 reverse stock split of our common stock, effective as of the close of business on April 23, 2013.  As a result of the reverse stock split, every three shares of our common have been converted into one share of our common.  Fractional shares resulting from the reverse stock split  have been  rounded up to the nearest whole share.   The common stock split became effective with the Financial Industry Regulatory Authority ("FINRA")  and in the marketplace on May 9, 2013.

Except as otherwise indicated, all share and per share amounts set forth in this prospectus, including share amounts related to our convertible Series A Preferred Stock (of which no shares are currently outstanding), have been adjusted to reflect this reverse stock split of our common stock.

Amendment of MIEJ Promissory Note

On March 25, 2013, we and MIE Jurassic Energy Corporation, an affiliate of MIE Holdings (“MIEJ”), amended and restated that certain Secured Subordinated Promissory Note, dated February 14, 2013 (the “MIEJ Note”), to increase the maximum amount available for us to borrow thereunder from $5 million to $6.5 million, and to permit amounts borrowed under the MIEJ Note to be used by us to fund fees and expenses allocable to us with respect to our operations in the Niobrara asset, Niobrara asset-related acquisition expenses, and repayment of $432,433 due to MIEJ as a refund of the performance deposit paid by MIEJ with respect to the Mississippian asset acquisition and applied toward our purchase price of the Mississippian asset.  When drawn, principal borrowed under the MIEJ Note carries an interest rate of 10.0% per annum.  Principal and accrued interest under the MIEJ Note will be due and payable within ten business days of the earlier to occur of (i) December 31, 2013 or (ii) the closing of a debt or equity financing transaction with gross proceeds to us of at least $10 million, which would be triggered upon closing of this offering.  The MIEJ Note may be prepaid in full by us without penalty, and is secured by all of our ownership and working interests in the FFT2H, Logan 2H and Waves 1H wells located in the Niobrara asset, and all corresponding leasehold rights pooled with respect to such wells, and our ownership and working interests in each future well drilled and completed in the Niobrara asset.

The MIEJ Note converts amounts previously advanced by MIEJ to us in the amount of $2.17 million to fund operations in the Niobrara asset through November 1, 2012, as well as an additional $2 million loaned by MIEJ to us under the MIEJ Note on February 14, 2013 and $2 million loaned by MIEJ to us under the MIEJ Note on March 25, 2013, for a total current principal amount outstanding under the MIEJ Note of $6.17 million on March 25, 2013.  There is currently approximately $330,000 available for future borrowing by us under the MIEJ Note.

Bridge Financing

On March 22, 2013, we closed a private placement of $4.0 million aggregate principal amount of secured promissory notes (the “Bridge Notes”), together with warrants exercisable for a total of up to 76,198 shares of our common stock at an exercise price of $5.25 per share (the “Bridge Warrants,” and, together with the Bridge Notes, the “Bridge Securities”). At the closing of the bridge financing (the “Bridge Financing”), we entered into Note and Warrant Purchase Agreements with a total of 16 individual and institutional investors (collectively, the “Bridge Investors”), including ten current shareholders, pursuant to which we sold and issued to the Bridge Investors a total of $4.0 million aggregate principal amount of Bridge Notes and Bridge Warrants to purchase up to a total of 76,198 shares of our common stock (the “Note and Warrant Purchase Agreements”). The gross aggregate proceeds received by us from the sale of the Bridge Securities were $4.0 million. Each Bridge Investor has specifically agreed in the Note and Warrant Purchase Agreements not to participate in this offering. Frank C. Ingriselli, our President, Chief Executive Officer, and member of our Board of Directors, and Clark R. Moore, our Executive Vice President and General Counsel, each participated in the Bridge Financing, purchasing Bridge Notes with an aggregate principal amount of $1 million and receiving Bridge Warrants exercisable for up to 19,048 shares of our common stock, and purchasing Bridge Notes with an aggregate principal amount of $50,000 and receiving Bridge Warrants exercisable for up to 953 shares of our common stock, respectively.

Somerley Limited (“Somerley”) acted as our placement agent with respect to a portion of the Bridge Financing sold to non-U.S. investors. As compensation for acting as such, Somerley received total cash fees of $40,000 and Bridge Warrants to purchase a total of up to 9,524 shares of our common stock at an exercise price of $5.25 per share.

We used  proceeds of the Bridge Financing for (i) the acquisition of the Mississippian asset; (ii) the acquisition of the option to acquire additional Mississippian leases and 3D seismic data; (iii) the payment of placement agent fees to Somerley; and (iv) general working capital expenses.

The Bridge Notes have an annual interest rate of 10% and are due and payable on the earlier to occur of (i) the date that is 30 days following the closing of our next underwritten public offering of our common stock, which this offering will trigger, or (ii) December 31, 2013 (the “Maturity Date”).  We may, in our sole discretion, repay the Bridge Notes in whole or in part at any time prior to the Maturity Date.  The Bridge Notes are secured by a first priority lien and security interest in, to and under all of our assets, subject to MIEJ’s senior lien on our Niobrara assets which secures MIEJ’s loans to date under the MIEJ Note (current principal $6.17 million).

Upon maturity, we are obligated to pay to the holder an additional payment-in-kind (“PIK”) cash amount equal to 10% of the original principal amount of the Bridge Note.  If an event of default on the Bridge Notes occurs, the principal amount of the Bridge Notes, plus accrued and unpaid interest and the PIK, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Bridge Notes. These amounts may automatically become due and payable upon written notice of holders of a majority of the then-outstanding principal amount in the case of certain types of bankruptcy or insolvency events.

The Bridge Warrants are net-exercisable into shares of our common stock for a period of four years commencing as of their issuance date, at an exercise price of $5.25 per share; provided, however, that the exercise price shall be adjusted to the price per share at which we issue our common stock in this offering, if such price per share is lower than $5.25 per share.  The Bridge Warrants may be exercised on a cashless basis.

Business Strategy

Our goal is to increase shareholder value by building reserves, production and cash flows at an attractive return on invested capital.  We intend to first focus on growing and developing reserves, production and cash flow in our U.S. core assets and then, if opportunity allows, use our relationships and partnership with MIE Holdings to expand into the Pacific Rim with a focus on the underdeveloped China shale gas opportunity. We intend to achieve our objectives as follows:

Aggressively drill and develop our existing acreage positions. We plan to aggressively drill our core assets, drilling at least four gross wells on the Niobrara asset, at least one gross well on the Eagle Ford asset, and  three gross wells in the Mississippian Lime plan through the end of 2013.  We believe our drilling programs will allow us to begin converting our undeveloped acreage to developed acreage with production, cash flow and proved reserves.

Acquire additional oil and natural gas opportunities. We plan to leverage our relationships and experienced acquisition team to pursue additional leasehold assets in our core areas as well as continue to pursue additional oil and natural gas interests.   We have an option agreement in place (subject to customary closing conditions) for the acquisition of an average 97% working interest in an additional 7,880 gross (7,043 net) acres in the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, expiring May 30, 2013, which we may choose to exercise using cash on hand.   We are also exploring additional oil and natural gas opportunities in our core areas, and in other areas of the United States and Pacific Rim countries, with a particular focus on China.

Leverage expertise of management and external resources. We plan to focus on profitable investments that provide a platform for our management expertise, as described under “Competitive Strengths.”  We have also engaged STXRA and other industry veterans as key advisors, and as discussed above, recently formed Pacific Energy Technology Services, LLC with STXRA, for the purpose of providing acquisition, engineering and oil drilling and completion technology services to third parties in the United States and Pacific Rim countries. As necessary, we intend to enlist external resources and talent to operate and manage our properties during peak operations.

Engage and leverage strategic alliances in the Pacific Rim.  We have already entered into a strategic alliance with MIE Holdings, and we intend to partner with additional Chinese energy companies, to (a) acquire producing oil field assets that could provide cash flow to help fund our U.S. development programs, (b) provide technical horizontal drilling expertise for a fee, thus acquiring valuable experience and data in regards to the China shale formations and successful engineering techniques, and (c) acquire interests in domestic China shale-gas blocks and commence exploration of the same.

Limit exposure and increase diversification through engaging in joint ventures.  We own various oil and natural gas interests through joint ventures with MIE Holdings, and may in the future enter into similar joint ventures with respect to other oil and gas interests either with MIE Holdings or other partners.  We believe that conducting many of our activities through partially owned joint venture will enable us to lower our risk exposure while increasing  our ability to invest in multiple ventures.

Leverage partnerships for financial strength and flexibility. Our joint venture partner, MIE Holdings, has been a strong financial partner. They have loaned us $6.17 million through a short-term note to fund operations and development of the Niobrara asset and $432,433 toward the acquisition of the Mississippian asset.  We expect that proceeds from this offering, internally generated cash flow, and future debt financings will provide us with the financial resources to pay off these amounts due MIE Holdings and pursue our leasing and drilling programs through 2013. We have also met with financial institutions, introduced to us by MIE Holdings, seeking to secure a line of credit that could be used for both acquisition and development costs where needed.  We cannot assure you, however, that we will be able to secure any such financing on terms acceptable to us, on a timely basis or at all.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies and achieve our business objectives because of the following competitive strengths:

Management.  We have assembled a management team with extensive experience in the fields of international business development, petroleum engineering, geology, petroleum field development and production, petroleum operations and finance.  Several members of the team developed and ran what we believe were successful energy ventures that were commercialized at Texaco, CAMAC Energy Inc., and Rosetta Resources, while members of our team at Condor have drilled and presently manage over 2,000 oil wells in the Pacific Rim and Kazakhstan.  We believe that our management team is highly qualified to identify, acquire and exploit energy resources both in the United States and Pacific Rim countries, particularly China.

Our management team is headed by our President and Chief Executive Officer, Frank C. Ingriselli, an international oil and gas industry veteran with over 33 years of experience in the energy industry, including as the President of Texaco International Operations Inc., President and Chief Executive Officer of Timan Pechora Company, President of Texaco Technology Ventures, and President, Chief Executive Officer and founder of CAMAC Energy Inc.  Our management team also includes Chief Financial Officer and Executive Vice President Michael L. Peterson, who brings extensive experience in the energy, corporate finance and securities sectors, including as a Vice President of Goldman Sachs & Co., Chairman and Chief Executive Officer of Nevo Energy, Inc. (formerly Solargen Energy, Inc.), a former director of Aemetis, Inc. (formerly AE Biofuels Inc.).  In addition, our Senior Vice President and Managing Director, Jamie Tseng, has over 25 years of financial management and operations experience and was a co-founder of CAMAC Energy Inc., and our Executive Vice President and General Counsel, Clark R. Moore, has nearly 10 years of energy industry experience, and formerly served as acting general counsel of CAMAC Energy Inc.

Key Advisors.   Our key advisors include STXRA and other industry veterans.  According to STXRA, the STXRA team has experience in drilling and completing horizontal wells, including over 100 horizontal wells with lengths exceeding 4,000 feet from 2010 to 2012, as well as experience in both slick water and hybrid multi-stage hydraulic fracturing technologies and in the operation of shale wells and fields. We believe that our relationship with STXRA, both directly and through our jointly-owned services company, Pacific Energy Technology Services LLC, will supplement the core competencies of our management team and provide us with petroleum and reservoir engineering, petrophysical, and operational competencies that will help us to evaluate, acquire develop, and operate petroleum resources into the future.

Significant acreage positions and drilling potential. We have accumulated interests in a total of 18,561 gross (9,590 net) acres in our existing core operating areas, each of which we believe represents a significant unconventional resource play. The majority of our interests are in or near areas of considerable activity by both major and independent operators, although such activity may not be indicative of our future operations. Based on our current acreage position, we estimate there could be up to 239 potential gross drilling locations on our acreage, and we anticipate drilling approximately  eight gross (4.02 net) wells through the end of 2013, leaving us a substantial drilling inventory for future years.

Merger with Pacific Energy Development

On July 27, 2012, in order to carry out our business plan, we acquired through a reverse acquisition, Pacific Energy Development Corp., a privately held Nevada corporation, which we refer to as Pacific Energy Development. As described below, pursuant to the acquisition, the shareholders of Pacific Energy Development gained control of approximately 95% of the voting securities of our company. Since the transaction resulted in a change of control, Pacific Energy Development is the acquirer for accounting purposes.  In connection with the merger, which we refer to as the Pacific Energy Development merger, Pacific Energy Development became our wholly owned subsidiary and we changed our name from Blast Energy Services, Inc. to PEDEVCO CORP.

As part of the Pacific Energy Development merger, we issued to the shareholders of Pacific Energy Development (a) 5,972,421 shares of our common stock, (b) 6,538,892 shares of our newly created Series A preferred stock, (c) warrants to purchase an aggregate of 373,334 shares of our common stock and 230,862 shares of our Series A preferred stock at various exercise prices, and (d) options to purchase an aggregate of 1,411,667 shares of our common stock at various exercise prices. Pursuant to the Pacific Energy Development merger, we also converted all of our shares of preferred stock that were outstanding prior to the Pacific Energy Development merger into shares of common stock on a one-for-one basis and effected a reverse stock split of our common stock on a 1-for-112 shares basis. All share and per share amounts used in this prospectus have been restated to reflect this reverse stock split.

At the effective time of the Pacific Energy Development merger, (a) Pacific Energy Development owned the Niobrara and Eagle Ford assets and had begun discussions regarding the Mississippian acquisition opportunity, and (b) our primary business was developing the North Sugar Valley Field asset.  As a result of our acquisition of Pacific Energy Development in the Pacific Energy Development merger, we acquired these assets and opportunities of Pacific Energy Development.

In connection with the Pacific Energy Development merger, the directors and executive officers of Pacific Energy Development became our directors and executive officers.  See “Management.”

The following chart reflects our organizational structure:

* Represents percentage of voting power as of May 8, 2013, based on ownership of outstanding common stock, but not including outstanding options or warrants.  For more information on beneficial ownership of our securities, please see “Security Ownership of Certain Beneficial Owners and Management” on page 113.

Acquisition History

Niobrara Asset

The Niobrara Shale formation is situated in northeastern Colorado and parts of adjacent Wyoming, Nebraska, and Kansas.  Primarily an oil play, it is in the Denver Julesburg Basin, which has long been a major oil and natural gas province.  An emerging play, the Niobrara is in its early stages of exploration and companies have been actively leasing land for future drilling.  Samson Oil & Gas is one of the earliest companies to establish a position in the Niobrara, which some call the “NeoBakken.” Other operators active in the Niobrara include Carrizo Oil and Gas, Inc. (NASDAQ: CRZO), Continental Resources, Inc. (NYSE: CLR), EOG Resources (NYSE: EOG), Anadarko Petroleum (NYSE: APC), SM Energy (NYSE: SM), Noble Energy (NYSE: NBL), Chesapeake Energy (NYSE: CHK), Whiting Petroleum (NYSE: WLL), Quicksilver Resources (NYSE: KWK), MDU Resources (NYSE: MDU), and Bill Barrett Corp. (NYSE: BBG).

Condor is designated as the operator of the Niobrara asset and completed drilling the initial horizontal well on the Niobrara asset in April 2012, reaching a total combined vertical and horizontal depth of 11,307 feet.  Halliburton performed a 20-stage frack of the well in mid-June 2012, with the well being completed in July 2012 with a gross initial production rate of 424 Bbls of oil per day and 76 Mcf of natural gas per day (437 gross BOE per day and 137 net BOE per day) from the Niobrara formation.  Condor completed drilling its second horizontal well on the Niobrara asset in November 2012, drilling to 11,114 feet measured depth (6,200 true vertical foot depth) in eight days.  The 4,339 foot lateral section was completed in 18 stages by Halliburton in February 2013, and the well tested at a gross initial production rate of 528 Bbls of oil per day and 360 Mcf of natural gas per day (588 gross BOE per day and 182 net BOE per day) from the Niobrara “B” Bench target zone.  Condor also completed drilling its third horizontal well on the Niobrara asset in December 2012 to 12,911 feet measured depth (6,112 true vertical depth) in nine days.  The 6,350 foot lateral section was completed in 25 stages by Halliburton in January 2013, and tested at a gross initial production rate of 522 Bbls of oil per day and 378 Mcf of natural gas per day (585 gross BOE per day and 172 net BOE per day) from the Niobrara “B” Bench target zone in February 2013.

Based on approximately 250 square miles of 3D seismic data covering the Niobrara asset, we estimate that there are up to 180 potential gross drilling well locations in the Niobrara asset, with seven initial gross well locations already identified for our 2013 Niobrara development plan, in addition to  our initial well completed in July 2012 and our second and third wells completed in February 2013 .  Even when properly interpreted, however, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock.  We believe that the Niobrara asset will afford us with the opportunity to enter this emerging play at an early stage.

On October 31, 2011, we purchased a 50% interest in certain oil and natural gas interests held by Esenjay Petroleum Corporation and related parties, which we collectively refer to as Esenjay, covering approximately 7,450 acres located in the Niobrara Shale play, to a depth of approximately 6,500 feet.   The Niobrara asset is located approximately 60 miles northeast of Denver, Colorado, in Weld County, with all subject leases found within the northern quarter of the area known as the “Indian Peaks 3-D area” located within the 7N 59W & 7N 60W townships.

We paid an aggregate purchase price of $4,526,759 to Esenjay for the Niobrara asset, payable through a combination of (a) $2,827,387 cash at closing, (b) the obligation to pay $1,000,000 or issue 444,445 shares of Series A convertible preferred stock at Essenjay’s option to Esenjay on November 10, 2012, and (c) an operating cash carry-forward of up to $699,372 for the benefit of Esenjay.

Under the purchase agreement with Esenjay, if the shares to be issued to Esenjay did not have an aggregate market value of at least $1,000,000 at the time of issuance, Esenjay was entitled to elect to require us to pay $1,000,000 in cash in lieu of issuing the shares. We were notified by Esenjay that they desired to receive cash in lieu of the Series A preferred stock.  In order to conserve our cash, we and Esenjay amended the purchase agreement to provide for the deferral of the payment until February 18, 2013, in exchange for an aggregate cash payment of $100,000 to Esenjay, paid on November 26, 2012, and the issuance of an aggregate of 44,445 shares of Series A preferred stock.  We paid Esenjay the final $1,000,000 in cash due on February 18, 2013, and the lien Esenjay held on the Niobrara asset acreage and related equipment, intangibles, accounts, personal property and proceeds was removed.

Effective upon our acquisition of the Niobrara asset, we transferred to Condor (which is owned 20% by us and 80% by an affiliate of MIE Holdings) 2,328 acres of the Niobrara asset acquired by us, the net result of which was that MIE Holdings and we each had a 25% ownership in the Niobrara asset. Subsequently, a partner to the Niobrara joint operating agreement elected not to fully participate in the initial well on the Niobrara asset.  That partner held 2,235 acres in the Niobrara asset. Through the terms of the joint operating agreement, Condor acquired the lease acreage from the partner, resulting in an increase of our indirect ownership in the Niobrara asset of 447 net acres.

On September 24, 2012, Condor completed the acquisition of additional oil and gas leases in the Niobrara asset covering approximately 3,582 net acres (716 acres net to the Company) in Morgan and Weld Counties, Colorado with a 100% operated working interest (80% net revenue interest) and including all depths, pursuant to a purchase and sale agreement entered into on July 26, 2012 with the sellers.  Condor acquired these additional leases for $1,105,309 in cash and 122,812 shares of our Series A preferred stock (approximately $385 net per acre, based on a fair value of $0.75 per share).  We issued the Series A preferred stock as consideration for our 20% portion of the total purchase price as a 20% owner of Condor, and an affiliate of MIE Holdings paid the full cash consideration as an 80% owner of Condor.

With the completion of this acquisition, we now hold 2,774 net acres in oil and natural gas interests in the Niobrara asset covering approximately 10,224 gross acres in Morgan and Weld Counties, Colorado.  We hold approximately 45.8% of our Niobrara lease acreage directly and hold the balance through our ownership in Condor.

The day-to-day operations of Condor are managed by our management, and Condor’s Board of Managers is comprised of our President and Chief Executive Officer, Mr. Frank Ingriselli, and two designees of MIE Holdings, with all major corporate actions by Condor requiring approval from both us and MIE Holdings.

Eagle Ford Asset

On March 29, 2012, we acquired Excellong E&P-2, Inc., which we refer to as Excellong, a corporation whose sole asset was a 7.939% working interest in certain oil and natural gas leases covering approximately 1,651 gross acres in the Leighton Field located in McMullen County, Texas (currently 1,331 gross acres due to expirations), which is currently producing oil and natural gas from the highly-prospective Eagle Ford Shale formation, which we refer to as the Eagle Ford asset.

First discovered in 2008, according to data provided by Baker Hughes, the Eagle Ford Shale resource area had an active drilling rig count of 217 horizontal rigs as of April 5, 2013, which accounts for approximately 45% of the 484 horizontal drilling rigs in the State of Texas as of that date.  Due to the large amount of oil and natural gas liquids (NGLs) that each Eagle Ford well typically produces, exploration and production (E&P) companies throughout the United States have shown interest in acquiring a position in this relatively mature resource play.

Pursuant to the acquisition agreement with Excellong, we acquired the Eagle Ford asset for an aggregate purchase price of $3,750,000, consisting of (a) $1,500,000 in cash paid at closing, (b) $1,000,000 in cash which was paid to the Excellong shareholders on May 23, 2012 by an affiliate of MIE Holdings on our behalf, and (c) the issuance of 555,556 shares of Series A preferred stock to Excellong.

Each of the three wells completed on the Eagle Ford asset to date have had strong initial production rates well above the industry average.  As publicly disclosed by Sundance Energy, Inc. (formerly Texon Petroleum Limited), the operator of the Eagle Ford asset, (a) the first well completed in December 2010 had an initial production rate of 1,202 Bbl per day and 782 Mcf per day; (b) the second well completed in August 2011 had an initial production rate of 1,488 Bbl per day and 700 Mcf per day; and (c) the third well completed in July 2012 had an initial production rate of 1,072 Bbl per day and 1,137 Mcf per day.  The Eagle Ford section in the field is approximately 140 feet thick with favorable porosity, saturations, and mechanical rock properties.  Based on our current understanding of the field, on the approximately 1,331 gross acre Eagle Ford asset in which we acquired an interest, 17 more Eagle Ford wells may be drilled.

In May 2012, we merged Excellong into White Hawk, which was our wholly owned subsidiary at the time, with White Hawk continuing as the surviving entity and holder of the Eagle Ford asset.  Thereafter, on May 23, 2012, we completed the sale of 50% of the ownership interests in White Hawk to an affiliate of MIE Holdings.  As a result of the White Hawk sale, an affiliate of MIE Holdings and we each have an equal 50% ownership interest in the Eagle Ford asset originally acquired by us from Excellong, and we have each agreed to proportionately share all expenses and revenues with respect to the Eagle Ford asset going forward.  In consideration for the White Hawk sale, MIE Holdings agreed to pay us an aggregate of $2,000,000 as follows:  (a) $500,000 in cash was paid to us on May 23, 2012; (b) $1,000,000 in cash paid to Excellong on behalf of us on March 23, 2012, which amount was due to Excellong following the acquisition by us of the Eagle Ford asset as described above; and (c) $500,000 in cash was paid to us on July 3, 2012.  As further inducement for MIE Holdings to participate in the White Hawk sale, we (a) agreed to share with MIE Holdings all production revenue from the Eagle Ford asset commencing March 1, 2012, (b) granted a two-year warrant to MIE Holdings exercisable for 166,667 shares of our common stock at $3.75 per share, exercisable solely on a cash basis, and (c) granted a two year warrant to MIE Holdings exercisable for 166,667 shares of our common stock at $4.50 per share, exercisable solely on a cash basis.

Mississippian Asset

On March 25, 2013, we acquired interests in the Mississippian Lime covering approximately 7,006 gross (6,763 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, which we refer to as the Mississippian asset, and approximately 10.5 square miles of related 3-D seismic data, for an aggregate purchase price of $4,207,117, pursuant to an agreement for purchase of term assignment entered into with Berexco LLC (the “Berexco”).

The Mississippian acquisition is structured as a primary term assignment by the seller to us of the leasehold interests which expires on December 29, 2014.  If we drill at least three (3) horizontal wells on these leasehold interests during this primary term, then we have the option, in our sole discretion, to extend the primary term with respect to some or all of the leases subject to the assignment for an additional one (1) year period upon payment to the seller of an additional $200 per net acre covered by the leases upon which the option is exercised.  If we complete a commercially producing well during the primary or extended terms, then the seller shall assign such leases to us for so long as the wells produce in paying quantities, with each horizontal well of at least 4,000 feet in length holding 320 acres covered by the leases, each short horizontal well with a length of between less than 4,000 feet and at least 2,000 feet in length holding 160 acres, and each vertical well holding 10 acres.  The seller shall retain an overriding royalty interest equal to the positive difference, if any, obtained by subtracting existing leasehold burdens from 22.5% before payout and 25% after payout (reduced to extent the seller assigns less than 100% working interest to us).  For purposes of the Mississippian agreement, “payout” is defined as such time, on a well by well basis, when a well has sold the following specified barrels of oil equivalent (“BOE”), in each case utilizing a conversion factor for gas sales of 8 Mcf per 1 barrel of oil: for a vertical well, ten thousand (10,000) BOE; for a short horizontal well: twenty-five thousand (25,000) BOE; and for a horizontal well: fifty thousand (50,000) BOE.

In addition, the seller has committed to provide, and we have committed to use, the seller’s drilling rigs for the first 5 horizontal and first 5 salt water disposal (“SWD”) wells, at day rates ranging between $12,500 - $13,500.  The seller shall also have rights to use our SWD wells, subject to limitations and cost sharing provisions.   We shall provide the seller with standard data sets for each well, and grant site access to the seller for each well drilled.  Furthermore, we have agreed to provide the seller with the preferential right to purchase all gas and oil production from our wells on the leaseholds at posted prices.

We have also entered into a seismic data license agreement with the seller, pursuant to which we have acquired a license to approximately 10 .5 square miles of 3-D seismic data owned by the seller covering areas in which we will acquire an interest under the Mississippian agreement, in consideration for which the parties allocated $25,000 per square mile  of 3-D seismic data acquired, or approximately $262,500, of the aggregate purchase price paid by us in the acquisition transaction.  The license to use the geophysical data is non-exclusive and can be terminated by mutual agreement of the parties after forty-nine (49) years from the date of the agreement. We may use the data for our own internal use only, and may not sell, trade or otherwise make the data available to third parties except as follows:  (a) data may be made available to a consultant for the purpose of performing an interpretation for us, only if a consultant agrees in writing that the analysis and interpretation made therefrom will not be divulged to any third party and all data will be returned to us; (b) we shall have the right to reveal said data and any interpretation(s) therefrom, but not provide copies or transfer the data thereof, to any third party or parties with which we propose to conduct good faith negotiations at arm’s length with respect to the development of minerals in, on or under any region which is geologically related to the area on which the data was taken; and (c) in no case shall third parties other than consultants who have complied with “ a” above be allowed to have the data in their possession outside of our office or divulge any analysis made therefrom to any other party.  All data shall be provided “as is” by the seller, and we shall have no claim against the seller for any action which we may take based on the data received or interpretations therefrom.  The seller retains title and full ownership rights to the data, including, but not limited to, the exclusive right to license, trade, or reproduce the same.

We serve as the operator of the Mississippian asset, which includes both undeveloped and held-by-production (HBP) positions. We expect to drill our first well in the second quarter of 2013, with a total of 3 gross wells planned in 2013.

In addition, we have entered into an option agreement with Berexco, dated February 22, 2013, pursuant to which Berexco granted us, for $300,000, an exclusive option expiring on May 30, 2013, to purchase a term assignment with respect to certain interests in the Mississippian Lime covering an additional approximately 7,880 gross (7,043 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma and approximately 9.0 square miles of related 3-D seismic data, for an aggregate additional purchase price of $4,216,544 upon exercise of the option.

In connection with the closing of our acquisition of the Mississippian asset, pursuant to a letter agreement, dated March 25, 2013, entered into with STXRA, we are obligated to pay to STXRA a fee equal to $75.00 per net oil and gas acre acquired by us in the Mississippian asset (the “Completion Fee”), which amount equals $507,221 based on the 6,763 net acres we acquired, which amount is payable 80% in cash and 20% in our common stock, or $405,776 in cash and $101,444 in common stock (the “Equity Consideration”).  Such compensation is due and payable to STXRA thirty (30) days following the closing of this offering, with the number of shares of our common stock to be issued being determined by dividing the amount of Equity Consideration by the price per share that we issue our common stock in the offering.  STXRA originally identified the Mississippian asset acquisition opportunity for us, and provided substantial acquisition and due-diligence related consulting services to us, with their sole compensation being the Completion Fee.

The Mississippian formation is one of the latest oil plays that has recently captured attention in the industry, and we believe that there is an opportunity for us to acquire interests in this emerging play on attractive terms.  The Mississippian Lime formation is located in Oklahoma and Kansas in an area that has a long history of production from vertical wells and that has a well-developed infrastructure system to support further development. The formation is at a relatively shallow depth of approximately 4,500 to 7,500 feet, and consists of carbonate rocks that have a high porosity and permeability.  The industry is developing the area using the horizontal drilling that has proven effective in shale plays across North America.  Major companies in this emerging play include PetroQuest Energy (NYSE: PQ), Range Resources (NYSE: RRC), SandRidge Energy (NYSE: SD), Chesapeake Energy (NYSE: CHK), and Devon Energy (NYSE: DVN).

Non-Core Businesses

North Sugar Valley Field Asset

We acquired the North Sugar Valley Asset in the Blast merger consisting of an approximate 65% working interest (net revenue interest of approximately 50%) in three wells:  the Millberger #1 and #2 and Oxbow #1 wells.  Our 2012 year-end reserve report estimates approximately 36,988 barrels of proved reserves net to our interest in the North Sugar Valley Field asset.

During late 2011 and early 2012, the down-hole equipment on the Oxbow #1 well began to fail which eventually caused the well to be deemed uneconomic. The Oxbow #1 oil production has declined to a point where it would be more cost effective to have it converted into a salt water disposal well, or SWDs for the water produced by the Millberger #1 and #2 wells.  We have given our consent to pursue such a conversion and Sun is seeking to obtain the approvals and permits for the SWD well.  If permits or permissions are not able to be obtained, we will pay our share of the plug and abandoning costs and will then most likely seek to drill a disposal well at another location on the leases.

Applied Fluid Jet Technology Asset

Over the past several years, we developed a down-hole stimulation service that we believe has the potential to dramatically increase production volumes and reserves from existing or newly drilled wells.  We filed for a patent on behalf of the inventor to protect this proprietary applied fluid jet (AFJ) process and recently received an approved patent from the U.S. Patent Office. We are currently in the process of working with the inventor to assign the rights to the patent to us.

During 2009, we tested the AFJ process on wells in the Austin Chalk play in Central Texas operated by Reliance Oil & Gas, Inc., which we refer to as Reliance,  and had some initial production success.  We subsequently attempted to apply the process to third-party wells in West Texas and in Kentucky.  Due to mechanical failures of the surface equipment, we were unable to achieve any lateral jetting in the down-hole environment. Currently, the AFJ rig and other support vehicles have been moved to a storage yard in Spring, Texas.  The AFJ asset is a secondary, non-core business focus for our company and may not ever be commercialized.

Rare Earth Asset

Through our wholly owned Hong Kong subsidiary, Pacific Energy & Rare Earth Limited, which we refer to as PEARL, we own a 6% interest in Rare Earth Ovonic Metal Hydride JV Co. Ltd., which we refer to as the Rare Earth JV, a China-based rare earth manufacturing joint venture.  The Rare Earth JV produces mischmetal-based metal hydride used to manufacture NiMH batteries that are used around the world in hybrid electric vehicles, electric bicycles, stationary applications, consumer electronics, power tools with utility and industrial applications, and 36/42 volt batteries for higher power and energy voltage and storage.

We are seeking to monetize our 6% Rare Earth JV interest, although we cannot guarantee that we will be able to do so on terms that are satisfactory to us, or at all.

Shale Oil and Natural Gas Overview

The relatively recent surge of oil and natural gas production from underground shale rock formations has had a dramatic impact on the oil and natural gas market in the United States, where the practice was first developed, and globally. Shale oil production is facilitated by the combination of a set of technologies that had been applied separately to other hydrocarbon reservoir types for many decades. In combination these technologies and techniques have enabled large volumes of oil to be produced from deposits with characteristics that would not otherwise permit oil to flow at rates sufficient to justify its exploitation. The application of horizontal drilling, hydraulic fracturing and advanced reservoir assessment tools to these reservoirs is unlocking a global resource of shale and other unconventional oil and natural gas that the International Energy Agency estimates could eventually double recoverable global oil reserves.

In 2008, U.S. natural gas production was in decline, and the U.S. was on its way to becoming a significant importer of liquefied natural gas (LNG). By 2009, U.S.-marketed natural gas production was 14% higher than in 2005, and in 2010 it surpassed the previous annual production record set in 1973.   This turnaround is mainly attributable to shale oil and natural gas output that has more than tripled since 2007.   Knowledge is expanding rapidly concerning the shale oil reservoirs that are already being exploited and others that appear suitable for development with current technology.  In its preliminary 2011 Annual Energy Outlook, the U.S. Department of Energy (DOE) increased its estimate of recoverable U.S. shale natural gas resources by 238% compared to its previous estimate, bringing U.S. potential natural gas resources to 2,552 trillion cubic feet (TCF), equivalent to more than a century’s supply at current consumption rates.

Along with the reduction in economic activity resulting from the recession, the increase in production from shale natural gas has had a significant impact on U.S. average natural gas wellhead prices, which have fallen by more than 30% since 2007.  As a result, the value of natural gas has diverged significantly from that of petroleum on an energy-equivalent basis.  That has provided substantial economic benefits to natural gas-consuming industries.  It has also led to both economic and environmental benefits for the electricity sector, as fired power plants displace power from higher-cost and higher-emitting sources.  Shale natural gas has been cited by U.S. Secretary of Energy, Stephen Chu, as helping the world shift to cleaner fuels.  A report by the National Petroleum Council (NPC) to Stephen Chu in September 2011 stated that shale oil fields in the United States could produce 2 to 3 million barrels of oil per day by 2025, given the right regulatory environment and technology breakthroughs.

Oil and natural gas produced from shale is considered an unconventional resource. Commercial oil and natural gas production from unconventional sources requires special techniques in order to achieve attractive oil and natural gas flow rates. Unlike conventional oil and natural gas, which is typically generated in deeper source rock and subsequently migrates into a sandstone structure with an overlying impermeable layer forming a “trap,” shale oil and natural gas is generated from organic material contained within the shale and retained by the rock’s inherent low permeability. Permeability is a measure of the ease with which natural gas, oil or other fluids can flow through the material. The same low permeability that secures large volumes of natural gas and liquids in place within the shale strata makes it much more difficult to extract them, even with a large pressure difference between the reservoir and the surface. The location and potential of many of today’s productive shale reservoirs were known for many years, but until the development of current shale oil and natural gas techniques these deposits were considered noncommercial or inaccessible.

The main challenge of shale oil and natural gas drilling is to overcome the low permeability of the shale reservoirs. A conventional vertical oil or natural gas well drilled into one of these reservoirs might achieve production, though at reduced rates and for a limited duration before the oil or natural gas volume in proximity to the wellbore is exhausted. That often renders such an approach impractical and uneconomic for exploiting shale oil and natural gas. The two main technologies associated with U.S. shale oil and natural gas production are horizontal drilling and hydraulic fracturing, or “hydrofracking.” They are employed to overcome these constraints by greatly increasing the exposure of each well to the shale stratum and enabling oil and natural gas located farther from the well to flow through the rock and replace the nearby oil and natural gas that has been extracted to the surface.

Instead of drilling a simple vertical well through the shale and then perforating the well within the zone where it is in contact with the shale, the drilling company drills a directional well vertically to within proximity of the shale and then executes a 90-degree turn in order to intersect the shale and then travel for a significant horizontal distance through it. A typical North American shale well has a horizontal extent of 1,000 feet to 5,000 feet or more.

Once the lateral portion of the well has reached the desired extent, the other main technique of shale oil and natural gas drilling is deployed. After the well has been completed, the farthest section of the lateral is perforated, opening up holes through which fluid can flow. This portion of the reservoir is then hydrofracked by injecting fluid into the well under high pressure to fracture the exposed shale rock and open up pathways through which oil and natural gas can flow. The “fracking fluid” consists mainly of water with a variety of chemical additives intended to reduce friction and dissolve minerals, among other purposes, along with sand or sand-like material to prop open the new pathways created by hydrofracking. This process is then repeated at intervals along the well’s horizontal extent, successively perforating and hydrofracking each section in turn. This process creates a producing well that emulates the effect of a vertical well drilled into a conventional oil and natural gas reservoir by substituting multiple horizontal “pay zones” in the shale stratum for the thinner but more prolific vertical pay zone in a more permeable reservoir. Compared to conventional oil and natural gas drilling, the production of oil and natural gas from shale reservoirs thus entails more drilling, on average, and requires a substantial supply of water.

Shale oil and natural gas are currently being produced from a number of reservoirs in the U.S. Among these are the Bakken Shale in Montana and North Dakota, the Niobrara Shale in northeastern Colorado and parts of adjacent Wyoming, Nebraska, and Kansas, the Eagle Ford Shale in southern Texas, the Mississippian Lime in Kansas and Oklahoma, and the Marcellus Shale spanning several states in the northeastern U.S. According to the 2007 Survey of Energy Resources Report issued by the World Energy Counsel in 2007, the total world resources of shale oil are conservatively estimated at 2.8 trillion barrels, with an estimated nearly 74% of the world’s potentially recoverable shale oil resources being concentrated in the U.S., totaling approximately 1.96 trillion barrels of oil.

Marketing

The prices we receive for our oil and natural gas production fluctuate widely.  Factors that cause price fluctuation include the level of demand for oil and natural gas, weather conditions, hurricanes in the Gulf Coast region, natural gas storage levels, domestic and foreign governmental regulations, the actions of OPEC, price and availability of alternative fuels, political conditions in oil and natural gas producing regions, the domestic and foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. Decreases in these commodity prices adversely affect the carrying value of our proved reserves and our revenues, profitability and cash flows.  Short-term disruptions of our oil and natural gas production occur from time to time due to downstream pipeline system failure, capacity issues and scheduled maintenance, as well as maintenance and repairs involving our own well operations.  These situations can curtail our production capabilities and ability to maintain a steady source of revenue for our company.  In addition, demand for natural gas has historically been seasonal in nature, with peak demand and typically higher prices during the colder winter months.  See “Risk Factors.”

Oil.  Our crude oil is generally sold under short-term, extendable and cancellable agreements with unaffiliated purchasers based on published price bulletins reflecting an established field posting price.  As a consequence, the prices we receive for crude oil move up and down in direct correlation with the oil market as it reacts to supply and demand factors.  Transportation costs related to moving crude oil are also deducted from the price received for crude oil.

We have entered into a month-to-month Crude Oil Purchase Contract with a third party buyer, pursuant to which the buyer purchases the crude oil produced from our wells in the Niobrara, periodically at a price per barrel equal to the average monthly “Light Sweet Crude Oil” contract price as reported by NYMEX from the first day of the delivery month through the last day of the delivery month, less $8.25 per barrel.

Natural Gas.  Our natural gas is sold under both long-term and short-term natural gas purchase agreements.  Natural gas produced by us is sold at various delivery points at or near producing wells to both unaffiliated independent marketing companies and unaffiliated mid-stream companies.  We receive proceeds from prices that are based on various pipeline indices less any associated fees.

We have entered into a Gas Purchase Contract, dated June 1, 2012, with DCP Midstream, LP, which we refer to as DCP, pursuant to which we have agreed to sell, and DCP has agreed to purchase, all gas produced from our wells located in Weld County, Colorado as part of our Niobrara asset, at a purchase price equal to 83% of the net weighted average value for gas attributable to us that is received by DCP at its facilities sold during the month, less a $0.06/gallon local fractionation fee, for a period of ten years, terminating June 1, 2022.

Title to Properties

We endeavor to assure that title to our properties is in accordance with standards generally accepted in the oil and natural gas industry.  Some of our acreage will be obtained through farmout agreements, term assignments and other contractual arrangements with third parties, the terms of which often will require the drilling of wells or the undertaking of other exploratory or development activities in order to retain our interests in the acreage.  Our title to these contractual interests will be contingent upon our satisfactory fulfillment of these obligations.  Our properties are also subject to customary royalty interests, liens incident to financing arrangements, operating agreements, taxes and other burdens that we believe will not materially interfere with the use and operation of or affect the value of these properties.  We intend to maintain our leasehold interests by making lease rental payments or by producing wells in paying quantities prior to expiration of various time periods to avoid lease termination.

Competition

The oil and natural gas industry is highly competitive.  We compete and will continue to compete with major and independent oil and natural gas companies for exploration opportunities, acreage and property acquisitions.  We also compete for drilling rig contracts and other equipment and labor required to drill, operate and develop our properties.  Most of our competitors have substantially greater financial resources, staffs, facilities and other resources than we have.  In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position.  These competitors may be able to pay more for drilling rigs or exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can.  Our competitors may also be able to afford to purchase and operate their own drilling rigs.

Our ability to drill and explore for oil and natural gas and to acquire properties will depend upon our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.  Our competitors have a longer history of operations than we have, and most of them have also demonstrated the ability to operate through industry cycles.

Operating Summary

Productive Wells

The following table presents our total gross and net productive wells by core operating area and by oil or natural gas completion as of March 25, 2012:

	Gross Productive Wells			Net Productive Wells
	Oil	Natural Gas	Total	Oil	Natural Gas	Total	% Operated
March 25, 2013
Niobrara (1)	3.0	-	3.0	0.93	-	0.93	100%
Eagle Ford	3.0	-	3.0	0.12	-	0.12	0%
Mississippian	-	-	-	-	-	-	-
Sugar Valley	2.0	-	2.0	1.34	-	1.34	0%
Total	8.0	-	8.0	2.39	-	2.39

(1) Operated by Condor, which our company jointly owns and manages with MIE Holdings.

“Gross wells” represents the number of wells in which a working interest is owned, and “net wells” represents the total of our fractional working interests owned in gross wells.

Acreage

The following table sets forth certain information regarding the developed and undeveloped acreage in which we own a working interest as of December 31, 2012 for each of our core operating areas, and giving effect to our acquisition of the Mississippian asset that closed in March 2013.  Acreage related to royalty, overriding royalty and other similar interests is excluded from this summary.

	Undeveloped Acres		Developed Acres		Total		% of Acreage Held-by-
As of December 31, 2012	Gross	Net	Gross	Net	Gross	Net	Production
Current Assets:
Niobrara	8,232	2,157	1,992	617	10,224	2,774	19.5%
Eagle Ford	1,133	45	198	8	1,331	53	52.7%
Mississippian	7,006	6,763	0	0	7,006	6,763	0.0%
Sugar Valley	0	0	251	164	251	164	100%
Total	16,371	8,965	2,441	789	18,812	9,754

Undeveloped Acreage Expirations

The following table sets forth the number of gross and net undeveloped acres on our Niobrara, Eagle Ford, Mississippian, and North Sugar Valley assets as of December 31, 2012 that will expire over the next three years unless production is established within the spacing units covering the acreage prior to the expiration dates:

	As of December 31, 2012
	2013		2014		2015		Thereafter
Assets	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Niobrara (1)
- Proved	2,032	506	640	128	27	5	13	3
- Unproved	3,725	1,004	978	301	520	118	297	92
- Total	5,757	1,510	1,618	429	547	123	310	95
Eagle Ford (2)	642	26	-	-	-	-	-	-
Mississippian (3)	320	320	6,686	6,443	-	-	-	-
North Sugar Valley (4)	-	-	-	-	-	-	-	-
Total	6,719	1,856	8,304	6,872	547	123	310	95

(1)
We plan to continue to hold, and not allow to expire, significantly all of this acreage through an active drilling program to hold such acreage by production, including all of our proved undeveloped acreage, and, with respect to our unproved acreage, we will seek to extend leases where drilling is not planned prior to expiration.  The extension of each expiring lease will need to be negotiated with each mineral owner and we may or  may not be successful with respect to extending all or even any of the expiring leases. All “net” acreage reflects our acreage held directly and our 20% proportionate share of acreage held by Condor by virtue of our 20% ownership interest in Condor.

(2)
Currently 686 gross (27 net) acres are held by production.  Pursuant to the terms of the four Eagle Ford asset leases, our remaining acreage requires drilling of at least one well on each of the leases, respectively, that comprise this acreage every six  months to retain each such lease, with either shallow wells (i.e., Olmos or other shallow formation wells, rights which are owned by a third party operator who has been actively developing this acreage) or deep wells (i.e., Eagle Ford wells, rights in which we have an interest) holding such acreage.  We anticipate that none of our Eagle Ford acreage will expire in 2013 or thereafter as we anticipate that (i) the operator of our Eagle Ford asset, Sundance Energy, Inc. (formerly Texon Petroleum Limited) will continue to complete wells in which we plan to participate in order to hold these leases, (ii) the third party operator with rights to the shallow depths will continue to complete wells that will hold these leases, and (iii) if required to hold leases, we will seek to sole risk drilling and completion of wells on the asset.

(3)
Under our Mississippian term assignment agreement, if we complete at least three horizontal wells on the asset during the primary term which expires on December 29, 2014, we will have an option to extend the primary term an additional one year to December 29, 2015.  However, if we do not complete three horizontal wells on the asset by such date, then on December 29, 2014, all of our Mississippian acreage will expire on such date, save for acreage held by producing wells we have completed on such acreage, with each producing horizontal well holding 320 gross acres, each producing short-horizontal well holding 160 gross acres, and each producing vertical well holding 10 gross acres.  Of our currently held 7,006 gross (6,763 net) Mississippian acres, 5,450 gross (5,207 net) acres are currently held by vertical well production by other operators who are parties to the leases covering such acreage.

(4)	All of our North Sugar Valley acreage is currently held by production.

    Many of the leases comprising the acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production in commercial quantities. While we may attempt to secure a new lease upon the expiration of certain of our acreage, there are some third-party leases that may become effective immediately if our leases expire at the end of their respective terms and production has not been established prior to such date. We have options to extend some of our leases through payment of additional lease bonus payments prior the expiration of the primary term of the leases. Our leases are mainly fee leases with three to five years of primary term. We believe that our leases are similar to our competitors’ fee lease terms as they relate to primary term and reserved royalty interests.

In computing Proved Undeveloped Reserves, credit was only given to leases that would be valid on the date a well is spud.  Therefore, there are no Proved Undeveloped Reserves assigned to acreage where a well is scheduled to be drilled after the lease expiration date.

Drilling Activity

The following table summarizes our operated and non-operated drilling activity for exploratory and development wells drilled from 2010 through 2012 on our Niobrara, Eagle Ford, Mississippian, and North Sugar Valley assets.

	Net Exploratory			Net Development
	2010	2011	2012(1)	2010	2011	2012
Wells Drilled
Productive	-	-	0.93	-	-	0.04
Dry	-	-	-	-	-	-
Total	-	-	0.93	-	-	0.04

(1)	Includes two wells drilled in the Niobrara asset during the months of November and December, 2012 which were completed in February, 2013.

Natural Gas and Oil Reserves

Reserves Estimates

The following table sets forth, by property and as of December 31, 2012, our estimated net proved oil and natural gas reserves, and the estimated present value (discounted at an annual rate of ten percent (10%)) of estimated future net revenues before future income taxes (PV-10) of our proved reserves.

We cannot provide information regarding  proved, probable or possible reserves attributable to the Mississippian asset at this time because we acquired this asset after the end of the fiscal year ended December 31, 2012 and there was only undeveloped acreage with no oil or gas production at that time.  We anticipate providing estimates of proved, probable or possible reserves attributable to the Mississippian asset with our annual report for the fiscal year ended December 31, 2013. These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards.

	Reserves
Reserve Category	Oil (Bbls)	Natural Gas (MMcf)	Total (BOE) (4)
Owned Directly by PEDEVCO (1)
Proved Developed
-Niobrara Held Directly	44,512	74	56,845
-North Sugar Valley	36,988	-	36,988
Total Proved Developed (Direct)	81,500	74	93,833

Proved Undeveloped
-Niobrara Held Directly	195,008	324	249,008
-North Sugar Valley	-	-	-
Total Proved Undeveloped (Direct)	195,008	324	249,008

Total Proved Reserves (Owned Directly by PEDEVCO)	276,508	398	342,908

Owned Indirectly Through Equity Investees (2)
Proved Developed
-Niobrara Held in Condor	29,082	48	37,082
-Eagle Ford Held in White Hawk	11,147	21	14,647
Total Proved Developed (Indirect)	40,229	69	51,729

Proved Undeveloped
-Niobrara Held in Condor	323,239	537	412,739
-Eagle Ford Held in White Hawk	127,480	181	157,647
Total Proved Undeveloped (Indirect)	450,719	718	570,386

Total Proved Reserves (Owned Indirectly through Investees)	490,948	787	622,115

Combined Directly and Indirectly Owned (3)
Combined Total Proved Developed Reserves	121,729	143	145,562
Combined Total Proved Undeveloped Reserves	645,727	1,042	819,394

Combined Total Proved Reserves (Direct & Indirect)	767,456	1,185	964,956

(1)	Includes reserves attributable to our 18.75% directly held interest in the Niobrara asset and our North Sugar Valley asset.

(2)	Includes reserves net to the Company’s equity interest held in unconsolidated investments in Condor and White Hawk.

(3)	Includes combined reserves as described in both (1) and (2) above.

(4)	Natural gas is converted on the basis of six (6) Mcf per one (1) barrel of oil equivalent.

The following table is a summary of PV-10 attributable to Proved Reserves at December 31, 2012 for interests owned directly by PEDEVCO and indirectly through unconsolidated investments in Condor and White Hawk.  There were no proved reserves at December 31, 2011.

PV-10 (2) (‘000s)	Proved Developed	Proved Undeveloped	Total Proved
Directly Owned Proved Reserves	$2,426	$689	$3,115
Indirectly Owned Proved Reserves	$1,219	$2,855	$4,074
Combined Proved Reserves	$3,645	$3,544	$7,189

The following table provides a reconciliation of the PV-10 of our proved reserves to Standardized Measure:

As of December 31, 2013 (‘000s)	Directly Owned	Equity Owned	Total
PV-10 (1)	$3,115	$4,074	$7,189
Estimated Taxes (2)	(709)	(2,459)	(3,168)
Standardized Measure (3)	2,406	1,615	4,021
___________

(1)           The PV-10 value is a widely used measure of value of oil and natural gas assets and represents a pre-tax present value of estimated cash flows discounted at ten percent (10%). PV-10 is considered a non-GAAP financial measure as defined by the SEC. PV-10 differs from Standardized Measure because it does not include the effect of income taxes.  We believe that our PV-10 presentation is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves before taking into account the related future income taxes, as such taxes may differ among various companies because of differences in the amounts and timing of deductible basis, net operating loss carry forwards and other factors. We believe investors and creditors use our PV-10 as a basis for comparison of the relative size and value of our proved reserves to the reserve estimates of other companies. PV-10 is not a measure of financial or operating performance under GAAP and is not intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

(2)           Condor and White Hawk are LLC are not subject to entity-level taxation as any gain or  loss flows directly to their members.  However, as a corporation, we are subject to U.S. federal and state income taxes.  The estimated taxes shown above for the Equity Owned interests illustrate the effect of income taxes on net revenues assuming we had been subject to entity-level tax.

(3)    In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the standardized measure of discounted future net cash flows set forth herein reflect estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions at December 31, 2012. For purposes of determining prices, we used the unweighted arithmetical average of the prices on the first day of each month within the 12-month period ended December 31, 2012. The average prices utilized for purposes of estimating our proved reserves were $87.35 per barrel of oil and $4.73 per Mcf of natural gas for our properties, adjusted by property for energy content, quality, transportation fees and regional price differentials. The prices should not be interpreted as a prediction of future prices. The amounts shown do not give effect to non-property related expenses, such as corporate general administrative expenses and debt service, future income taxes or to depreciation, depletion and amortization. The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of our reserves. Accordingly, significant changes to these estimates can be expected as future information becomes available.

The standardized measure of discounted future net cash flows is computed by applying the average first day of the month price of oil and gas during the 12 month period before the end of the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves. Revisions of previous year estimates can have a significant impact on these results. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

Reserve Estimation Process, Controls and Technologies

The reserve estimates, including PV-10, set forth above were prepared by Ryder Scott Company, L.P. (“Ryder Scott”).  The report from Ryder Scott was prepared on March 20, 2013.

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. Our year-end reserve report is prepared by Ryder Scott based upon a review of property interests being appraised, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, geosciences and engineering data, and other information provided to them by our management team.  Ryder Scott also prepares reserve estimates for Condor and White Hawk.  This information is reviewed by knowledgeable members of our Company to ensure accuracy and completeness of the data, as it pertains to our Company, prior to submission to Ryder Scott Company, L.P.  Upon analysis and evaluation of data provided, Ryder Scott issues a preliminary appraisal report of our reserves. The preliminary appraisal report and changes in our reserves are reviewed by our independent petroleum consultant, South Texas Reservoir Alliance LLC (“STXRA”), a Certified Professional Petroleum Engineering Company, State of Texas Registration Number F-13460, Frank Ingriselli, President, our President and Chief Executive Officer, and Michael Peterson, our Executive Vice President and Chief Financial Officer, for completeness of the data presented and reasonableness of the results obtained.  Messrs. Ingriselli and Peterson have a combined total of over 40 years’ experience in the oil and gas industry.  Once any questions have been addressed, Ryder Scott issues the final appraisal report, reflecting their conclusions.

Ryder Scott is an independent professional engineering firm specializing in the technical and financial evaluation of oil and gas assets. Ryder Scott Company, L.P.’s report was conducted under the direction of Michael F. Stell of Ryder Scott.  Ryder Scott, and its employees, have no interest in our Company and were objective in determining our reserves.

Ryder Scott estimated the proved reserves for our properties by performance methods and analogy.  All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods.  These performance methods, such as decline curve analysis, utilized extrapolations of historical production and pressure data available through November 2012 in those cases where such data were considered to be definitive.  The data utilized were furnished to Ryder Scott by PEDEVCO or obtained from public data sources.  All of the proved developed non-producing and undeveloped reserves were estimated by analogy.

Proved Undeveloped Reserves

Proved Undeveloped Reserves	December 31, 2011	December 31, 2012
Oil (Bbls)	-	645,727
Natural Gas (MMcf)	-	1,041
Total (BOE)	-	819,395

At the close of our fiscal year ending December 31, 2011 we had no proved undeveloped or proved developed reserves.  As of December 31, 2012, our proved undeveloped reserves both owned directly and through equity interests in Condor and White Hawk totaled 645,727 Bbls of oil and 1,041 MMcf of natural gas, for a total of 819,395 BOE.  The increase in proved undeveloped reserves during 2012 came through our purchasing leasehold interests in the Niobrara formation in Colorado and our equity positions in Condor and White Hawk and the subsequent drilling of the first three wells in the Niobrara acreage and one new well in the Eagle Ford acreage.

Our proved undeveloped reserves at December 31, 2012 were associated with our properties in both our Niobrara asset operated by Condor and our Eagle Ford asset operated by Sundance Energy, Inc. (formerly Texon Petroleum Limited).  In 2012, our first wells were drilled in the Niobrara acreage and a new well was drilled and completed in the Eagle Ford acreage which caused previously nonproducing and unproven acreage to be reclassified as proved developed, proved producing or proved undeveloped acreage.  During the fiscal year 2012, we had capital expenditures of approximately $3.4 million in drilling and/or completing costs for these four wells (directly and through our equity interests).  Our capital investment led to the establishment of the  aforementioned proved undeveloped reserves as well as to the establishment of 145,562 BOE in proved developed reserves, consisting of 121,729 Bbls of oil and 143 MMcf of natural gas.   We expect our proved reserves will further increase during fiscal year 2013 through the drilling of additional wells in the Niobrara, Eagle Ford and our newly acquired Mississippian acreage.

As this is the first year we have booked proved undeveloped reserves and thus none have been booked for longer than five years.

Oil & Gas Production, Production Prices and Production Costs

Oil	2010			2011			2012
Geography/Field	Bbl Sold	Average Sales Price	Average Production Cost	Bbl Sold	Average Sales Price	Average Production Cost	Bbl Sold	Average Sales Price	Average Production Cost

-Niobrara	-	-	-	-	-	-	2,235	$88.79	$53.52
-North Sugar Valley	-	-	-	-	-	-	1,475	$99.26	$66.11

Gas	2010			2011			2012
Geography/Field	Mcf Sold	Average Sales Price	Average Production Cost	Mcf Sold	Average Sales Price	Average Production Cost	Mcf Sold	Average Sales Price	Average Production Cost

-Niobrara	-	-	-	-	-	-	-	-	-
-North Sugar Valley	-	-	-	-	-	-	-	-	-

Regulation

Oil and Natural Gas Regulation

Our oil and natural gas exploration, development, production and related operations are subject to extensive federal, state and local laws, rules and regulations.  Failure to comply with these laws, rules and regulations can result in substantial penalties.  The regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability.  Because these rules and regulations are frequently amended or reinterpreted and new rules and regulations are promulgated, we are unable to predict the future cost or impact of complying with the laws, rules and regulations to which we are, or will become, subject.  Our competitors in the oil and natural gas industry are generally subject to the same regulatory requirements and restrictions that affect our operations.  We cannot predict the impact of future government regulation on our properties or operations.

Texas, Colorado, Kansas, Oklahoma and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration, development and production of oil and natural gas.  Many states also have statutes or regulations addressing conservation of oil and natural gas matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, the regulation of well spacing, the surface use and restoration of properties upon which wells are drilled, the sourcing and disposal of water used in the drilling and completion process and the plugging and abandonment of these wells.  Many states restrict production to the market demand for oil and natural gas.  Some states have enacted statutes prescribing ceiling prices for natural gas sold within their boundaries.  Additionally, some regulatory agencies have, from time to time, imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below natural production capacity in order to conserve supplies of oil and natural gas.  Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

Some of our oil and natural gas leases are issued by agencies of the federal government, as well as agencies of the states in which we operate.  These leases contain various restrictions on access and development and other requirements that may impede our ability to conduct operations on the acreage represented by these leases.

Our sales of natural gas, as well as the revenues we receive from our sales, are affected by the availability, terms and costs of transportation.  The rates, terms and conditions applicable to the interstate transportation of natural gas by pipelines are regulated by the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act, as well as under Section 311 of the Natural Gas Policy Act.  Since 1985, FERC has implemented regulations intended to increase competition within the natural gas industry by making natural gas transportation more accessible to natural gas buyers and sellers on an open-access, non-discriminatory basis.  The natural gas industry has historically, however, been heavily regulated and we can give no assurance that the current less stringent regulatory approach of FERC will continue.

In 2005, Congress enacted the Energy Policy Act of 2005.  The Energy Policy Act, among other things, amended the Natural Gas Act to prohibit market manipulation by any entity, to direct FERC to facilitate market transparency in the market for sale or transportation of physical natural gas in interstate commerce, and to significantly increase the penalties for violations of the Natural Gas Act, the Natural Gas Policy Act of 1978, or FERC rules, regulations or orders thereunder.  FERC has promulgated regulations to implement the Energy Policy Act.  Should we violate the anti-market manipulation laws and related regulations, in addition to FERC-imposed penalties, we may also be subject to third-party damage claims.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies.  The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state.  Because these regulations will apply to all intrastate natural gas shippers within the same state on a comparable basis, we believe that the regulation in any states in which we operate will not affect our operations in any way that is materially different from our competitors that are similarly situated.

The price we receive from the sale of oil and natural gas liquids will be affected by the availability, terms and cost of transportation of the products to market.  Under rules adopted by FERC, interstate oil pipelines can change rates based on an inflation index, though other rate mechanisms may be used in specific circumstances.  Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions, which varies from state to state.  We are not able to predict with certainty the effects, if any, of these regulations on our operations.

In 2007, the Energy Independence & Security Act of 2007 (the “EISA”), went into effect. The EISA, among other things, prohibits market manipulation by any person in connection with the purchase or sale of crude oil, gasoline or petroleum distillates at wholesale in contravention of such rules and regulations that the Federal Trade Commission may prescribe, directs the Federal Trade Commission to enforce the regulations and establishes penalties for violations thereunder.  We cannot predict any future regulations or their impact.

U.S. Federal and State Taxation

The federal, state and local governments in the areas in which we operate impose taxes on the oil and natural gas products we sell and, for many of our wells, sales and use taxes on significant portions of our drilling and operating costs.  In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals.  President Obama has recently proposed sweeping changes in federal laws on the income taxation of small oil and natural gas exploration and production companies such as us.  President Obama has proposed to eliminate allowing small U.S. oil and natural gas companies to deduct intangible U.S. drilling costs as incurred and percentage depletion.  Many states have raised state taxes on energy sources, and additional increases may occur.  Changes to tax laws could adversely affect our business and our financial results.

Environmental Regulation

The exploration, development and production of oil and natural gas, including the operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations.  These laws and regulations can increase the costs of planning, designing, installing and operating oil and natural gas wells.  Our activities are subject to a variety of environmental laws and regulations, including but not limited to the Oil Pollution Act of 1990 (OPA 90), the Clean Water Act (CWA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act (CAA), the Safe Drinking Water Act (the SDWA) and the Occupational Safety and Health Act (OSHA), as well as comparable state statutes and regulations.  We are also subject to regulations governing the handling, transportation, storage and disposal of wastes generated by our activities and naturally occurring radioactive materials (NORM) that may result from our oil and natural gas operations.  Civil and criminal fines and penalties may be imposed for noncompliance with these environmental laws and regulations.  Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking some activities, limit or prohibit other activities because of protected wetlands, areas or species and require investigation and cleanup of pollution.  We intend to remain in compliance in all material respects with currently applicable environmental laws and regulations.

OPA 90 and its regulations impose requirements on “responsible parties” related to the prevention of crude oil spills and liability for damages resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States.  A “responsible party” under OPA 90 may include the owner or operator of an onshore facility.  OPA 90 subjects responsible parties to strict joint and several financial liability for removal costs and other damages, including natural resource damages, caused by an oil spill that is covered by the statute.  It also imposes other requirements on responsible parties, such as the preparation of an oil spill contingency plan.  Failure to comply with OPA 90 may subject a responsible party to civil or criminal enforcement action.  We may conduct operations on acreage located near, or that affects, navigable waters subject to OPA 90.

The CWA imposes restrictions and strict controls regarding the discharge of produced waters and other wastes into navigable waters.  These controls have become more stringent over the years, and it is possible that additional restrictions will be imposed in the future.  Permits are required to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands.  Certain state regulations and the general permits issued under the federal National Pollutant Discharge Elimination System program prohibit the discharge of produced water, produced sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry into certain coastal and offshore waters.  Furthermore, the EPA has adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges.  Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans.  The CWA and comparable state statutes provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other pollutants and impose liability for the costs of removal or remediation of contamination resulting from such discharges.  In furtherance of the CWA, the EPA promulgated the Spill Prevention, Control, and Countermeasure (SPCC) regulations, which require certain oil-storing facilities to prepare plans and meet construction and operating standards.

CERCLA, also known as the “Superfund” law, and comparable state statutes impose liability, without regard to fault or the legality of the original conduct, on various classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment.  These persons include the owner or operator of the disposal site where the release occurred and companies that disposed of, or arranged for the disposal of, the hazardous substances found at the site.  Persons who are responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances and for damages to natural resources.  In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.  Our operations may, and in all likelihood will, involve the use or handling of materials that may be classified as hazardous substances under CERCLA.  Furthermore, we may acquire or operate properties that unknown to us have been subjected to, or have caused or contributed to, prior releases of hazardous wastes.

RCRA and comparable state and local statutes govern the management, including treatment, storage and disposal, of both hazardous and nonhazardous solid wastes.  We generate hazardous and nonhazardous solid waste in connection with our routine operations.  At present, RCRA includes a statutory exemption that allows many wastes associated with crude oil and natural gas exploration and production to be classified as nonhazardous waste.  A similar exemption is contained in many of the state counterparts to RCRA.  At various times in the past, proposals have been made to amend RCRA to eliminate the exemption applicable to crude oil and natural gas exploration and production wastes.  Repeal or modifications of this exemption by administrative, legislative or judicial process, or through changes in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us, as well as our competitors, to incur increased operating expenses.  Hazardous wastes are subject to more stringent and costly disposal requirements than are nonhazardous wastes.

The CAA and comparable state laws restrict the emission of air pollutants from many sources, including oil and natural gas production.  These laws and any implementing regulations impose stringent air permit requirements and require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, or to use specific equipment or technologies to control emissions.  On July 28, 2011, the EPA proposed new regulations targeting air emissions from the oil and natural gas industry.  The proposed rules, if adopted, would impose new requirements on production and processing and transmission and storage facilities.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, storage, transport, disposal or cleanup requirements or operating requirements could materially adversely affect our operations and financial position, as well as those of the oil and natural gas industry in general.  For instance, recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” and including carbon dioxide and methane, may be contributing to the warming of the Earth’s atmosphere.  As a result, there have been attempts to pass comprehensive greenhouse gas legislation.  To date, such legislation has not been enacted.  Any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could, and in all likelihood would, require us to incur increased operating costs adversely affecting our profits and could adversely affect demand for the oil and natural gas we produce depressing the prices we receive for oil and natural gas.

On December 15, 2009, the EPA published its finding that emissions of greenhouse gases presented an endangerment to human health and the environment.  These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the CAA.  Subsequently, the EPA proposed and adopted two sets of regulations, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulated emissions of greenhouse gases from certain large stationary sources.  In addition, on October 30, 2009, the EPA published a rule requiring the reporting of greenhouse gas emissions from specified sources in the U.S. beginning in 2011 for emissions occurring in 2010.  On November 30, 2010, the EPA released a rule that expands its final rule on greenhouse gas emissions reporting to include owners and operators of onshore and offshore oil and natural gas production, onshore natural gas processing, natural gas storage, natural gas transmission and natural gas distribution facilities.  Reporting of greenhouse gas emissions from such onshore production will be required on an annual basis beginning in 2012 for emissions occurring in 2011.  The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could, and in all likelihood will, require us to incur costs to reduce emissions of greenhouse gases associated with our operations adversely affecting our profits or could adversely affect demand for the oil and natural gas we produce depressing the prices we receive for oil and natural gas.

Some states have begun taking actions to control and/or reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  Although most of the state-level initiatives have to date focused on significant sources of greenhouse gas emissions, such as coal-fired electric plants, it is possible that less significant sources of emissions could become subject to greenhouse gas emission limitations or emissions allowance purchase requirements in the future.  Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Underground injection is the subsurface placement of fluid through a well, such as the reinjection of brine produced and separated from oil and natural gas production.  In our industry, underground injection not only allows us to economically dispose of produced water, but if injected into an oil bearing zone, it can increase the oil production from such zone.  The SDWA establishes a regulatory framework for underground injection, the primary objective of which is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water.  The disposal of hazardous waste by underground injection is subject to stricter requirements than the disposal of produced water.   We currently do not own or operate any underground injection wells, but may do so in the future. Failure to obtain, or abide by, the requirements for the issuance of necessary permits could subject us to civil and/or criminal enforcement actions and penalties.

Oil and natural gas exploration and production, operations and other activities have been conducted at some of our properties by previous owners and operators.  Materials from these operations remain on some of the properties, and, in some instances, may require remediation.  In addition, we occasionally must agree to indemnify sellers of producing properties from whom we acquire reserves against some of the liability for environmental claims associated with these properties.  We cannot assure you that the costs we incur for compliance with environmental regulations and remediating previously or currently owned or operated properties will not result in material expenditures that adversely affect our profitability.

Additionally, in the course of our routine oil and natural gas operations, surface spills and leaks, including casing leaks, of oil or other materials will occur, and we will incur costs for waste handling and environmental compliance.  It is also possible that our oil and natural gas operations may require us to manage NORM.  NORM is present in varying concentrations in sub-surface formations, including hydrocarbon reservoirs, and may become concentrated in scale, film and sludge in equipment that comes in contact with crude oil and natural gas production and processing streams.  Some states, including Texas, have enacted regulations governing the handling, treatment, storage and disposal of NORM.  Moreover, we will be able to control directly the operations of only those wells for which we act as the operator.  Despite our lack of control over wells owned by us but operated by others, the failure of the operator to comply with the applicable environmental regulations may, in certain circumstances, be attributable to us.

We are subject to the requirements of OSHA and comparable state statutes.  The OSHA Hazard Communication Standard, the “community right-to-know” regulations under Title III of the federal Superfund Amendments and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used, released or produced in our operations.  Certain of this information must be provided to employees, state and local governmental authorities and local citizens.  We are also subject to the requirements and reporting set forth in OSHA workplace standards.

We cannot assure you that more stringent laws and regulations protecting the environment will not be adopted or that we will not otherwise incur material expenses in connection with environmental laws and regulations in the future.  The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and, thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.  We may be unable to pass on such increased compliance costs to our customers. Moreover, accidental releases or spills may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third party claims for damage to property, natural resources or persons.

We maintain insurance against some, but not all, potential risks and losses associated with our industry and operations.  We do not currently carry business interruption insurance.  For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented.  In addition, pollution and environmental risks generally are not fully insurable.  If a significant accident or other event occurs and is not fully covered by insurance, it could materially adversely affect our financial condition and results of operations.

Hydraulic Fracturing Regulation

We use hydraulic fracturing as a means to maximize the productivity of our oil and natural gas wells in most wells that we drill and complete.  Although average drilling and completion costs for each area will vary, as will the cost of each well within a given area, on average approximately 60% of the drilling and completion costs for our horizontal wells are associated with hydraulic fracturing activities.  These costs are treated in the same way that all other costs of drilling and completion of our wells are treated and are built into and funded through our normal capital expenditures budget.

Hydraulic fracturing technology, which has been used by the oil and natural gas industry for more than 60 years and is constantly being enhanced, enables companies to produce crude oil and natural gas that would otherwise not be recovered.  Specifically, hydraulic fracturing is a process in which pressurized fluid is pumped into underground formations to create tiny fractures or spaces that allow crude oil and natural gas to flow from the reservoir into the well so that it can be brought to the surface.  The makeup of the fluid used in the hydraulic fracturing process is typically more than 99% water and sand, and less than 1% highly diluted chemical additives.  While the majority of the sand remains underground to hold open the fractures, a significant percentage of the water and chemical additives flow back and are then either recycled or safely disposed of at sites that are approved and permitted by the appropriate regulatory authorities.  Hydraulic fracturing generally takes place thousands of feet underground, a considerable distance below any drinking water aquifers, and there are impermeable layers of rock between the area fractured and the water aquifers.

Recently, there has been increasing regulatory scrutiny of hydraulic fracturing, which is generally exempted from regulation as underground injection on the federal level pursuant to the SDWA.  However, the U.S. Senate and House of Representatives have considered legislation to repeal this exemption.  If enacted, these proposals would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities. If enacted, such a provision could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting and recordkeeping obligations, and meet plugging and abandonment requirements.  These legislative proposals have also contained language to require the reporting and public disclosure of chemicals used in the fracturing process.  If the exemption for hydraulic fracturing is removed from the SDWA, or if other legislation is enacted at the federal, state or local level, any restrictions on the use of hydraulic fracturing contained in any such legislation could have a significant impact on our business, financial condition and results of operations.

In addition, at the federal level and in some states, there has been a push to place additional regulatory burdens upon hydraulic fracturing activities.  Certain bills have been introduced in the Senate and the House of Representatives that, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could, and in all likelihood would, result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing operations and increasing our costs of compliance.  At the state level, Wyoming and Texas, for example, have enacted requirements for the disclosure of the composition of the fluids used in hydraulic fracturing.  On June 17, 2011, Texas signed into law a mandate for public disclosure of the chemicals that operators use during hydraulic fracturing in Texas.  The law went into effect September 1, 2011.  State regulators have until 2013 to complete implementing rules.  In addition, several local governments in Texas have imposed temporary moratoria on drilling permits within city limits so that local ordinances may be reviewed to assess their adequacy to address hydraulic fracturing activities.  Additional burdens upon hydraulic fracturing, such as reporting requirements or permitting requirements for the hydraulic fracturing activity, will result in additional expense and delay in our operations.

We are not able to predict the timing, scope and effect of any currently proposed or future laws or regulations regarding hydraulic fracturing, but the direct and indirect costs of such laws and regulations (if enacted) could materially and adversely affect our business, financial conditions and results of operations. See “Risk Factors,” including “Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured,” at page 24, and "Federal and state legislation and regulatory initiatives relating to hydraulic fracturing and water disposal could result in increased costs and additional operating restrictions or delays," at page 37.

International Regulation

Our anticipated future exploration and production operations outside the United States will be subject to various types of regulations imposed by the respective governments of the countries in which our operations may be conducted and that may affect our operations and costs.  We currently have no operations outside of the United States.  We have not yet assessed the scope and effect of any currently proposed or future foreign laws, regulations or treaties, including those regarding climate change and hydraulic fracturing, but the direct and indirect costs of such laws, regulations and treaties (if enacted) could materially and adversely affect our business, results of operations, financial condition and competitive position.

Office Lease

Our corporate headquarters are located in approximately 2,000 square feet of office space at 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506.  We lease that space pursuant to a lease that expires on June 30, 2013 and that has a base monthly rent of approximately $4,100.

Employees

As of May 8 , 2013, we had 10 full-time employees. We believe that our relationships with our employees are satisfactory.  No employee is covered by a collective bargaining agreement. In order to expand our operations in accordance with our business plan, we intend to hire additional employees with expertise in the areas of corporate development, petroleum engineering, geological and geophysical sciences and accounting, as well as hiring additional technical, operations and administrative staff.  We are not currently able to estimate the number of employees that we will hire during the next twelve months since that number will depend upon the rate at which our operations expand and upon the extent to which we engage third parties to perform required services.

From time to time, we use the services of independent consultants and contractors to perform various professional services, particularly in the areas of geology and geophysics, construction, design, well site surveillance and supervision, permitting and environmental assessment and legal and income tax preparation and accounting services.  Independent contractors, at our request, drill our wells and perform field and on-site production operation services for us, including pumping, maintenance, dispatching, inspection and testing.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceeding.  In addition, we are not aware of any material legal or governmental proceedings against us, or contemplated to be brought against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.  The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expected performance.  We caution you that assumptions, expectations, projections, intentions or beliefs about future events may, and often do, vary from actual results and the differences can be material.  See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

On July 27, 2012, we completed our acquisition of Pacific Energy Development Corp., which we refer to as Pacific Energy Development.  The acquisition was accounted for as a “reverse acquisition,” and Pacific Energy Development  was deemed to be the accounting acquirer in the acquisition.  Because Pacific Energy Development was deemed the acquirer for accounting purposes, the financial statements of Pacific Energy Development are presented as the continuing accounting entity. The assets and operations of our company prior to the merger are included in our financial statements only from the date of the merger.

Overview

We are an energy company engaged in the acquisition, exploration, development and production of oil and natural gas resources in the United States, with a primary focus on oil and natural gas shale plays and a secondary focus on conventional oil and natural gas plays.  Our current operations are located primarily in the Niobrara Shale play in the Denver-Julesburg Basin in Morgan and Weld Counties, Colorado, the Eagle Ford Shale play in McMullen County, Texas, and the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas. We also hold an interest in the North Sugar Valley Field in Matagorda County, Texas, though we consider this a non-core asset.

We have approximately 10, 224 gross and 2, 774 net acres of oil and gas properties in our Niobrara core area.  Our current Eagle Ford position is a 3.97% working interest in 1,331 acres.  We also have 7,006 gross and 6,763 net acres of oil and gas properties in our Mississippian core area, which we operate.   Condor Energy Technology LLC, which we jointly own and manage with an affiliate of MIE Holdings Corporation as described below, operates our Niobrara interests, including three producing wells in the Niobrara asset with aggregate current daily production of approximately 324 Bbl of oil and 819 Mcf of natural gas or 462 BOE (140 BOE net). We believe our current assets could contain a gross total of 239 drilling locations.

 We also have an option agreement in place (subject to customary closing conditions) for the acquisition of an additional 7,880 gross (7,043 net) acres in the Mississippian Lime play in Comanche, Harper, Barber and Kiowa Counties, Kansas and Woods County, Oklahoma, expiring May 30, 2013.  See “Business – Our Core Areas – Mississippian Asset.”  We believe these optioned Mississippian interests, if acquired, could contain a gross total of 42 additional drilling locations.

We believe that the Niobrara, Eagle Ford and Mississippian Shale plays represent among the most promising unconventional oil and natural gas plays in the United States.  We will continue to seek additional acreage proximate to our currently held core acreage.  Our strategy is to be the operator, directly or through our subsidiaries and joint ventures, in the majority of our acreage so we can dictate the pace of development in order to execute our business plan.  The majority of our capital expenditure budget for 2013 will be focused on the acquisition, development and expansion of these formations.

Detailed information about our business plans and operations, including our core Niobrara, Eagle Ford and Mississippian assets, is contained under “Business” beginning on page 54.

How We Conduct Our Business and Evaluate Our Operations

Our use of capital for acquisitions and development allows us to direct our capital resources to what we believe to be the most attractive opportunities as market conditions evolve. We have historically acquired properties that we believe had significant appreciation potential. We intend to continue to acquire both operated and non-operated properties to the extent we believe they meet our return objectives.

We will use a variety of financial and operational metrics to assess the performance of our oil and natural gas operations, including:

●	production volumes;

●	realized prices on the sale of oil and natural gas, including the effects of our commodity derivative contracts;

●	oil and natural gas production and operating expenses;

●	capital expenditures;

●	general and administrative expenses;

●	net cash provided by operating activities; and

●	net income.

Production Volumes

Production volumes will directly impact our results of operations. We currently have minimal production, all from the initial three gross producing wells associated with the Niobrara asset, three gross producing wells associated with our Eagle Ford asset, and two gross producing wells associated with our North Sugar Valley field, but expect to increase production assuming drilling success in the future.

Realized Prices on the Sale of Oil and Natural Gas

Factors Affecting the Sales Price of Oil and Natural Gas

We expect to market our crude oil and natural gas production to a variety of purchasers based on regional pricing. The relative prices of crude oil and natural gas are determined by the factors impacting global and regional supply and demand dynamics, such as economic conditions, production levels, weather cycles and other events. In addition, relative prices are heavily influenced by product quality and location relative to consuming and refining markets.

Oil.  The New York Mercantile Exchange—West Texas Intermediate (NYMEX-WTI) futures price is a widely used benchmark in the pricing of domestic crude oil in the United States. The actual prices realized from the sale of crude oil differ from the quoted NYMEX-WTI price as a result of quality and location differentials. Quality differentials to NYMEX-WTI prices result from the fact that crude oils differ from one another in their molecular makeup, which plays an important part in their refining and subsequent sale as petroleum products. Among other things, there are two characteristics that commonly drive quality differentials: (a) the crude oil’s American Petroleum Institute, or API, gravity and (b) the crude oil’s percentage of sulfur content by weight. In general, lighter crude oil (with higher API gravity) produces a larger number of lighter products, such as gasoline, which have higher resale value and, therefore, normally sell at a higher price than heavier oil. Crude oil with low sulfur content (“sweet” crude oil) is less expensive to refine and, as a result, normally sells at a higher price than high sulfur-content crude oil (“sour” crude oil).

Location differentials to NYMEX-WTI prices result from variances in transportation costs based on the produced crude oil’s proximity to the major consuming and refining markets to which it is ultimately delivered. Crude oil that is produced close to major consuming and refining markets, such as near Cushing, Oklahoma, is in higher demand as compared to crude oil that is produced farther from such markets. Consequently, crude oil that is produced close to major consuming and refining markets normally realizes a higher price (i.e., a lower location differential to NYMEX-WTI).

In the past, crude oil prices have been extremely volatile, and we expect this volatility to continue. For example, the NYMEX-WTI oil price ranged from a high of $113.93 per Bbl to a low of $75.67 per Bbl during the year ended December 31, 2011 and from a high of $109.77 per Bbl to a low of $77.69 per Bbl during the year ended December 31, 2012.

Natural Gas. The NYMEX-Henry Hub price of natural gas is a widely used benchmark for the pricing of natural gas in the United States. Similar to crude oil, the actual prices realized from the sale of natural gas differ from the quoted NYMEX-Henry Hub price as a result of quality and location differentials. Quality differentials to NYMEX-Henry Hub prices result from: (a) the Btu content of natural gas, which measures its heating value, and (b) the percentage of sulfur, CO2 and other inert content by volume. Wet natural gas with a high Btu content sells at a premium to low Btu content dry natural gas because it yields a greater quantity of natural gas liquids (NGLs). Natural gas with low sulfur and CO2 content sells at a premium to natural gas with high sulfur and CO2 content because of the added cost to separate the sulfur and CO2 from the natural gas to render it marketable. Wet natural gas is processed in third-party natural gas plants and residue natural gas as well as NGLs are recovered and sold. Dry natural gas residue from our properties is generally sold based on index prices in the region from which it is produced.

Location differentials to NYMEX-Henry Hub prices result from variances in transportation costs based on the natural gas’ proximity to the major consuming markets to which it is ultimately delivered. Also affecting the differential is the processing fee deduction retained by the natural gas processing plant generally in the form of percentage of proceeds. Generally, these index prices have historically been at a discount to NYMEX-Henry Hub natural gas prices.

In the past, natural gas prices have been extremely volatile, and we expect this volatility to continue. For example, the NYMEX-Henry Hub natural gas price ranged from a high of $4.92 per MMBtu to a low of $2.84 per MMbtu during the year ended December 31, 2011, and from a high of $3.77 per MMBtu to a low of $1.82 per MMBtu during the year ended December 31, 2012.

Commodity Derivative Contracts.  We expect to adopt a commodity derivative policy designed to minimize volatility in our cash flows from changes in commodity prices.  We have not determined the portion of our estimated production, if any, for which we will mitigate our risk through the use of commodity derivative instruments, but in no event will we maintain a commodity derivative position in an amount in excess of our estimated production. Should we reduce our estimates of future production to amounts which are lower than our commodity derivative volumes, we will reduce our positions as soon as practical. If forward crude oil or natural gas prices increase to prices higher than the prices at which we have entered into commodity derivative positions, we may be required to make margin calls out of our working capital in the amounts those prices exceed the prices we have entered into commodity derivative positions.

Oil and Natural Gas Production Expenses.  We will strive to increase our production levels to maximize our revenue. Oil and natural gas production expenses are the costs incurred in the operation of producing properties and workover costs. We expect expenses for utilities, direct labor, water injection and disposal, and materials and supplies to comprise the most significant portion of our oil and natural gas production expenses. Oil and natural gas production expenses do not include general and administrative costs or production and other taxes. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to our pumping equipment or surface facilities may result in increased oil and natural gas production expenses in periods during which they are performed.

A majority of our operating cost components will be variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, we will incur power costs in connection with various production related activities such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with our oil and natural gas production. Over the life of hydrocarbon fields, the amount of water produced may increase for a given volume of oil or natural gas production, and, as pressure declines in natural gas wells that also produce water, more power will be needed to provide energy to artificial lift systems that help to remove produced water from the wells. Thus, production of a given volume of hydrocarbons may become more expensive each year as the cumulative oil and natural gas produced from a field increases until, at some point, additional production becomes uneconomic.

Production and Ad Valorem Taxes.  Texas regulates the development, production, gathering and sale of oil and natural gas, including imposing production taxes and requirements for obtaining drilling permits. For oil production, Texas currently imposes a production tax at 4.6% of the market value of the oil produced and an additional 3/16 of one cent per barrel of crude petroleum produced, and for natural gas, Texas currently imposes a production tax at 7.5% of the market value of the natural gas produced. Colorado imposes production taxes ranging from 2% to 5% based on gross income and a conservation tax ranging from 0.07% to 1.5% based on the market value of oil and natural gas production. Wyoming imposes production taxes at a base rate of 6% and conservation tax of 0.04% based on the market value of oil and natural gas production. Ad valorem taxes are generally tied to the valuation of the oil and natural gas properties; however, these valuations are reasonably correlated to revenues, excluding the effects of any commodity derivative contracts.

General and Administrative Expenses.  General and administrative expenses related to being a publicly traded company include: Exchange Act reporting expenses; expenses associated with Sarbanes-Oxley compliance; expenses associated with listing on the NYSE MKT; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and director compensation. As a publicly-traded company, we expect that general and administrative expenses will continue to be significant.

Income Tax Expense. We are a C-corporation for federal income tax purposes, and accordingly, we are directly subject to federal income taxes which may affect future operating results and cash flows.  We are also subject to taxation through our membership interests in our joint ventures, which are limited liability companies taxed as pass-through entities.

Liquidity and Capital Resources

Liquidity Outlook

We expect to incur substantial expenses and generate significant operating losses as we continue to explore for and develop our oil and natural gas prospects, and as we opportunistically invest in additional oil and natural gas properties, develop our discoveries which we determine to be commercially viable and incur expenses related to operating as a public company and compliance with regulatory requirements.

Our future financial condition and liquidity will be impacted by, among other factors, the success of our exploration and appraisal drilling program, the number of commercially viable oil and natural gas discoveries made and the quantities of oil and natural gas discovered, the speed with which we can bring such discoveries to production, and the actual cost of exploration, appraisal and development of our prospects.   We estimate that we will make capital expenditures, excluding capitalized interest and general and administrative expense, of approximately $15.4 million during the period from May 1, 2013 to December 31, 2013 in order to achieve our plans.

The proceeds of this offering, cash flow from operations and our existing cash on hand will not  be sufficient to fund our planned capital expenditures until the end of 2013, and we therefore expect to complete one or more debt financings to fund the balance of our planned 2013 capital expenditures. Because the wells funded by our 2013 drilling plans represent only a small percentage of our potential drilling locations, we will be required to generate or raise additional  amounts of capital to develop our entire inventory of potential drilling locations, if we elect to do so. We may seek additional funding through asset sales, farm-out arrangements, lines of credit and public or private equity or debt financings.

Our capital budget may be adjusted as business conditions warrant. The amount, timing and allocation of capital expenditures is largely discretionary and within our control. If oil and natural gas prices decline or costs increase significantly, we could defer a significant portion of our budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We routinely monitor and adjust our capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, timing of regulatory approvals, availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside our control.

Historical Liquidity and Capital Resources

Prior to the completion of the Pacific Energy Development merger, Pacific Energy Development raised approximately $11.5 million through the sale of Series A preferred stock and sale of interest in Condor, which we refer to as the Pacific Energy Development offering.  The Pacific Energy Development offering closed on July 27, 2012.

The proceeds of the Pacific Energy Development offering were used by Pacific Energy Development to purchase our Niobrara and Eagle Ford assets and for general working capital expenses. The Eagle Ford asset had two producing wells when purchased and we have been receiving revenues since March 2012 from those wells.  Condor drilled and completed an initial gross well in July 2012 in the Niobrara asset, resulting in oil revenues from this well in the quarter ended September 30, 2012, and in February 2013, Condor completed two gross additional wells for a total drilling and completion cost net to our interest of $3.57 million in the Niobrara asset.

We had total current assets of $2.8 million as of December 31, 2012, including cash of $2.5 million, compared to total current assets of $617,000 as of December 31, 2011, including a cash balance of $176,000.

We had total assets of $11.1 million as of December 31, 2012 and $2.9 million as of December 31, 2011.  Included in total assets as of December 31, 2012 and December 31, 2011 were $2.4 million and $0, respectively, of proved oil and gas properties subject to amortization and $0.9 million and $1.7 million, respectively, in unproved oil and gas properties not subject to amortization.

We had total liabilities of $4.8 million as of December 31, 2012, including current liabilities of $4.7 million, compared to total liabilities of $2.1 million as of December 31, 2011, including current liabilities of $2.1 million.

We had negative working capital of $1.9 million, total stockholders’ equity of $5.1 million and a total accumulated deficit of $12.8 million as of December 31, 2012, compared to negative working capital of $1.5 million, total stockholders’ equity of $0.9 million and a total accumulated deficit of $0.8 million as of December 31, 2011.

Cash Flows From Operating Activities. We had net cash used in operating activities of $2,804,000 for the year ended December 31, 2012, which was primarily due to a $12,013,011 loss offset by $6,820,000 for impairment of goodwill arising from the merger, $621,000 of stock compensation expense, $508,000 of amortization of financing costs, $358,000 in share of equity investment net loss, $280,000 of preferred stock issued to extend debt maturity and accounted for as interest expense.

Cash Flows From Investing Activities. We had net cash used in investing activities of $3,742,000 for the year ended December 31, 2012. Cash was used for oil and gas property acquisitions in the amount of $1,500,000, the payment of obligations of our pre-merger company related to the merger in the amount of $454,000, and cash funded to White Hawk as notes receivable in the amount of $2,786,000. This usage of cash was partially offset by $1,000,000 received from the sale of 50% of the White Hawk subsidiary to an affiliate of MIE Holdings.

Cash Flows from Financing Activities. We had net cash provided from financing activities of $8,848,000 for the year ended December 31, 2012, which was due primarily to the sale of preferred stock.

Results of Operations

As discussed above, the financial statements of Pacific Energy Development are presented as the continuing accounting entity and the below discussion relates to the financial information of Pacific Energy Development as the continuing accounting entity.   The financial statements prior to the date of the merger represent the operations of pre-merger Pacific Energy Development only.   After the date of the merger, the financial statements  include the operations of the combined companies.

Comparison of the Year Ended December 31, 2012 with the Period from February 9, 2011 (inception) through  December 31, 2011

Oil and Gas Revenue. For the year ended December 31, 2012, we had total revenue of approximately $503,000 comprised of approximately $357,000 in revenue generated after February 2012 from the two producing wells in the Eagle Ford asset and one producing well in the Niobrara asset. Prior to such time, Pacific Energy Development was focused on acquiring oil and natural gas properties, and did not yet generate any revenue.  Oil and gas revenue for the former Blast business (“Blast”) operations was $146,000 for the year ended December 31, 2012. Prior to February 2012, Pacific Energy Development was focused on acquiring oil and natural gas properties, and did not yet generate any revenue. Consequently, oil and gas revenue was $0 for the period from February 9, 2011 (inception) through the year ended December 31, 2011.

Lease Operating Expense. Operating expenses associated with the oil and gas properties were $281,103 for the year ended December 31, 2012 including  $176,000 for Pacific Energy Development and an additional $105,000 for Blast. There was no oil and gas revenue and no well operating expenses for Pacific Energy Development for the period from February 9, 2011 (inception) through December 31, 2011.

Selling, General and Administrative. Selling, general and administrative (“SG&A”) expenses increased by $3,013,000 to $3,730,000 for the year ended December 31, 2012 compared to $717,000 for the period from February 9, 2011 (inception) through December 31, 2011. The increase was primarily due to increased staff, professional service fees, legal fees in connection with the Pacific Energy Development merger, and stock compensation expense in 2012 not applicable to 2011.

	For the Year Ended
	December 31,		Increase
(in thousands)	2012	2011	(Decrease)
Payroll and related costs	$1,682	$309	$1,373
Option and warrant expense	621	-	621
Legal fees & settlements	162	120	42
Professional services	910	155	755
Insurance	109	10	99
Travel & entertainment	111	75	36
Office rent, communications, misc.	135	48	87
	$3,730	$717	$3,013

Impairment of Goodwill. Management evaluated the amount of goodwill associated with the merger with Blast following the allocation of fair value to the assets and liabilities acquired and determined that the goodwill should be fully impaired and has reflected the impairment in the amount of $6,820,000 on the statement of operations as of the date of the merger.

Depreciation, Depletion and Amortization (“DD&A”). DD&A costs were approximately $131,000 for the year ended December 31, 2012, compared to $1,000 for the period from February 9, 2011 (inception) through December 31, 2011, as recording of depletion commenced in 2012 when the wells began producing revenue.

Gain on Sale of Equity Method Investments. In connection with the White Hawk Sale in May 2012, we recorded a gain of $64,000 representing the difference between our carrying value of the 50% investment sold of $1,875,000 and the fair value of the net sale proceeds received from MIE Holdings of $1,939,000. There was no such sale in 2011.

Loss from Equity Method Investment. Loss from equity method investments was $358,000 in 2012, compared with $26,000 in 2011. We have two investments accounted for using the equity method, Condor and White Hawk, which was acquired in 2012. The increased loss was due primarily to costs associated with exploration of new, unproven areas within the Condor property and general and administrative costs incurred for a full year of Condor operations (Condor was formed in October of 2011), offset in part by the addition of White Hawk in 2012 which generated net income.

Interest Expense. Interest expense was $986,000 for the year ended December 31, 2012 compared to $13,000 for the period from February 9, 2011 (inception) through December 31, 2011, an increase of $973,000 from the prior period. This increase is primarily due to the amortization of $507,000 for debt discount and $63,000 of interest expense related to the Centurion note assumed from Blast in the merger; and $380,000 of interest incurred on the extension of the due date for a deferred payment related to the acquisition of the Eagle Ford property held in Excellong E&P-2, Inc. (now White Hawk Petroleum, LLC).

Gain on Debt Extinguishment. We recorded a loss of $160,000 for debt extinguishment in connection with modifications made to amounts borrowed from Centurion Credit Funding, LLC under the Note Purchase Amendment dated January 13, 2012 as a significant conversion feature was added to the terms of the note and the Pacific Development Merger triggered the contingent conversion feature. We recorded a gain on debt extinguishment of $169,000 in connection with amounts forgiven by Centurion Credit Funding, LLC for the complete extinguishment of the outstanding debt during the year. The net gain on debt extinguishment for the year ended December 31, 2012 was approximately $9,000.

Loss on Settlement of Payable. During the year, we recorded a loss on a settlement of payable in the amount of $139,874 related to issuance of 93,250 shares of Series A preferred Stock in full satisfaction and release of our obligation to Esenjay.

Net Loss. Net loss increased by $11,249,000 to a net loss of $12,013,000 for the year ended December 31, 2012 compared to a net loss of $764,000 for the period from February 9, 2011 (inception) through December 31, 2011. This increase was primarily due to $6,820,000 for goodwill impairment, the increase in SG&A of $3,013,000 in 2012 as described above, increased loss from equity investments of $332,000, the debt discount amortization and interest of $578,000 for the Centurion note, loss on settlement of payable to Esenjay in the amount of $139,874, and $380,000 of interest expense as described above.

Recent Accounting Pronouncements

In July 2012, the FASB amended its authoritative guidance related to testing indefinite-lived intangible assets for impairment. Under the revised guidance, entities testing their indefinite-lived intangible assets for impairment have the option of performing a qualitative assessment before performing further impairment testing. If entities determine, on a basis of qualitative factors, that it is more-likely-than-not that the asset is impaired, a quantitative test is required. The guidance becomes effective in the beginning of fiscal 2014, with early adoption permitted. We are currently evaluating the timing of adopting this guidance which is not expected to have an impact on our consolidated financial statements.

In September 2011, the FASB issued an update to ASC Topic 350, “Intangibles — Goodwill and Other.” This ASU amends the guidance in ASC Topic 350-20 on testing for goodwill impairment. The revised guidance allows entities testing for goodwill impairment to have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test annually for impairment. The ASU is limited to goodwill and does not amend the annual requirement for testing other indefinite-lived intangible assets for impairment. We adopted this ASU for our 2012 goodwill impairment testing. The adoption of this ASU did not impact on our consolidated financial statements.

In June 2011, the FASB issued new accounting guidance related to the presentation of comprehensive income (loss) that eliminates the current option to report other comprehensive income (loss) and its components in the statement of changes in equity. Under this guidance, an entity can elect to present items of net income (loss) and other comprehensive income (loss) in one continuous statement or two consecutive statements. This guidance was effective for us beginning July 1, 2012. The adoption of this guidance will have a material effect on our consolidated financial statements and related disclosures.

In May 2011, the FASB issued updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between U.S. GAAP and International Financial Reporting Standards. This guidance includes amendments that clarify the application of existing fair value measurements and disclosures, in addition to other amendments that change principles or requirements for fair value measurements or disclosures. The adoption of this guidance did not have a material effect on our consolidated financial statements and related disclosures.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our financial statements.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured.  Revenue is derived from the sale of crude oil. Revenue from crude oil sales is recognized when the crude oil is delivered to the purchaser and collectability is reasonably assured. We follow the “sales method” of accounting for oil and natural gas revenue, which means we recognize revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to our ownership in the property.  A receivable or liability is recognized only to the extent that we have an imbalance on a specific property greater than our share of the expected remaining proved reserves. If collection is uncertain, revenue is recognized when cash is collected.  We recognize reimbursements received from third parties for out-of-pocket expenses incurred as service revenues and account for out-of-pocket expenses as direct costs.

Equity Method Accounting for Joint Ventures. The majority of our oil and gas interests are held all or in part by the following joint ventures which we jointly own with affiliates of MIE Holdings:

- Condor Energy Technology LLC, which we refer to as Condor, which is a Nevada limited liability company owned 20% by us and 80% by an affiliate of MIE Holdings.  We account for our 20% ownership in Condor using the equity method; and

- White Hawk Petroleum, LLC, which we refer to as White Hawk, which is a Nevada limited liability company owned 50% by us and 50% by an affiliate of MIE Holdings. We also account for our 50% interest in this entity using the equity method.

We evaluated our relationship with Condor and White Hawk to determine if either qualified as a variable interest entity ("VIE"), as defined in ASC 810-10, and whether we were the primary beneficiary, in which case consolidation with us would be required.  We determined that both Condor and White Hawk qualified as a VIE, but since we were not the primary beneficiary of either Condor or White Hawk that consolidation was not required for either entity.

Oil and Natural Gas Properties,  Successful Efforts Method.  We use the successful efforts method of accounting for oil and gas producing activities. Under the successful efforts method, costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed as incurred. We evaluate our proved oil and gas properties for impairment on a field-by-field basis whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. We follow Accounting Standards Codification ASC 360 - Property, Plant, and Equipment, for these evaluations. Unamortized capital costs are reduced to fair value if the undiscounted future net cash flows from our interest in the property’s estimated proved reserves are less than the asset’s net book value.

Accounting for Asset Retirement Obligations.  If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, we will record a liability (an asset retirement obligation or “ARO”) on our consolidated balance sheet and capitalize the present value of the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred.  In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for our company.  After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis over the estimated proved developed reserves.  Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our consolidated statement of income.

Stock-Based Compensation.  Pursuant to the provisions of FASB ASC 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life.  Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation.  These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements.  The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.  We estimate volatility by considering historical stock volatility. We have opted to use the simplified method for estimating expected term, which is equal to the midpoint between the vesting period and the contractual term.

MANAGEMENT

Executive Officers, Directors and Director Nominees

The following table sets forth the name, age and position held by each of our executive officers, directors and director nominees.  Effective upon closing of this offering, Michael L. Peterson and Jamie Tseng will resign as directors, and Elizabeth P. Smith and David C. Crikelair will be appointed as members of our board of directors.  Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the shareholders.

Name	Age	Position

Frank C. Ingriselli	58	Executive Chairman of the Board, Chief Executive Officer and President
Michael L. Peterson	51	Chief Financial Officer, Executive Vice President, and Director
Jamie Tseng	58	Senior Vice President, Managing Director and Director
Clark Moore	40	Executive Vice President, General Counsel and Secretary
Elizabeth P. Smith	63	Director Nominee (1)
David C. Crikelair	65	Director Nominee (1)
_____________________
(1)	These individuals will become directors effective upon the completion of this offering.

Business Experience

The following is a brief description of the business experience and background of our current directors and executive officers and our director nominees.  There are no family relationships among any of the directors, director nominees or executive officers.

Frank C. Ingriselli, Executive Chairman of the Board, President and Chief Executive Officer

Mr. Ingriselli has served as our Executive Chairman of the Board, Chief Executive Officer and President since our acquisition of Pacific Energy Development in July 2012.  Mr. Ingriselli has served as the President, Chief Executive Officer, and Director of Pacific Energy Development since its inception.   Mr. Ingriselli began his career at Texaco, Inc. in 1979 and held management positions in Texaco’s Producing-Eastern Hemisphere Department, Middle East/Far East Division, and Texaco’s International Exploration Company. While at Texaco, Mr. Ingriselli negotiated a successful foreign oil development investment contract in China in 1983. In 1992, Mr. Ingriselli was named President of Texaco International Operations Inc. and over the next several years directed Texaco’s global initiatives in exploration and development. In 1996, he was appointed President and CEO of the Timan Pechora Company, a Houston, Texas headquartered company owned by affiliates of Texaco, Exxon, Amoco and Norsk Hydro, which was developing an investment in Russia. In 1998, Mr. Ingriselli returned to Texaco’s Executive Department with responsibilities for Texaco’s power and natural gas operations, merger and acquisition activities, pipeline operations and corporate development. In August 2000, Mr. Ingriselli was appointed President of Texaco Technology Ventures, which was responsible for all of Texaco’s global technology initiatives and investments. In 2001, Mr. Ingriselli retired from Texaco after its merger with Chevron, and founded Global Venture Investments LLC, which we refer to as GVEST, an energy consulting firm, for which Mr. Ingriselli continues to serve as the President and Chief Executive Officer.  We believe Mr. Ingriselli’s positions with GVEST  require only an immaterial amount of Mr. Ingriselli’s time and do not conflict with his roles or responsibilities with our company. In 2005, Mr. Ingriselli co-founded CAMAC Energy Inc. (NYSE:  CAK) (formerly Pacific Asia Petroleum, Inc.) an independent energy company headquartered in Houston, Texas, and served as its President, Chief Executive Officer and a member of its Board of Directors from 2005 to July 2010.

From 2000 to 2006, Mr. Ingriselli sat on the Board of the Electric Drive Transportation Association (where he was also Treasurer) and the Angelino Group, and was an officer of several subsidiaries of Energy Conversion Devices Inc., a U.S. public corporation engaged in the development and commercialization of environmental energy technologies.  From 2001 to 2006, he was a Director and Officer of General Energy Technologies Inc., a “technology facilitator” to Chinese industry serving the need for advanced energy technology and the demand for low-cost high quality components, and Eletra Ltd, a Brazilian hybrid electric bus developer.  Mr. Ingriselli currently sits on the Advisory Board of the Eurasia Foundation, a Washington D.C.-based non-profit that funds programs that build democratic and free market institutions in the new independent states of the former Soviet Union.  Since 2006, Mr. Ingriselli has also served on the board of directors and as an executive officer of Brightening Lives Foundation Inc., a New York charitable foundation headquartered in Danville, California.

Mr. Ingriselli graduated from Boston University in 1975 with a Bachelor of Science degree in Business Administration. He also earned a Master of Business Administration degree from New York University in both Finance and International Finance in 1977 and a Juris Doctor degree from Fordham University School of Law in 1979.

Mr. Ingriselli brings to the board over 33 years’ experience in the energy industry. The board of directors believes that Mr. Ingriselli’s experience with our company’s recently acquired subsidiary Pacific Energy Development  and the insights he has gained from these experiences will benefit our company’s future plans to evaluate and acquire additional oil producing properties and that they qualify him to serve as a director for our company.

Michael L. Peterson, Chief Financial Officer and Executive Vice President

Mr. Peterson has served as our Chief Financial Officer and Executive Vice President since our acquisition of Pacific Energy Development in July 2012. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011 and assumed the additional office of Chief Financial Officer in June 2012.  Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Blast, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012).  In addition, since February 2006, Mr. Peterson has served as founder and managing partner of California-based Pascal Management, a manager of hedge and private equity investments, which we believe requires only an immaterial amount of Mr. Peterson’s time and does not conflict with his roles or responsibilities with our company.  From 2005 to 2006, Mr. Peterson co-founded and became a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City.  From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high net worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets.  Mr. Peterson speaks Mandarin Chinese.

Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

Our board of directors believes that Mr. Peterson brings to our board of directors extensive experience in the energy, corporate finance and securities sectors, which will provide crucial guidance for our company’s capital raising efforts.

Jamie Tseng, Senior Vice President, Managing Director and Director

Mr. Tseng has served as our Senior Vice President, Managing Director and a director since our acquisition of Pacific Energy Development in July 2012.  Mr. Tseng has served as Pacific Energy Development’s Senior Vice President, Managing Director and director, since its inception, and as Chief Financial Officer from inception until June 2012.  In 2005, Mr. Tseng co-founded CAMAC Energy Inc. (NYSE:  CAK) (formerly Pacific Asia Petroleum, Inc.), an independent energy company headquartered in Houston, Texas, and served as its Executive Vice President from 2005 through his retirement from our company in January 2010.  From February 2000 to August 2005, Mr. Tseng served as Chief Financial Officer of General Energy Technologies Inc., a “technology facilitator” to Chinese industry serving the need for advanced energy technology and the demand for low cost high quality components. From 1998 to February 2000, Mr. Tseng served as Chief Financial Officer of Multa Communications Corporation, a California-based Internet service provider focusing on China. From 1980 until 1998, he held management positions with Collins Company, Hilton International, China Airlines and Tatung Company of America. Mr. Tseng is fluent in Chinese Mandarin.  He has a BD degree in Accounting from Soochow University in Taiwan.

Mr. Tseng brings to our board of directors more than 25 years of financial management and operations experience in the People’s Republic of China, the Republic of China and the United States. The board of directors believes that Mr. Tseng’s experience with our company’s recently acquired subsidiary Pacific Energy Development  and the insights he has gained from these experiences will benefit our company’s future plans to evaluate and acquire additional oil producing properties and that they qualify him to serve as a director for our company.

Clark R. Moore, Executive Vice President, General Counsel and Secretary

Mr. Moore has served as our Executive Vice President, General Counsel, and Secretary since our acquisition of Pacific Energy Development in July 2012 and has served as the Executive Vice President, General Counsel, and Secretary of Pacific Energy Development since its inception.  Mr. Moore began his career in 2000 as a corporate attorney at the law firm of Venture Law Group located in Menlo Park, California, which later merged into Heller Ehrman LLP in 2003.  In 2004, Mr. Moore left Heller Ehrman LLP and launched a legal consulting practice focused on representation of private and public company clients in the energy and high-tech industries.  In September 2006, Mr. Moore joined CAMAC Energy Inc. (NYSE:  CAK) (formerly Pacific Asia Petroleum, Inc.), an independent energy company headquartered in Houston, Texas, as its acting General Counsel and continued to serve in that role through June 2011.
Mr. Moore received his J.D. with Distinction from Stanford Law School and his B.A. with Honors from the University of Washington.

Elizabeth P. Smith, Director Nominee

Ms. Smith will be appointed to our Board of Directors effective upon the completion of this offering.  Ms. Smith retired from Texaco Inc. as Vice President-Investor Relations and Shareholder Services in late 2001 following its merger with Chevron Corp. Ms. Smith was also the Corporate Compliance Officer for Texaco and was a member of the Board of The Texaco Foundation. Ms. Smith joined Texaco’s Legal Department in 1976. As an attorney in the Legal Department, Ms. Smith handled administrative law matters and litigation. She served as Chairman of the American Petroleum Institute’s Subcommittee on Department of Energy Law for the 1983-1985 term.  Ms. Smith was appointed Director of Investor Relations for Texaco, Inc. in 1984, and was named Vice President of the Corporate Communications division in 1989. In 1992, Ms. Smith was elected a Vice President of Texaco Inc. and assumed additional responsibilities as head of that company’s Shareholder Services Group. In 1999, Ms. Smith was named Corporate Compliance Officer for Texaco. Ms. Smith served as a Director of Pacific Asia Petroleum, Inc. until its merger with CAMAC Energy, Inc. in April of 2010.

 Ms. Smith was elected to the Board of Finance of Darien, Connecticut, in November 2007, and since November 2010, has been serving as the Chairman. In June of 2012, Ms. Smith was elected a Trustee of St. Luke’s School in New Canaan, Connecticut. From 2007 through 2010, Ms. Smith has also served as a Board Member of the Community Fund of Darien, Connecticut, and from 1996 through 2006, Ms. Smith served on the board of directors of INROADS/Fairfield Westchester Counties, Inc. From 2002 through 2005 Ms. Smith served as a member of the Board of Families With Children From China-Greater New York, and from 2004 through 2005 she served as a member of the Board of The Chinese Language School of Connecticut. While at Texaco, Ms. Smith was an active member in NIRI (National Investor Relations Institute) and the NIRI Senior Roundtable. She has been a member and past President of both the Investor Relations Association and the Petroleum Investor Relations Institute. Ms. Smith was a member of the Board of Trustees of Marymount College Tarrytown from 1993 until 2001. She was also a member of the Board of The Education and Learning Foundation of Westchester and Putnam Counties from 1993 to 2002.

Ms. Smith graduated from Bucknell University in 1971 with a Bachelor of Arts degree, cum laude, and received a Doctor of Jurisprudence degree from Georgetown University Law Center in 1976.

The board of directors believes that Ms. Smith’s over 30 years’ experience in corporate compliance, investor relations, and law in the energy industry working at a major U.S. oil and gas company, and the insights she has gained from these experiences, will provide crucial guidance for our company’s future operations and compliance efforts.

David C. Crikelair, Director Nominee

 Mr. Crikelair will be appointed to our Board of Directors effective upon the completion of this offering.  Mr. Crikelair has more than 40 years of experience in the oil and gas industry, and has broad experience in the areas of corporate finance, banking, capital markets and financial reporting.  Since 2001, Mr. Crikelair has been as co-owner and serves as a Managing Partner of FrontStreet Partners, LLC, a privately-held energy and real estate investment firm.  Previously, Mr. Crikelair spent most of his career with Texaco Inc. and Affiliates, serving in various financial and operating positions, including: Vice President of Texaco Inc. (1991 - 1999), corporate Treasurer (1986 - 1991), and Head of the Alternate Energy Department (1991 - 1996), responsible for worldwide co-generation and power businesses, technology licensing, gasification business, ethanol manufacturing, intellectual property, and non-oil and gas natural resources. Mr. Crikelair also served as Chief Financial Officer of Equilon Enterprises, LLC (1998 - 1999), the major Houston based joint venture of the Shell Oil Company and Texaco Inc. focused on the refining, marketing, trading, transportation and lubricant businesses.  Mr. Crikelair also served as a Director of Caltex Petroleum Corporation, the principal international refining and marketing joint venture company owned by Texaco Inc. and Chevron.  He also served as Chief Financial Officer for a privately-held software company focused on collaborative supply chain activities.

Mr. Crikelair has served as a member of various not for profit community and governmental organizations and boards. He continues to be involved in a number of charitable organizations.  Mr. Crikelair graduated from Franklin and Marshall College in 1969 with a Bachelor of Arts degree in Mathematics and received a Masters of Business Administration in Corporate Finance from the New York University Graduate School of Business Administration in 1971.

The board of directors believes that Mr. Crikelair’s over 40 years’ experience in corporate finance, banking, capital markets and financial reporting in the energy industry, and the insights he has gained from these experiences, will provide crucial guidance for our company’s future operations, capital raising efforts, and oversight of our financial reporting and internal controls.

Director Independence

Our board of directors has determined that none of our current directors is an independent director as defined in the NYSE MKT rules governing members of boards of directors or as defined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  Effective upon completion of this offering, two of our three current directors, Messrs. Peterson and Tseng, will resign and Ms. Smith and Mr. Crikelair, each of whom has agreed to serve as a director effective upon the completion of this offering,  will be appointed to the board. Our board of directors has determined that Ms. Smith and Mr. Crikelair will each be an independent director as defined in the NYSE MKT rules governing members of boards of directors and as defined under Rule 10A-3 of the Exchange Act.  Therefore, effective upon completion of this offering, a majority of the members of our board of directors will be independent as defined in the NYSE MKT rules governing members of boards of directors and as defined under Rule 10A-3 of the Exchange Act.

During the fiscal year ended December 31, 2011, our board of directors consisted of Roger P. Herbert and Donald E. Boyd, who resigned in connection with the Pacific Energy Development merger, and Michael E. Peterson, who resigned from our board of directors in December 2011 until his reappointment in connection with the Pacific Energy Development merger.  Donald E. Boyd was the only independent director as defined in the NYSE MKT rules governing members of boards of directors or as defined under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, on our board of directors during the fiscal year ended December 31, 2011 and the period of the fiscal year ended December 31, 2012 leading up to Pacific Energy Development merger.

Committees of our Board of Directors

Upon the completion of this offering, we intend to have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will initially be comprised solely of our two independent director nominees. We anticipate that each of these committees will have the duties described below and that each committee will operate under a charter that will be approved by our board of directors and which will be posted on our website no later than the date of the completion of this offering. Our website address is http://www.pacificenergydevelopment.com.

Audit Committee

The audit committee will select, on behalf of our board of directors, an independent public accounting firm to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management, and recommend to the board of directors whether the audited financials should be included in our Annual Reports to be filed with the SEC. Mr. Crikelair will serve as Chair of the Audit Committee and our board has determined that Mr. Crikelair is as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act.

Compensation Committee

The compensation committee will review and approve (a) the annual salaries and other compensation of our executive officers, and (b) individual stock and stock option grants. The compensation committee also will provide assistance and recommendations with respect to our compensation policies and practices and assist with the administration of our compensation plans. Ms. Smith will serve as Chair of the Compensation Committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will assist our board of directors in fulfilling its responsibilities by: identifying and approving individuals qualified to serve as members of our board of directors, selecting director nominees for our annual meetings of shareholders, evaluating the performance of our board of directors, and developing and recommending to our board of directors corporate governance guidelines and oversight procedures with respect to corporate governance and ethical conduct. Ms. Smith will serve as Chair of the Nominating and Corporate Governance Committee.

Code of Ethics

In 2012, in accordance with SEC rules, the then audit committee and our board of directors adopted a Code of Business Conduct and Ethics for our directors, officers and employees. Our board of directors believes that these individuals must set an exemplary standard of conduct. This code sets forth ethical standards to which these persons must adhere and other aspects of accounting, auditing and financial compliance, as applicable. The Code of Business Conduct and Ethics is available on our website at www.pacificenergydevelopment.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

EXECUTIVE COMPENSATION

Upon completion of the Pacific Energy Development merger, our then existing directors and officers resigned and we appointed our current officers and directors.

Current Employment Agreements

Frank Ingriselli.  Pacific Energy Development, our wholly owned subsidiary, has entered into an employment agreement, dated June 10, 2011, as amended January 11, 2013, with Frank Ingriselli, its Chairman, President and Chief Executive Officer, pursuant to which, effective June 15, 2011, Mr. Ingriselli has been employed by Pacific Energy Development, and since the Pacific Energy Development merger, our company, with a base annual salary of $200,000 ($350,000 commencing November 1, 2011), and a target annual cash bonus of between 20% and 40% of his base salary, awardable by the board of directors in its discretion.  In addition, Mr. Ingriselli’s employment agreement includes, among other things, severance payment provisions that would require our company to make lump sum payments equal to 36 months’ salary and target bonus to Mr. Ingriselli in the event his employment is terminated due to his death or disability, terminated without “Cause” or if he voluntarily resigns for “Good Reason” (48 months in connection with a “Change of Control”), and continuation of benefits for up to 48 months, as such terms are defined in the employment agreement.  The employment agreement also prohibits Mr. Ingriselli from engaging in competitive activities during and following termination of his employment that would result in disclosure of company’s confidential information, but does not contain a general restriction on engaging in competitive activities.

For purposes of Mr. Ingriselli’s employment agreement, the term “Cause” shall mean his (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of our company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with his responsibilities as an employee, officer or director of our company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon our company; (4) illegal use or distribution of drugs; (5) material violation of any policy or code of conduct of our company; or (6) material breach of any provision of the employment agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by him for the benefit of our company or any of its affiliates, all as reasonably determined in good faith by the board of directors of our company.  However, an event that is or would constitute “Cause” shall cease to be “Cause” if he reverses the action or cures the default that constitutes “Cause” within 10 days afterour company notifies his in writing that Cause exists.  No act or failure to act on Mr. Ingriselli’s part will be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that such action or omission was in the best interests of our company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the board of directors, or the advice of counsel to our company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of our company.

 For purposes of the employment agreement, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of our company or its subsidiaries, taken as a whole.

For purposes of Mr. Ingriselli’s employment agreement, “Good Reason” means the occurrence of any of the following without his written consent: (a) the assignment to him of duties substantially inconsistent with this employment agreement or a material adverse change in his titles or authority; (b) any failure by our company to comply with the compensation provisions of the agreement in any material way; (c) any material breach of the employment agreement by our company; or (d) the relocation of him by more than fifty (50) miles from the location of our company’s principal office located in Danville, California.  However, an event that is or would constitute “Good Reason” shall cease to be “Good Reason” if:  (i) he does not terminate employment within 45 days after the event occurs; (ii) before he terminates employment, our company reverses the action or cures the default that constitutes “Good Reason” within 10 days after he notifies us  in writing that Good Reason exists; or (iii) he was a primary instigator of the “Good Reason” event and the circumstances make it inappropriate for him to receive “Good Reason” termination benefits under the employment agreement (e.g., he agrees temporarily to relinquish his position on the occurrence of a merger transaction he assists in negotiating).

For purposes of Mr. Ingriselli’s employment agreement, “Change of Control” means:  (i) a merger, consolidation or sale of capital stock by existing holders of capital stock of our company that results in more than 50% of the combined voting power of the then outstanding capital stock of our company or its successor changing ownership; (ii) the sale, or exclusive license, of all or substantially all of our company’s assets; or (iii) the individuals constituting our company’s board of directors as of the date of the employment agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the board of directors; provided, however, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board. Notwithstanding the foregoing and for purposes of clarity, a transaction shall not constitute a Change in Control if: (w) its sole purpose is to change the state of our company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our company’s securities immediately before such transaction; or (y) it is a transaction effected primarily for the purpose of financing our company with cash (as determined by the board of directors in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

Michael L. Peterson.  On September 1, 2011, Pacific Energy Development, our wholly owned subsidiary, entered into a Consulting Agreement engaging Michael L. Peterson to serve as Executive Vice President of Pacific Energy Development.  This Consulting Agreement was superseded by an employment offer letter dated February 1, 2012, which employment offer letter was later amended and restated in full on June 16, 2012.  Pursuant to Mr. Peterson’s current employment offer letter, Mr. Peterson serves as our company’s Chief Financial Officer and Executive Vice President at an annual base salary of $275,000, and a target annual cash bonus of between 20% and 40% of his base salary, awardable by the board of directors in its discretion. Mr. Peterson previously served as a member of the board of directors and as the Interim President and Chief Executive Officer of Blast.

We have also issued to Mr. Peterson an option to purchase 100,000 shares of our company’s common stock, with an exercise price of $0.24 per share, which vested 50% on March 1, 2012, 25% on June 1, 2012, and the balance of 25% on January 1, 2013. In addition, Mr. Peterson holds an aggregate of 483,334 shares of restricted common stock of the Company, of which (a) 233,333 are subject to forfeiture in the event Mr. Peterson is no longer an employee, officer, director or consultant to our company, which risk of forfeiture lapsed with respect to 50% of the shares on June 1, 2012 and 25% of the shares on December 1, 2012, and which risk of forfeiture will lapse with respect to the remaining 25% of the shares on June 1, 2013 (this vesting schedule was adopted on February 9, 2012, and superseded the original vesting schedule which provided for vesting based on achievement of Pacific Energy Development fundraising and “going public” milestones), and (b) 250,000 are subject to forfeiture in the event Mr. Peterson is no longer an employee, officer, director or consultant to Pacific Energy Development, which risk of forfeiture lapsed with respect to 50% of the shares on August 9, 2012, and which risk of forfeiture will lapse with respect to the remaining 20% of the shares on February 9, 2013, 20% of the shares on August 9, 2013, and the balance of 10% of the shares on February 9, 2014. In connection with our acquisition of our company, we have assumed these option obligations.

In addition, on January 11, 2013, Mr. Peterson’s employment offer letter was amended to revise the termination and severance provisions to parallel those of Mr. Clark Moore, our Executive Vice President, Secretary and General Counsel, as described below.  Mr. Peterson’s employment offer letter amendment provides for, among other things, severance payment provisions that would require our company to make lump sum payments equal to 18 months’ salary and target bonus to Mr. Peterson in the event his employment is terminated due to his death or disability, terminated without “Cause” or if he voluntarily resigns for “Good Reason” (36 months in connection with a “Change of Control”), and continuation of benefits for up to 36 months (48 months in connection with a “Change of Control”), as such terms are defined in the employment offer letter amendment.

For purposes of Mr. Peterson’s employment offer letter amendment, the term “Cause” shall mean his (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of our company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with his responsibilities as an employee, officer or director of our company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon our company; (4) illegal use or distribution of drugs; (5) material violation of any policy or code of conduct of our company; or (6) material breach of any provision of the employment agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by him for the benefit of our company or any of its affiliates, all as reasonably determined in good faith by our board of directors.  However, an event that is or would constitute “Cause” shall cease to be “Cause” if he reverses the action or cures the default that constitutes “Cause” within 10 days after our company notifies his in writing that Cause exists.  No act or failure to act on Mr. Peterson’s part will be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that such action or omission was in the best interests of our company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the board of directors, or the advice of counsel to our company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of our company.

For purposes of the employment offer letter amendment, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of our company or its subsidiaries, taken as a whole.

For purposes of Mr. Peterson’s employment offer letter amendment, “Good Reason” means the occurrence of any of the following without his written consent: (a) the assignment to him of duties substantially inconsistent with this employment agreement or a material adverse change in his titles or authority; (b) any failure by our company to comply with the compensation provisions of the agreement in any material way; (c) any material breach of the employment agreement by our company; or (d) the relocation of him by more than fifty (50) miles from the location ofour company’s principal office located in Danville, California.  However, an event that is or would constitute “Good Reason” shall cease to be “Good Reason” if:  (i) he does not terminate employment within 45 days after the event occurs; (ii) before he terminates employment, our company reverses the action or cures the default that constitutes “Good Reason” within 10 days after he notifies our company in writing that Good Reason exists; or (iii) he was a primary instigator of the “Good Reason” event and the circumstances make it inappropriate for him to receive “Good Reason” termination benefits under the employment agreement (e.g., he agrees temporarily to relinquish his position on the occurrence of a merger transaction he assists in negotiating).

For purposes of Mr. Peterson’s employment offer letter amendment, “Change of Control” means:  (i) a merger, consolidation or sale of capital stock by existing holders of our capital stock that results in more than 50% of the combined voting power of the then outstanding capital stock of our company or its successor changing ownership; (ii) the sale, or exclusive license, of all or substantially all of our company’s assets; or (iii) the individuals constituting our company’s board of directors as of the date of the employment agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the board of directors; provided, however, that if the election, or nomination for election by our company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board. Notwithstanding the foregoing and for purposes of clarity, a transaction shall not constitute a Change in Control if: (w) its sole purpose is to change the state of our company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our company’s securities immediately before such transaction; or (y) it is a transaction effected primarily for the purpose of financing our company with cash (as determined by the board of directors in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

Jamie Tseng.  On January 6, 2012, Pacific Energy Development, our wholly owned subsidiary, entered into an employment offer letter with Jamie Tseng, Senior Vice President, Director and Managing Director of our company, pursuant to which Mr. Tseng is paid an annual base salary of $120,000.

Clark Moore.  Pacific Energy Development, our wholly owned subsidiary, has entered into an employment agreement, dated June 10, 2011, as amended January 11, 2013, with Clark Moore, its Executive Vice President, Secretary and General Counsel, pursuant to which, effective June 1, 2011, Mr. Moore has been employed by Pacific Energy Development, and since the Pacific Energy Development merger, our company,  with a base annual salary of $150,000 ($250,000 commencing November 1, 2011), and a target annual cash bonus of between 20% and 40% of his base salary, awardable by the board of directors in its discretion.  In addition, Mr. Moore’s employment agreement includes, among other things, severance payment provisions that would require our company to make lump sum payments equal to 18 months’ salary and target bonus to Mr. Moore in the event his employment is terminated due to his death or disability, terminated without “Cause” or if he voluntarily resigns for “Good Reason” (36 months in connection with a “Change of Control”), and continuation of benefits for up to 36 months (48 months in connection with a “Change of Control”), as such terms are defined in the employment agreement.   The employment agreement also prohibits Mr. Moore from engaging in competitive activities during and following termination of his employment that would result in disclosure of our company’s confidential information, but does not contain a general restriction on engaging in competitive activities.

 For purposes of Mr. Moore’s employment agreement, the term “Cause” shall mean his (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of our company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with his responsibilities as an employee, officer or director of our company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon our company; (4) illegal use or distribution of drugs; (5) material violation of any policy or code of conduct of our company; or (6) material breach of any provision of the employment agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by him for the benefit of our company or any of its affiliates, all as reasonably determined in good faith by our board of directors.  However, an event that is or would constitute “Cause” shall cease to be “Cause” if he reverses the action or cures the default that constitutes “Cause” within 10 days after our company notifies his in writing that Cause exists.  No act or failure to act on Mr. Moore’s part will be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that such action or omission was in the best interests of our company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the board of directors, or the advice of counsel to our company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of our company.

 For purposes of the employment agreement, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of our company or its subsidiaries, taken as a whole.

For purposes of Mr. Moore’s employment agreement, “Good Reason” means the occurrence of any of the following without his written consent: (a) the assignment to him of duties substantially inconsistent with this employment agreement or a material adverse change in his titles or authority; (b) any failure by our company to comply with the compensation provisions of the agreement in any material way; (c) any material breach of the employment agreement by our company; or (d) the relocation of him by more than fifty (50) miles from the location ofour company’s principal office located in Danville, California.  However, an event that is or would constitute “Good Reason” shall cease to be “Good Reason” if:  (i) he does not terminate employment within 45 days after the event occurs; (ii) before he terminates employment, our company reverses the action or cures the default that constitutes “Good Reason” within 10 days after he notifies our company in writing that Good Reason exists; or (iii) he was a primary instigator of the “Good Reason” event and the circumstances make it inappropriate for him to receive “Good Reason” termination benefits under the employment agreement (e.g., he agrees temporarily to relinquish his position on the occurrence of a merger transaction he assists in negotiating).

For purposes of Mr. Moore’s employment agreement, “Change of Control” means:  (i) a merger, consolidation or sale of capital stock by existing holders of our capital stock that results in more than 50% of the combined voting power of the then outstanding capital stock of our company or its successor changing ownership; (ii) the sale, or exclusive license, of all or substantially all of our company’s assets; or (iii) the individuals constituting our company’s board of directors as of the date of the employment agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the board of directors; provided, however, that if the election, or nomination for election by our company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board. Notwithstanding the foregoing and for purposes of clarity, a transaction shall not constitute a Change in Control if: (w) its sole purpose is to change the state of our company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our company’s securities immediately before such transaction; or (y) it is a transaction effected primarily for the purpose of financing our company with cash (as determined by the board of directors in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

Equity Incentive Plans

2012 Plan

General.  On June 26, 2012, our board adopted the Blast Energy Services, Inc. 2012 Equity Incentive Plan, which we refer to as the 2012 Plan, which was approved by our shareholders on July 30, 2012. The 2012 Plan provides for awards of incentive stock options, non-statutory stock options, rights to acquire restricted stock, stock appreciation rights, or SARs, and performance units and performance shares.   Subject to the provisions of the 2012 Plan relating to adjustments upon changes in our common stock, an aggregate of 2,000,000 shares of common stock have been reserved for issuance under the 2012 Plan.

Purpose. Our board adopted the 2012 Plan to provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock, to assist in attracting and retaining the services of such persons, to bind the interests of eligible recipients more closely to our company’s interests by offering them opportunities to acquire shares of our common stock and to afford such persons stock-based compensation opportunities that are competitive with those afforded by similar businesses.

Administration.  Unless it delegates administration to a committee, our board administers the 2012 Plan.  Subject to the provisions of the 2012 Plan, our board has the power to construe and interpret the 2012 Plan, and to determine: (a) the fair value of common stock subject to awards issued under the 2012 Plan; (b) the persons to whom and the dates on which awards will be granted; (c) what types or combinations of types of awards will be granted; (d) the number of shares of common stock to be subject to each award; (e) the time or times during the term of each award within which all or a portion of such award may be exercised; (f) the exercise price or purchase price of each award; and (g) the types of consideration permitted to exercise or purchase each award and other terms of the awards.

Eligibility. Incentive stock options may be granted under the 2012 Plan only to employees of our company and its affiliates.  Employees, directors and consultants of our company and its affiliates are eligible to receive all other types of awards under the 2012 Plan.

Terms of Options and SARs.  The exercise price of incentive stock options may not be less than the fair market value of the common stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value.  The exercise price of nonstatutory options also may not be less than the fair market value of the common stock on the date of grant.

Options granted under the 2012 Plan may be exercisable in cumulative increments, or “vest,” as determined by our board.  Our board has the power to accelerate the time as of which an option may vest or be exercised.  The maximum term of options, SARs and performance shares and units under the 2012 Plan is ten years, except that in certain cases,  the maximum term is five years.  Options, SARs and performance shares and units awarded under the 2012 Plan generally will terminate three months after termination of the participant’s service, subject to certain exceptions.

A recipient may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution.  During the lifetime of the recipient, only the recipient may exercise an option, SAR or performance share or unit.  Our board may grant nonstatutory stock options, SARs and performance shares and units that are transferable to the extent provided in the applicable written agreement.

Terms of Restricted Stock Awards. Our board may issue shares of restricted stock under the 2012 Plan as a grant or for such consideration, including services, and, subject to the Sarbanes-Oxley Act of 2002, promissory notes, as determined in its sole discretion.

Shares of restricted stock acquired under a restricted stock purchase or grant agreement may, but need not, be subject to forfeiture to us or other restrictions that will lapse in accordance with a vesting schedule to be determined by our board. In the event a recipient’s employment or service with our company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement may be forfeited to our company in accordance with such restricted stock agreement.

Rights to acquire shares of common stock under the restricted stock purchase or grant agreement shall be transferable by the recipient only upon such terms and conditions as are set forth in the restricted stock agreement, as our board shall determine in its discretion, so long as shares of common stock awarded under the restricted stock agreement remain subject to the terms of such agreement.

Adjustment Provisions. If any change is made to our outstanding shares of common stock without our receipt of consideration (whether through reorganization, stock dividend or stock split, or other specified change in the capital structure of our company, other than in connection with the reverse stock split discussed above in connection with the Pacific Energy Development merger), appropriate adjustments may be made in the class and maximum number of shares of common stock subject to the 2012 Plan and outstanding awards.  In that event, the 2012 Plan will be appropriately adjusted in the class and maximum number of shares of common stock subject to the 2012 Plan, and outstanding awards may be adjusted in the class, number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Events. In the event of (a) a liquidation or dissolution of our company; (b) a merger or consolidation of our company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); (c) a sale of all or substantially all of the assets of our company; or (d) a purchase or other acquisition of more than 50% of the outstanding stock of our company by one person or by more than one person acting in concert, any surviving or acquiring corporation may assume awards outstanding under the 2012 Plan or may substitute similar awards.  Unless the stock award agreement otherwise provides, in the event any surviving or acquiring corporation does not assume such awards or substitute similar awards, then the awards will terminate if not exercised at or prior to such event.

Duration, Amendment and Termination.  Our board may suspend or terminate the 2012 Plan without stockholder approval or ratification at any time or from time to time.  Unless sooner terminated, the 2012 Plan will terminate ten years from the date of its adoption by our board, i.e., in March 2022.

Our board may also amend the 2012 Plan at any time, and from time to time.  However, except as relates to adjustments upon changes in common stock, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to preserve incentive stock option treatment for federal income tax purposes.  Our board may submit any other amendment to the 2012 Plan for stockholder approval if it concludes that stockholder approval is otherwise advisable.

As of the date of this prospectus, 13,334 shares of restricted stock have been issued under the 2012 Plan, with 1,986,666 shares of common stock remaining available for issuance under the 2012 Plan.

2012 Pacific Energy Development (Pre-Merger) Plan

On February 9, 2012, prior to the Pacific Energy Development merger, Pacific Energy Development adopted the Pacific Energy Development 2012 Equity Incentive Plan, which we refer to as the 2012 Pre-Merger Plan.  We assumed the obligations of the 2012 Pre-Merger Plan pursuant to the Pacific Energy Development merger, though the 2012 Pre-Merger Plan has been superseded by the 2012 Plan.

The 2012 Pre-Merger Plan provides for awards of incentive stock options, non-statutory stock options, rights to acquire restricted stock, stock appreciation rights, or SARs, and performance units and performance shares.  Subject to the provisions of the 2012 Pre-Merger Plan relating to adjustments upon changes in our common stock, an aggregate of 1,000,000 shares of common stock have been reserved for issuance under the 2012 Pre-Merger Plan.

The board of Pacific Energy Development adopted the 2012 Pre-Merger Plan to provide a means by which its employees, directors and consultants may be given an opportunity to benefit from increases in the value of its common stock, to assist in attracting and retaining the services of such persons, to bind the interests of eligible recipients more closely to our company’s interests by offering them opportunities to acquire shares of our common stock and to afford such persons stock-based compensation opportunities that are competitive with those afforded by similar businesses.

 The exercise price of incentive stock options may not be less than the fair market value of the common stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value.  The exercise price of nonstatutory options also may not be less than the fair market value of the common stock on the date of grant.  Options granted under the 2012 Pre-Merger Plan may be exercisable in cumulative increments, or “vest,” as determined by the board of Pacific Energy Development at the time of grant.

Shares of restricted stock could be issued under the 2012 Pre-Merger Plan as a grant or for such consideration, including services, and, subject to the Sarbanes-Oxley Act of 2002, promissory notes, as determined in the sole discretion of the Pacific Energy Development board.  Shares of restricted stock acquired under a restricted stock purchase or grant agreement could, but need not, be subject to forfeiture or other restrictions that will lapse in accordance with a vesting schedule determined by the board of Pacific Energy Development at the time of grant.  In the event a recipient’s employment or service with our company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement may be forfeited to our company in accordance with such restricted stock agreement.

Appropriate adjustments may be made to outstanding awards in the event of changes in our outstanding shares of common stock, whether through reorganization, stock dividend or stock split, or other specified change in capital structure of our company. In the event of liquidation, merger or consolidation, sale of all or substantially all of the assets of our company, or other change in control, any surviving or acquiring corporation may assume awards outstanding under the 2012 Pre-Merger Plan or may substitute similar awards. Unless the stock award agreement otherwise provides, in the event any surviving or acquiring corporation does not assume such awards or substitute similar awards, then the awards will terminate if not exercised at or prior to such event.

As of the date of this prospectus 405,800 options and 591,790 shares of restricted stock remain outstanding under the 2012 Pre-Merger Plan. These options have a weighted average exercise price of $0.45 per share, and have expiration dates ranging from February 8, 2022 to June 18, 2022.

2009 Stock Incentive Plan

Effective July 30, 2012, our 2009 Stock Incentive Plan, which we refer to as the 2009 Plan was replaced by the 2012 Plan. The 2009 Plan was intended to secure for us the benefits arising from ownership of our common stock by the employees, officers, directors and consultants of our company. The 2009 Plan was designed to help attract and retain for our company and its affiliates personnel of superior ability for positions of exceptional responsibility, to reward employees, officers, directors and consultants for their services and to motivate such individuals through added incentives to further contribute to the success of our company and its affiliates.

Pursuant to the 2009 Plan, our board of directors (or a committee thereof) had the ability to award grants of incentive or non-qualified options, restricted stock awards, performance shares and other securities as described in greater detail in the 2009 Plan to our employees, officers, directors and consultants. The number of securities issuable pursuant to the 2009 Plan was initially 14,881, provided that the number of shares available for issuance under the 2009 Plan would be increased on the first day of each fiscal year beginning with our 2011 fiscal year, in an amount equal to the greater of (a) 5,953 shares; or (b) three percent (3%) of the number of issued and outstanding shares of our company on the first day of such fiscal year. The 2009 Plan was to expire in April 2019. As of the date of this prospectus 4,762 options remain outstanding under the 2009 Plan. These options have a weighted average exercise price of $47.69 per share, and have an expiration date of February 2, 2021.

2003 Stock Option Plan

Effective April 1, 2009, our 2003 Stock Option Plan was replaced by the 2009 Plan. The number of securities originally grantable pursuant to the 2003 Stock Option Plan were 23,810. Any options granted pursuant to the 2003 Stock Option Plan remain in effect until they otherwise expire or are terminated according to their terms.  As of the date of this prospectus 894 options remain outstanding under the 2003 Plan. These options have a weighted average exercise price of $369.54 per share, and have an expiration dates ranging from March 14, 2015 to May 28, 2018.

Compensation of Executive Officers

The following table sets forth the compensation for services paid in all capacities for the two fiscal years ended December 31, 2012 and 2011 to (a) Frank C. Ingriselli, who was appointed President and Chief Executive Officer effective July 2012 upon the closing the Pacific Energy Development merger, and who was serving in these positions at fiscal year end, (b) Roger P. (Pat) Herbert, who was serving as Interim President and Chief Executive Officer until the July 2012 effectiveness of the Pacific Energy Development merger, and (c) Michael L. Peterson and Clark R. Moore, who were the two most highly compensated executive officers at fiscal year end. There were no other executive officers who received compensation in excess of $100,000 in either 2011 or 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)1		All Other Compensation ($)		Total ($)

Frank C. Ingriselli	2012	145,833	140,000	(2)					285,833
Chief Executive Officer, President, and Board Executive Chairman	2011	-	-		-		-		-

Michael L. Peterson	2012	112,500	110,000	(3)	-		-		222,500
Chief Financial Officer, Executive Vice President, and Director, Former Interim CEO and President, former Director(4)	2011	-			84,685	(5)	48,000	(6)	132,685

Clark Moore	2012	104,167	100,000	(7)					204,167
Executive Vice President, General Counsel and Secretary	2011	-			-		-		-

Roger P. (Pat) Herbert(8) Former Interim President and CEO	2012	-			-		30,000	(9)	30,000
	2011	-			-		60,000	(10)	60,000

Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

(1)
Amounts in this column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For additional information on the valuation assumptions with respect to the option grants, refer to Note 12 of our financial statements for the year ended December 31, 2011. These amounts do not correspond to the actual value that will be recognized by the named directors from these awards.

(2)	Reflects a bonus of $140,000 post-merger from August, 2012 through December, 2012.

(3)	Reflects a bonus of $110,000 post-merger from August, 2012 through December, 2012.

(4)	Mr. Peterson served as Interim President and Chief Executive Officer of Blast Energy Services from June 2009 to December 2011.

(5)
Consists of non-qualified options granted in February 2011 to purchase 2,976 shares of our common stock at $30.24 per share. The option was immediately vested and will expire ten years from the date of grant.

(6)	Reflects 2011 board fees accrued and unpaid at December 31, 2011 paid in common stock of the Company in 2012.

(7)	Reflects a bonus of $100,000 post-merger from August, 2012 through December, 2012.

(8)	Mr. Herbert was appointed as Interim President and Chief Executive Officer of Blast Energy Services on December 22, 2011 and resigned on July 27, 2012.

(9)	Reflects board fees from January through July pre-merger paid in common stock of the Company in 2012.

(10)	Reflects 2011 board fees accrued and unpaid at December 31, 2011 paid in common stock of the Company in 2012.

Outstanding Equity Awards at Year Ended December 31, 2012

The following table sets forth information as of December 31, 2012 concerning unexercised options, unvested stock and equity incentive plan awards for the executive officers named in the Summary Compensation Table. All outstanding option awards were proportionally adjusted in light of the July 2012 1-for-112 reverse stock split and the April 23, 2013 1-for-3 reverse stock split.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Frank C. Ingriselli	174,134	174,134	$0.51	6/18/2022
	-	42,534	$0.51	6/18/2022

Michael L. Peterson	447	-	$67.20	5/28/2018
	2,976	-	$30.24	2/2/2021
	75,000	25,000	$0.24	10/7/2021
	134,767	134,767	$0.51	6/18/2022
	-	31,900	$0.51	6/18/2022

Clark R. Moore	94,434	94,434	$0.51	6/18/2022
	-	22,234	$0.51	6/18/2022

Compensation of Directors

Subsequent to the Pacific Energy Development merger, each of our directors has also served as an officer of our company.  Only Roger P. Herbert has received compensation for his service as a director.  The compensation paid to Mr. Herbert for his service as director during the fiscal year ended December 31, 2012 is discussed above under Executive Compensation.  We do not anticipate that directors who also serve as our employees will receive any additional compensation for their service as directors after the completion of this offering.  We have reimbursed our directors for travel and lodging expenses in connection with their attendance at board and committee meetings and anticipate continuing that policy after the completion of this offering.

Our board has adopted a compensation program that, effective for periods after the completion of this offering, will provide each of our ”independent” directors as defined in NYSE MKT rules or under Rule 10A-3 of the Exchange Act with compensation consisting of (a) a quarterly cash payment of $5,000, and (b) an annual equity award consisting of shares of restricted stock valued at $60,000, vesting on the date that is one year following the date of grant.

RELATED PARTY TRANSACTIONS

MIE Holdings Mississippian Evaluation Agreement

On November 26, 2012, we entered into an evaluation agreement with MIE Jurassic Holding Corporation (“MIEJ”), an affiliate of MIE Holdings, providing for the allocation of 50% of the purchase price, payment of the aggregate $864,866 performance deposit due, ownership interest, development and operational expenses with respect to the Mississippian asset to each of us and MIEJ, provided that if MIEJ elected to not participate in the acquisition of the Mississippian asset, that we would refund MIEJ’s $432,433 paid as its 50% portion of the performance deposit paid and allow MIEJ to exit the transaction.   In February 2013, MIEJ elected not to participate in the Mississippian asset acquisition transaction, the seller and we agreed to restructure the Mississippian asset acquisition transaction to provide for us to be the sole buyer and apply the performance deposit previously paid toward the purchase price due from us in the restructured transaction, and we are now obligated to refund to MIEJ the amount of $432,433. We intend to repay this amount to MIEJ using a portion of the $2 million additional loan received from MIEJ under the MIEJ-PEDCO Note on March 25, 2013, as described below.

Amendment of MIEJ Promissory Note

On March 25, 2013, we and MIEJ amended and restated that certain Secured Subordinated Promissory Note, dated February 14, 2013 (the “MIEJ Note”), to increase the maximum amount available for us to borrow thereunder from $5 million to $6.5 million, and to permit amounts borrowed under the MIEJ Note to be used by us to fund fees and expenses allocable to us with respect to our operations in the Niobrara asset, Niobrara asset-related acquisition expenses, and repayment of $432,433 due to MIEJ as a refund of the performance deposit paid by MIEJ with respect to the Mississippian asset acquisition and applied toward our purchase price of the Mississippian asset.  When drawn, principal borrowed under the MIEJ Note carries an interest rate of 10.0% per annum.  Principal and accrued interest under the MIEJ Note shall be due and payable within ten (10) business days of the earlier to occur of (i) December 31, 2013 or (ii) the closing of a debt or equity financing transaction with gross proceeds to us of at least $10 million, which would be triggered upon closing of this offering.  The MIEJ Note may be prepaid in full by us without penalty, and is secured by all of our ownership and working interests in the FFT2H, Logan 2H and Waves 1H wells located in the Niobrara asset, and all corresponding leasehold rights pooled with respect to such wells, and our ownership and working interests in each future well drilled and completed in the Niobrara asset.  The MIEJ Note converts amounts previously advanced by MIEJ to us in the amount of $2.17 million to fund operations in the Niobrara asset through November 1, 2012, as well as an additional $2 million loaned by MIEJ to us under the MIEJ Note on February 14, 2013 and $2 million loaned by MIEJ to us under the MIEJ Note on March 25, 2013, for a total current principal amount outstanding under the Note of $6.17 million on March 25, 2013.  There is currently approximately $330,000 available for future borrowing by us under the MIEJ Note.

Bridge Financing

On March 22, 2013, we closed a private placement of $4.0 million aggregate principal amount of secured promissory notes (the “Bridge Notes”), together with warrants exercisable for a total of up to 76,198 shares of our common stock at an exercise price of $5.25 per share (the “Bridge Warrants,” and, together with the Bridge Notes, the “Bridge Securities”). At the closing of the bridge financing (the “Bridge Financing”), we entered into Note and Warrant Purchase Agreements with a total of 16 individual and institutional investors (collectively, the “Bridge Investors”), including ten current shareholders, pursuant to which we sold and issued to the Bridge Investors a total of $4.0 million aggregate principal amount of Bridge Notes and Bridge Warrants to purchase up to a total of 76,198 shares of our common stock (the “Note and Warrant Purchase Agreements”). The gross aggregate proceeds received by us from the sale of the Bridge Securities was $4.0 million. Each Bridge Investor has specifically agreed in the Note and Warrant Purchase Agreements not to participate in this offering. Frank C. Ingriselli, our President, Chief Executive Officer, and member of our Board of Directors, and Clark R. Moore, our Executive Vice President and General Counsel, each participated in the Bridge Financing, purchasing Bridge Notes with an aggregate principal amount of $1 million and receiving Bridge Warrants exercisable for up to 19,048 shares of our common stock, and purchasing Bridge Notes with an aggregate principal amount of $50,000 and receiving Bridge Warrants exercisable for up to 953 shares of our common stock, respectively.

Somerley Limited (“Somerley”) acted as our placement agent with respect to a portion of the Bridge Financing sold to non-U.S. investors. As compensation for acting as such, Somerley received total cash fees of $40,000 and Bridge Warrants to purchase a total of up to 9,524 shares of our common stock at an exercise price of $5.25 per share.

Letter Agreement with STXRA

In connection with the closing of our acquisition of the Mississippian asset, pursuant to a letter agreement, dated March 25, 2013, entered into with STXRA, we are obligated to pay to STXRA a fee equal to $75.00 per net oil and gas acre acquired by us in the Mississippian asset (the “Completion Fee”), which amount equals $507,221 based on the 6,763 net acres we acquired, which amount is payable 80% in cash and 20% in our common stock, or $405,776 in cash and $101,444 in common stock (the “Equity Consideration”).  Such compensation is due and payable to STXRA thirty (30) days following the closing of this offering, with the number of shares of our common stock to be issued being determined by dividing the amount of Equity Consideration by the price per share that we issue our common stock in the offering.  STXRA originally identified the Mississippian asset acquisition opportunity for us, and provided substantial acquisition and due-diligence related consulting services to us, with their sole compensation being the Completion Fee.

Pacific Energy Development (Prior to Pacific Energy Development merger)

The following transactions were engaged in by Pacific Energy Development and persons that may be deemed “related persons” to Pacific Energy Development pursuant to applicable rules under the Exchange Act, prior to our acquisition of Pacific Energy Development in July 2012.

Transactions with Directors and Officers

From its inception, Frank Ingriselli has been the Chief Executive Officer, President, and a Director of Pacific Energy Development.  Starting in September 2011, Mr. Peterson has been the Chief Financial Officer and Executive Vice President of Pacific Energy Development.  From its inception, Jamie Tseng has been the Senior Vice President, a Director and Managing Director, of Pacific Energy Development, and its Chief Financial Officer from inception until September 2011.  Since its inception, Clark Moore has been the Executive Vice President, General Counsel and Secretary of Pacific Energy Development.  Each of the foregoing individuals also was beneficial owner of more than 5% of the shares of common stock of Pacific Energy Development.

Upon our acquisition of Pacific Energy Development, the foregoing individuals became officers and directors of our company, with the same positions set forth above, and in each case became beneficial owners of more than 5% of our shares of common stock.  Prior to our acquisition of Pacific Energy Development, Mr. Peterson formerly served as Interim President and Chief Executive Officer (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Blast, as discussed in greater details above.

Founders

Since the founding of Pacific Energy Development, an aggregate of 4,840,000 fully-vested shares of common stock have been directly and indirectly purchased by various parties as founder’s shares for nominal value, including to members of our management team, as follows: 2,533,334 shares to Frank C. Ingriselli (including the shares issued to GVEST, as described below); 666,667 shares to Jamie Tseng; and 633,334 shares to Clark R. Moore.

Global Venture Investments LLC, which we refer to as GVEST, an entity wholly owned and controlled by Mr. Ingriselli, and Pacific Energy Development entered into a Subscription Agreement, dated April 30, 2011, pursuant to which GVEST contributed a 6% joint venture interest in Rare Earth Ovonic Metal Hydride JV Co. Ltd. Joint Venture, a Chinese rare earth metal manufacturing and production company, to Pacific Energy Development in exchange for 1,366,668 fully-vested shares of common stock.

Share Grants to Management

The majority of the shares of Pacific Energy Development held by Messrs. Ingriselli, Tseng and Moore were acquired through the direct purchase of such shares from Pacific Energy Development at a price of approximately $0.003 per share, and are fully-vested. A total of 116,667 of the shares of Pacific Energy Development held by Mr. Peterson are subject to forfeiture in the event Mr. Peterson is no longer an employee, officer, director or consultant to Pacific Energy Development, which risk of forfeiture lapsed with respect to 50% of the shares on December 1, 2012, and will lapse with respect to the remaining 50% of the shares on June 1, 2013. An additional 116,667 of the shares of Pacific Energy Development held by Mr. Peterson were similarly subject to restrictions that lapsed on June 1, 2012.  In addition, 250,000, 166,667, and 83,334 of the shares of Pacific Energy Development held by Messrs. Peterson, Ingriselli and Moore, respectively, were acquired through a grant of such shares as restricted stock by Pacific Energy Development, and are or were subject to forfeiture in the event the holder is or was no longer an employee, officer, director or consultant to Pacific Energy Development, which risk of forfeiture lapsed with respect to 50% of the shares on August 9, 2012, and the risk of forfeiture lapses with respect to 20% of the shares on February 9, 2013, 20% of the shares on August 9, 2013, and the balance of 10% of the shares on February 9, 2014.

Loans from Directors and Officers

GVEST loaned Pacific Energy Development $900,000, as evidenced by a secured convertible promissory note, dated July 6, 2011, which we refer to as the GVEST Note. The GVEST Note accrued interest at a rate of 3% per annum, compounded annually. Pursuant to the terms of the GVEST Note, all principal under the GVEST Note was converted into 800,000 shares of Pacific Energy Development Series A preferred stock on October 31, 2011, all accrued interest in the amount of $8,655 was paid in cash, and the GVEST Note was cancelled.  In addition, upon conversion of the GVEST Note effective October 31, 2011, Pacific Energy Development issued to GVEST a 3-year warrant to purchase an additional 160,000 shares of Pacific Energy Development Series A preferred stock with an exercise price equal to $2.25 per Share. The warrants may be exercised on a cashless basis.

Mr. Frank Ingriselli loaned Pacific Energy Development $200,000 pursuant to a Secured Promissory Note, dated February 14, 2011, which we refer to as the Ingriselli Note. The Ingriselli Note accrued interest at a rate of 3% per annum, compounded annually. All principal and accrued interest under the Ingriselli Note was paid in full on October 31, 2011, and the Ingriselli Note was cancelled. Upon receipt of the repayment of principal under the Ingriselli Note, GVEST purchased 88,889 shares of Pacific Energy Development Series A preferred stock at a purchase price of $2.25 per share pursuant to a subscription agreement entered into with Pacific Energy Development on October 31, 2011.

Agreements with Affiliates

MIE Holdings Corporation, which we refer to as MIE Holdings, an independent upstream onshore oil company operating in China and abroad, may be deemed to be an affiliate of our company due to its beneficial ownership of 1,333,334 shares of our Series A preferred stock, representing beneficial ownership of greater than 5% of our outstanding common stock. MIE Holdings acquired 1,333,334 shares of preferred stock from Pacific Energy Development on October 31, 2011 at a price of $2.25 per share, the shares were converted into 1,333,334 shares of our Series A preferred stock in the Pacific Energy Development merger, and then automatically converted into 1,333,334 shares of our common stock on January 27, 2013.  MIE Holdings continues to hold these shares.

In May 2012, as further inducement for MIE Holdings to participate in the White Hawk sale, we granted a two-year warrant to MIE Holdings exercisable for 166,667 shares of our common stock at $3.75 per share, exercisable solely on a cash basis, and granted a two year warrant to MIE Holdings exercisable for 166,667 shares of our common stock at $4.50 per share, exercisable solely on a cash basis.

As discussed above under “Business,” which is incorporated herein by reference, Pacific Energy Development and an affiliate of MIE Holdings jointly own and operate Condor, which holds part of our interests in the Niobrara asset, and White Hawk, which currently holds our interests in the Eagle Ford asset.

Investor Relations

Pacific Energy Development entered into a Consulting Agreement with Liviakis Financial Communications, Inc., dated December 5, 2011, for certain investor relations services post-merger, pursuant to which Pacific Energy Development issued an aggregate of 232,222 fully-vested shares of Pacific Energy Development Common Stock to Liviakis Financial Communications, Inc., and an employee thereof. John Liviakis, the President and owner of Liviakis Financial Communications, Inc., beneficially owned an aggregate of 444,445 fully-vested shares of Pacific Energy Development Common Stock (including shares held by Liviakis Financial Communications, Inc.), representing greater than 5% of the outstanding common stock of Pacific Energy Development at the time.

Blast (Prior to the Acquisition of Pacific Energy Development)

The following transactions were engaged in by our company and persons that may be deemed “related persons” to Blast pursuant to applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the Pacific Energy Development merger.

Conversion of Deferred Board Fees

In February 2011, as payment of deferred board fees accrued from October 2008, we issued 4,464 shares of common stock to Roger (Pat) Herbert, 2,976 shares of common stock to Michael L. Peterson, and 794 shares of common stock to Joseph J. Penbera as payment of deferred board fees accrued from October 2008. Mr. Herbert served as Chairman of our Board from June 2005 to July 2012 and as Interim President and Chief Executive Officer from December 2011 to July 2012. Mr. Peterson formerly served as Interim President and Chief Executive Officer from June 2009 to December 2011 and as director from May 2008 to December 2011. Mr. Penbera formerly served as a Director from April 1999 to October 2009. Fees were converted into shares at $30.24 per share, based on the closing market price of our company’s stock on February 2, 2011.

In August 2012, in connection with the transactions contemplated by the Debt Conversion Agreement discussed below, Messrs. Herbert, Peterson and Boyd, each converted $85,000, $48,000 and $68,000, respectively, of accrued and unpaid board of directors fees, at a conversion rate of $6.72 per share into 12,649, 7,143, and 10,120 shares of common stock, respectively. In addition, John MacDonald (our company’s Chief Financial Officer at the time), and Andrew Wilson (a non-executive officer of our company at the time) each converted $72,159, and $153,800, respectively, of outstanding accrued pay and vacation at a conversion rate of $6.72 per share into 10,738 and 22,887 shares of common stock of our company, respectively.

Loans from Directors and Officers

Our company was advanced $2,050 from each of Messrs. Herbert, Peterson and Boyd, who were officers and directors at the time, for the purpose of paying our Directors’ and Officers’ insurance premiums in the month of September 2011. These advances were noninterest bearing, unsecured and were due on demand. Each of these loans were converted into 305 shares of common stock of our company at a conversion rate of $6.72 per share in August 2012 in connection with the transactions contemplated in the Debt Conversion Agreement discussed below. This share issuance became effective before the July 2012 1-for-112 reverse stock split.

BMC and Clyde Berg Notes

Each of Berg McAfee Companies, LLC, which we refer to as BMC, and Clyde Berg, an affiliate of BMC, may have been deemed “related persons” under applicable rules of the Exchange Act at the time of the following transactions by virtue of their beneficial ownership of greater than 5% of our common stock.  After our acquisition of Pacific Energy Development in July 2012, they no longer are deemed related persons under such rules.

On February 27, 2008, in connection with our bankruptcy plan, BMC was issued a promissory note, which we refer to as the BMC Note, for $1.12 million, that carried an 8% interest rate and was convertible into common stock at $67.20 per share. The BMC Note had a maturity date of February 27, 2011. On January 5, 2011, our company and BMC amended the 2008 BMC Note to among other things, extend the maturity date to February 27, 2013; to subordinate the security for such note to our obligations due to and in connection with the drilling and completion of the Guijarral Hills development project; and to provide BMC the right to convert the amount outstanding under the BMC Note into shares of our common stock at a reduced rate of $26.88 per share, rather than $67.20 per share.  Our company also agreed to amend the terms of our then outstanding Series A preferred stock to provide for a reduction in the conversion price of such preferred stock from $168.00 per share to $67.20 per share.

On May 19, 2011, we entered into a $100,000 promissory note with Mr. Berg, which we refer to as the Berg Note. The Berg Note carried a 25% interest rate, had a one-year term and was guaranteed by Eric McAfee, another affiliate of BMC. The proceeds from this note were used to partially pay the cost of testing operations on the Solimar Energy 76-33 well located in our Guijarral Hills development project.

On January 13, 2012, we entered into a Debt Conversion Agreement, which we refer to as the BMC Debt Conversion Agreement, with BMC and Mr. Berg. The BMC Debt Conversion Agreement modified the BMC and the Berg Note to provide that all principal and accrued interest under such note could be converted into shares of our common stock at a conversion price of $6.72 per share at our option in connection with its shareholder meeting with respect to the Pacific Energy Development merger. Pursuant to the BMC Debt Conversion Agreement, on June 26, 2012, the BMC Note and accrued interest thereon was converted into 224,487 shares of common stock and the Berg Note and accrued interest thereon was converted into 19,003 shares of common stock. In conjunction with the conversion, a previous revenue sharing agreement with BMC with respect to the Guijarral Hills development project was eliminated.

In January 2012, BMC and Mr. Berg also entered into a Voting Agreement with us and agreed to vote our company capital stock held by them in favor of the transactions contemplated by the Agreement and Plan of Reorganization, dated January 13, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to beneficial ownership of our securities as of May 8, 2013 by:

●	persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Unless otherwise stated, the address of each shareholder is c/o PEDEVCO Corp., 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Current Executive Officers, Directors and Director Nominees
Frank C. Ingriselli	1,327,970	(2)	9.5%
Michael L. Peterson	651,230	(3)	4.7%
Jamie Tseng	690,001	(4)	5.0%
Clark R. Moore	754,527	(5)	5.4%
Elizabeth P. Smith(6)	66,667	(7)	*
David C. Crikelair(6)	--		--
All Executive Officers, Directors and Director Nominees as a Group (six persons)	3,490,395		25.1%
Greater than 5% Stockholders
MIE Holdings Corporation(8)	1,666,668	(9)	12.0%
Mary T. Ingriselli (10)	1,045,656		7.5%

*       Less than 1%.

(1)
Ownership voting percentages are based on 13,913,586 total shares of common stock which were outstanding as of May 8, 2013, and which reflects the January 27, 2013 automatic 1-for-1 conversion of all the Company’s outstanding Series A preferred stock for common stock and the effectiveness of our1-for-3 reverse stock split effected April 23, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the securities shown as beneficially owned by such person. Additionally, shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the applicable date below, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)
Includes: (a) 134,468 fully-vested shares of common stock held by Mr. Ingriselli; (b) 166,667 shares of common stock held by Mr. Ingriselli which vest with respect to 50% of the shares of August 9, 2012, 20% of the shares on February 9, 2013, 20% of the shares on August 9, 2013, and 10% of the shares on February 9, 2014; (c) 793,334 fully-vested shares of common stock held by Global Venture Investments LLC, a limited liability company owned and controlled by Mr. Ingriselli, which we refer to as GVEST; (d) options to purchase 174,134 shares of common stock exercisable by Mr. Ingriselli as of December 18, 2012 at an exercise price of $0.51 per share; (e) 1,890 shares of common stock held by GVEST (issued upon the January 27, 2013 automatic conversion of 1,890 shares of Series A preferred stock held by GVEST); (f) warrants exercisable for 334 shares of common stock held by GVEST at $2.25 per share (originally issued as warrants exercisable for 334 shares of Series A preferred stock, now exercisable for 334 shares of common stock as a result of the January 27, 2013 automatic conversion of the Company’s Series A preferred stock); and (g) warrants exercisable for 19,048 shares of common stock at $5.25 per share (adjustable to the price/share of the common stock issued in this offering, in the event such shares are issued at a price less than $5.25 per share). Mr. Ingriselli has voting control over his unvested shares of common stock.

(3)
Consisting of the following: (a) 26,667 fully-vested shares of common stock held by Mr. Peterson’s minor children; (b) 12,806 fully-vested shares of common stock (including shares held by a family trust which Mr. Peterson is deemed to beneficially own); (c) 116,667 shares of common stock held by Mr. Peterson vesting with respect to 58,334 of the shares on December 1, 2012, and 58,334 of the shares on June 1, 2013; (d) 250,000 shares of common stock held by Mr. Peterson vesting with respect to 50% of the shares on August 9, 2012, 20% of the shares of February 9, 2013, 20% of the shares on August 9, 2013, and 10% of the shares on February 9, 2014; (e) options to purchase 50,000 shares of common stock exercisable by Mr. Peterson as of March 1, 2012 at an exercise price of $0.24 per share; (f) options to purchase 25,000 shares of common stock exercisable by Mr. Peterson as of June 1, 2012 at an exercise price of $0.24 per share; (g) options to purchase 166,667 shares of common stock exercisable by Mr. Peterson as of December 18, 2012 at an exercise price of $0.51 per share; and (h) 3,423 shares of common stock underlying currently exercisable options, of which options to purchase 2,976 shares are exercisable at $30.24 per share and options to purchase 447 shares are exercisable at $67.20 per share. Mr. Peterson has voting control over his unvested shares of common stock.

(4)
Includes: (a) 666,667 fully-vested shares of common stock held by Mr. Tseng; and (b) options to purchase 16,667 shares of common stock exercisable by Mr. Tseng on August 9, 2012 at an exercise price of $0.30 per share and 6,667 shares of common stock exercisable by Mr. Tseng on February 9, 2012 at an exercise price of $0.30 per share.

(5)
Includes: (a) 518,334 fully-vested shares of common stock; (b) 16,667 fully-vested shares of common stock held by each of Mr. Moore’s two minor children, which he is deemed to beneficially own; (c) 83,334 shares of common stock held by Mr. Moore vesting with respect to 50% of the shares on August 9, 2012, 20% of the shares of February 9, 2013, 20% of the shares on August 9, 2013, and 10% of the shares on February 9, 2014; (d) options to purchase 116,667 shares of common stock exercisable by Mr. Moore as of December 18, 2012 at an exercise price of $0.51 per share; and (e) warrants exercisable for 953 shares of common stock at $5.25 per share (adjustable to the price/share of the common stock issued in this offering, in the event such shares are issued at a price less than $5.25 per share). Mr. Moore has voting control over his unvested shares of common stock.

(6)	Director nominee.
(7)	Includes 66,667 shares of common stock held by Ms. Smith (issued upon the January 27, 2013 automatic conversion of 66,667 shares of Series A preferred stock held by Ms. Smith).
(8)
Address: c/o MIE Holdings Corporation, Suite 1501, Block C, Grand Palace, 5 Huizhong Road, Chaoyong District, Beijing, China 100101.  To the best of our knowledge, the beneficial owners of MIE Holdings Corporation are Zhang Ruilin, its Executive Director, Chairman and Chief Executive Officer, and Zhao Jiangwei, its Executive Director, Vice Chairman and Senior Vice President.

(9)
Representing 1,333,334 shares of common stock (issued upon the January 27, 2013 automatic conversion of 1,333,334 shares of Series A preferred stock held by MIE Holdings Corporation), warrants to purchase 166,667 shares of common stock with an exercise price of $3.75 per share, and warrants to purchase 166,667 shares of common stock with an exercise price of $4.50 per share.

(10)	Address: 45 Barry Road, Scarsdale, NY 10583.

Changes in Control

Our board of directors is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our common stock and preferred stock does not purport to be complete. You should refer to our amended and restated certificate of formation and our bylaws, which are filed with the registration statement relating to this offering filed by us with the SEC. The summary below is also qualified by reference to the provisions of the Texas Business Corporation Act.

In connection with the Pacific Energy Development merger, all shares of our preferred stock that were outstanding prior to the Pacific Energy Development merger were converted into shares of common stock on a one-for-one basis, and we effected a reverse stock split of our common stock on a 1-for-112 shares basis.  On April 23, 2013, we effected an additional reverse stock split of our common stock on a 1-for-3 shares basis. We are currently authorized to issue 200 million shares of $0.001 par value common stock and 100 million shares of $0.001 par value preferred stock, of which 25 million shares have been designated as Series A preferred stock. As of the date of this prospectus, we had 13,913,586 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefore.  No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities.  Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred shareholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock.  All shares of common stock now outstanding are, and all shares that we are selling in this offering, upon their issuance and sale, will be, fully paid, validly issued and non-assessable.  Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote.

Preferred Stock

Under our amended and restated certificate of formation, our board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors.  The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Pursuant to the merger, in July 2012 we issued and sold to the then shareholders of Pacific Energy Development 6,538,892 shares of Series A preferred stock, in exchange for the shares of preferred stock of Pacific Energy Development then held by such shareholders.  In addition to these shares issued and sold in July 2012 in connection with the merger, we have issued and sold 216,061 shares of Series A preferred stock to certain leasehold sellers in connection with interest acquisitions consummated by our company in the Niobrara field in October 2011 and September 2012. As disclosed above, all outstanding shares of Series A preferred stock converted to common stock on January 27, 2013.

Business Combinations under Texas Law

A number of provisions of Texas law, our certificate of formation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “Texas Business Combination Law”). That law provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder”,   for a period of three years from the date that person became an affiliated shareholder, subject to certain exceptions (described below). An “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares. The law’s prohibitions do not apply if the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Because we have more than 100 of record shareholders, we are considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

●
the business combination of an issuing public corporation: where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its charter or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

●
a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

●
a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

●
a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither our certificate of formation nor our bylaws contain any provision expressly providing that we will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving our company, even if that event would be beneficial to our shareholders.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of formation provides that our directors are not personally liable to us or our shareholders for monetary damages for an act or omission in their capacity an act or omission in their capacity as a directora breach of their fiduciary duty as a director. A director may, however, be found liable for, and we may be prohibited from indemnifying them against:

●	any breach of the director’s duty of loyalty to us or our shareholders;

●	acts or omissions not in good faith that constitute a breach of the director’s duty to the us;

●	acts or omissions that involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director receives an improper benefit; or

●	acts or omissions for which the liability is expressly provided by an applicable statute.

Our certificate of formation also provides that we will indemnify our directors, and may indemnify our agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”)  may be permitted for directors, officers and controlling persons of our company under our certificate of formation, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors pursuant to which we have agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.  We also maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer, Inc., located at 4747 N. 7th Street, Suite 170, Phoenix, Arizona 85014.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the distribution of our common stock under this prospectus, we will have outstanding an aggregate of 22,802,474 shares of our common stock, or 24,135,808 shares if the underwriters’ over-allotment option is exercised in full. The 8,888,888 shares, or 10,222,222 shares if the underwriters’ over-allotment option is exercised in full, which constitute the shares to be distributed pursuant to this prospectus and certain other shares distributed pursuant to previous registered offerings or sold pursuant to Rule 144, will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Under the Securities Act, an “affiliate” of a company is a person who directly or indirectly controls, is controlled by or is under common control with that company. Such affiliates may include our directors, executive officers and principal stockholders.

The 5,972,421 shares of our common stock issued pursuant to the Pacific Energy Development merger, the 1,785,000 shares issuable upon options and warrants issued pursuant to the Pacific Energy Development merger, and 71,596 shares of our common stock issued to certain of our former directors, officers and employees in our recent debt conversion transactions are restricted securities under Rule 144 in that they were issued in private transactions not involving a public offering. Any shares of our common stock issued by us in private transactions not involving a public offering or otherwise issued pursuant to an exemption from registration are similarly deemed restricted securities. Any shares of our common stock held by “affiliates” and any “restricted shares” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

In addition, in the Pacific Energy Development merger, we issued 6,538,892 shares of Series A preferred stock and warrants to purchase an additional 230,862 shares of Series A preferred stock. On January 27, 2013 the Company issued 6,659,680 shares of common stock on a 1-for-1 conversion of all our 6,659,680 outstanding Series A preferred stock, pursuant to the automatic conversion provisions our Series A Convertible Preferred Stock Amended and Restated Certificate of Designations. Shares of our common stock issued upon conversion of the Series A preferred stock are freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the restricted shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to our compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period (after satisfying the six-month holding period described above with respect to restricted shares) a number of shares of common stock that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Employee Stock Plans

We currently expect to file a registration statement on Form S-8 under the Securities Act to register up to approximately 3,983,334 shares of common stock that are issuable under our 2012 Plan and certain other non-plan grants. Shares issued upon the exercise of options after the effective date of such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

10b5-1 Plans

Messrs. Ingriselli Peterson and Moore have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to sell shares of our common stock on a periodic basis. Mr. Ingriselli has made 58,334 shares of common stock subject to his Rule 10b5-1 plan, and Messrs. Peterson and Moore each have made 41,667 of their shares of common stock subject to their Rule 10b5-1 plans. Under a Rule 10b5-1 plan and subject to the lock-up agreements described under “Underwriting,” a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

OF OUR COMMON STOCK

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences that are different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there is no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold such common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

●	financial institutions, banks and thrifts;

●	insurance companies;

●	tax-exempt organizations or governmental organizations;

●	partnerships or other pass-through entities;

●	real estate investment trusts;

●	investors whose functional currency is other than the U.S. dollar;

●	traders in securities that elect to mark to market;

●	broker-dealers or dealers in securities or currencies;

●	U.S. expatriates;

●	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

●	persons that own, or are deemed to own, more than five percent of our outstanding common stock (except to the extent specifically set forth below);

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons subject to the alternative minimum tax; or

●	persons that hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

This discussion is for general information only and is not tax advice.  Prospective investors should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of acquiring, owning and disposing of our common stock, as well as any tax consequences arising under any state, local or non-U.S. tax laws and any other U.S. federal tax laws.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership for U.S. federal income tax purposes.  A U.S. person is any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds the common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding the common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the common stock.

Distributions on Our Common Stock

We do not anticipate paying dividends on our common stock after the completion of this offering. However, if we make cash or other property distributions on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the common stock and will be treated as described under “Dispositions of Our Common Stock” below.

Dividends paid out of earnings and profits, as described above, to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of such dividends, or such lower rate specified by an applicable income tax treaty.  To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent (a) a valid IRS Form W-8BEN (or applicable successor form) or other appropriate version of IRS Form W-8 properly certifying qualification for the reduced rate or (b) in the case of payments made outside the United States to an offshore account (generally an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with applicable U.S. Treasury Regulations) certifying such holder’s qualification for the reduced rate.  This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.  Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.  Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends paid on our common stock that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will generally be exempt from the U.S. federal withholding tax described above.  To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable substitute or successor form) properly certifying eligibility for such exemption.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States.  A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.  Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Dispositions of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

●
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.;

●
the non-U.S. holder is a nonresident alien individual present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs, and certain other requirements are met; or

●
our common stock constitutes a “U.S. real property interest” by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the U.S.  A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.  Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we are a USRPHC for United States federal income tax purposes because our only assets are U.S. real property holdings in the form of oil and gas properties.  It is possible that sometime in the future if and when the fair market value of our United States real property interests is less is less than 50% of the fair market value of such interests, non-U.S.  real property interests and assets used in other trades or businesses.  There can be no assurance that we will not be a USRPHC at any time in the future.  Notwithstanding that we are a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. holder’s holding period for such stock.  We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded.  If gain on the sale or other taxable disposition of our stock were subject to taxation under the third bullet point above, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain generally in the same manner as a United States person.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder, the name and address of the recipient and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements will apply in certain circumstances even if no withholding is required, such as where the distributions are effectively connected with the holder’s conduct of a U.S. trade or business or withholding is reduced or eliminated by an applicable income tax treaty.  This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder establishes an exemption from withholding, such as by furnishing to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met.  Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Unless a non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with, and the non-U.S. holder may be subject to backup withholding on the proceeds from, a sale or other disposition of our common stock.  The certification procedures described in the above paragraph will satisfy these certification requirements as well.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding argent may be required to withhold 30% of any dividends paid after December 31, 2013 and the gross proceeds of a sale of our common stock paid after December 31, 2014 to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United states owner and such entity meets certain other specified requirements.  Investors should consult their own tax advisors regarding this legislation.

UNDERWRITING

Wunderlich Securities, Inc. is acting as representative of each of the underwriters named below.  Subject to the terms and conditions set forth in an underwriting agreement between us and the representative, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Wunderlich Securities, Inc
Global Hunter Securities, LLC
C. K. Cooper & Company
Total	8,888,888

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than the shares covered by the option described below unless and until this option is exercised.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make for certain liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts; Underwriter Compensation

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a selling concession not in excess of $       per share.  The underwriters also may allow, and dealers may reallow, a concession not in excess of $         per share to brokers and dealers.  After the offering, the underwriters may change the offering price and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.  The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

Total
	Per Share	Without Over-allotment Exercise	With Over-allotment Exercise
Public offering price	$	$	$
Underwriting discount paid by us
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us, including reimbursement of certain expenses of Wunderlich Securities, Inc.  We have agreed to reimburse Wunderlich Securities, Inc. for its reasonable expenses (including legal fees and expenses) incurred in connection with this offering, subject to a cap of $75,000.

In addition, at the closing of this offering, Wunderlich Securities, Inc., its officers and its affiliates will have the option, but not the obligation, to purchase from us, at a purchase price of $0.003 per warrant, warrants to purchase  333,334 shares of our common stock. The warrants will have a term of three (3) years, shall be transferable to Wunderlich’s employees and affiliates, and will be exercisable after one year at an exercise price per share equal to the per share public offering price of the shares of common stock in this offering.  We will have the right to repurchase the warrants at a price per warrant equal to the difference between the market price per share of our common stock at the time of the repurchase and the exercise price per share then in effect. The warrants will be issued pursuant to a definitive warrant agreement containing customary provisions, including customary anti-dilution provisions and the option of one cashless exercise of the warrants.  Holders of the warrants also will be granted certain registration rights with respect to the shares of common stock underlying the warrants. As required by FINRA rule 5110(f)(2)(H), (i) the warrants will not be exercisable or convertible more than five years from the effective date of the offering; (ii) the shares underlying the warrants are identical to our shares of common stock offered to the public in this offering; (iii) demand and piggyback registration rights of holders of the warrants will not exceed five and seven years, respectively, from the effective date of the offering; (iv) holders of the warrants will have no more than one demand registration right at our expense and (v) the anti-dilution provisions of the warrants are in compliance with FINRA Rule 5110(f)(2)(H)(vi) and (vii). d

Additionally, the warrants will be subject to the following restrictions on transferability, as provided in FINRA Rule 5110(g),: the warrants will not be sold during the offering or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person during a period of 180 days immediately following the effective date of the offering .

We have agreed to pay Oracle Capital Securities, LLC an advisory fee not to exceed 0.325% of the gross proceeds of this offering in connection with this offering a Placement Agent Agreement between us and Oracle entered into in October 2011.

Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to an aggregate of  1,333,334 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus.  The underwriters may exercise that option for 30 days.  If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Lock-Up Agreements

We and each of our executive officers and directors have agreed not to do any of the following, directly or indirectly, for 180 days after the date of this prospectus without the prior written consent of the representative (regardless whether the transactions described in the first two bullet points are settled in securities, cash or otherwise):

●
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock, preferred stock or other capital stock, or any options or warrants to purchase any shares of our common stock, preferred stock or other capital stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, preferred stock or other capital stock, whether now owned or later acquired or owned directly or beneficially by the shareholder (including holding as a custodian);

●
engage in any hedging or other transaction that is designed to or reasonably expected to lead to, or result in, a sale or disposition of such securities (such prohibited hedging or other transactions includes any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option or any swap or other arrangements that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such securities) with respect to any of such securities or with respect to any security that includes, relates to, or derives any significant part of its value from such securities); and

●
file or cause the filing of any registration statement with respect to any of our common stock, preferred stock or other capital stock or any securities convertible into or exercisable or exchangeable for any of our common stock, preferred stock or other capital stock, other than certain registration statements filed to register securities to be sold to the underwriters pursuant to the underwriting agreement and to register common stock to be issued pursuant to certain of our stock compensation plans.

The restrictions described above do not apply to (a) the issuance of common stock by us to the underwriters pursuant to this offering, (b) the issuance of common stock and options by us in the ordinary course of business pursuant to certain stock compensation plans, (c) the issuance of shares of common stock by us upon the exercise of certain outstanding options, warrants and convertible preferred stock, (d) bona fide gifts, other than by us, or transfers by will or intestacy, (e) transfers, other than by us, to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, (f) transfers, other than by us, to limited partners or shareholders of the shareholder,  (g) sales of our common stock, other than by us, pursuant to trading plans established in accordance with Rule 10b5-1 under the Exchange Act as described under “Shares Available for Future Sale - 10b5-1 Plans,” and (h) issuances by us in connection with our acquisition of oil and natural gas interests.  In the case of (c), (d) and (e) above, (x) the transferee must deliver a signed lock-up agreement for the balance of the 180-day period, (y) the transfer must not involve a disposition for value, (c) the transfer must not be publicly reportable under any law other than pursuant to Section 16(a) of the Exchange Act, and (d) the shareholder must not otherwise voluntarily effect any public filing, report or announcement regarding such transfer other than pursuant to Section 16(a) of the Exchange Act.

If (a) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the 180-day period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day period, then the restrictions above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless the representative waives, in writing, such extension.

NYSE MKT Listing; Determination of Public Offering Price

Our shares of common stock have been approved for listing on the NYSE MKT under the symbol “PED,” contingent upon the completion of this offering.  A listing of our common stock on the NYSE MKT is a condition of this offering.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PEDO.”  Prior to this offering, there has been a limited public market for our common stock. Accordingly, the public offering price is expected to be determined by negotiations between us and the representative. Among the factors to be considered in determining the public offering price will be the information set forth in this prospectus; our history, present state of development and future prospects; an assessment of our management, its past and present operations and the prospects for and timing of future revenues; the history of and future prospects for our industry in general; our revenues, earnings and certain other financial and operating information in recent periods; and the price-earnings ratios, price-sales ratios, market prices of securities, valuation multiples and certain financial and operating information of companies engaged in activities similar to ours.

An active trading market for the shares may not develop.  It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock.  However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market.  These transactions may include over-allotment and stabilizing transactions, passive market making and purchases to cover syndicate short positions created in connection with this offering.  Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above.  The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.  “Naked” short sales are sales in excess of the option to purchase additional shares.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.  Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters also may impose a penalty bid, whereby the underwriters may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account if the underwriters repurchase the shares in stabilizing or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market.  The underwriters may conduct these transactions on the NYSE MKT, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock.  In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale.  In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares  to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (a) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (b) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons.  In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by TroyGould PC, Los Angeles, California.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

Our consolidated financial statements as of December 31, 2012 and for the fiscal year ended December 31, 2012 that are included in this prospectus have been audited by GBH CPAs, PC, an independent registered public accounting firm, as stated in their report appearing in this prospectus.  Such financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2011 and for the period from February 9, 2011 (inception) to December 31, 2011 that are included in this prospectus have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus.  Such financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Condor Energy Technology, LLC as of December 31, 2012 and December 31, 2011, and for the year ended December 31, 2012 and for the period from October 12, 2011 (inception) to December 31, 2011 that are included in this prospectus have been audited by GBH CPAs, PC, an independent registered public accounting firm, as stated in their report appearing in this prospectus.  Such financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of White Hawk Petroleum, LLC as of December 31, 2012 and for the period from May 11, 2012 (inception) to December 31, 2012 that are included in this prospectus have been audited by GBH CPAs, PC, an independent registered public accounting firm, as stated in their report appearing in this prospectus.  Such financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of combined revenues and direct operating expenses of the oil and gas properties acquired from Excellong E&P-2, Inc. for the years ended December 31, 2011 and 2010 that are included in this prospectus have been audited by GBH CPAs, PC, an independent registered public accounting firm, as stated in their report appearing in this prospectus.  Such financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Blast Energy Services, Inc. as of December 31, 2011 and 2010 and for each of the two fiscal years ended December 31, 2011 that are included in this prospectus have been audited by GBH CPAs, PC, an independent registered public accounting firm, as stated in their report appearing in this prospectus.  Such financial statements are included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus.  This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.  Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document.  With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.  For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, NE., Room 1580, Washington, D.C. 20549, as may the other reports, statements and information we file with the SEC.  Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates.  Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System.  The website can be accessed at http.//www.sec.gov .

PEDEVCO CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PEDEVCO Corp. (formerly Blast Energy Services, Inc.)
Danville, California

We have audited the accompanying consolidated balance sheet of PEDEVCO Corp. (formerly Blast Energy Services, Inc.) as of December 31, 2012 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2012. These consolidated financial statements are the responsibility of PEDEVCO Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PEDEVCO Corp. as of December 31, 2012 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited the calculation of net loss per common share-basic and diluted for the period from February 9, 2011 (Inception) through December 31, 2011. In our opinion, the calculation of net loss per common share-basic and diluted is presented fairly in all material respects and in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that PEDEVCO Corp. will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred a loss from continuing operations for the year ended December 31, 2012 and has an accumulated deficit at December 31, 2012 which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 5 under the caption “2012 Restatements,” these consolidated financial statements have been restated to correct for certain errors related to the Company’s classification of stock subscriptions receivable and presentation of redeemable preferred stock.

As discussed in Note 20 – "Other Subsequent Events," the Company entered into certain material agreements and also effected a reverse stock split. These consolidated financial statements have been adjusted to reflect a 1 for 3 reverse stock split for common stock. All share and per share amounts have been retroactively adjusted to reflect the reverse stock split.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 22, 2013, except for Note 5 under the caption “2012 Restatements” as to which the date is April 18, 2013, and for Note 20 - "Other Subsequent Events" as to which the date is April 24, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors
Pacific Energy Development Corporation
4125 Blackhawk Plaza Circle, Suite 201A
Danville, CA 94506

We have audited the accompanying consolidated balance sheet of Pacific Energy Development Corporation and its subsidiary (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from February 9, 2011 (Inception) to December 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, before the addition of loss per share, present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and its cash flows for the period from February 9, 2011 (Inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the loss per share calculation for the period from February 9, 2011 (Inception) through December 31, 2011 and, accordingly, we do not express an opinion or any other form of assurance in regards to the loss per share calculation. This amount was audited by other auditors.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred net losses from operations and has no revenue producing activities at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

As discussed in Note 5 under the caption “Initial Restatement”, these financial statements have been restated to correct for certain errors related to the Company’s accounting for its deferred costs and equity method investment.

As discussed in Note 5 under the caption “Second Restatement”, these financial statements have been restated to adjust the Company's accounting related to the issuance of a fully-vested non-forfeitable stock award. We were engaged to audit the restatement adjustments in accordance with the standards of the Public Company Accounting Oversight Board. We audited the adjustments necessary to restate these financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ SingerLewak, LLP

SingerLewak, LLP

San Francisco, California
March 27, 2012, except for Note 5 under the caption “Initial Restatement” as to which the date is May 23, 2012 and except for Note 5 under the caption “Second Restatement” as to which the date is December 12, 2012

FINANCIAL INFORMATION

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
Assets	(Restated)	(Restated)
Current assets:
Cash	$2,478,250	$176,471
Accounts receivable – oil and gas	16,571	-
Accounts receivable – oil and gas - related party	112,488	302,315
Accounts receivable – related party	83,064	-
Deferred merger costs	-	111,828
Prepaid expenses and other current assets	133,900	26,533
Total current assets	2,824,273	617,147

Oil and gas properties:
Oil and gas properties, subject to amortization, net	2,420,688	-
Oil and gas properties, not subject to amortization, net	925,382	1,724,234
Total oil and gas properties, net	3,346,070	1,724,234

Equipment, net of accumulated depreciation	87,883	4,694
Notes receivable – related parties	2,786,064	-
Investments – equity method	2,098,334	588,453
Investments – cost method	4,100	4,100
Total assets	$11,146,724	$2,938,628

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$132,243	$145,428
Accounts payable – related party	922,112	-
Accrued expenses	1,449,014	1,904,647
Accrued expenses – related party	36,168	-
Notes payable – related party	2,170,065	-
Total current liabilities	4,709,602	2,050,075

Long-term liabilities:
Asset retirement obligations	59,298	-
Total liabilities	4,768,900	2,050,075

Commitments and contingencies

Redeemable Series A convertible preferred stock: 555,556 shares issued and outstanding	1,250,000	-

Shareholders’ equity:
Series A convertible preferred stock, $0.001 par value, 100,000,000 shares authorized, 6,234,845 and 2,222,223 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	6,235	2,222
Common stock, $0.001 par value, 200,000,000 shares authorized; 7,183,501 and 5,167,423 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	7,184	5,167
Stock subscriptions receivable	(276,326)	-
Additional paid-in capital	18,167,419	1,644,841
Accumulated deficit	(12,776,688)	(763,677)
Total shareholders’ equity	5,127,824	888,553

Total liabilities and shareholders’ equity	$11,146,724	$2,938,628

See accompanying notes to consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2012 and for the
Period from February 9, 2011 (Inception) through December 31, 2011

	For the Year Ended	Period from February 9, 2011 (Inception) through
	December 31,	December 31,
	2012	2011
	(Restated)	(Restated)
Revenue:
Oil and gas sales	$503,153	$-

Operating expenses:
Lease operating costs	281,103	-
Selling, general and administrative expense	3,729,525	717,130
Impairment of goodwill	6,820,003	-
Impairment of oil and gas properties	180,262	-
Depreciation, depletion, amortization and accretion	131,332	662
Loss on settlement of payables	139,874	-
Total operating expenses	11,282,099	717,792

Gain on sale of equity method investments	64,168	-
Loss from equity method investments	(357,612)	(25,875)
Operating loss	(11,072,390)	(743,667)

Other income (expense):
Interest expense	(986,248)	(12,912)
Interest income	36,359	-
Other expense	-	(7,098)
Gain on debt extinguishment	9,268	-
Total other expense	(940,621)	(20,010)

Net loss	$(12,013,011)	$(763,677)

Net loss per common share:
Basic and diluted	$(1.94)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	6,205,024	4,024,469

See accompanying notes to consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
For the Period from February 9, 2011 (Inception) through December 31, 2012

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscriptions Receivable	Accumulated Deficit	Totals
	Shares	Amount	Shares	Amount

Balances at February 9, 2011	-	$-	-	$-	$-	$-	$-	$-

Issuance of common stock for cash	-	-	3,473,334	3,473	6,947		-	10,420
Issuance of common stock for interest in Rare Earth JV	-	-	1,366,668	1,367	2,733		-	4,100
Issuance of Series A preferred stock for cash	1,422,223	1,422	-	-	741,266			742,688
Issuance of Series A preferred stock upon conversion of notes payable	800,000	800	-	-	899,200			900,000
Issuance costs for Series A preferred stock	-	-	-	-	(106,865)			(106,865)
Issuance of common stock for services	-	-	95,199	95	28,465			28,560
Issuance of common stock in exchange for services	-	-	232,222	232	69,435			69,667
Stock compensation					3,660			3,660
Net loss							(763,677)	(763,677)
Balances at December 31, 2011 (Restated)	2,222,223	$2,222	5,167,423	$5,167	$1,644,841	$-	$(763,677)	$888,553

Issuance of Series A preferred stock net of placement agent cost	3,684,448	3,684	-	-	8,011,387			8,015,071
Issuance of Series A preferred stock to related party for services	76,667	77	-	-	172,423			172,500
Issuance of Series A preferred stock for acquisition of oil and gas properties	122,812	123	-	-	276,203	(276,326)		-
Issuance of Series A preferred stock for settlement of payables	93,250	93	-	-	559,405		-	559,498
Issuance of Series A preferred stock for debt extension	44,445	45	-	-	279,956		-	280,001
Issuance of restricted common stock for compensation	-	-	785,000	785	234,715		-	235,500
Exercise of common stock options	-	-	20,000	20	4,780		-	4,800
Issuance of common stock in connection with Blast merger	-	-	474,291	475	4,491,750		-	4,492,225
Issuance of common stock for debt conversions	-	-	529,172	529	1,516,234		-	1,516,763
Beneficial conversion feature	-	-	-	-	667,418		-	667,418
Cashless exercise of options - common stock	-	-	161,086	161	(161)		-	-
Cashless exercise of warrants- common stock	-	-	37,529	38	(38)			-
Warrants issued to MIE for sale of equity interests in White Hawk	-	-	-	-	2,586		-	2,586
Conversion of preferred stock to common stock	(9,000)	(9)	9,000	9	-		-	-
Stock compensation	-	-	-	-	305,920		-	305,920
Net loss	-	-	-	-			(12,013,011)	(12,013,011)
Balances at December 31, 2012 (Restated)	6,234,845	$6,235	7,183,501	$7,184	$18,167,419	$(276,326)	$(12,776,688)	$5,127,824

See accompanying notes to consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2012 and the
Period from February 9, 2011 (Inception) through December 31, 2011

	For the Year Ended December 31, 2012	Period from February 9, 2011 (Inception) through December 31, 2011
	(Restated)	(Restated)
Cash Flows From Operating Activities:
Net loss	$(12,013,011)	$(763,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	621,420	73,327
Impairment of goodwill	6,820,003	-
Impairment of oil and gas properties	180,262	-
Depreciation, depletion, amortization and accretion	131,692	662
Loss on settlement of payables	139,874	-
Gain on sale of equity method investments	(64,168)	-
Loss from equity method investments	357,612	25,875
Amortization of debt discount	507,505	-
Series A preferred stock issued for debt extension	280,001	-
Gain on debt extinguishment	(9,268)	-
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(14,006)	-
Accounts receivable – oil and gas-related party	(112,488)	-
Accounts receivable - related party	216,686	(302,315)
Prepaid expenses and other current assets	(94,532)	(22,433)
Accounts payable	(38,253)	145,428
Accounts payable – related party	327,294
Accrued expenses	(18,802)	32,775
Accrued expenses – related party	(22,164)
Net cash used in operating activities	(2,804,343)	(810,358)

Cash Flows From Investing Activities:
Cash paid for oil and gas properties	(1,500,000)	(2,899,542)
Cash paid for equipment	(1,358)	(5,356)
Deferred costs	-	(111,828)
Cash paid for acquisition of Blast Energy Services, Inc.	(454,614)	-
Issuance of notes receivable – related parties	(2,786,064)	-
Proceeds from sale of equity method investment	1,000,000	-
Net cash used in investing activities	(3,742,036)	(3,016,726)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	-	10,420
Proceeds from issuance of notes payable to related party	1,028,287	1,100,000
Repayment of notes payable	(200,000)
Repayment of notes payable to related party	-	(200,000)
Proceeds on sales of Series A preferred stock	8,015,071	3,093,135
Proceeds from exercise of options for common stock	4,800	-
Net cash provided by financing activities	8,848,158	4,003,555

Net increase in cash	2,301,779	176,471
Cash at beginning of the year	176,471	-
Cash at end of the year	$2,478,250	$176,471

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$11,809	$12,912
Income taxes	$-	$-

Noncash investing and financing activities:
Accrual of oil and gas interest purchase obligations	$-	$1,871,872
Conversion of notes payable into 800,000 shares of Series A preferred stock	$-	$1,800,000
Contribution of 62.5% of oil and gas interest to equity method investor	$-	$3,071,640
Issuance of common stock as part of oil and gas interest purchase	$-	$28,560
Issuance of 555,556 shares of Series A preferred stock in exchange for acquisition of Excellong E&P-2, Inc.	$1,250,000	$-
Contribution of Excellong E&P-2, Inc. to White Hawk as equity investment	$3,734,986	$-
Cash paid on behalf of PEDEVCO to Excellong E&P-2, Inc. by MIE to acquire interest in White Hawk	$1,000,000	$-
Cash paid on behalf of PEDEVCO to Condor by MIE for drilling operations	$1,141,778	$-
Accrual of purchase adjustment for sale of White Hawk interest	$58,332	$-
Warrants issued to MIE for sale of White Hawk equity interests	$2,586	$-
Issuance of 76,667 shares of Series A preferred stock to settle payables	$172,500	$-
Issuance of 1,366,668 shares of common stock in exchange for investment in Rare Earth JV	$-	$4,100
Issuance of Series A convertible preferred stock in settlement of carried interest payable	$419,624	$-
Issuance of Series A convertible preferred stock for stock subscriptions receivable	$276,326	-
Issuance of Series A convertible preferred stock to third party on behalf of Condor for oil and gas properties acquired	$276,326	$-
Transfer of unproved properties to proved properties	$697,016	$-
Issuance of common stock to settle accrued liabilities	$487,218	$-
Issuance of common stock for convertible notes payable	$1,029,545	$-
Beneficial conversion feature associated with convertible debt	$667,418	$-
Conversion of Series A preferred stock to common stock	$27	$-
Cashless exercise of common stock options and warrants	$595	$-
Accrual of drilling costs	$1,733,859	$-
Asset retirement costs capitalized	$16,552	$-

See accompanying notes to consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying consolidated financial statements of PEDEVCO CORP., formerly Blast Energy Services, Inc. (“PEDEVCO” or the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).

NOTE 2 – DESCRIPTION OF BUSINESS

PEDEVCO’s primary business plan is: (i) engaging in oil and gas exploration, development and production of primarily shale oil and gas and secondarily conventional oil and gas opportunities in the United States (U.S.), and (ii) subsequently utilizing the Company’s strategic relationships for exploration, development and production in Pacific Rim countries, with a particular focus in China.

The Company owns a 20% interest in Condor Energy Technology, LLC (“Condor”), as well as a 50% interest in White Hawk Petroleum, LLC (“White Hawk”). Condor’s operations consist primarily of working interests in oil and gas leases in the Niobrara shale formation located in the Denver-Julesberg Basin in Morgan and Weld Counties, Colorado. The remaining interest in Condor is owned by an affiliate of MIE Holdings Corporation (Hong Kong Stock Exchange code: 1555.HK), one of the largest independent upstream onshore oil companies in China (“MIE Holdings”). White Hawk’s operations consist primarily of working interests in oil and gas leases in the Eagle Ford shale formation in McMullen County, Texas. The remaining interest in White Hawk is also owned by an affiliate of MIE Holdings.

The Company plans to focus initially on developing shale oil and gas assets held by the Company in the U.S., including its first oil and gas working interest known as “the Niobrara Asset” and its second oil and gas working interest known as the “the Eagle Ford Asset”. Subsequently, the Company plans to seek additional shale oil and gas and conventional oil and gas asset acquisition opportunities in the U.S. and Pacific Rim countries utilizing its strategic relationships and technologies that may provide the Company a competitive advantage in accessing and exploring such assets. Some or all of these assets may be acquired by subsidiaries, including Condor, or others that may be formed at a future date.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses from operations of $12,776,688 from the date of inception (February 9, 2011) through December 31, 2012 and has negative working capital and/or accumulated deficit at December 31, 202. Additionally, the Company is dependent on obtaining additional debt and/or equity financing to roll-out and scale its planned principal business operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to these matters consist principally of seeking additional debt and/or equity financing combined with expected cash flows from current oil and gas assets held and additional oil and gas assets that it may acquire. There can be no assurance that the Company’s efforts will be successful. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation. The consolidated financial statements herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and those of its wholly owned subsidiaries as follows: (i) Eagle Domestic Drilling Operations LLC, a Texas limited liability company; (ii) Blast AFJ, Inc., a Delaware corporation; (iii) Pacific Energy Development Corp., a Nevada corporation; (iv) Pacific Energy Technology Services, LLC, a Nevada limited liability company; (v) Pacific Energy & Rare Earth Limited, a Hong Kong company; and (vi) Blackhawk Energy Limited, a British Virgin Islands company. All significant intercompany accounts and transactions have been eliminated.

Equity Method Accounting for Joint Ventures. The majority of the Company’s oil and gas interests are held all or in part by the following joint ventures which are collectively owned with affiliates of MIE Holdings:

- Condor Energy Technology LLC, a Nevada limited liability company owned 20% by the Company and 80% by an affiliate of MIE Holdings. The Company accounts for its 20% ownership in Condor using the equity method; and

- White Hawk Petroleum, LLC, a Nevada limited liability company owned 50% by the Company and 50% by an affiliate of MIE Holdings. The Company accounts for its 50% interest in White Hawk using the equity method.

The Company evaluated its relationship with Condor and White Hawk to determine if either qualified as a variable interest entity ("VIE"), as defined in ASC 810-10, and whether the Company is the primary beneficiary, in which case consolidation would be required. The Company determined that both Condor and White Hawk qualified as VIE’s, but since the Company is not the primary beneficiary of either Condor or White Hawk, the Company concluded that consolidation was not required for either entity.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates. Significant estimates generally include those with respect to the amount of recoverable oil and gas reserves, the fair value of financial instruments, oil and gas depletion, asset retirement obligations, and stock-based compensation.

The Company's most significant estimates relate to the valuation of its investment in the Rare Earth JV and its valuation of its common stock, options and warrants. With respect to the Rare Earth JV, given that there is no established market for this interest combined with the highly speculative nature of this investment, management used their best good faith judgment and estimated a nominal value of $4,100 for this asset at the time of its exchange for shares of the Company's common stock. Management considered the following in arriving at their judgment of value: the joint venture's historical operating results, the lack of marketability, restrictions on transfer, and its minority interest position. If the Company sells the asset, the actual results of any sale could be materially different from management's estimated value.

Cash and Cash Equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2012 and December 31, 2011, cash equivalents consisted of money market funds and cash on deposit.

Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk include cash deposits placed with financial institutions. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2012, approximately $2,215,587 of the Company’s cash balances were uninsured. The Company has not experienced any losses in such accounts. Sales to two customers comprised 68% and 32% of the Company’s total oil and gas revenues for the year ended December 31, 2012. The Company had no revenue for the year ended December 31, 2011. The Company believes that, in the event that its primary customer was unable or unwilling to continue to purchase the Company’s production, there are a substantial number of alternative buyers for its production at comparable prices.

Accounts Receivable. Accounts receivable typically consist of oil and gas receivables. The Company has classified these as short-term assets in the balance sheet because the Company expects repayment or recovery within the next 12 months. The Company evaluates these accounts receivable for collectability considering the results of operations of these related entities and when necessary records allowances for expected unrecoverable amounts. To date, no allowances have been recorded.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured. Revenue is derived from the sale of crude oil and natural gas. Revenue from crude oil and natural gas sales is recognized when the product is delivered to the purchaser and collectability is reasonably assured. The Company follows the “sales method” of accounting for oil and natural gas revenue, so it recognizes revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than its share of the expected remaining proved reserves. If collection is uncertain, revenue is recognized when cash is collected.

Equipment. Equipment is stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which extend the life or improve existing equipment are capitalized. Upon disposition or retirement of equipment, the cost and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 10 years.

Deferred Property Acquisition Costs. The Company defers the costs, such as title and legal fees, related to oil and gas property acquisitions. At the time the acquisition is completed, these costs are reclassified and included as part of the purchase price of the property acquired. To the extent a property acquisition is not consummated these costs are expensed.

Oil and Gas Properties, Successful Efforts Method. The successful efforts method of accounting is used for oil and gas exploration and production activities. Under this method, all costs for development wells, support equipment and facilities, and proved mineral interests in oil and gas properties are capitalized. Geological and geophysical costs are expensed when incurred. Costs of exploratory wells are capitalized as exploration and evaluation assets pending determination of whether the wells find proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Exploratory wells in areas not requiring major capital expenditures are evaluated for economic viability within one year of completion of drilling. The related well costs are expensed as dry holes if it is determined that such economic viability is not attained. Otherwise, the related well costs are reclassified to oil and gas properties and subject to impairment review. For exploratory wells that are found to have economically viable reserves in areas where major capital expenditure will be required before production can commence, the related well costs remain capitalized only if additional drilling is under way or firmly planned. Otherwise the related well costs are expensed as dry holes.

Exploration and evaluation expenditures incurred subsequent to the acquisition of an exploration asset in a business combination are accounted for in accordance with the policy outlined above.

Depreciation, depletion and amortization of capitalized oil and gas properties is calculated on a field by field basis using the unit of production method.  Lease acquisition costs are amortized over the total estimated proved developed and undeveloped reserves and all other capitalized costs are amortized over proved developed reserves.

Impairment of Long-Lived Assets. The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Asset Retirement Obligations. If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, the Company will record a liability (an asset retirement obligation or “ARO”) on its consolidated balance sheet and capitalize the present value of the asset retirement cost in oil and gas properties in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis over the estimated proved developed reserves. Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our consolidated statements of operations.

Income Taxes. The Company utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry-forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the value of such assets will be realized.

Stock-Based Compensation. We utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company estimates volatility by considering the historical stock volatility. The Company has opted to use the simplified method for estimating expected term, which is generally equal to the midpoint between the vesting period and the contractual term.

Earnings or Loss per Common Share. Basic earnings per common share equal net earnings or loss divided by weighted average common shares outstanding during the period. Diluted earnings per share include the impact on dilution from all contingently issuable shares, including options, warrants and convertible securities. The common stock equivalents from contingent shares are determined by the treasury stock method. The Company incurred net losses for the years ended December 31, 2012 and 2011, and therefore, basic and diluted earnings per share for those periods are the same as all potential common equivalent shares would be anti-dilutive. The Company excluded 1,251,539 potentially issuable shares of common stock related to options and 600,298 potentially issuable shares of common stock related to warrants due to their anti-dilutive effect.

Fair Value of Financial Instruments. The Company follows Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurement (“ASC 820”), which clarifies fair value as an exit price, establishes a hierarchal disclosure framework for measuring fair value, and requires extended disclosures about fair value measurements. The provisions of ASC 820 apply to all financial assets and liabilities measured at fair value.

As defined in ASC 820, fair value, clarified as an exit price, represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Reclassifications. Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the current presentation for comparative purposes.

Recently Issued Accounting Pronouncements. There were various accounting standards and interpretations issued during 2012 and 2011, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

In July 2012 the FASB issued ASU 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment, which amends Topic 350 and gives companies the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Topic 350-30. This ASU shall be applied prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted. Implementation of the ASU is not expected to have a significant impact on the Company’s consolidated financial statements.

Subsequent Events. The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure consideration.

NOTE 5 – PRIOR YEAR RESTATEMENTS

Initial 2011 Restatement

On May 23, 2012, the financial statements for the period from February 9, 2011 (inception) through December 31, 2011 have been restated as a result of two errors discovered subsequent to their original issuance. These errors are as follows:

● $87,668 of improperly deferred costs associated with the Eagle Ford Asset acquisition (as described in Note 8).

● $19,200 of improper intercompany profit eliminations related to intercompany transactions between Condor and the Company.

The impact on the previously reported balance sheet as of December 31, 2011 is as follows:

	As Reported	As Restated
Deferred costs	$199,496	$111,828
Total current assets	$704,815	$617,147
Equity method investment	$607,653	$588,453
Total assets	$3,045,496	$2,938,628
Accumulated deficit	$587,142	$694,010
Total stockholders’ equity	$995,121	$888,553

The impact on the previously reported loss from operations and net loss for the period from February 9, 2011 (Inception) through December 31, 2011 is as follows:

	As Reported	As Restated
Equity in loss of equity method investment	$(6,675)	$(25,875)
Loss from operations	$(560,457)	$(648,125)
Net loss	$(587,142)	$(694,010)

Second 2011 Restatement

On December 12, 2012, the financial statements, for the period from February 9, 2011 (inception) through December 31, 2011, subsequent to the initial restatement discussed above have been restated again to adjust the Company’s accounting for the fully vested non-forfeitable stock award issued to investor relations consultants as disclosed in Note 14. The Company originally recorded the $69,667 value of the award as a stock subscription receivable in the balance sheet as performance was not required until the Company had completed a reverse merger transaction, at which time the 18 month service period would commence. Because the award is fully vested and non-forfeitable and the Company has no ability to compel specific performance, the Company reconsidered its accounting for this transaction and concluded that the appropriate treatment should have been to expense the value of the award in full. These financial statements are being restated to reflect this change.

The impact on the previously reported balance sheet (after adjustment for the initial restatement discussed above) as of December 31, 2011 is as follows:

	As Reported	As Restated
Stock service receivable	$(69,667)	$-
Accumulated deficit	$(694,010)	$(763,677)
Total stockholders' equity	$888,553	$888,553

The impact on the previously reported loss from operations and net loss for the period from February 9, 2011 (Inception) through December 31, 2011 (after adjustment for the initial restatement discussed above) is as follows:

	As Reported	As Restated
Professional services	$205,200	$274,867
Loss from operation	$(648,125)	$(717,792)
Net loss	$(694,010)	$(763,677)

2012 Restatements

On April 11, 2013 the consolidated financial statements, for the period from January 1, 2012 through December 31, 2012, have been restated to properly classify the Company’s issuance of 122,812 shares of Series A preferred stock to a related party as a subscription receivable rather than a note receivable.

In addition, the consolidated financial statements have been restated to properly present on the balance sheet and the statement of stockholders’ equity the classification of Series A Preferred Shares issued and outstanding; the par value and additional paid in capital for the 555,556 shares of Series A preferred stock presented outside of stockholders’ equity as the redemption of such shares is outside the control of the issuer.

The impact on the previously reported balance sheet as of December 31, 2012 is as follows:

	As Reported	As Restated
Notes receivable – related parties	$3,062,390	$2,786,064
Total assets	$11,423,050	$11,146,724

Series A convertible preferred stock	$20,371	$18,704
Additional paid in capital	$18,138,916	$18,140,583
Stock subscription receivable	$0	$(276,326)
Total stockholder’s equity	$(5,404,150)	$(5,127,824)
Total liabilities and stockholders' equity	$11,423,050	$11,146,724

NOTE 6 - MERGER AGREEMENT – PACIFIC ENERGY DEVELOPMENT CORP.

On July 27, 2012, the Company completed the transactions contemplated by the January 13, 2012, Agreement and Plan of Reorganization (as amended, the “Merger Agreement”), by and between the Company, Blast Acquisition Corp., a wholly-owned Nevada subsidiary of the Company (“MergerCo”), and Pacific Energy Development Corp., a privately-held Nevada corporation (“PEDCO” or “Pacific Energy Development Corp.”).

Pursuant to the Merger Agreement on July 27, 2012, MergerCo was merged with and into PEDCO, with PEDCO continuing as the surviving entity and becoming a wholly-owned subsidiary of the Company, in a transaction structured to qualify as a tax-free reorganization (the “Merger”). In connection with the Merger, the Company issued former security holders of PEDCO 5,972,421 shares of common stock, 6,538,892 shares of new Series A Preferred Stock, warrants to purchase an aggregate of 373,334 shares of our common stock, warrants to purchase 230,862 shares of our new Series A Preferred Stock, and options to purchase 1,411,667 shares of the Company’s common stock.  As the merger was accounted for as a reverse acquisition, these shares have been reflected as the historical equity of the Company as the accounting acquirer in the recapitalization.

Additionally, immediately prior to the Merger becoming effective, the shareholders of the Company approved an Amended and Restated Certificate of Formation and an Amended and Restated Series A Convertible Preferred Stock Designation which upon effectiveness: (i) converted all 2,000,000 outstanding shares of the Company’s Series A Convertible Preferred Stock and the single outstanding share of Series B Preferred Stock into 2,000,001 shares of common stock of the Company on a one to one basis, and immediately thereafter, (ii) effected a one for one hundred and twelve (1:112) reverse stock split rounding up for all fractional shares of the Company’s then outstanding common stock, resulting in the conversion of approximately 159,238,556 shares of preferred and common stock into 474,291 shares of common stock (the “Reverse Split” and the “Amended and Restated Certificate of Formation”). All share and per share amounts in the consolidated financial statements and footnotes have been retroactively restated for the impact of the reverse split and the 1-for-3 reverse stock split of our common and preferred stock that was effected on April 23, 2013.

Furthermore, in connection with the Reverse Split and the Amended and Restated Certificate of Formation, the Company changed its name to “PEDEVCO Corp.”, and amended its Certificate of Formation, to effect various changes to its Certificate of Formation, including, but not limited to increasing the Company’s authorized capitalization to 300,000,000 shares of capital stock post-Reverse Split, which includes 200,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and 100,000,000 authorized shares of Preferred Stock, including 25,000,000 authorized shares of Series A Convertible Preferred Stock, $0.001 par value per share ("New Series A Preferred Stock"), which shares were designated in connection with approval of and filing of the Amended and Restated Certificate of Designations of the Company’s Series A Convertible Preferred Stock, which amended and replaced the prior designation of the Company’s Series A Convertible Preferred Stock (which shares were automatically converted into shares of common stock pursuant to the Amended and Restated Certificate of Formation).

The acquisition was accounted for as a “reverse acquisition,” and Pacific Energy Development Corp. was deemed to be the accounting acquirer in the acquisition. The Company’s assets and liabilities are recorded at their fair value. Pacific Energy Development Corp.'s assets and liabilities are carried forward at their historical costs. The financial statements of Pacific Energy Development Corp. are presented as the continuing accounting entity since it is the acquirer for the purpose of applying purchase accounting. The equity section of the balance sheet and earnings per share of Pacific Energy Development Corp. are retroactively restated to reflect the effect of the exchange ratio established in the Merger Agreement. Goodwill is recorded for the excess of fair value of consideration transferred and fair value of net assets. As a result of the issuance of the shares of common stock pursuant to the Merger Agreement, a change in control of the Company occurred.

The purchase price on the date of acquisition was:

Value of stock issued in acquisition	$4,492,225
Cash advanced from PEDCO prior to merger	507,757
Merger expenses	36,841
Total Purchase Price	$5,036,823

Current assets	978
Fixed assets	112,089
Oil and gas properties	127,088
Current liabilities	(646,787)
Asset retirement obligations assumed	(41,712)
Long-term liabilities	(1,334,836)
(1,783,180)

Goodwill	$6,820,003

Management evaluated the amount of goodwill associated with the transaction following the allocation of fair value to the assets and liabilities acquired and determined that the goodwill should be fully impaired and has reflected the impairment on the statement of operations as of the date of the merger.

Centurion Debt Modifications

In connection with the anticipated Merger, on January 13, 2012, Blast entered into an amendment to note purchase agreement (the “Note Purchase Amendment”), with Centurion Credit Funding LLC (“Centurion”), a secured creditor of Blast, and on May 29, 2012, Blast entered into the Second Amendment to First Tranche Promissory Note and the Second Amendment to the Second Tranche Promissory Note (collectively, the “Second Amendments to the Promissory Notes”) with Centurion. The Note Purchase Amendment and the Second Amendments to the Promissory Notes amended the Note Purchase Agreement, dated February 24, 2011 (the “Note Purchase Agreement”), entered into with Centurion primarily in order (i) to grant consent to the Merger, (ii) to waive, solely with respect to the Company post-Merger, certain loan covenants and restrictions as they relate to the assets of PEDCO and the operations of the Company post-Merger, (iii) to waive Centurion’s right of first refusal to provide additional funding to Blast, and (iv) to provide for the conversion of up to 50% of the loan amounts outstanding to Centurion in the original principal amount of $2,522,111, of which approximately $1,306,078 was owed as of the date of the parties’ entry into the Note Purchase Amendment, into shares of the Company’s common stock at $2.25 per share at the option of Centurion at any time after June 9, 2012, provided that the Company in its sole discretion may waive the 50% conversion limitation. The conversion rights described above are subject to Centurion being prohibited from converting any portion of the outstanding notes which would cause it to beneficially own more than 4.99% of the Company’s then outstanding shares of common stock, subject to Centurion’s right to increase such limit to up to 9.99% of the Company’s outstanding shares with 61 days prior written notice to the Company.

The Promissory Notes issued in connection with the Note Purchase Amendment were amended to provide an extension of the maturity date of such Promissory Notes, which were due February 2, 2012 under the terms of the original notes, to the earlier of (i) thirty (30) days after the termination of the Merger Agreement, if the Merger Agreement s terminated before June 1, 2012, (ii) August 1, 2012, or (iii) the date all obligations and indebtedness under such Promissory Notes are accelerated in accordance with the terms and conditions of such Promissory Notes. Furthermore, commencing February 2, 2012, the interest amount on the Promissory Notes was increased from 10% to 18% per annum, and the new interest rate included both the principal amount and the Exit Fee payable described below. Lastly, the Exit Fee, which is 12% of the repayment amount, was increased by an aggregate of $15,000 for the Promissory Notes and was expensed by Blast at the date of modification.

On August 30, 2012, following the Merger, the Company entered into the Third Amendment to Senior Secured Promissory Notes (First and Second Tranche) with Centurion (the “Third Amendment to the Promissory Notes”), which amended certain provisions of the Senior Secured Promissory Note (First Tranche) and Senior Secured Promissory Note (Second Tranche), each originally dated February 24, 2011 and amended on January 13, 2012 and May 29, 2012 (together, as amended, the “Promissory Notes”). The Promissory Notes were amended to provide an extension of the maturity date which were due as of August 1, 2012, to the earlier of (i) November 30, 2012, or (ii) the date all obligations and indebtedness under such Promissory Notes are accelerated in accordance with the terms and conditions of such Promissory Notes. The Company further agreed to deposit an additional $700,000 as a “repayment deposit” into the Company’s bank account that is subject to a deposit account control agreement (the “DACA”) between the Company and Centurion in order to provide additional security to Centurion with the DACA being revised to provide that Centurion may not have access to such funds until the maturity date of such Promissory Notes, unless a default or event of default has occurred. Additionally, the Third Amendment to the Promissory Notes removed the prior prohibition which limited Centurion to converting the Promissory Notes only once every thirty days.

The Company applied ASC 470-50-40/55 “Debtor’s Accounting for a Modification or Exchange of Debt Instrument” and concluded that the Note Purchase Amendment dated January 13, 2012 constituted a debt extinguishment rather than a debt modification because a significant conversion feature was added to the terms of the note. The conversion feature was contingent on the completion of the Merger. As such, the Company’s Merger with Blast, triggered the contingent conversion feature. As a result, the Company recorded a loss on debt extinguishment of $159,913 during the year ended December 31, 2012, as summarized below.

Loss on Extinguishment:
Estimated fair value of debt after modification	$1,494,749
Less: Carrying value of pre-modification debt	(1,334,836)
Loss on debt extinguishment	$159,913

In connection with the Note Purchase Amendment, the convertible debenture was also analyzed for a beneficial conversion feature after the debt modification at which time it was concluded that a beneficial conversion feature existed. Accordingly, a debt discount was recorded at the date of the modification. See detail summary below for carrying value of debt on the date of the merger.

Post-Modification Debt:
Estimated fair value of debt after modification	$1,494,749
Less: beneficial conversion feature recorded as debt discount	(667,418)
Carrying value at date of Merger	$827,331

On August 31, 2012, Centurion converted $101,250 of principal and accrued interest, into 45,000 shares of the Company’s common stock. In October 2012, Centurion converted $536,250 of principal into 238,334 shares of the Company’s common stock. In November 2012, Centurion converted $392,045 of principal into 174,242 shares of the Company’s common stock. Centurion forgave the principal and interest balance of $169,181 and the balance owed Centurion at December 31, 2012 was paid in full. See detail summary below of loan activity and balance as of December 31, 2012.

Carrying value at merger	$827,331
Accrued interest	75,699
Accretion of beneficial conversion feature recorded as debt discount	667,418
Less: amortization of debt premium	(159,913)
Less: Principal and accrued interest of convertible note converted to common stock	(1,029,545)
Less: Cash payments on principal	(211,809)
Balance of note forgiven by Centurion	(169,181)
Balance at December 31, 2012	$-0-

The Company recorded a gain on debt extinguishment which was netted against loss resulted in a net hgain of $9,268.

Prior to the Merger, as additional security for the repayment of the First Note and Second Note, and pursuant to a Stock Purchase Agreement, the Company sold Centurion one (1) share of its newly designated Series B Preferred Stock, in consideration for $100, which entitled Centurion to consent to and approve the Company’s or any of its subsidiaries’ entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by the Company or any of its subsidiaries for the benefit of any creditors. The Company assigned no value to this Series B Preferred Share. The one share of the Company’s Series B Preferred Stock was converted on a one-for-one basis into one (1) share of the Company’s pre-Reverse Split common stock in connection with the Merger.

Other Debt Conversions

In connection with the Merger, the Company approved the conversion of certain other outstanding debt obligations of the Company at $6.72 per share. At the time of the Merger these debt obligations included: $335,500 of accrued compensation due to the members of Board of Directors, $6,150 of short term loans from members of the Board of Directors, $225,958 of accrued salaries and vacation pay owed to the Company’s employees for a total amount of $567,608, of which $439,045 were converted at $6.72 per share under debt conversion agreements (“Debt Conversion Agreements”) into approximately 84,453 shares of the Company’s common stock in August and September 2012. Additionally, in May 2012, pursuant to a settlement agreed upon among the Company, Trident Partners Ltd. (“Trident”), and certain principals for Trident, the placement fee owed by the Company to Trident was reduced from $119,990 to $47,960 and Trident agreed to convert the remaining amount due at $6.72 per share into approximately 7,143 shares of the Company’s common stock upon completion of the Merger.

NOTE 7 – OIL AND GAS PROPERTIES

The following tables summarize the Company’s oil and gas activities by classification for the year ended December 31, 2012 and the period from February 9, 2011 (Inception) through December 31, 2011:

	January 1, 2012	Additions	Disposals	Transfers	December 31, 2012
Unproved properties	1,724,234	78,427	-	(697,016)	1,105,645
Proved properties	-	5,532,506	(3,750,000)	697,016	2,479,522
Asset retirement costs	-	16,552	-	-	16,552
Accumulated depreciation depletion and impairment	-	(270,676)	15,014	-	(255,662)
Total oil and gas assets	1,724,234	5,340,264	(3,734,986)	-	3,346,071

	February 9, 2011	Additions	Disposals	Transfers	December 31, 2011
Unproved properties	-	4,914,624	(3,190,390)	-	1,724,234
Proved properties	-	-	-	-	-
Asset retirement costs	-	-	-	-	-
Accumulated depreciation, depletion and impairment	-	-	-	-	-
Total oil and gas assets	-	4,914,624	(3,190,390)	-	1,724,234

Niobrara Asset

The Company acquired oil and gas interests in Colorado in a geologic formation known as the Niobrara formation (“the Niobrara Asset”) on October 31, 2011 for a total cost of $4,914,624. The Company assigned 62.50% ($3,071,640) of the value of the Niobrara interest acquired to Condor, of which the Company owns 20%. The following table details the purchase price components:

Purchase Consideration	Amount
Cash paid at closing	$2,827,387
Amount payable in cash or Series A Preferred Stock on November 13, 2012	1,000,000	(1)
Carried interest obligation	699,372	(2)
Common stock issued for services	28,560	(3)
Series A Preferred Stock issuable	172,500	(4)
Other acquisition costs	186,805
Ending balance	$4,914,624

(1)
The Company agreed to issue 444,445 shares of Series A Preferred Stock on November 13, 2012, subject to a guaranteed minimum value of $1 million of the preferred stock. At November 13, 2012, the Sellers had the option to elect to receive the fixed number of 444,445 shares or $1 million in cash, due and payable within five days of their written election to receive cash in lieu of the shares. The agreement does not provide the Sellers the option for a variable number of shares based on the per share value. The obligation of $1 million was recorded in accrued expenses on the date of the transaction. The Company received elections from the Sellers requesting payment of the obligation in cash due on or about November 20, 2012. On November 26, 2012, the Agreement was amended to provide for the payment of $100,000 to the Sellers, and 44,445 shares of the preferred stock valued at $100,000 to extend the $1 million payment to the Sellers until February 18, 2013. The fair value of $280,001 of the 44,445 preferred shares issued and the $100,000 payment were recorded as interest expense in 2012. The Company subsequently paid the $1 million on February 18, 2013.

(2)
The Company agreed to provide the Sellers a carried interest for $699,372 of their share of future drilling costs and was recorded as a liability on the date of the transaction, of which $279,748 was paid in the three months ending June 30, 2012 and the remaining $419,624 was satisfied in the three months ending September 30, 2012 through the issuance on September 24, 2012 of 93,250 shares of the Company’s Series A Preferred Stock with a fair value of $559,498. The Company recorded a loss on settlement of payables of $139,874.

(3)
The Company issued 95,199 shares of common stock in 2011 in connection with the acquisition at a grant date fair value of $28,560 to a related party due diligence provider, South Texas Reservoir Alliance, LLC (“STXRA”).

(4)
The Company issued 76,667 shares of Series A Preferred Stock in February 2012 at a grant date fair value of $2.25 per share, or $172,500, to STXRA in exchange for the portion of working interests earned for worked performed in the transaction.

One of the sellers, Esenjay Oil & Gas, Ltd. ("Esenjay"), retains an overriding royalty interest in the production from the leases assigned equal to the amount, if positive, by which twenty percent (20%) of production exceeds the aggregate of all landowner royalties, overriding royalties and other burdens measured or payable out of the production that cover or affect the subject leases.

The depletion recorded for production on proved properties for the year ended December 31, 2012 amounted to $90,414. The Company recorded impairment of leases for the year ended December 31, 2012 of $180,262 for lease acreage that expired during the year due to non-renewals or non-utilization of leases.

During the year ended December 31, 2012, the Company began drilling operations on its FFT2H, Logan 2H and Waves 1H wells. The Company completed the FFT2H well in July 2012 and incurred $1,143,100 in drilling and completion costs. As of December 31, 2012, the Company has incurred $246,365 and $263,382 in drilling costs related to the Logan 2H and Waves 1H wells, respectively, which were completed subsequent to December 31, 2012. As a result of this drilling the Company reclassified $697,016 of the carrying value of the properties from unproved to proved property.

Eagle Ford Asset

On March 29, 2012, the Company acquired Excellong E&P-2, Inc., a Texas corporation for a total purchase price of $3.75 million. Excellong E&P-2’s sole asset was an approximately 8% working interest in certain oil and gas leases covering approximately 1,650 net acres in the Leighton Field located in McMullen County, Texas, which is currently producing oil and natural gas from the Eagle Ford shale formation. This area is currently producing oil and natural gas from three wells, but the remainder of the acreage is under development. The Company transferred these assets to White Hawk. See Note 8.

Guijarral Hills Exploitation Project

In October 2010, Blast entered into Farmout Agreement with Solimar Energy LLC (“Solimar”), to participate in an exploration project in the Guijarral Hills Field located in the San Joaquin basin of central California. In 2011, an initial exploratory well (the “Solimar Well”) was drilled on the project, but the zones tested did not result in an oil-producing well. On August 6, 2012, Solimar notified its desire to assign the Solimar Well to Vintage Production California LLC (“Vintage”), the lessor of the well in return for payment of the salvage value of the equipment in the Solimar Well. The Company elected to give up its right to take over the well and all related plugging and abandonment obligations, and agreed to assign its interest in the well to Vintage. As of August 10, 2012, Solimar had offered the well assignment to Vintage but Vintage had not yet responded as to its intentions whether to accept it or not. The Guijarral Hills Field lease expired pursuant to its own terms on September 30, 2012. In connection with the allocation of the purchase price in the Merger, no value was attributed to the Guijarral Project.

NOTE 8 – BUSINESS ACQUISITION AND DISPOSAL

On March 29, 2012, the Company acquired Excellong E&P-2, Inc., a Texas corporation for a total purchase price of $3.75 million. Excellong E&P-2’s sole asset was an approximately 8% working interest in certain oil and gas leases covering approximately 1,650 net acres in the Leighton Field located in McMullen County, Texas, which is currently producing oil and natural gas from the Eagle Ford shale formation (the “Eagle Ford Asset”). The purchase was accounted for as a business combination; however, the Company acquired no other assets or liabilities other than the working interests and tangible equipment associated with producing wells.

This area is currently producing oil and natural gas from three wells, with the remainder of the acreage is under development. The purchase price terms were:

Cash paid at closing	$1,500,000
Loan payable	1,000,000	(1)
Series A Preferred Stock issued	1,250,000	(2)
Total purchase price	$3,750,000

(1)	Payable in 60 days following the closing. The amount was paid in May 2012 by an affiliate of MIE Holdings as consideration for the White Hawk sale described below.

(2)
The Company issued 555,556 shares of Series A Preferred Stock at a grant date fair value of $1,250,000. In accordance with the purchase agreement, the Company has a contingent obligation to repurchase up to the full 555,556 shares of Series A Preferred Stock at a price per share of $2.25 in the event that, on March 29, 2013 (the date that is twelve months from the closing date), the market value of the stock is less than $1,250,000, and the sellers demand repurchase. Accordingly, the Company has determined that the shares are redeemable at the option of the holder and has classified the Preferred Stock outside of stockholders’ equity on the accompanying balance sheet.

The following table summarizes the allocation of the aggregate contribution as follows:

Asset:	Valuation
Tangible equipment	$147,000
Proved oil and gas reserves	2,958,936
Unproved oil and gas leaseholds	629,050
Total	$3,734,986

The pro forma results of the White Hawk acquisition as if the transaction had occurred at January 1, 2012 and 2011, respectively, is:

				For the Year Ended December 31, 2011
	PEDEVCO	E&P-2	Combined (1)	PEDEVCO	E&P-2	Combined
	For the twelve months ending December 31, 2012	For the period from January 1, 2012 to March 29, 2012
Revenue	$503,153	$266,867	$770,020	$-	$384,116	$384,116
Lease operating costs	$(281,103)	$(44,099)	$(325,202)	-	$(41,422)	$(41,422)
Net loss	$(12,013,011)	$222,768	$(11,790,243)	$(763,677)	$342,694	$(420,983)
Net loss per common share	$(0.65)	$0.02	$(0.63)	$(0.06)	$0.03	$(0.03)
	(1.94)	0.06	(1.88)	(0.18)	0.09	(0.09)

(1)
Operating activities of the properties acquired from E&P-2 for the period from March 29, 2012 through the date of the sale of a 50% interest in White Hawk on May 23, 2012 were recorded in the consolidated financial statements of the Company.  Following the sale of the 50% White Hawk interest, the company’s proportionate share of operating activities of White Hawk have been reflected in the equity earnings of White Hawk attributable to the Company.

On May 11, 2012, the Company merged its wholly-owned subsidiary, Excellong E&P-2, Inc. (“E&P-2”), into White Hawk Petroleum, LLC (“White Hawk”), a newly-formed Nevada limited liability company also wholly-owned by the Company (the “E&P-2 Merger”). The separate corporate existence of E&P-2 ceased as a result of the E&P-2 Merger. White Hawk then held all of the Eagle Ford Assets of the Company. The transaction among entities under common control was recorded at historical cost and no gain or loss was recognized. The assets transferred from E&P-2 to White Hawk amounted to $147,000 for tangible equipment and $2,958,936 for proved oil and gas reserves and $629,050 for unproved oil and gas leaseholds (total Eagle Ford E&P-2 property value of $3,734,986). The amount of production, depletion and depreciation between the acquisition date and the merger date was not material over this period.

On May 23, 2012, the Company completed the sale of 50% of the common stock of White Hawk (the “White Hawk Sale”) to an affiliate of MIE Holdings, which is also the Company’s 80% partner in Condor and a significant investor in the Company. As a result of the White Hawk Sale, an affiliate of MIE Holdings and the Company each have an equal 50% ownership interest in White Hawk and each have agreed to proportionately share all expenses and revenues with respect to the Eagle Ford Asset. The sale price consideration for the White Hawk Sale by the affiliate of MIE Holdings was $1,939,082 as follows:

Cash received at closing	$500,000
Cash received on June 29, 2012	500,000
Payment to Excellong E&P-2	1,000,000	(1)
Total cash consideration	$2,000,000

Less: fair value of warrants issued at $3.75 per share	$(1,586	)(2)
Less: fair value of warrants issued at $4.50 per share	(1,000	)(2)
Less: purchase price adjustment for net field income activity for March 2012 through sale date	(58,332	)(3)
Total sale price	$1,939,082

(1)	$1.0 million in cash paid directly to the original sellers of E&P-2 on behalf of the Company on May 23, 2012, which was the amount due to such sellers 60 days following the acquisition;

(2)
On May 23, 2012, the Company issued 166,667 warrants valued at $1,586 to purchase common stock at $3.75 per share exercisable in cash for a period of two years and an additional 166,667 warrants valued at $1,000 to purchase common stock at $4.50 per share exercisable in cash for a period of two years; and

(3)	The effective date of the sale was March 1, 2012. Accordingly, production activity from the effective date until the closing date is reflected as a purchase price adjustment.

The following table summarizes the allocation of the aggregate sale price as follows:

Asset:	Valuation
Tangible equipment	$76,015
Proved oil and gas reserves	1,863,067
Total	$1,939,082

In connection with the White Hawk Sale, the Company recorded a gain of $64,168 representing the difference between the Company’s carrying value of the 50% interest sold ($1,875,000) and the fair value of the net sale proceeds received from MIE Holdings ($1,939,168).

NOTE 9 – EQUIPMENT

Property and equipment as of December 31, 2012 and, 2011 consisted of the following:

	December 31,	December 31,
	2012	2011
Computer equipment	$6,714	$5,356
Tractor	-	-
Service trailer	-	-
AFJ Rig	112,089	-
Subtotal	118,803	5,356

Less:
Accumulated depreciation	(30,920)	(662)
Equipment, net	$87,883	$4,694

The AFJ rig, tractor and service trailer were acquired in the Merger transaction. In connection with the Merger, the Company evaluated the carrying value of the AFJ rig and, based upon the independent third party analysis, recorded the estimated fair value of the AFJ rig at $112,089 at the date of the merger, reflecting a reduction in the carrying valve at $254,000.

Depreciation expense for the year ended December 31, 2012 and for the period from inception to December 31, 2011 was $30,258, and $662, respectively and are included in operating expenses in the accompanying statement of operations.

NOTE 10 – EQUITY METHOD INVESTMENTS

Condor Energy Technology, LLC

In October 2011, the Company formed a new subsidiary, Condor Energy Technology LLC (“Condor”), a limited liability company organized under the laws of the State of Nevada. Also, in October 2011, the Company issued 1,333,334 shares of its Series A Preferred Stock and an 80% interest in Condor to MIE Holdings for total proceeds of $3,000,000 of which the Company allocated $2,457,312 attributable to the MIE Holdings' investment in Condor, based on the proportionate fair value of the interest purchased by MIE Holdings. Following the transaction, the Company owns 20% of Condor and a subsidiary of MIE Holdings Corporation (“MIE Holdings”) owns 80%. The Company acquired oil and gas interests in the Niobrara formation (the “Niobrara Asset”) on October 31, 2011, and contributed the properties for its interest in Condor immediately upon the acquisition. Condor operates the Niobrara Asset. The $3,000,000 in proceeds received by the Company from the issuance of the 1,333,334 shares of Series A preferred stock were allocated first to MIE Holdings' interest in Condor based on the original purchase price of the Niobrara asset as follows in the table below, with the balance allocated to the Series A preferred stock purchased by MIE Holdings.

The Company accounts for its 20% ownership in Condor using the equity method. The Company evaluated its relationship with Condor to determine if Condor was a variable interest entity (“VIE”) as defined in ASC 810-10, and whether the Company was the primary beneficiary of Condor, in which case consolidation with the Company would be required. The Company determined that Condor qualified as a VIE, however, the Company concluded that MIE Holdings was the primary beneficiary as a result of being in control of the Board and its ability to control the funding commitments to Condor. The Company’s total investment in Condor at December 31, 2012 was $160,353, after recording its share of Condor’s losses for the year ended December 31, 2012 of $428,100.

	December 31,	December 31,
	2012	2011
Beginning balance	$588,453	$-
Contributions	-	614,328
Equity in net loss at 20%	(428,100)	(25,875)
	-	-
Ending balance	$160,353	$588,453

During the years ended December 31, 2012 and December 31, 2011, the Company loaned Condor funds for operations which were documented in a promissory note entered into on February 14, 2013, with an effective date of November 1, 2012, which note permits multiple loans to be made thereunder up to $8,000,000 and scheduled therein as separate “advances”. The note receivable bears interest at a rate per annum equal to the one (1) month LIBOR rate for U.S. dollar deposits plus four (4.0) percentage points. Principal and interest are due thirty-six (36) months from the date each advance is made under the note, with the first repayment being due September 24, 2015. As of December 31, 2012, the balance of the note receivable is $2,435,666 plus accrued interest of $16,963 from Condor.

During the year ended December 31, 2012, the Company issued to Condor a total of 122,812 shares of Series A Preferred Stock valued at $276,326 based on the grant date fair value of $2.25 per share.  The preferred stock issued to Condor was recorded as a stock subscription receivable by the Company.

The Company has an agreement to provide management services to Condor for which Condor owes $81,124 at December 31, 2012. Total fees billed to Condor were $363,102 and $96,000 in 2012 and 2011.

At December 31, 2012, Condor owes the Company $112,488 from production sales related to the Company’s 18.75% working interest in the Niobrara Asset.

At December 31, 2012, the Company owes Condor $112,069 from production related expenses and $802,614 related to capital expenditures incurred by Condor for the drilling of the three wells during the year ended December 31, 2012.

White Hawk Petroleum, LLC

The Company accounts for its 50% ownership in White Hawk using the equity method. The Company evaluated its relationship with White Hawk to determine if White Hawk was a variable interest entity (“VIE”) as defined in ASC 810-10, and whether the Company was the primary beneficiary of White Hawk, in which case consolidation with the Company would be required. The Company determined that White Hawk qualified as a VIE, however the Company concluded that MIE Holdings was the primary beneficiary as a result of its ability to control the funding commitments to White Hawk. The Company’s entire investment in White Hawk is at risk of loss. The Company’s total investment in White Hawk at December 31, 2012 was $1,937,981 after recording its share of White Hawk’s income for the year ended December 31, 2012 of $70,488.

December 31, 2012

Beginning balance	$3,734,986
Sale of equity investment	(1,867,493)
Equity in net earnings at 50%	70,488
Ending balance	$1,937,981

During the year ended December 31, 2012, the Company loaned White Hawk funds for operating expenses and drilling and completion costs for a third Eagle Ford well, pursuant to a promissory note entered into on June 4, 2012, which note permits multiple loans to be made thereunder and scheduled therein as separate “advances”, with no stated maximum limit of loan principal. The note receivable bears interest at a rate per annum equal to the one (1) month LIBOR rate for U.S. dollar deposits plus four (4.0) percentage points. Principal and interest of each loan is due thirty-six (36) months from the date of each advance is made under the note, with the first repayment being due June 4, 2015. As of December 31, 2012, the balance of the note receivable is $332,974 plus accrued interest of $460 from White Hawk.

NOTE 11 – NOTES PAYABLE

Related Party Transactions

Related Party Notes Payable

Funding with MIE Jurassic Energy Corporation- a related party

During 2012, MIE Jurassic Energy Corporation (“MIEJ”), a subsidiary of MIE Holdings, advanced funds in excess of its ownership interest in Condor. In November 2012, the Company executed a Secured Subordinated Promissory Note in the principal amount of $2,170,065. The note bears interest at 10% and is due upon the earlier of 1) an equity or debt financing transaction completed by the Company or December 31, 2013. At December 31, 2012, the balance owed with accrued interest was $2,206,233.

Global Venture Investments, LLC – a related party

In February 2011, the Company received a $200,000 loan from its president and chief executive officer. Interest accrued at an annual rate of 3%, and principal and interest were due on October 31, 2011. The loan plus accrued interest of $4,258 was repaid in full on October 31, 2011. Upon receipt of these proceeds, the president and chief executive officer used the proceeds to purchase, through Global Venture Investments, LLC, an entity wholly owned and controlled by him, 88,889 shares of the Company’s Series A Preferred Stock at a price of $2.25 per share.

In July 2011, the Company received a $900,000 loan from Global Venture Investments, LLC. Interest accrued at an annual rate of 3%, and principal and interest were due on November 30, 2011. The note was convertible into preferred stock of the Company in the event of the closing of a qualified financing (defined as receipt of at least $2,000,000 in gross proceeds), and the note converted into the securities being sold in the qualified financing at a 50% discount. The qualified financing occurred in October 2011 and the principal amount of this note was converted into 800,000 shares ($1.125 per share) of Series A Preferred Stock pursuant to the loan’s original conversion terms. The accrued interest of $8,655 was paid in cash. The Company evaluated the conversion feature and determined no beneficial conversion feature existed as the fair value of the underlying securities fair value was $0.39 per share and was out-of-the-money.

The note agreement also provided for the issuance of a warrant to the holder in the event that the note was automatically converted into a qualified financing. The warrant has a three year term and an exercise price equal to the price paid by the investors in the qualified financing. In connection with the initial closing of the Company’s Series A Preferred Stock financing in October 2011, which was a qualified financing, the Company issued this warrant for 160,000 shares of Series A Preferred Stock at an exercise price of $2.25 per share and a fair value as determined by a Black Scholes option pricing model of $44,600.

Third Party Transactions

Centurion Note Conversions

On August 31, 2012, Centurion converted $101,250 of principal and accrued interest, into 45,000 shares of the Company’s common stock. In October 2012, Centurion converted $536,250 of principal into 238,334 shares of the Company’s common stock. In November 2012, Centurion converted $392,045 of principal into 174,242 shares of the Company’s common stock. Centurion forgave the principal and interest balance of $169,181 and the balance owed Centurion at December 31, 2012 was paid in full.

NOTE 12 – COMMITMENTS

Office Lease

In July 2012, the Company entered into a non-cancelable lease agreement with a term of two years ending in July 2014 for its corporate office space located in Danville, California. The obligation under this lease as of December 31, 2012 is $78,679.

Niobrara Asset - $1 Million Guarantee

Under the Niobrara Asset purchase agreement, the Company agreed to issue 444,445 shares of Series A Preferred Stock on November 13, 2012, subject to a guaranteed minimum value of $1 million of the preferred stock. At November 13, 2012, the Sellers had the option to elect to receive the fixed number of 444,445 shares or $1 million in cash, due and payable within five days of their written election to receive cash in lieu of the shares. The agreement does not provide the Sellers the option for a variable number of shares based on the per share value. The obligation of $1 million was recorded in accrued expenses on the date of the transaction. The Company received elections from the Sellers requesting payment of the obligation in cash due on or about November 20, 2012. On November 26, 2012, the Agreement was amended to provide for the payment of $100,000 to the Sellers, and 44,445 shares of the preferred stock valued at $100,000 to extend the $1 million payment until February 18, 2013. The fair value of $280,001 of the 44,445 preferred shares issued and the $100,000 payment were recorded as interest expense in 2012. The Company subsequently paid the $1 million on February 18, 2013.

NOTE 13 – PREFERRED STOCK

Series A Convertible Preferred Stock Designations

At December 31, 2012, the Company was authorized to issue 100,000,000 shares of its Series A Preferred Stock with a par value of $0.001 per share.

The holders of our New Series A Preferred Stock are entitled to receive non-cumulative dividends at an annual rate of 6% of the “Original Issue Price” per share, which is $2.25 per share. These dividends will only accrue and become payable if declared by our Board of Directors in its discretion. The right to receive dividends on shares of Series A Preferred Stock is not cumulative, and no right to such dividends will accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year. All declared but unpaid dividends of the shares of New Series A Preferred Stock are payable in cash upon conversion of such shares. Any dividends declared on our New Series A Preferred Stock will be prior and in preference to any declaration or payment of any dividends or other distributions on our common stock. In the event of any liquidation, dissolution or winding up of our Company, either voluntary or involuntary, the holders of our New Series A Preferred Stock will be entitled to receive distributions of any of our assets prior and in preference to the holders of our common stock in an amount per share of New Series A Preferred Stock equal to the sum of (i) the Original Issue Price of $2.25 per share, and (ii) all declared but unpaid dividends on such shares of New Series A Preferred Stock. Each share of New Series A Preferred Stock will be convertible at the option of the holder into that number of fully-paid, nonassessable shares of common stock determined by dividing the “Original Issue Price” for the New Series A Preferred Stock by the conversion price of $2.25 per share (subject to adjustment). Therefore, each share of New Series A Preferred Stock will initially be convertible into one share of our common stock. Our shares of New Series A Preferred Stock will automatically convert into shares of common stock according to the conversion rate described above upon the first to occur of (i) the consent of a majority of the outstanding shares of New Series A Preferred Stock or (ii) the date on which the New Series A Preferred Stock issued on the original issuance date to holders who are not affiliates of the Company may be re-sold by such holders without registration in reliance on Rule 144 promulgated under the Securities Act of 1933, as amended, or another similar exemption. The holders of our New Series A Preferred Stock vote together with the holders of our common stock as a single class (on an “as converted” basis) on all matters to which our shareholders have the right to vote, except as may otherwise be required by law.

Preferred Stock Issuances

During 2011 the Company issued 2,222,223 shares of preferred stock as follows:

●
In October 2011, the Company issued 1,333,334 shares of its New Series A Preferred Stock and an 80% interest in Condor to a subsidiary of MIE Holdings, a related party, for proceeds of $3,000,000. No offering costs were incurred.

●
In October 2011, the Company repaid a $200,000 note payable to its president and chief executive plus accrued interest of $4,258. Upon receipt of these proceeds, the officer used the proceeds to purchase through an entity owned and controlled by him, 88,889 shares of the Company’s New Series A Preferred Stock at a price of $2.25 per share.

●
In October 2011, the Company converted the $900,000 note payable to Global Venture Investments, LLC into 800,000 shares of the Company’s New Series A Preferred Stock. Pursuant to the terms of the note, the note’s principal converted into New Series A Preferred Stock at a price of $1.125 per share, which was equal to 50% of the $2.25 price per share of the New Series A Preferred Stock. As required pursuant to the terms of the note, the Company also issued the note holder a warrant to purchase 160,000 shares of New Series A Preferred Stock with an exercise price of $2.25 per share.

During 2012 the Company issued 4,615,235 shares of preferred stock as follows:

●	In 2012, the Company issued 3,684,448 shares of New Series A Preferred Stock to investors for gross cash proceeds of $8,015,071. Offering costs were $246,423.

●
In February 2012, the Company issued 76,667 shares of New Series A Preferred Stock at a value of $172,500 to South Texas Reservoir Alliance LLC. (“STXRA”). A liability was accrued as of December 31, 2011 for this issuance, which issuance was made in full satisfaction of certain obligations to STXRA associated with the Niobrara Asset purchase.

●
In March 2012, the Company issued 555,556 shares of its New Series A Preferred Stock valued at $1,250,000 in connection with the acquisition of Excellong E&P-2. The Company has determined that the shares are redeemable at the option of the holder and has classified the preferred stock outside of shareholders’ equity on the accompanying balance sheet. (See Note 8.)

●
In July 2012, the Company issued 122,812 shares of its New Series A Preferred Stock valued at $276,326 in exchange for a subscription receivable from Condor in connection with the acquisition of additional interests by Condor in the Niobrara formation of Weld and Morgan Counties, Colorado.

●	In September 2012, the Company issued 93,250 shares of its New Series A Preferred Stock valued at $559,498 for settlement of a payable due to Esenjay.

●
In November 2012, the Company issued 44,445 shares of its New Series A Preferred Stock to Esenjay pursuant to terms of a Modification Agreement wherein the Company extended the due date of a $1 million payment until February 18, 2013. These shares were recorded as additional interest expense of $280,001 based on the grant date fair value.

●	In October 2012, 9,000 shares of the Company’s New Series A Preferred Stock were converted by an investor into shares of the Company’s common stock.

NOTE 14 – COMMON STOCK

At December 31, 2012, the Company was authorized to issue 200,000,000 shares of its common stock with a par value of $0.001 per share.

During 2011 the Company issued 5,167,423 shares of common stock as follows:

In October 2011, the Company granted 233,333 shares of its restricted Common Stock valued at $0.30 per share to an executive of the Company. These shares were valued at $70,000. The Company recorded stock-based compensation expense of $65,589 in 2012. The shares are subject to forfeiture in the event the recipient is no longer an officer to the Company, which risk of forfeiture lapses with respect to 50% of the shares on June 1, 2012, 25% on December 31, 2012 and the final 25% on June 1, 2013, all contingent upon the recipient's continued service with the Company. These awards were authorized and issued under the Company's equity incentive plan adopted in February 2012. At December 31, 2012, 25% of these 233,333 shares were subject to forfeiture.

●	In February 2011, the Company issued 3,473,334 shares of Common Stock to its founders in exchange for cash in the amount of $10,420.

●
In February 2011, the Company issued 1,366,668 shares of Common Stock in February 2011 to a company that is wholly owned by the Company’s president and chief executive officer in exchange for that company’s 6% interest in the Rare Earth JV. These shares were valued at $4,100.

●
In conjunction with the Niobrara Asset acquisition in 2011, 95,199 shares of the Company’s Common Stock valued at $28,560 were issued to STXRA to arrange the transaction and provide various technical and due diligence services to the Company.

●
In October 2011, the Company signed a letter of intent to merge with a Blast Energy, Inc., a publicly-traded oil and gas exploration and production company. In connection with this proposed merger, the Company issued 232,222 fully vested, nonforfeitable shares of Common Stock to certain investor relations consultants. The Company recorded $69,667 of stock-based compensation expense on the grant date.

During 2012 the Company issued 2,016,077 shares of common stock as follows:

●
In February 2012, the Company granted to five of its consultants and employees a total of 551,667 shares of its restricted Common Stock valued at $0.30 per share. The Company recorded stock-based compensation expense of $165,500 on the date of grant. The shares are subject to forfeiture in the event the recipient is no longer an employee, officer, director or consultant to the Company, which risk of forfeiture lapses with respect to 50% of the shares six months from the date of grant, 20% twelve months from the date of grant, 20% eighteen months from the date of grant, and the final 10% twenty-four months from the date of grant, all contingent upon the recipient’s continued service with the Company. These awards were authorized and issued under the Company’s equity incentive plan adopted in February 2012. At December 31, 2012, 50% of these 551,667 shares were subject to forfeiture.

●	In September 2012, as a result of the 1:112 Reverse Split, 474,291 shares of common stock were issued to shareholders of Blast. (See Note 6).

●	In October 2012, 71,596 shares of common stock were issued in connection with the Blast merger in settlement of outstanding debt of the Company of $487,218. (See Note 6).

●
In December 2012, the Company granted 13,334 shares of its restricted Common Stock with a grant date fair value of $80,000 to an independent contractor for services proved pursuant to our 2012 Equity Incentive Plan.

●	In 2012, 457,576 shares of common stock were issued to Centurion pursuant to conversion of debt in the amount of $1,029,545. (See Note 11).

●
In June 2012, non-qualified stock options previously granted to South Texas Reservoir Alliance LLC (“STXRA”), were exercised at the $0.24 exercise price and STXRA paid $4,800 for the issuance of 20,000 shares of common stock.

●	In 2012, 161,086 shares of common stock were issued to employees and consultants in connection with the cashless exercise of common stock options.

●	In 2012, 37,529 shares of common stock were issued to an investor in connection with the cashless exercise of common stock warrants.

●	In October 2012, 9,000 shares of the Company’s New Series A Preferred Stock were converted by an investor into 9,000 shares of the Company’s Common Stock.

NOTE 15 – STOCK OPTIONS AND WARRANTS

Blast 2003 Stock Option Plan and 2009 Stock Incentive Plan

As of December 31, 2012, 10,205 shares of common stock granted under Blast’s 2003 Stock Option Plan and 2009 Stock Incentive Plan remain outstanding and exercisable. No options were issued under these plans in 2012.

2012 Incentive Plan

On July 27, 2012, the shareholders of the Company approved the 2012 Equity Incentive Plan (the “2012 Incentive Plan”), which was previously approved by the Board of Directors on June 27, 2012, and authorizes the issuance of various forms of stock-based awards, including incentive or non-qualified options, restricted stock awards, performance shares and other securities as described in greater detail in the 2012 Incentive Plan, to the Company’s employees, officers, directors and consultants. A total of 2,000,000 shares of Common Stock are eligible to be issued under the 2012 Incentive Plan.

PEDCO 2012 Equity Incentive Plan

As a result of the Merger, the Company assumed the PEDCO 2012 Equity Incentive Plan (the “PEDCO Incentive Plan”), which was adopted by PEDCO on February 9, 2012. The PEDCO Incentive Plan authorized PEDCO to issue an aggregate of 1,000,000 shares of common stock in the form of restricted shares, incentive stock options, non-qualified stock options, share appreciation rights, performance share, and performance unit under the PEDCO Incentive Plan. As of December 31, 2012, options to purchase 1,221,667 shares of PEDCO common stock and 551,667 shares of PEDCO restricted common stock had been granted under this plan (all of which were granted by PEDCO prior to the closing of the Merger, with such grants being assumed by the Company and remaining subject to the PEDCO Incentive Plan following the consummation of the Merger). The Company does not plan to grant any additional awards under the PEDCO Incentive Plan post-Merger.

Options

In 2011, the Company granted a non-qualified performance-based option to its consulting executive vice president for 100,000 shares of Common Stock at $0.24 per share with a term of 10 years. At December 31, 2011, none of the performance milestones had been met and, as a result, no expense was recorded in 2011 for this award. This award was modified in February 2012 to a time-based vesting schedule in connection with this consultant becoming a full-time employee of the Company. The vesting terms of the option exercisable for these 100,000 shares are now 50% of the shares subject to the option vesting on March 1, 2012, 25% on June 1, 2012, and the balance of 25% on January 1, 2013, all contingent upon the recipient’s continued service with the Company. The fair value of the options on the date of grant using the Black-Scholes model, was $19,800.

In 2012, options to purchase an aggregate of 88,333 shares of Common Stock were granted to five consultants and employees at an exercise price of $0.30 per share. The options have terms of 10 years and vest in February 2014. 50% of the shares subject to the options vest six months from the date of grant, 20% vest one year from the date of grant, 20% vest eighteen months from the date of grant, and the final 10% vest two years from the date of grant, all contingent upon the recipient’s continued service with the Company. The fair value of the options on the date of grant using the Black-Scholes model, was $20,670.

In 2012, options to purchase an aggregate of 1,133,334 shares of Common Stock were granted to management and employees at an exercise price of $0.51 per share. The options have terms of 10 years and vest in June 2014. 50% of the shares subject to the options vest six months from the date of grant, 20% vest one year from the date of grant, 20% vest eighteen months from the date of grant, and the final 10% vest two years from the date of grant, all contingent upon the recipient’s continued service with the Company. The fair value of the options on the date of grant using the Black-Scholes model, was $272,000.

During the year ended December 31, 2012, the Company recognized option stock-based compensation expense of $243,081. The remaining amount of unamortized stock options expense at December 31, 2012 is $122,963 The Black-Scholes option-pricing model was used to determine fair value. Variables used in the Black-Scholes option-pricing model for the options issued include: (1) a discount rate range of 0.27% to 0.41%, (2) expected term of 2 years, (3) expected volatility range of 88% to 173%, and (4) zero expected dividends.

The intrinsic value of outstanding and exercisable options at December 31, 2012 was $6,870,330 and $3,144,095, respectively.

Option activity during the year ended December 31, 2012 was:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (years)
Outstanding at January 1, 2012	176,667	$0.24	9.75
Granted under Blast merger	12,973	125.15
Granted	1,221,667	0.49
Exercised	(190,333)	0.46
Forfeited and cancelled	(2,768)	$381.63

Outstanding at December 31, 2012	1,218,206	$0.92	9.30

Exercisable at December 31, 2012	561,372	$1.44	9.20

Option activity during the year ended December 31, 2011 was:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at January 1, 2011	-	$-	-
Granted	176,667	0.24
Exercised	-	-
Forfeited and cancelled	-	-

Outstanding at December 31, 2011	176,667	$0.24	9.75

Exercisable at December 31, 2011	-	$-	-

Summary of options outstanding and exercisable as of December 31, 2012:

Exercise Price	Weighted Average Remaining Life (years)	Options Outstanding	Options Exercisable
$0.24	1.08	149,667	103,667
0.30	0.60	80,000	35,833
0.51	7.60	978,333	411,666
30.24	0.02	5,953	5,953
33.60	-	2,247	2,247
67.20	-	893	893
127.68	-	36	36
134.40	-	298	298
204.96	-	36	36
268.80	-	743	733
$0.24 to $268.80	9.30	1,218,206	561,372

Summary of options outstanding and exercisable as of December 31, 2011:

Exercise Price	Weighted Average Remaining Life (years)	Options Outstanding	Options Exercisable
$0.24	9.75	176,667	-

Warrants

All of the warrants described below were issued in 2012.

In connection with the Series A Preferred Stock issuances, the Company issued warrants to its placement agent and an employee thereof to purchase a total of 20,000 shares of Series A Preferred Stock valued at $1.26 per share on the grant date. These warrants have an exercise price of $2.25 per share and expire in April 2015.

Warrants to purchase an aggregate of 33,334 shares of Common Stock were granted to an advisor at an exercise price of $0.30 per share. The warrants have a term of 10 years and are fully vested on the date of grant. The Company recorded $8,000 of stock compensation expense on the date of grant.

The Company issued warrants to an advisor to purchase a total of 2,167 shares of its Series A Preferred Stock valued at $1.26 per share on the grant date. These warrants have an exercise price of $2.25 per share and expire in May 2015. The Company recorded $2,714 of stock compensation expense on the date of grant.

As part of the sale of 50% of the ownership interests in White Hawk to an affiliate of MIE Holdings, the Company granted a two-year warrant to the affiliate of MIE Holdings exercisable for 166,667 shares of Company common stock at $3.75 per share valued at $1,586, exercisable solely on a cash basis, and granted a two-year warrant to the affiliate of MIE Holdings exercisable for 166,667 shares of Company common stock at $4.50 per share valued at $1,000, exercisable solely on a cash basis. The Company recorded $2,586 of stock-based compensation expense for the fair value of the warrants issued on the date of grant.

The Company issued warrants to seven consultants who provided placement agent services to purchase a total of 47,806 shares of its Series A Preferred Stock valued at $1.26 on the grant date. These warrants have an exercise price of $2.25 per share and expire in July 2015.

The Company issued warrants to three consultants who provided services for public relations, marketing, and Merger integration support to purchase a total of 41,667 shares of its Common Stock valued at $1.25 on the grant date. These warrants have an exercise price of $2.25 per share and expire in July 2015. The Company recorded $52,156 of stock-based compensation expense for the fair value of the warrants issued on the date of grant.

The Company acquired 68,736 warrants as part of the merger with Blast.

The principals of Trident Partners Ltd. (“Trident principals”) were issued an aggregate of 1,670 shares of the Company’s common stock upon the cashless net exercise of warrants exercisable for a total of 3,795 shares of the Company’s common stock that were originally issued to the Trident principals on June 3, 2011 and December 22, 2011 with an exercise price of $3.36 per share.

During the year ended December 31, 2012, the Company recognized warrant stock based compensation expense of $62,839. Fair value was determined by using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model for the warrants issued include: (1) discount rate range of 0.30% to 1.12%, (2) expected term range of 2 to 3 years, (3) expected volatility of 83%, and (4) zero expected dividends.

The intrinsic value of outstanding as well as exercisable warrants at December 31, 2012 was $1,883,479.

Warrant activity during the year ended December 31, 2012 was:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at January 1, 2012	193,334	$1.89	4.04
Granted under Blast merger	68,736	141.81
Granted	479,195	3.42
Exercised	(106,890)	1.56
Forfeited and cancelled	(744)	33.60

Outstanding at December 31, 2012	633,631	$18.25	2.43

Exercisable at December 31, 2012	633,631	$18.25	2.43

Warrant activity during the year ended December 31, 2011 was:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at January 1, 2011	-	$-	-
Granted	193,334	1.89	4.04
Exercised	-	-
Forfeited and cancelled	-	-

Outstanding at December 31, 2011	193,334	$1.89	4.04

Exercisable at December 31, 2011	193,334	$1.89	4.04

Summary of warrants outstanding and exercisable as of December 31, 2012 is as follows:

Exercise Price	Weighted Average Remaining Life (years)	Warrants Outstanding	Warrants Exercisable
$0.24	0.46	33,334	33,334
0.30	0.49	33,334	33,334
2.25	0.72	205,862	205,862
3.36	0.00	4,882	4,882
3.75	0.37	166,667	166,667
4.50	0.37	166,667	166,667
67.20	0.00	2,529	2,529
336.00	0.00	2,232	2,232
483.84	0.02	18,124	18,124
$0.24 to $483.84	2.43	633,631	633,631

Summary of warrants outstanding and exercisable as of December 31, 2011 is as follows:

Exercise Price	Weighted Average Remaining Life (years)	Warrants Outstanding	Warrants Exercisable
$0.24	1.69	33,334	33,334
2.25	2.35	160,000	160,000
$0.24 to $2.25	4.04	193,334	193,334

NOTE 16 – RELATED PARTY TRANSACTIONS

On the October 31, 2011 following the Company’s acquisition of the Niobrara Asset, the Company transferred and assigned to Condor, a Nevada limited liability company owned 20% by the Company and 80% by an affiliate of MIE Holdings, 62.5% of the Niobrara Asset interest acquired by the Company, the net result of which is that each of the Company and MIE Holdings have a 50% net working interest in the Niobrara Asset originally acquired by the Company. Furthermore, Condor was designated as “Operator” of the Niobrara Asset. Condor’s Board of Managers is comprised of the Company’s President and Chief Executive Officer, Mr. Frank Ingriselli, and two designees of MIE Holdings. In addition, in connection with the drilling and completion of the initial well on the Niobrara asset, and in light of our then-existing cash position, MIE Holdings loaned funds to Pacific Energy Development Corp., our wholly-owned subsidiary (“PEDCO”), equal to all of our proportional fees and expenses on that project, and has additionally loaned funds to PEDCO sufficient to fund our 20% portion of Condor expenses incurred in connection with the second and third wells drilled and completed by Condor on the Niobrara asset in January and February 2013. These loans were documented through the entry on February 14, 2013 of a Secured Subordinated Promissory Note (the “Note”) with MIEJ, with an effective date of November 1, 2012. Under the Note, PEDCO may draw down multiple advances up to a maximum of $5 million under the Note, with repaid amounts not being permitted to be re-borrowed. Amounts borrowed under the Note may only be used by PEDCO to fund fees and expenses allocable to PEDCO with respect to its operations in the Niobrara asset located in Weld and Morgan Counties, Colorado (the “Niobrara Asset”). When drawn, principal borrowed under the Note carries an interest rate of 10.0% per annum. Principal and accrued interest under the Note shall be due and payable within ten (10) business days of the earlier to occur of (i) December 31, 2013 or (ii) the closing of a debt or equity financing transaction with gross proceeds to the Company of at least $10 million. The Note may be prepaid in full by PEDCO without penalty, and is secured by all of PEDCO’s ownership and working interests in the FFT2H well located in the Niobrara Asset, and all corresponding leasehold rights pooled with respect to such well, and PEDCO’s ownership and working interests in each future well drilled and completed in the Niobrara Asset. The Note converts amounts previously advanced by MIEJ to PEDCO in the amount of $2.17 million to fund operations in the Niobrara Asset through November 1, 2012, as well as an additional $2 million loaned by MIEJ to PEDCO under the Note on February 14, 2013, for a total current principal amount outstanding under the Note of $4.17 million on February 14, 2013. There is currently approximately $830,000 available for future borrowing by PEDCO under the Note.

In October 2011, the Company issued 1,334,334 shares of its Series A Preferred Stock and an 80% interest in Condor to MIE Holdings for proceeds of $3,000,000.

In May 2012, the Company merged its wholly-owned subsidiary, Excellong E&P-2, Inc., into White Hawk and then sold 50% of its ownership interests in White Hawk to an affiliate of MIE Holdings and issued certain warrants thereto. .

During the year ended December 31, 2012, the Company loaned White Hawk funds to fund operating expenses and drilling and completion costs for a third Eagle Ford well, pursuant to a promissory note entered into on June 4, 2012, between the Company and White Hawk, which note permits multiple loans to be made thereunder and schedule therein as separate “advances” with no stated maximum limit of loan principal. The note receivable bears interest at a rate per annum equal to the one (1) month LIBOR rate for U.S. dollar deposits plus four (4.0) percentage points. Principal and interest of each loan is due thirty-six (36) months from the date of each advance under the note, with the first repayment being due June 4, 2015. As of December 31, 2012 the total notes payable and accrued interest are $332,974 and $459, respectively.

On September 24, 2012, Condor entered into a promissory note (the “PEDCO Note”) The Company, pursuant to which Condor may borrow, from time to time, cash advances from the Company up to a maximum amount of $8,000,000 to fund Condor’s operations as permitted under its Operating Agreement. When drawn, principal borrowed under the PEDCO Note carries an interest rate of per annum equal to the one (1) month term, LIBOR, plus four (4.0) percent. Principal and accrued interest under the PEDCO Note shall be due and payable on the date that is 36 months from the date of each advance thereunder, or on demand following the occurrence of an event of default, as defined therein. The PEDCO Note may be prepaid in full by Condor without penalty.

On November 1, 2012, and pursuant to the terms of the Inter-Company Agreement, Condor and the Company amended and restated the PEDCO Note in full to capitalize interest accrued under the PEDCO Note to November 1, 2012. As a result $1,224 in accrued interest was capitalized as additional principal. During the year ended December 31, 2012, the Company advanced $2,434,442 in cash and 122,812 shares of PEDEVCO’s Series A Preferred Stock valued at $276,326. As of December 31, 2012, Condor had $2,711,992 and $16,963 in loans payable and accrued interest, respectively, to the Company. The note principal includes the $276,326 value of the 122,812 shares issued by Pedevco.

Accruals for drilling costs due to Condor as a working interest owner and revenue receivable due from Condor as a working interest owner represent capital expenditures, lease operating expenses and revenues allocable to the Company for its 18.75% working interest and 15% net revenue interest in the Niobrara asset.

During the year ended December 31, 2012 and for the period from inception through December 31, 2011, the Company charged $375,441 and $96,000, respectively, in expenses related to a management services agreement with Condor. This management fee represents an amount agreed upon between MIEJ and the Company as being reflective of the approximate amount of time and resources the Company personnel dedicates to Condor-related matters on a monthly basis. Prior to November 1, 2012, the Company charged a monthly management of $28,250 to Condor. On November 1, 2012, the Company began charging a monthly management fee of $40,300. Condor will be paying a monthly management fee at least for the duration of 2013 based on the agreed upon 2013 budget. As of December 31, 2012 and 2011, the Company had accrued $81,124 and $96,000 in amounts due from Condor under the agreement.

NOTE 17 – INCOME TAXES

Due to the Company’s net loss, there was no provision for income taxes for the period from February 9, 2011 (Inception) and December 31, 2011 and the year ended December 31, 2012.

The difference between the income tax expense of zero shown in the statement of operations and pre-tax book net loss times the federal statutory rate of 34% is principally due to the change in the valuation allowance.

Deferred income taxes assets for the period from February 9, 2011 (Inception) through December 31, 2012 are as follows:

	Year ended December 31, 2012	Period from February 9, 2011 (inception) to December 31, 2011
Deferred tax assets
Net operating loss carryovers	$1,674,813	$272,936
Less valuation allowance	$(1,674,813)	$(272,936)
Total deferred tax assets	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, management has applied a full valuation allowance against its net deferred tax assets at December 31, 2012. The net change in the total valuation allowance for the period from February 9, 2011 (Inception) through December 31, 2012 was an increase of $1,947,749.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2012, the Company did not have any significant uncertain tax positions or unrecognized tax benefits. The Company did not have associated accrued interest or penalties, nor was any interest expense or penalties recognized during the period from February 9, 2011 (Inception) through December 31, 2012.

As of December 31, 2012 the Company has federal net operating loss carryforwards of approximately $4,692,988 for federal and state tax purposes, respectively. If not utilized, these losses will begin to expire beginning in 2031 for both federal and state purposes.

Utilization of NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “Code”), as amended, as well as similar state provisions. In general, an "ownership change" as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

NOTE 18 – COMMITMENTS AND CONTINGENCIES

Our oil and gas leasehold acreage is subject to expiration of leases if we do not drill and hold such acreage by production. In the Niobrara asset 1,510 net acres expire in 2013, 429 net acres expire in 2014, 123 net acres expire in 2015 and 95 net acres expire thereafter. We plan to hold significantly all of this acreage through an active program of drilling and completing producing wells. Where we are not able to drill a well before lease expiration we will seek to extend leases where able. All “net” acreage reflects our acreage held directly and our 20% proportionate share of acreage held by Condor by virtue of our 20% ownership interest in Condor. In the Eagle Ford asset the balance of our 26 net acres not held by production will expire in 2013. However, we anticipate that none of our Eagle Ford acreage will expire in 2013 or thereafter as we anticipate that (i) the operator of our Eagle Ford asset, Texon Petroleum Limited (“Texon”), will continue to complete wells in which we plan to participate in order to hold these leases, (ii) the third party operator with rights to the shallow depths will continue to complete wells that will hold these leases, and (iii) if required to hold leases, we will seek to sole risk drilling and completion of wells on the asset.

The Company is not aware of any pending or threatened legal proceedings. The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years.

As part of its regular operations, the Company may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters. Although the Company can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the Company, except as described above, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on the Company’s financial condition or results of operations.

Our board has adopted a compensation program that, effective for periods after 2012, will provide each of our “independent” directors as defined in NYSE MKT rules or under Rule 10A-3 of the Exchange Act with compensation consisting of (a) a quarterly cash payment of $5,000, and (b) an annual equity award consisting of shares of restricted stock valued at $60,000, vesting on the date that is one year following the date of grant. Effective upon the completion of the Company’s pending public offering of its securities as contemplated by that certain Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission on October 10, 2012, as amended (the “Pending Public Offering”), the Company plans to appoint two “independent” directors to the Board, each of whom shall receive an equity award consisting of shares of restricted stock valued at $60,000, vesting on the date that is one year following the date of grant, in accordance with this compensation program.

NOTE 19 – SUBSEQUENT EVENTS

On December 13, 2012, we granted 13,334 shares of common stock with a grant date fair value of $80,000 to an independent contractor for services provided pursuant to our 2012 Equity Incentive Plan, which shares were issued in January 2013.

On December 19, 2012, a holder of a warrant exercisable for an aggregate of 66,667 shares of our Series A preferred stock exercised the warrant on a cashless net exercise basis, and was issued an aggregate of 47,059 shares of our Series A preferred stock in January 2013.

On January 11, 2013, the Company issued 177,778 shares of common stock upon conversion of 177,778 shares of Series A preferred stock held by a shareholder.

On January 27, 2013 the Company issued 6,659,680 shares of common stock on a 1 for 1 conversion of 6,659,680 outstanding Series A preferred stock, pursuant to the automatic conversion provisions our Series A Convertible Preferred Stock Amended and Restated Certificate of Designations.

On November 30, 2012, Condor Energy Technology LLC (“Condor”), a joint venture between the Company and MIEJ entered into an Agreement for Purchase of Term Assignment (the “Original Mississippian Agreement”) for the acquisition by Condor of interests in the Mississippian Lime covering approximately 13,806 net acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas and Wood County, Oklahoma, and approximately 19.5 square miles of related 3-D seismic data, for an aggregate purchase price of $8,648,661. Pursuant to the Original Mississippian Agreement, Condor paid an initial deposit in the amount of $864,866 (the “Initial Deposit”), which was funded equally by MIEJ and the Company. On February 8, 2013, the Company, Condor and Berexco LLC (“Berexco”) entered into a Termination of Agreement for Purchase of Term Assignment; Agreement to Transfer Performance Deposit and Negotiate in Good Faith (the “Mutual Termination and Deposit Transfer Agreement”), in which Condor and Berexco mutually agreed, without fault of either party, to terminate the Original Mississippian Agreement. In the Mutual Termination and Deposit Transfer Agreement, the Company and Berexco agreed they would negotiate in good faith the terms and conditions of an alternative transaction whereby the Company would acquire the rights to the leases previously to be acquired under the Original Mississippian Agreement by Condor (the “Proposed PEDEVCO-Berexco Transaction”). The Initial Deposit continued to be held in escrow pending the entry into a new escrow agreement provided that if no agreement with respect to the Proposed PEDEVCO-Berexco Transaction was entered into by February 22, 2013, then the escrowed funds would be returned to the Company.

On February 22, 2013, Pacific Energy Development MSL LLC (“PEDCO MSL”), a wholly owned subsidiary of the Company, entered into an Agreement for Purchase of Term Assignment (the “Purchase Agreement”) with Berexco for the acquisition of interests in the Mississippian Lime covering approximately 6,763 net acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas (the “Mississippian Asset”) and approximately 10.5 square miles of related 3-D seismic data, for an aggregate purchase price of $4,207,117. Pursuant to the Purchase Agreement, Berexco applied the Initial Deposit of $864,866 made in connection with the Original Mississippian Agreement to this new transaction. Closing is anticipated to occur in March 2013, subject to the satisfaction of certain customary closing conditions and the Company's ability to secure sufficient financing, of which there can be no assurances. In addition, PEDCO MSL and Berexco entered into an option agreement, dated February 22, 2013, pursuant to which Berexco granted to PEDCO MSL an exclusive option (an “Option”), expiring on May 30, 2013, to purchase a term assignment with respect to certain interests in the Mississippian Lime covering an additional approximately 7,043 net acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma and approximately 9.0 square miles of related 3-D seismic data, for an aggregate purchase price upon exercise of the Option of $4,216,544. The Company remains obligated to MIEJ to refund its portion of the Initial Deposit paid in the amount of $432,433.

On February 14, 2013, Pacific Energy Development Corp. (“PEDCO”), a wholly owned subsidiary of the Company, entered into a Secured Subordinated Promissory Note (the “Note”) with MIEJ, with an effective date of November 1, 2012. Under the Note, PEDCO may draw down multiple advances up to a maximum of $5 million under the Note, with repaid amounts not being permitted to be re-borrowed. Amounts borrowed under the Note may only be used by PEDCO to fund fees and expenses allocable to PEDCO with respect to its operations in the Niobrara asset located in Weld and Morgan Counties, Colorado (the “Niobrara Asset”). When drawn, principal borrowed under the Note carries an interest rate of 10.0% per annum. Principal and accrued interest under the Note shall be due and payable within ten (10) business days of the earlier to occur of (i) December 31, 2013 or (ii) the closing of a debt or equity financing transaction with gross proceeds to the Company of at least $10 million. The Note may be prepaid in full by PEDCO without penalty, and is secured by all of PEDCO’s ownership and working interests in the FFT2H well located in the Niobrara Asset, and all corresponding leasehold rights pooled with respect to such well, and PEDCO’s ownership and working interests in each future well drilled and completed in the Niobrara Asset. The Note converts amounts previously advanced by MIEJ to PEDCO in the amount of $2.17 million to fund operations in the Niobrara Asset through November 1, 2012, as well as an additional $2 million loaned by MIEJ to PEDCO under the Note for a total of $4.17 million outstanding on February 14, 2013. There is approximately $830,000 available for future borrowing by PEDCO under the Note.

NOTE 20 – OTHER SUBSEQUENT EVENTS

Mississippian Asset

On March 25, 2013, we acquired  an average 97% working interest in the Mississippian Lime covering approximately 7,006 gross (6,763 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, which we refer to as the Mississippian asset, and approximately 10.5 square miles of related 3-D seismic data, for an aggregate purchase price of $4,207,117, pursuant to an agreement for purchase of term assignment entered into with Berexco LLC (“Berexco”).  Pursuant to this agreement, we acquired the interests through our wholly-owned subsidiary, Pacific Energy Development MSL, LLC (“PEDCO MSL”), which entity serves as the operator of the asset.

In addition, we have entered into an option agreement with Berexco, dated February 22, 2013, pursuant to which for $300,000  Berexco granted us an exclusive option , expiring on May 30, 2013, to purchase a term assignment with respect to certain interests in the Mississippian Lime covering an additional approximately 7,880 gross (7,043 net) acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas, and Woods County, Oklahoma and approximately 9.0 square miles of related 3-D seismic data, for an aggregate additional purchase price of $4,216,544 upon exercise of the option.

In connection with the closing of our acquisition of the Mississippian asset, pursuant to a letter agreement, dated March 25, 2013, entered into with STXRA, we are obligated to pay to STXRA a fee equal to $75.00 per net oil and gas acre acquired by us in the Mississippian asset (the “Completion Fee”), which amount equals $507,221 based on the 6,763 net acres we acquired, which amount is payable 80% in cash and 20% in our common stock, or $405,776  in cash and $101,444 in common stock (the “Equity Consideration”).  Such compensation is due and payable to STXRA thirty (30) days following the closing of this offering, with the number of shares of our common stock to be issued being determined by dividing the amount of Equity Consideration by the price per share that we issue our common stock in the offering.  STXRA originally identified the Mississippian asset acquisition opportunity for us, and provided substantial acquisition and due-diligence related consulting services to us, with their sole compensation being the Completion Fee.

Amendment of MIEJ-PEDCO Promissory Note

On March 25, 2013, MIE Jurassic Energy Corporation, an affiliate of MIE Holdings (“MIEJ”), and Pacific Energy Development Corp., our wholly-owned subsidiary (“PEDCO”), amended and restated that certain Secured Subordinated Promissory Note, dated February 14, 2013 (the “MIEJ-PEDCO Note”), to increase the maximum amount available for PEDCO to borrow thereunder from $5 million to $6.5 million, and to permit amounts borrowed under the MIEJ-PEDCO Note to be used by PEDCO to fund fees and expenses allocable to PEDCO with respect to its operations in the Niobrara asset, Niobrara asset-related acquisition expenses, and repayment of $432,433 due to MIEJ as a refund of the performance deposit paid by MIEJ with respect to the Mississippian asset acquisition and applied toward our purchase price of the Mississippian asset.  When drawn, principal borrowed under the MIEJ-PEDCO Note carries an interest rate of 10.0% per annum.  Principal and accrued interest under the MIEJ-PEDCO Note shall be due and payable within ten (10) business days of the earlier to occur of (i) December 31, 2013 or (ii) the closing of a debt or equity financing transaction with gross proceeds to us of at least $10 million, which would be triggered upon closing of this offering.  The MIEJ-PEDCO Note may be prepaid in full by PEDCO without penalty, and is secured by all of PEDCO’s ownership and working interests in the FFT2H, Logan 2H and Waves 1H wells located in the Niobrara asset, and all corresponding leasehold rights pooled with respect to such wells, and PEDCO’s ownership and working interests in each future well drilled and completed in the Niobrara asset.

The MIEJ-PEDCO Note converts amounts previously advanced by MIEJ to PEDCO in the amount of $2.17 million to fund operations in the Niobrara asset through November 1, 2012, as well as an additional $2 million loaned by MIEJ to PEDCO under the MIEJ-PEDCO Note on February 14, 2013 and $2 million loaned by MIEJ to PEDCO under the MIEJ-PEDCO Note on March 25, 2013, for a total current principal amount outstanding under the MIEJ-PEDCO Note of $6.17 million on March 25, 2013.  There is currently approximately $330,000 available for future borrowing by PEDCO under the MIEJ-PEDCO Note.

Bridge Financing

On March 22, 2013, we closed a private placement of $4.0 million aggregate principal amount of secured promissory notes (the “Bridge Notes”), together with warrants exercisable for a total of up to 76,198 shares of our common stock (the “Bridge Warrants,” and, together with the Bridge Notes, the “Bridge Securities”). At the closing of the bridge financing (the “Bridge Financing”), we entered into Note and Warrant Purchase Agreements with a total of 16 individual and institutional investors (collectively, the “Bridge Investors”), including ten (10) current shareholders, pursuant to which we sold and issued to the Bridge Investors a total of $4.0 million aggregate principal amount of Bridge Notes and Bridge Warrants to purchase up to a total of 76,198 shares of our common stock (the "Note and Warrant Purchase Agreements"). The gross aggregate proceeds received by us from the sale of the Bridge Securities was $4.0 million.  Each Bridge Investor has specifically agreed in the Note and Warrant Purchase Agreements to not participate in this offering.  Frank C. Ingriselli, our President, Chief Executive Officer, and member of our Board of Directors, and Clark R. Moore, our Executive Vice President and General Counsel, each participated in the Bridge Financing, purchasing Bridge Notes with an aggregate principal amount of $1 million and receiving Bridge Warrants exercisable for up to 19,048 shares of our common stock, and purchasing Bridge Notes with an aggregate principal amount of $50,000 and receiving Bridge Warrants exercisable for up to 953 shares of our common stock, respectively.

Somerley Limited (“Somerley”) acted as our placement agent with respect to a portion of the Bridge Financing sold to non-U.S. investors.  As compensation for acting as such, Somerley received total cash fees of $40,000 and Bridge Warrants to purchase a total of up to 9,524 shares of the Company’s common stock at an exercise price of $5.25 per share.

Use of Proceeds.

The proceeds of the Bridge Financing may only be used by us for (i) the acquisition of the Mississippian asset; (ii) up to $300,000 to acquire an exclusive option to acquire leases and 3D seismic data covering up to an additional 7,880 gross (7,043 net) Mississippian acres located in Harper, Kiowa, Barber and Comanche Counties, Kansas, and Woods County, Oklahoma; (iii) the payment of Placement Agent Fees; and (iv) general working capital expenses.

Terms of the Bridge Notes.

The Bridge Notes have an annual interest rate of 10% and are due and payable on the earlier to occur of (i) the date that is thirty (30) days following the closing of our next underwritten public offering of our common stock, which this offering will trigger, or (ii) December 31, 2013 (the “Maturity Date”).  We may, in our sole discretion, repay the Bridge Notes in whole or in part at any time prior to the Maturity Date.  The Bridge Notes are secured by a first priority lien and security interest in, to and under all of our assets, subject to MIEJ’s senior lien on our Niobrara assets which secures MIEJ’s loans to date under the MIEJ-PEDCO Note (current principal $6.17 million).

Upon maturity, we are obligated to pay to the holder an additional payment-in-kind (“PIK”) cash amount equal to 10% of the original principal amount of the Bridge Note.  If an event of default on the Bridge Notes occurs, the principal amount of the Bridge Notes, plus accrued and unpaid interest and the PIK, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Bridge Notes. These amounts may automatically become due and payable upon written notice of holders of a majority of the then-outstanding principal amount in the case of certain types of bankruptcy or insolvency events.

Terms of the Bridge Warrants.

The Bridge Warrants are net-exercisable into shares of our common stock for a period of four (4) years commencing as of their issuance date, at an exercise price of $5.25 per share; provided, however, that the exercise price shall be adjusted to the price per share at which we issue our common stock in this offering, if such price per share is lower than $5.25 per share.  The Bridge Warrants will have a 4-year life and may be exercised on a cashless basis.

Reverse Stock-Split

On April 23, 2013, our company’s board of directors approved a 1 for 3 reverse stock split of our common and preferred stock, effective as of the close of business on April 23, 2013. All preferred stock had previously been converted to common stock on a one for one basis on January 25, 2013 prior to the reverse stock split. As a result of the reverse stock split, every three shares of our common stock have been converted into one share of our common.  Fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. The stock split will affect all issued and outstanding shares of the Company's common stock, Series A preferred stock, as well as common stock underlying stock options, stock appreciation rights, restricted stock units, warrants and convertible debentures outstanding immediately prior to the effectiveness of the stock split.  As of April 23, 2013, the Company's issued and outstanding shares of common stock decreased from approximately 41.7 million pre-stock split shares to approximately 13.9 million post-stock split shares.

All share and per share amounts in the accompanying consolidated financial statements (including share amounts related to our convertible Series A Preferred Stock of which none were outstanding at April 23, 2013) give effect to this reverse stock split of our common stock.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
(UNAUDITED)

The following supplemental unaudited information regarding PEDEVCO’s direct oil and gas activities is presented pursuant to the disclosure requirements of ASC 932, in addition to information about the investments in Condor and White Hawk that PEDEVCO accounts for under the equity method, as well as proved reserves attributable to PEDEVCO’s net equity interests in Condor and White Hawk.  All oil and gas operations are located in the U.S.

(1) Capitalized costs relating to Oil and Gas Producing Activities at December 31:
	2012	2011

Unproved oil and gas properties	$1,105,644	$1,724,234
Proved oil and gas properties	2,496,081	-
Subtotal	3,601,725	1,724,234
Accumulated depreciation, amortization and impairment	(255,655)	-

Net capitalized costs	$3,346,070	$1,724,234

(2) Costs Incurred in Oil and Gas Property Acquisition and Development Costs:
	2012	2011
Acquisition of properties:
Proved	$95,906	$-
Unproved	78,426	1,724,234
Exploration costs	-	-
Development costs	1,703,159	-
Total	$1,877,491	$1,724,234

(3) Results of Operations for Producing Activities:
	2012	2011
Sales	$503,153	$
Production costs	(281,103)		-
Depletion, accretion and impairment	(311,594)		-
Income tax benefit	-		-
Results of operations	$(89,544)		$-

 (4) Reserve quantity information:

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying the average first day of the month price of oil and gas during the 12 month period before the end of the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

The reserve estimates set forth below were prepared by Ryder Scott Company, L.P. (“Ryder Scott”), a professional engineering firm certified by the Texas Board of Professional Engineers (Registration number F-1580), under the direction of Michael F. Stell of Ryder Scott. Ryder Scott, and its employees, have no interest in our Company and were objective in determining our reserves.

The reserve estimates were prepared by Ryder Scott using reserve definitions and pricing requirements prescribed by the SEC.

Ryder Scott estimated the proved reserves for our properties by performance methods and analogy. All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods. These performance methods, such as decline curve analysis, utilized extrapolations of historical production and pressure data available through November 2012 in those cases where such data were considered to be definitive. The data utilized were furnished to Ryder Scott by the Company or obtained from public data sources. All of the proved developed non-producing and undeveloped reserves were estimated by analogy.

As there were no proved reserves as of December 31, 2011, the table below does not include reserve quantities for the 2011 fiscal year-end.

Estimated Quantities of Proved Oil and Gas Reserves	2012
	Oil	Gas
	(MBbls)	(Mmcf)

Proved Developed Producing	49.7	21.0
Proved Developed Non-Producing	31.8	53.0
Total Proved Developed	81.5	74.0
Proved Undeveloped	195.0	324.0
Total Proved as of December 31, 2012	276.5	398.0

	2012
	Oil	Gas
	(MBbls)	(Mmcf)
Total Proved Reserves:
Beginning of year	0.0	0.0
Extensions and discoveries	243.2	398.0
Revisions of previous estimates	0.0	0.0
Purchase of minerals in place	38.4	0.0
Production	(5.1)	0.0
End of year proved reserves	276.5	398.0

End of Year proved developed reserves	81.5	74.0
End of Year proved undeveloped reserves	195.0	324.0

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves. Revisions of previous year estimates can have a significant impact on these results. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

Future income tax expense was computed by applying statutory rates, less the effects of tax credits for each period presented, to calculate the difference between pre-tax net cash flows relating to the Company’s proved reserves and the tax basis of proved properties, after consideration of available net operating loss and percentage depletion carryovers.

The following table sets forth the standardized measure of discounted future net cash flows (stated in thousands) relating to the proved reserves as of December 31, 2012 (as there were no proved reserves as of December 31, 2011, 2011 data is not included for the standardized measure of discounted future net cash flows and the changes therein):

($ 000's)
For the year ended December 31, 2012
Future Cash Inflows	$26,036
Future production costs	(5,496)
Future development costs	(9,914)
Future income tax expense	(2,487)
Future net cash flows	8,139
10% annual discount	(5,733)
Standardized measure of discounted future net cash flows	$2,406

Changes in Standardized Measure of Discounted Future Cash Flows
($ 000's)
Beginning of year	$-
Sales and transfers of oil and gas produced, net of production costs	(222)
Net changes in prices and production costs	-
Extensions, discoveries, additions and improved recovery, net of related costs	2,074
Development costs incurred	-
Revisions of estimated development costs	-
Revisions of previous quantity estimates	-
Accretion of discount	-
Net change in income taxes	(708)
Purchases of reserves in place	1,262
Sales of reserves in place	-
Changes in timing and other	-
End of year	$2,406

Capitalized costs relating to Oil and Gas producing activities of Equity Method Investees:
	Company's share of Equity Method Investees- Condor Energy Technology, LLC		Company's share of Equity Method Investees- White Hawk Petroleum LLC
	2012	2011	2012	2011
Unproved oil and gas properties	$604,168	$638,078	$314,525	$-
Proved oil and gas properties	1,462,109	-	1,953,131	-
Subtotal	2,066,277	638,078	2,267,656	-
Accumulated depreciation, amortization and impairment	(117,853)	-	(107,236)	-
Net capitalized costs	$1,948,424	$638,078	$2,160,420	$-

Capitalized costs relating to Oil and Gas producing activities of Equity Method Investees:
	Company's share of Equity Method Investees- Total
	2012	2011

Unproved oil and gas properties	$918,693	$638,078
Proved oil and gas properties	3,415,240	-
Subtotal	4,333,933	638,078
Accumulated depreciation, amortization and impairment	(225,089)	-
Net capitalized costs	$4,108,844	$638,078

Cost Incurred in Oil and Gas Property Acquisition and development costs of Equity Method Investees:
	Company's share of Equity Method Investees- Condor Energy Technology, LLC		Company's share of Equity Method Investees- White Hawk Petroleum LLC
	2012	2011	2012	2011
Acquisition of properties
Proved	$6,790	$-	$1,490,034	$-
Unproved	338,496	638,078	314,525	-
Exploration costs	-	-	-	-
Development costs	1,082,913	-	463,097	-
	$1,428,199	$638,078	$2,267,656	$-

Cost Incurred in Oil and Gas Property Acquisition and development costs of Equity Method Investees:
	Company's share of Equity Method Investees-Total
	2012	2011
Acquisition of properties
Proved	$1,496,824	$-
Unproved	653,021	638,078
Exploration costs	-	-
Development costs	1,546,010	-
	$3,695,855	$638,078

Results of operations for producing activities for Equity Method Investees:
	Company's share of Equity Method Investees- Condor Energy Technology, LLC		Company's share of Equity Method Investees- White Hawk Petroleum LLC
	2012	2011	2012	2011
Sales	$130,760	$-	$273,171	$-
Production costs	(84,974)	-	(76,257)	-
Depletion, accretion and impairment	(117,890)	-	(107,903)	-
Income tax benefit	-	-	-	-
Results of operations	$(72,104)	$0	$89,011	$0

Results of operations for producing activities for Equity Method Investees:
	Company's share of Equity Method Investees-Total
	2012	2011
Sales	$403,931	$-
Production costs	(161,231)	-
Depletion, accretion and impairment	(225,792)	-
Income tax benefit	-	-
Results of operations	$16,908	$0

Estimated Quantities of Proved Oil and Gas Reserves of Equity Method Investees	Company's share of Equity Method Investees- Condor Energy Technology, LLC		Company's share of Equity Method Investees- White Hawk Petroleum LLC
	Oil	Gas	Oil	Gas
As of December 31, 2012	(MBbls)	(Mmcf)	(MBbls)	(Mmcf)

Proved Developed Producing	8.3	13.8	11.2	20.5
Proved Developed Non-Producing	20.8	34.4	0.0	0.0
Total Proved Developed	29.1	48.2	11.2	20.5
Proved Undeveloped	323.2	536.6	127.5	181.0
Total Proved as of December 31	352.3	584.8	138.7	201.5

Estimated Quantities of Proved Oil and Gas Reserves of Equity Method Investees	Company's share of Equity Method Investees-Total
	Oil	Gas
As of December 31, 2012	(MBbls)	(Mmcf)

Proved Developed Producing	19.5	34.3
Proved Developed Non-Producing	20.8	34.4
Total Proved Developed	40.3	68.7
Proved Undeveloped	450.7	717.6
Total Proved as of December 31	491.0	786.3

	Company's share of Equity Method Investees- Condor Energy Technology, LLC		Company's share of Equity Method Investees- White Hawk Petroleum LLC
As of December 31, 2012	Oil	Gas	Oil	Gas
	(MBbls)	(Mmcf)	(MBbls)	(Mmcf)
Total Proved Reserves:
Beginning of year	0.0	0.0	0.0	0.0
Extensions and discoveries	353.8	584.8	6.2	1.8
Revisions of previous estimates	0.0	0.0	0.0	0.0
Purchase of minerals in place	0.0	0.0	135.0	202.5
Production	(1.5)	0.0	(2.6)	(2.8)
End of year proved reserves	352.3	584.8	138.6	201.5

End of Year proved developed reserves	29.1	48.2	11.2	20.5
End of Year proved undeveloped reserves	323.2	536.6	127.5	181.0

	Company's share of Equity Method Investees-Total
As of December 31, 2012	Oil	Gas
	(MBbls)	(Mmcf)
Total Proved Reserves:
Beginning of year	0.0	0.0
Extensions and discoveries	360.0	586.6
Revisions of previous estimates	0.0	0.0
Purchase of minerals in place	135.0	202.5
Production	(4.0)	(2.8)
End of year proved reserves	491.0	786.3

End of Year proved developed reserves	40.3	68.7
End of Year proved undeveloped reserves	450.7	717.6

The following table sets forth the Company’s share of the Equity Method Investees’ standardized measure of discounted future net cash flows (stated in thousands) relating to the proved reserves as of December 31, 2012 (as there were no proved reserves as of December 31, 2011, 2011 data is not included for the standardized measure of discounted future net cash flows and the changes therein):

	Condor Energy Technology, LLC	White Hawk Petroleum, LLC	Company's share of Equity Method Investees- Total
For the year ended December 31, 2012 (000's)
Future Cash Inflows	$33,228	$14,594	$47,822
Future production costs	(6,784)	(6,147)	(12,930)
Future development costs	(15,044)	(4,377)	(19,421)
Future income tax expense	(4,457)	(1,589)	(6,046)
Future net cash flows	6,943	2,481	9,425
10% annual discount	(6,446)	(1,364)	(7,810)
Standardized measure of discounted future net cash flows	$497	$1,117	$1,615

	Condor Energy Technology, LLC	White Hawk Petroleum, LLC	Company's share of Equity Method Investees- Total
Changes in Standardized Measure of Discounted Future Cash Flows (000s)

December 31, 2011	$-	$-	$-
Sales and transfers of oil and gas produced, net of production costs	(46)	(197)	(243)
Net changes in prices and production costs	-	-	-
Extensions, discoveries, additions and improved recovery, net of related costs	2,099	328	2,427
Development costs incurred	-	-	-
Revisions of estimated development costs	-	-	-
Revisions of previous quantity estimates	-	-	-
Accretion of discount	-	-	-
Net change in income taxes	(1,556)	(904)	(2,459)
Purchases of reserves in place	-	1,890	1,890
Sales of reserves in place	-	-	-
Changes in timing and other	-	-	-
December 31, 2012	$497	$1,117	$1,615

Explanatory Note

Rule 3-09 of Regulation S-X provides that if a 50% or less owned person accounted for by the equity method meets the first or third condition of the significant subsidiary tests set forth in Rule 1-02(w) of Regulation S-X, substituting 20% for 10%, separate financial statements for such 50% or less owned person shall be filed. As Condor Energy Technology, LLC met such test as of December 31, 2012 and December 31, 2011, and for the period from October 12, 2011 to December 31, 2011 and for the year ended December 31, 2012, PEDEVCO CORP. has included in this Form 10-K the audited financial statements for the year ended December 31, 2012 and for the period from October 12, 2011 (Inception) to December 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Condor Energy Technology, LLC
Danville, CA

We have audited the accompanying balance sheets of Condor Energy Technology, LLC as of December 31, 2012 and 2011, and the related statements of operations, changes in members’ equity and cash flows for the year ended December 31, 2012 and for the period from October 12, 2011 (inception) through December 31, 2011.  Condor Energy Technology, LLC’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Condor Energy Technology, LLC as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and the period from October 12, 2011 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Condor Energy Technology, LLC will continue as a going concern.  As discussed in Note 2 to the financial statements, Condor Energy Technology, LLC has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On April 23, 2013, the Company amended its disclosure in Note 7 to reflect the post-split shares of Pedevco Corp, a member, subject to a subscription payable following Pedevco Corp.’s 1 for 3 reverse stock split.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 22, 2013, except for Note 7 as to which the date is April 24, 2013

CONDOR ENERGY TECHNOLOGY, LLC
BALANCE SHEETS

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$756,545	$154,826
Accounts receivable – oil and gas	302,773	-
Accounts receivable – working interest owners	3,191,093	-
Accounts receivable – working interest owners – related party	922,112	-
Prepaid expenses and other current assets	10,194	-
Total current assets	5,182,717	154,826

Oil and gas properties:
Oil and gas properties, subject to amortization, net	7,090,316	-
Oil and gas properties, not subject to amortization	2,651,804	3,190,390
Total oil and gas properties, net	9,742,120	3,190,390

Deferred acquisition costs	990,220	-
Deposit for asset retirement obligations	85,000	85,000
Other assets	3,000	-
Total assets	$16,003,057	$3,430,216

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$2,257,016	$38,163
Accounts payable – related parties	100,180	203,750
Management services payable – related party	81,124	96,000
Advances from working interest owners	41,172	-
Revenue payable – working interest owners	286,386	-
Revenue payable – working interest owner – related party	112,488	-
Accrued interest – related parties	74,344	37
Total current liabilities	2,952,710	337,950

Asset retirement obligations	8,420	-
Notes payable – related parties	12,240,161	150,000
Total liabilities	15,201,291	487,950

Commitments and contingencies

Members’ equity	801,766	2,942,266

Total liabilities and members' equity	$16,003,057	$3,430,216

See accompanying notes to financial statements.

CONDOR ENERGY TECHNOLOGY, LLC
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2012 and for the
 Period from October 12, 2011 (Inception) through December 31, 2011

		Period from
		October 12, 2011
		(Inception) through
	December 31,	December 31,
	2012	2011
Revenue:
Oil and gas sales	$653,802	$-

Operating expenses:
Lease operating costs	424,872	-
Exploration expense	759,857	32,080
Selling, general and administrative expense	806,285	97,257
Depreciation, depletion, amortization and accretion	220,412	-
Impairment of oil and gas properties	369,037	-
Total operating expenses	2,580,463	129,337

Loss from operations	(1,926,661)	(129,337)

Other expense:
Interest expense	(213,839)	(37)
Total other expense	(213,839)	(37)

Net loss	$(2,140,500)	$(129,374)

See accompanying notes to financial statements.

CONDOR ENERGY TECHNOLOGY, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the Period from October 12, 2011 (Inception) through December 31, 2011 and for the Year Ended December 31, 2012

Balance at October 12, 2011 (Inception)	$-
Contribution of oil and gas properties for members’ interests	3,071,640
Net loss	(129,374)
Balance at December 31, 2011	2,942,266
Net loss	(2,140,500)
Balance at December 31, 2012	$801,766

See accompanying notes to financial statements.

CONDOR ENERGY TECHNOLOGY, LLC
STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2012 and for the
 Period from October 12, 2011 (Inception) through December 31, 2012

		Period from
		October 12, 2011
		(Inception) through
	December 31,	December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,140,500)	$(129,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	220,412	-
Impairment of oil and gas properties	369,037	-
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(302,773)	-
Accounts receivable – working interest owners	(3,191,093)	-
Accounts receivable – working interest owners – related party	(2,063,890)	-
Prepaid expenses and other assets	(13,194)	-
Accounts payable	2,218,853	38,163
Accounts payable – related parties	(199,570)	299,750
Management services payable – related party	81,124	-
Advances from working interest owners	41,172	-
Revenue payable – working interest owners	286,386	-
Revenue payable – working interest owner – related party	112,488
Accrued interest – related parties	212,901	37
Cash flows (used in)/provided by operating activities	(4,368,647)	208,576

Cash flows from investing activities:
Cash bond deposited for asset retirement obligations	-	(85,000)
Cash paid for oil and gas properties	(1,457,139)	(118,750)
Cash paid for deferred acquisition costs	(990,220)	-
Cash paid for oil and gas drilling operations	(5,399,293)	-
Cash flows used in investing activities	(7,846,652)	(203,750)

Cash flows from financing activities:
Proceeds from related party notes payable	12,817,018	150,000
Net cash provided by financing activities	12,817,018	150,000

Net increase in cash	601,719	154,826
Cash at beginning of period	154,826	-
Cash at end of period	$756,545	$154,826

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing transactions:
Contribution of oil and gas properties for members’ interests	$-	$3,071,640
Asset retirement costs acquired	$8,237	$-
Oil and gas drilling costs paid by MIEJ on behalf of PEDEVCO	$1,141,778	$-
Oil and gas properties acquired through issuance of PEDEVCO Series A preferred stock	$276,326	$-
Unproved oil and gas properties reclassified to proved properties	$1,892,239	$-
Accrued interest converted to notes payable – related parties	$138,594	$-

See accompanying notes to financial statements.

CONDOR ENERGY TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying financial statements of Condor Energy Technology, LLC, (“Condor” or the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).

NOTE 2 – DESCRIPTION OF BUSINESS

The Company was formed on October 12, 2011 as a Nevada limited liability company.  Initial members’ equity was contributed by Pacific Energy Development Corp. (“PEDCO”), a wholly owned subsidiary of PEDEVCO Corp. (“PEDEVCO”), and MIE Jurassic Energy Corporation (“MIEJ”), a subsidiary of MIE Holdings Corporation (“MIE Holdings”) through the contribution of working interests in certain oil and gas properties in Colorado in the Niobrara formation during October 2011.  MIE Holdings (Hong Kong Stock Exchange code:  1555.HK) is one of the largest independent upstream onshore oil companies in China. Condor’s primary business plan is engaging in oil and gas exploration, development and production of primarily shale oil and gas and secondarily conventional oil and gas opportunities in the United States.

Condor’s operations consist primarily of working interests in oil and gas leases in the Niobrara shale formation located in the Denver-Julesberg Basin in Morgan and Weld Counties, Colorado. PEDCO owns a 20% interest in Condor; the remaining interest in Condor is owned by MIEJ.

The Company plans to focus initially on developing shale oil and gas assets held by the Company in the U.S., including its first oil and gas working interest known as “the Niobrara Asset”. Subsequently, the Company plans to seek additional shale oil and gas and conventional oil and gas asset acquisition opportunities in the U.S. and Pacific Rim countries utilizing its strategic relationships and technologies that may provide the Company a competitive advantage in accessing and exploring such assets.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses from operations of $2,269,874 for the period from October 12, 2011 (inception) through December 31, 2012. Additionally, the Company is dependent on obtaining additional debt and/or equity financing to roll-out and scale its planned principal business operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to these matters consist principally of seeking additional debt and/or equity financing combined with expected cash flows from current oil and gas assets held and additional oil and gas assets that it may acquire. There can be no assurance that the Company’s efforts will be successful. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures.  While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.  Significant estimates generally include those with respect to the amount of recoverable oil and gas reserves, oil and gas depletion and asset retirement obligations.

Cash and Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2012 and 2011, cash and cash equivalents consisted of money market funds and cash on deposit.

Concentrations of Credit Risk.  Financial instruments which potentially subject the Company to concentrations of credit risk include cash deposits placed with financial institutions. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2012, approximately $490,000 of the Company’s cash balances were uninsured. The Company has not experienced any losses in such accounts.

Sales to one customer comprised 100% of the Company’s total oil and gas sales for the year ending December 31, 2012.  There were no sales in the period ended December 31, 2011. The Company believes that, in the event that its primary customer was unable or unwilling to continue to purchase the Company’s production, there are a substantial number of alternative buyers for its production at comparable prices.

Accounts Receivable. Accounts receivable typically consist of oil and gas receivables from our working interest owners.  The Company has classified these as short-term assets in the balance sheet because the Company expects repayment or recovery within the next 12 months. The Company evaluates these accounts receivable for collectability considering the results of operations of these related entities and when necessary records allowances for expected unrecoverable amounts. To date, no allowances have been recorded.

Revenue Recognition.   All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured.  Revenue is derived from the sale of crude oil and natural gas. Revenue from crude oil and natural gas sales is recognized when the product is delivered to the purchaser and collectability is reasonably assured.  The Company follows the “sales method” of accounting for oil and natural gas revenue, so it recognizes revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than its share of the expected remaining proved reserves. If collection is uncertain, revenue is recognized when cash is collected.

Deferred Property Acquisition Costs.  The Company defers the costs, such as title and legal fees, related to oil and gas property acquisitions. At the time the acquisition is completed, these costs are reclassified and included as part of the purchase price of the property acquired. To the extent a property acquisition is not consummated these costs are expensed.

Oil and Gas Properties, Successful Efforts Method. The successful efforts method of accounting is used for oil and gas exploration and production activities. Under this method, all costs for development wells, support equipment and facilities, and proved mineral interests in oil and gas properties are capitalized. Geological and geophysical costs are expensed when incurred. Costs of exploratory wells are capitalized as exploration and evaluation assets pending determination of whether the wells find proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Exploratory wells in areas not requiring major capital expenditures are evaluated for economic viability within one year of completion of drilling. The related well costs are expensed as dry holes if it is determined that such economic viability is not attained. Otherwise, the related well costs are reclassified to oil and gas properties and subject to impairment review. For exploratory wells that are found to have economically viable reserves in areas where major capital expenditure will be required before production can commence, the related well costs remain capitalized only if additional drilling is under way or firmly planned. Otherwise the related well costs are expensed as dry holes.

Exploration and evaluation expenditures incurred subsequent to the acquisition of an exploration asset in a business combination are accounted for in accordance with the policy outlined above.

Depreciation, depletion and amortization of capitalized oil and gas properties is calculated on a field by field basis using the unit of production method.  Lease acquisition costs are amortized over total estimated proved developed and undeveloped reserves and all other capitalized costs are amortized over proved developed reserves.

Impairment of Long-Lived Assets.  The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Asset Retirement Obligations.  If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, the Company will record a liability (an asset retirement obligation or “ARO”) on its balance sheet and capitalize the present value of the asset retirement cost in oil and gas properties in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis over the estimated proved developed reserves. Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our statements of operations.

Income Taxes.  The Company is organized as a Limited Liability Company. A limited liability company is not a taxpaying entity. Any income or operating loss arising from the activities of the company is reported, after appropriate adjustments, on the personal income tax returns of the members. Adjustments to the income or loss allocated to a particular member will be required when the tax basis and accounting basis of net contributions made by an individual member are not equal. Because the company is not a taxpaying entity, its financial statements are different from those of taxpaying entities. Specifically, on the income statements there is no provision for federal income tax expense that must be paid because income was earned during the year. In addition, the balance sheets do not present a liability for income taxes incurred but not yet paid as of the balance sheet dates. Also, the balance sheets does not present any deferred tax assets or liabilities that might arise from different methods used to measure net income for the income statements and taxable income for the individual members.

Fair Value of Financial Instruments.   The Company follows Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurement (“ASC 820”), which clarifies fair value as an exit price, establishes a hierarchal disclosure framework for measuring fair value, and requires extended disclosures about fair value measurements. The provisions of ASC 820 apply to all financial assets and liabilities measured at fair value.

As defined in ASC 820, fair value, clarified as an exit price, represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Recently Issued Accounting Pronouncements.  There were various accounting standards and interpretations issued during 2012 and 2013, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

In July 2012 the FASB issued ASU 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment, which amends Topic 350 and gives companies the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Topic 350-30. This ASU shall be applied prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted.  Implementation of the ASU is not expected to have a significant impact on the Company’s financial statements.

Subsequent Events.  The Company has evaluated all transactions through the date the financial statements were issued for subsequent event disclosure consideration.

NOTE 5 – OIL AND GAS PROPERTIES

Activities related to oil and gas properties during the year ended December 31, 2012 and the period from October 12, 2011 (Inception) through December 31, 2011 consisted of the following:

	December 31,	December 31,
Description	2012	2011
Beginning balance	$3,190,390	$-
Additions:
Unproved properties	1,733,465	3,190,390
Proved properties	5,399,293	-
Asset retirement costs	8,237	-
Disposals	-	-
Impairment	(369,037)	-
Depletion and depreciation	(220,228)	-
Ending balance	$9,742,120	$3,190,390

The following tables summarize the Company’s oil and gas activities by classification for the year ended December31, 2012 and the period from October 12, 2011 (Inception) through December 31, 2011:

	October 12, 2011	Additions	Disposals	Transfers	December 31, 2011
Unproved properties	-	3,190,390	-	-	3,190,390
Proved properties	-	-	-	-	-
Asset retirement costs	-	-	-	-	-
Accumulated depreciation, depletion and impairment	-	-	-	-	-
Total oil and gas assets	-	-	-	-	3,190,390

	January 1, 2012	Additions	Disposals	Transfers	December 31, 2012
Unproved properties	3,190,390	1,733,465	-	(1,903,014)	3,020,841
Proved properties	-	5,399,293	-	1,903,014	7,302,307
Asset retirement costs	-	8,237	-	-	8,237
Accumulated depreciation, depletion and impairment	-	(589,265)	-	-	(589,265)
Total oil and gas assets	3,190,390	6,551,730	-	-	9,742,120

Niobrara Asset

PEDCO acquired a 50% working interest in unproved oil and gas leases in Colorado in a geologic formation known as the Niobrara formation (the “Niobrara Asset”) on October 31, 2011 for a total cost of $4,914,624. PEDCO assigned a 31.25% working interest valued at $3,071,640 of the Niobrara interest acquired to Condor. The oil and gas properties assigned consisted of 4,416 net acres in the Niobrara formation in Colorado.

During the year ended December 31, 2012, the Company began drilling operations on its FFT2H, Logan 2H and Waves 1H wells.  The Company completed the FFT2H well in June 2012 and incurred $3,734,152 in drilling and completion costs.  As of December 31, 2012, the Company has incurred $804,759 and $860,382 in drilling costs related to the Logan 2H and Waves 1H wells, respectively, which were completed subsequent to December 31, 2012

On September 24, 2012, the Company acquired an additional 30% working interest and 3,595 net acres from Esenjay Oil & Gas, Ltd. ("Esenjay"), in the Niobrara asset.  The purchase price was $1,381,636, which consisted of $1,105,310 in cash loaned from MIEJ and 122,812 shares of PEDEVCO’s Series A Preferred Stock valued at $276,326.   In addition to this acquisition, the Company incurred $267,678 in land and title fees related to the additional acreage acquired.

Esenjay retains an overriding royalty interest in the production from the leases assigned equal to the amount, if positive, by which twenty percent (20%) of production exceeds the aggregate of all landowner royalties, overriding royalties and other burdens measured or payable out of the production that cover or affect the subject leases.

In December 2012, the Company acquired 319 net acres for $84,151 from various working interest owners in the Niobrara asset.

During the year ended December 31, 2012, the Company had leases expire related to 573 net acres in unproved properties.  The Company recorded an impairment to unproved properties of $369,037.  For the period from October 12, 2011 to December 31, 2011, there was no impairment of oil and gas properties.

NOTE 6 – DEFERRED ACQUISITION COSTS

On November 30, 2012, Condor, entered into an Agreement for Purchase of Term Assignment (the “Original Mississippian Agreement”) for the acquisition by Condor of interests in the Mississippian Lime covering approximately 13,806 net acres located in Comanche, Harper, Barber and Kiowa Counties, Kansas and Wood County, Oklahoma, and approximately 19.5 square miles of related 3-D seismic data, for an aggregate purchase price of $8,648,661.  Pursuant to the Original Mississippian Agreement, Condor paid an initial deposit in the amount of $864,866 (the “Initial Deposit”), which was funded equally by MIEJ and PEDEVCO.  In addition, as of December 31, 2012, the Company has incurred $125,354 in due diligence costs related to the acquisition.

NOTE 7 – RELATED PARTY TRANSACTIONS

On the October 31, 2011 following PEDCO’s acquisition of the Niobrara Asset, PEDCO transferred and assigned to Condor, 62.5% of the Niobrara Asset interest acquired by PEDCO, the net result of which is that each of PEDCO and MIEJ have a 50% net working interest in the Niobrara Asset originally acquired by PEDCO.  Furthermore, Condor was designated as “Operator” of the Niobrara Asset.  Condor’s Board of Managers is comprised of PEDEVCO’s President and Chief Executive Officer, Mr. Frank Ingriselli, and two designees of MIEJ.

PEDCO

Receivables from related party working interest owner and revenue payable to related party working interest owner are capital expenditures, lease operating expenses and revenues allocable to PEDCO for its 18.75% working interest and 15% net revenue interest in the Niobrara asset.

As of December 31, 2012, the Company had accounts payable of $100,180 owed to South Texas Reservoir Alliance LLC (“STXRA”), a related party, which performed engineering services on the Niobrara oil and gas properties.  As of December 31, 2011, the Company had accounts payable of $203,750 owed to PEDCO for expenses paid by PEDCO on behalf of the Company.

During the year ended December 31, 2012 and for the period from inception through December 31, 2011, the Company incurred $375,441 and $96,000, respectively, in expenses related to a management services agreement with PEDCO.  This management fee represents an amount agreed upon between MIEJ and PEDCO as being reflective of the approximate amount of time and resources the PEDCO team dedicates to Condor-related matters on a monthly basis. Prior to November 1, 2012, PEDCO charged a monthly management of $28,250 to the Company. On November 1, 2012, PEDCO began charging a monthly management fee of $40,300.  The Company will be paying a monthly management fee at least for the duration of 2013 based on the agreed upon 2013 budget. As of December 31, 2012 and 2011, the Company had accrued $81,124 and $96,000 in amounts owed under the agreement.

Notes Payable  -  MIEJ and PEDCO

On March 7, 2012, Condor entered into a promissory note (the “MIEJ Note”) with MIEJ, the holder of 80% of the membership interests in Condor, pursuant to which Condor may borrow, from time to time, cash advances from MIEJ up to a maximum amount of $8,000,000 to fund Condor’s operations as permitted under its Operating Agreement.  When drawn, principal borrowed under the MIEJ Note carries an interest rate of per annum equal to the one (1) month term, LIBOR, plus four (4.0) percent.  Principal and accrued interest under the MIEJ Note shall be due and payable on the date that is 36 months from the date of each advance thereunder, or on demand following the occurrence of an event of default, as defined therein.  The MIEJ Note may be prepaid in full by Condor without penalty.

On September 24, 2012, Condor entered into a promissory note (the “PEDCO Note”) PEDCO, pursuant to which Condor may borrow, from time to time, cash advances from PEDCO up to a maximum amount of $8,000,000 to fund Condor’s operations as permitted under its Operating Agreement.  When drawn, principal borrowed under the PEDCO Note carries an interest rate of per annum equal to the one (1) month term, LIBOR, plus four (4.0) percent.  Principal and accrued interest under the PEDCO Note shall be due and payable on the date that is 36 months from the date of each advance thereunder, or on demand following the occurrence of an event of default, as defined therein.  The PEDCO Note may be prepaid in full by Condor without penalty.

On November 1, 2012, and pursuant to the terms of an Inter-Company Agreement entered into by and between PEDCO and MIEJ (the “Inter-Company Agreement”), Condor and MIEJ amended and restated the MIEJ Note in full to capitalize interest accrued under the original MIEJ Note to November 1, 2012, and to increase the maximum amount of cash advances under the note to $14,000,000.  As a result $137,371 in accrued interest was capitalized as additional principal.  During the year ended December 31, 2012, MIEJ advanced $9,240,798.  As of December 31, 2012, the Company had $9,528,169 and $57,381 in notes payable and accrued interest, respectively, to MIEJ.

On November 1, 2012, and pursuant to the terms of the Inter-Company Agreement, Condor and PEDCO amended and restated the PEDCO Note in full to capitalize interest accrued under the PEDCO Note to November 1, 2012.  As a result $1,224 in accrued interest was capitalized as additional principal.  During the year ended December 31, 2012, PEDCO advanced $2,434,442 in cash and 122,812 shares of PEDEVCO’s Series A Preferred Stock valued at $276,326.  As of December 31, 2012, the Company had $2,711,992 and $16,963 in loans payable and accrued interest, respectively, to PEDCO. The note principal includes the $276,326 fair market value of the 122,812 shares issued by Pedevco (a subscription payable).

NOTE 8 – ASSET RETIREMENT OBLIGATIONS

The Company records the fair value of a liability for asset retirement obligations (“ARO”) in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.  The present value of the estimated asset retirement costs is capitalized as part of the long-lived asset and is depreciated over the useful life of the asset.  The Company accrues an abandonment liability associated with its oil and gas wells when those assets are placed in service or acquired.  The ARO is recorded at its estimated fair value and accretion is recognized over time as the discounted liability is accreted to its expected settlement value.  Fair value is determined by using the expected future cash outflows discounted at the Company’s credit –adjusted cost of capital risk-free rate.  No market premium has been included in the Company’s calculation of the ARO balance.

The following is a description of the changes to the Company’s ARO for the year ended December 31, 2012 and for the period from inception through December 31, 2011.  There was no ARO recorded during 2011.

December 31,
Description	2012
Beginning balance	$-
Liabilities incurred	8,237
Accretion expense	184
Ending balance	$$8,421

NOTE 9 – INCOME TAXES

The Company is organized as a limited liability company and all taxable income is taxed directly to the members thus there is no provision for income taxes.  The Company’s basis in its assets for financial reporting purposes is lower than that of its tax basis by approximately $200,000.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company is not aware of any pending or threatened legal proceedings.  The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control member, over the last five years.

As part of its regular operations, the Company may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters.  Although the Company can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the Company, except as described above, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on the Company’s financial condition or results of operations.

NOTE 11 – MEMBERS’ EQUITY

On October 31, 2011 following PEDCO’s acquisition of the Niobrara Asset, PEDCO transferred and assigned to Condor 62.5% of the Niobrara Asset interest acquired by PEDCO valued at $3,071,640.  As a result of the assignment, PEDCO received a 20% ownership in Condor and MIEJ received an 80% ownership of Condor.

NOTE 12 – SUBSEQUENT EVENTS

On February 8, 2013, PEDEVCO, Condor and Berexco LLC (“Berexco”) entered into a Termination of Agreement for Purchase of Term Assignment; Agreement to Transfer Performance Deposit and Negotiate in Good Faith (the “Mutual Termination and Deposit Transfer Agreement”), in which Condor and Berexco mutually agreed, without fault of either party, to terminate the Original Mississippian Agreement.  In the Mutual Termination and Deposit Transfer Agreement, PEDEVCO and Berexco agreed they would negotiate in good faith the terms and conditions of an alternative transaction whereby PEDEVCO would acquire the rights to the leases previously to be acquired under the Original Mississippian Agreement by Condor (the “Proposed PEDEVCO-Berexco Transaction”).  The Initial Deposit continued to be held in escrow pending the entry into a new escrow agreement provided that if no agreement with respect to the Proposed PEDEVCO-Berexco Transaction was entered into by February 22, 2013, then the escrowed funds would be returned to PEDEVCO.

On February 22, 2013, Pacific Energy Development MSL LLC (“PEDCO MSL”), a wholly owned subsidiary of PEDEVCO, entered into an Agreement for Purchase of Term Assignment (the “Purchase Agreement”) with Berexco for the acquisition of interests in the Mississippian Lime.  Pursuant to the Purchase Agreement, Berexco applied the Initial Deposit of $864,866 made in connection with the Original Mississippian Agreement to this new transaction.  Closing is anticipated to occur in March 2013, subject to the satisfaction of certain customary closing conditions and PEDEVCO’s ability to secure sufficient financing, of which there can be no assurances. PEDEVCO is obligated to pay to Condor the $432,433 portion of the deposit to be re paid by MIEJ to Condor and PEDEVCO will also re pay its portion of the $432,333 deposit to Condor.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
(UNAUDITED)

The following supplemental unaudited information regarding Condor’s direct oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. All oil and gas operations are located in the U.S.

(1) Capitalized costs relating to oil and gas producing activities at December 31:	2012	2011

Unproved oil and gas properties	$3,020,841	$3,190,390
Proved oil and gas properties	7,310,544	-
Subtotal	10,331,385	3,190,390
Accumulated depreciation, amortization and impairment	(589,265)	-
Net capitalized costs	$9,742,120	$3,190,390

(2) Costs Incurred in oil and gas property acquisition and development costs:
	2012	2011
Acquisition of properties
Proved	$33,951	$-
Unproved	1,692,479	3,190,390
Exploration costs	-	-
Development costs	5,414,565	-
	$7,140,995	$3,190,390

(3) Results of operations for producing activities:
	2012	2011
Sales	$653,802	$-
Production costs	(424,872)	-
Depletion, accretion and impairment	(589,449)	-
Income tax benefit	-	-
Results of operations	$(360,519)	$-

 (4) Reserve quantity information:

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.
Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying the average first day of the month price of oil and gas during the 12 month period before the end of the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

The reserve estimates set forth below were prepared by Ryder Scott Company, L.P. (“Ryder Scott”), a professional engineering firm certified by the Texas Board of Professional Engineers (Registration number F-1580), under the direction of Michael F. Stell of Ryder Scott. Ryder Scott, and its employees, have no interest in our Company and were objective in determining our reserves.

The reserve estimates were prepared by Ryder Scott using reserve definitions and pricing requirements prescribed by the SEC.

Ryder Scott estimated the proved reserves for our properties by performance methods and analogy. All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods. These performance methods, such as decline curve analysis, utilized extrapolations of historical production and pressure data available through November 2012 in those cases where such data were considered to be definitive. The data utilized were furnished to Ryder Scott by the Company or obtained from public data sources. All of the proved developed non-producing and undeveloped reserves were estimated by analogy.

As there were no proved reserves as of December 31, 2011, the table below does not include reserve quantities for the 2011 fiscal year-end.

Estimated Quantities of Proved Oil and Gas Reserves	2012
	Oil	Gas
	(MBbls)	(Mmcf)

Proved Developed Producing	41.6	69.0
Proved Developed Non-Producing	103.8	172.0
Total Proved Developed	145.4	241.0
Proved Undeveloped	1,616.2	2,683.0
Total Proved as of December 31, 2012	1,761.6	2,924.0

	2012
	Oil	Gas
	(MBbls)	(Mmcf)
Total Proved Reserves:
Beginning of year	-	-
Extensions and discoveries	1,769.0	2,924.0
Revisions of previous estimates	-	-
Purchase of minerals in place	-	-
Production	(7.4)	-
End of year proved reserves	1,761.6	2,924.0

End of year proved developed reserves	145.4	241.0
End of year proved undeveloped reserves	1,616.2	2,683.0

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves. Revisions of previous year estimates can have a significant impact on these results. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

As Condor Energy Technology LLC is not a taxable entity and all taxes flow to members, there are no taxes provided.

The following table sets forth the standardized measure of discounted future net cash flows (stated in thousands) relating to the proved reserves as of December 31, 2012 (as there were no proved reserves as of December 31, 2011, 2011 data is not included for the standardized measure of discounted future net cash flows and the changes therein):

($ 000's)
For the year ended December 31, 2012
Future cash inflows	$166,139
Future production costs	(33,919)
Future development costs	(75,221)
Future income tax expense
Future net cash flows	56,999
10% annual discount	(46,737)
Standardized measure of discounted future net cash flows	$10,262

Changes in Standardized Measure of Discounted Future Cash Flows
($ 000's)
Beginning of year	$-
Sales and transfers of oil and gas produced, net of production costs	(229)
Net changes in prices and production costs	-
Extensions, discoveries, additions and improved recovery, net of related costs	10,491
Development costs incurred	-
Revisions of estimated development costs	-
Revisions of previous quantity estimates	-
Accretion of discount	-
Net change in income taxes	-
Purchases of reserves in place	-
Sales of reserves in place	-
Changes in timing and other	-
End of year	$10,262

Explanatory Note

Rule 3-09 of Regulation S-X provides that if a 50% or less owned person accounted for by the equity method meets the first or third condition of the significant subsidiary tests set forth in Rule 1-02(w) of Regulation S-X, substituting 20% for 10%, separate financial statements for such 50% or less owned person shall be filed. As White Hawk Petroleum, LLC met such test as of December 31, 2012 and for the period from May 11, 2012 (Inception) to December 31, 2012, PEDEVCO CORP. has included in this Form 10-K the audited financial statements as of and for the period from May 11, 2012 (Inception) to December 31, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
White Hawk Petroleum, LLC
Danville, CA

We have audited the accompanying balance sheet of White Hawk Petroleum, LLC as of December 31, 2012, and the related statements of operations, changes in members’ equity and cash flows for period from May 11, 2012 (inception) through December 31, 2012.  White Hawk Petroleum, LLC’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of White Hawk Petroleum, LLC as of December 31, 2012, and the results of its operations and its cash flows for the period from May 11, 2012 (inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 22, 2013

WHITE HAWK PETROLEUM, LLC
BALANCE SHEET

December 31,
2012
Assets
Current assets:
Cash and cash equivalents	$66,816
Accounts receivable – operator	69,912
Accounts receivable – oil and gas	110,000
Total current assets	246,728

Oil and gas properties:
Oil and gas properties, subject to amortization, net	3,544,790
Oil and gas properties, not subject to amortization	629,050
Oil and gas field equipment	147,000
Total oil and gas properties, net	4,320,840

Total assets	$4,567,568

Liabilities and Members' Equity
Current liabilities:
Accounts payable – related party	$2,273
Accrued expenses – related party	920
Total current liabilities	3,193

Asset retirement obligations	22,465
Notes payable - related parties	665,948
Total liabilities	691,606

Commitments and contingencies	-

Members' equity	3,875,962

Total liabilities and members' equity	$4,567,568

See accompanying notes to financial statements.

WHITE HAWK PETROLEUM, LLC
STATEMENT OF OPERATIONS
For the Period from May 11, 2012 (Inception) through
December 31, 2012

Period from
May 11, 2012
(Inception) through
December 31,
2012
Revenue:
Oil and gas sales	$546,341

Operating expenses:
Lease operating costs	152,514
Exploration expense	2,539
Selling, general and administrative expense	16,744
Depreciation, depletion and accretion	215,805
Total operating expenses	387,602

Income from operations	158,739

Other expense:
Interest expense	(17,763)
Total other expense	(17,763)

Net income	$140,976

See accompanying notes to financial statements.

WHITE HAWK PETROLEUM, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the Period from May 11, 2012 (Inception) through
December 31, 2012

Total Members’ Equity
Balance at May 11, 2012	$-
Contribution of Excellong E&P,-2, Inc. for members’ interests	3,734,986
Net income	140,976
Balance at December 31, 2012	$3,875,962

See accompanying notes to financial statements.

WHITE HAWK PETROLEUM, LLC
STATEMENT OF CASH FLOWS
For the Period from May 11, 2012 (Inception) through
December 31, 2012

Period from
May 11, 2012
(Inception) through
December 31,
2012
Cash flows from operating activities:
Net income	$140,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion	215,805
Changes in operating assets and liabilities:
Accounts receivable – operator	(69,912)
Accounts receivable – oil and gas	(110,000)
Accounts payable – related party	2,273
Accrued expenses– related party	920
Cash flows provided by operating activities	180,062

Cash flows from investing activities:
Cash paid for drilling operations	(779,194)
Cash flows used in investing activities	(779,194)

Cash flows from financing activities:
Proceeds from related party notes payable	665,948
Net cash provided by financing activities	665,948

Net increase in cash	66,816
Cash at beginning of period	-
Cash at end of period	$66,816

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$16,844
Income taxes	$-

Noncash investing and financing activities:
Contribution of Excellong E&P,-2, Inc. for members’ interests	$3,734,986
Asset retirement costs acquired	$21,132

See accompanying notes to financial statements.

White Hawk Petroleum, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying financial statements of White Hawk Petroleum, LLC (“White Hawk” or the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).

NOTE 2 – DESCRIPTION OF BUSINESS

The Company was formed on May 11, 2012 as a Nevada limited liability company.  Initial members’ equity was contributed by Pacific Energy Development Corp. (“PEDCO”) a wholly owned subsidiary of PEDEVCO Corp. (“PEDEVCO”) through the contribution of Excellong E&P-2, Inc. and all of its assets and liabilities on that date.  On May 23, 2012, PEDCO sold 50% of its interest to MIE Jurassic Energy Corporation (“MIEJ”), an affiliate of MIE Holdings Corporation (Hong Kong Stock Exchange code:  1555.HK), one of the largest independent upstream onshore oil companies in China (“MIE Holdings”).  At December 31, 2012, White Hawk is owned 50% by PEDCO and 50% by MIEJ.  White Hawk is jointly managed by PEDCO and MIEJ.

The Company plans to focus initially on developing shale oil and gas assets held by the Company in the U.S., including its first oil and gas working interest known as “the Eagle Ford Asset”. Subsequently, the Company plans to seek additional shale oil and gas and conventional oil and gas asset acquisition opportunities in the U.S. utilizing its strategic relationships and technologies that may provide the Company a competitive advantage in accessing and exploring such assets.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures.  While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.  Significant estimates generally include those with respect to the amount of recoverable oil and gas reserves, the fair value of financial instruments, oil and gas depletion, asset retirement obligations, and stock-based compensation.

Cash and Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2012, cash equivalents consisted of money market funds and cash on deposit.

Concentrations of Credit Risk.  Financial instruments which potentially subject the Company to concentrations of credit risk include cash deposits placed with financial institutions. The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (FDIC).  At December 31, 2012, all of the Company’s cash balances were insured. The Company has not experienced any losses in such accounts.

Sales to two customers comprised 100% of the Company’s total oil and gas revenues for the period ending December 31, 2012. The Company believes that, in the event that its primary customer was unable or unwilling to continue to purchase the Company’s production, there are a substantial number of alternative buyers for its production at comparable prices.

Accounts Receivable. Accounts receivable typically consist of oil and gas receivables.  The Company has classified these as short-term assets in the balance sheet because the Company expects repayment or recovery within the next 12 months. The Company evaluates these accounts receivable for collectability considering the results of operations of these related entities and when necessary records allowances for expected unrecoverable amounts. To date, no allowances have been recorded.

Revenue Recognition.   All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured.  Revenue is derived from the sale of crude oil and natural gas. Revenue from crude oil and natural gas sales is recognized when the product is delivered to the purchaser and collectability is reasonably assured.  The Company follows the “sales method” of accounting for oil and natural gas revenue, so it recognizes revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than its share of the expected remaining proved reserves. If collection is uncertain, revenue is recognized when cash is collected.

Deferred Property Acquisition Costs.  The Company defers the costs, such as title and legal fees, related to oil and gas property acquisitions. At the time the acquisition is completed, these costs are reclassified and included as part of the purchase price of the property acquired. To the extent a property acquisition is not consummated these costs are expensed.

Oil and Gas Properties, Successful Efforts Method. The successful efforts method of accounting is used for oil and gas exploration and production activities. Under this method, all costs for development wells, support equipment and facilities, and proved mineral interests in oil and gas properties are capitalized. Geological and geophysical costs are expensed when incurred. Costs of exploratory wells are capitalized as exploration and evaluation assets pending determination of whether the wells find proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Exploratory wells in areas not requiring major capital expenditures are evaluated for economic viability within one year of completion of drilling. The related well costs are expensed as dry holes if it is determined that such economic viability is not attained. Otherwise, the related well costs are reclassified to oil and gas properties and subject to impairment review. For exploratory wells that are found to have economically viable reserves in areas where major capital expenditure will be required before production can commence, the related well costs remain capitalized only if additional drilling is under way or firmly planned. Otherwise the related well costs are expensed as dry holes.

Exploration and evaluation expenditures incurred subsequent to the acquisition of an exploration asset in a business combination are accounted for in accordance with the policy outlined above.

Depreciation, depletion and amortization of capitalized oil and gas properties is calculated on a field by field basis using the unit of production method.  Lease acquisition costs are amortized over total estimated proved developed and undeveloped reserves and all other capitalized costs are amortized over proved developed reserves.

Impairment of Long-Lived Assets.  The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Asset Retirement Obligations.  If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, the Company will record a liability (an asset retirement obligation or “ARO”) on its balance sheet and capitalize the present value of the asset retirement cost in oil and gas properties in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis over the estimated proved developed reserves. Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our statements of operations.

Income Taxes.  The Company is organized as a Limited Liability Company.  A limited liability company is not a taxpaying entity. Any income or operating loss arising from the activities of the company is reported, after appropriate adjustments, on the personal income tax returns of the members. Adjustments to the income or loss allocated to a particular member will be required when the tax basis and accounting basis of net contributions made by an individual member are not equal. Because the company is not a taxpaying entity, its financial statements are different from those of taxpaying entities. Specifically, on the income statements there is no provision for federal income tax expense that must be paid because income was earned during the year. In addition, the balance sheets do not present a liability for income taxes incurred but not yet paid as of the balance sheet dates. Also, the balance sheets does not present any deferred tax assets or liabilities that might arise from different methods used to measure net income for the income statements and taxable income for the individual members.

Fair Value of Financial Instruments.   The Company follows Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurement (“ASC 820”), which clarifies fair value as an exit price, establishes a hierarchal disclosure framework for measuring fair value, and requires extended disclosures about fair value measurements. The provisions of ASC 820 apply to all financial assets and liabilities measured at fair value.

As defined in ASC 820, fair value, clarified as an exit price, represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Recently Issued Accounting Pronouncements.  There were various accounting standards and interpretations issued during 2013 and 2012, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

In July 2012 the FASB issued ASU 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment, which amends Topic 350 and gives companies the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Topic 350-30. This ASU shall be applied prospectively for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted.  Implementation of the ASU is not expected to have a significant impact on the Company’s financial statements.

Subsequent Events.  The Company has evaluated all transactions through the date the financial statements were issued for subsequent event disclosure consideration.

NOTE 4 – BUSINESS ACQUISITION

On May 11, 2012, PEDCO merged Excellong E&P-2, Inc. (“E&P-2”) into White Hawk, then wholly-owned by PEDCO (the “E&P-2 Merger”). The separate corporate existence of E&P-2 ceased as a result of the E&P-2 Merger. White Hawk then held all of the Eagle Ford Assets of PEDCO. The transaction among entities under common control was recorded at historical cost.

E&P-2’s sole asset was an approximately 8% working interest in certain oil and gas leases covering approximately 1,651 net acres in the Leighton Field located in McMullen County, Texas, which is currently producing oil and natural gas from the Eagle Ford shale formation (the “Eagle Ford Asset”). White Hawk acquired no other assets or liabilities other than the working interests and tangible equipment associated with producing wells.

This area is currently producing oil and natural gas from three wells, with the remainder of the acreage under development.

The following table summarizes the allocation of the aggregate contribution as follows:

Asset:	Valuation
Tangible equipment	$147,000
Proved oil and gas reserves	2,958,936
Unproved oil and gas leaseholds	629,050
Total	$3,734,986

The estimated future net recoverable oil and gas reserves from proved resources, both developed and undeveloped which were acquired in this transaction are as follows (in thousands):

		Natural
	Crude Oil	Gas
	(Bbls)	(Mcf)
	(Unaudited)	(Unaudited)

Net recoverable oil and gas reserves from proved resources	7,390.0	16,448.7
Average working interests acquired	7.9%	7.9%
Net recoverable oil and gas reserves, net to Company’s interest	583.8	1,299.4

On May 23, 2012, PEDCO completed the sale of 50% of the members’ interests of White Hawk (the “White Hawk Sale”) to MIEJ. As a result of the White Hawk Sale, MIEJ and PEDCO each have an equal 50% ownership interest in White Hawk and each have agreed to proportionately share all expenses and revenues of White Hawk.

NOTE 5 – OIL AND GAS PROPERTIES

Activities related to oil and gas properties for the period from May 11, 2012 (Inception) through December 31, 2012 consisted of the following:

Description	2012
Balance at May 11, 2012	$-

Properties contributed for members’ interests	3,734,986
Capitalized drilling costs	779,194
Asset retirement costs	21,132
Disposals	-
Less: Accumulated depletion	(214,472
Balance at December 31, 2012	$4,320,840

On May 11, 2012, the Company acquired E&P-2, Inc. from PEDCO as a contribution for member’s equity.  E&P-2’s sole asset was an approximately 8% working interest in certain oil and gas leases covering approximately 1,651 net acres in the Leighton Field located in McMullen County, Texas, which is currently producing oil and natural gas from the Eagle Ford shale formation. This area is currently producing oil and natural gas from three wells, but the remainder of the acreage is under development.

During 2012, the Company acquired 0.68% in additional working interests in the Peeler 1H well for $0 as the Company’s  pro rata share of working interests forfeited by a working interest owner that elected to not participate in the drilling and completion operations.  The Company incurred $779,194 in drilling and completion costs related to the Peeler 1H well during the period from inception to December 31, 2012.

NOTE 6 – NOTES PAYABLE – RELATED PARTIES

During the year ended December 31, 2012, PEDEVCO loaned White Hawk funds to fund operating expenses and drilling and completion costs for a third Eagle Ford well, pursuant to a promissory note entered into on June 4, 2012, between PEDEVCO and White Hawk, which note permits multiple loans to be made thereunder and schedule therein as separate “advances” with no stated maximum limit of loan principal. The note receivable bears interest at a rate per annum equal to the one (1) month LIBOR rate for U.S. dollar deposits plus four (4.0) percentage points.  Principal and interest of each loan is due thirty-six (36) months from the date of each advance under the note, with the first repayment being due June 4, 2015. As of December 31, 2012 the total notes payable and accrued interest are $332,974 and $459, respectively.

During the year ended December 31, 2012, MIEJ loaned White Hawk funds to fund operating expenses and drilling and completion costs for a third Eagle Ford well, pursuant to a promissory note entered into on June 4, 2012, between MIEJ and White Hawk, which note permits multiple loans to be made thereunder and schedule therein as separate “advances” with no stated maximum limit of loan principal. The note receivable bears interest at a rate per annum equal to the one (1) month LIBOR rate for U.S. dollar deposits plus four (4.0) percentage points.  Principal and interest of each loan is due thirty-six (36) months from the date of each advance under the note, with the first repayment being due June 4, 2015. As of December 31, 2012, the total notes payable and accrued interest are $332,974 and $459, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS

As discussed in Note 4, in May 2012, PEDCO merged its wholly-owned subsidiary, E&P-2, Inc., into White Hawk and then sold 50% of its ownership interests in White Hawk to MIEJ.

NOTE 8 – INCOME TAXES

The Company is organized as a Limited Liability Company and all taxable income is taxed directly to the members thus there is no provision for income taxes.  The Company’s basis in its assets for financial reporting purposes is lower than that of its tax basis by approximately $ 200,000.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company is not aware of any pending or threatened legal proceedings.  The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control member, over the last five years.

As part of its regular operations, the Company may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters.  Although the Company can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the Company, except as described above, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on the Company’s financial condition or results of operations.

NOTE 10 – ASSET RETIREMENT OBLIGATIONS

The Company records the fair value of a liability for asset retirement obligations (“ARO”) in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset.  The present value of the estimated asset retirement costs is capitalized as part of the long-lived asset and is depreciated over the useful life of the asset.  The Company accrues an abandonment liability associated with its oil and gas wells when those assets are placed in service or acquired.  The ARO is recorded at its estimated fair value and accretion is recognized over time as the discounted liability is accreted to its expected settlement value.  Fair value is determined by using the expected future cash outflows discounted at the Company’s credit –adjusted cost of capital risk-free rate.  No market premium has been included in the Company’s calculation of the ARO balance.

The following is a description of the changes to the Company’s ARO for the period from inception through December 31, 2012.

December 31,
Description	2012
Beginning balance	$-
Liabilities acquired	21,132
Accretion expense	1,333
Ending balance	$22,465

NOTE 11 – MEMBERS’ EQUITY AND ALLOCATION OF INCOME

Initial members’ equity was contributed by PEDCO through the contribution of E&P-2 and all of its assets and liabilities on that date.  The transaction was recorded as a transaction between entities under common control.  Accordingly, the assets and liabilities of E&P-2 were recorded at the net carrying value of PEDCO.

On May 23, 2012, PEDCO sold 50% of its interest to MIEJ.  At December 31, 2012, White Hawk is owned 50% by PEDCO and 50% by MIEJ.

In accordance with the provisions of the operating agreement of the Company, net capital appreciation or depreciation of the Company is allocated to all members in proportion to each member’s ownership interest for each accounting period, as defined in the operating agreement.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
(UNAUDITED)

The following supplemental unaudited information regarding White Hawk’s direct oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. All oil and gas operations are located in the U.S.

(1) Capitalized costs relating to oil and gas producing activities at December 31:	2012	2011

Unproved oil and gas properties	$629,050	$-
Proved oil and gas properties	3,906,262	-
Subtotal	4,535,312	-
Accumulated depreciation, amortization and impairment	(214,472)	-
Net capitalized costs	$4,320,840	$-

(2) Costs incurred in oil and gas property acquisition and development costs:
	2012	2011
Acquisition of properties
Proved	$2,980,068	$-
Unproved	629,050	-
Exploration costs	-	-
Development costs	926,194	-
	$4,535,312	$-

(3) Results of operations for producing activities:
	2012	2011
Sales	$546,341	$-
Production costs	(152,514)	-
Depletion, accretion and impairment	(215,805)	-
Income tax benefit	-	-
Results of operations	$178,022	$-

 (4) Reserve quantity information:

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying the average first day of the month price of oil and gas during the 12 month period before the end of the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

The reserve estimates set forth below were prepared by Ryder Scott Company, L.P. (“Ryder Scott”), a professional engineering firm certified by the Texas Board of Professional Engineers (Registration number F-1580), under the direction of Michael F. Stell of Ryder Scott. Ryder Scott, and its employees, have no interest in our Company and were objective in determining our reserves.

The reserve estimates were prepared by Ryder Scott using reserve definitions and pricing requirements prescribed by the SEC.

Ryder Scott estimated the proved reserves for our properties by performance methods and analogy. All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods. These performance methods, such as decline curve analysis, utilized extrapolations of historical production and pressure data available through November 2012 in those cases where such data were considered to be definitive. The data utilized were furnished to Ryder Scott by the Company or obtained from public data sources. All of the proved developed non-producing and undeveloped reserves were estimated by analogy.

As there were no proved reserves as of December 31, 2011, the table below does not include reserve quantities for the 2011 fiscal year-end.

Estimated Quantities of Proved Oil and Gas Reserves	2012
	Oil	Gas
	(MBbls)	(Mmcf)

Proved Developed Producing	22.3	41.0
Proved Developed Non-Producing	-	-
Total Proved Developed	22.3	41.0
Proved Undeveloped	255.0	362.0
Total Proved as of December 31, 2012	277.3	403.0

	2012
	Oil	Gas
	(MBbls)	(Mmcf)
Total Proved Reserves:
Beginning of year	-	-
Extensions and discoveries	12.4	3.5
Revisions of previous estimates	-	-
Purchase of minerals in place	270.0	405.0
Production	(5.1)	(5.5)
End of year proved reserves	277.3	403.0

End of year proved developed reserves	22.3	41.0
End of year proved undeveloped reserves	255.0	362.0

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves. Revisions of previous year estimates can have a significant impact on these results. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

As White Hawk Petroleum LLC is not a taxable entity and all taxes flow to members, there are no taxes provided.

The following table sets forth the standardized measure of discounted future net cash flows (stated in thousands) relating to the proved reserves as of December 31, 2012 (as there were no proved reserves as of December 31, 2011, 2011 data is not included for the standardized measure of discounted future net cash flows and the changes therein):

($ 000's)
For the year ended December 31, 2012
Future cash inflows	$29,188
Future production costs	(12,293)
Future development costs	(8,753)
Future income tax expense	0
Future net cash flows	8,142
10% annual discount	(4,099)
Standardized measure of discounted future net cash flows	$4,043

Changes in Standardized Measure of Discounted Future Cash Flows
($ 000's)
Beginning of year	$-
Sales and transfers of oil and gas produced, net of production costs	(394)
Net changes in prices and production costs	-
Extensions, discoveries, additions and improved recovery, net of related costs	657
Development costs incurred	-
Revisions of estimated development costs	-
Revisions of previous quantity estimates	-
Accretion of discount	-
Net change in income taxes	-
Purchases of reserves in place	3,780
Sales of reserves in place	-
Changes in timing and other	-
End of year	$4,043

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PEDEVCO CORP.
Danville, CA

We have audited the accompanying statements of combined revenues and direct operating expenses of the oil and gas properties acquired from Excellong E&P-2, Inc. for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of PEDEVCO CORP.’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opionion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in PEDEVCO CORP’s Form S-1 and is not intended to be a complete financial presentation of the properties described above.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenues and direct operating expenses of the oil and gas properties acquired from Excellong E&P-2, Inc. for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States.

On April 23, 2013, the Company amended its disclosure in Note 1 to reflect the post-split shares of PEDEVCO CORP. issued in the acquisition of Excellong E&P-2, Inc., following PEDEVCO CORP.'s 1-for-3 reverse stock split.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
December 12, 2012, except for Note 1 as to which the date is April 24, 2013.

PEDEVCO CORP.
STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES OF THE
OIL AND GAS PROPERTIES ACQUIRED FROM EXCELLONG E&P-2, INC.

	Years Ended December 31,		Three Months Ended March 31,
	2011	2010	2012	2011
			(Unaudited)
Revenues	$824,091	$56,861	$226,516	$202,330
Operating expenses	(91,330)	(6,153)	(42,061)	(21,101)

Excess of revenues over direct operating expenses	$732,761	$50,708	$184,455	$181,229

The accompanying notes are an integral part of these financial statements.

PEDEVCO CORP.
NOTES TO STATEMENTS OF COMBINED REVENUES
AND DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES ACQUIRED FROM EXCELLONG E&P-2, INC.

NOTE 1 - THE PROPERTIES

On March 29, 2012, PEDEVCO CORP (the "Company" or PEDEVCO") acquired Excellong E&P-2, Inc., (“Excellong”) a Texas corporation for a total purchase price of $3.75 million.  Excellong’s sole asset is an approximately 8% working interest in certain oil and gas leases covering approximately 1,650 net acres in the Leighton Field located in McMullen County, Texas, (the “Properties”) which is currently producing oil and natural gas from the Eagle Ford shale formation (the “Eagle Ford Asset”). The acquisition was accounted for as a business combination; however, the Company acquired no other assets or liabilities other than the working interests and tangible equipment associated with producing wells.

As of March 31, 2012, this area was producing oil and natural gas from two wells, with the remainder of the acreage under development. The purchase price terms were:

Cash paid at closing	$1,500,000
Loan payable	1,000,000	(1)
Series A Preferred Stock issued	1,250,000	(2)

Total purchase price	$3,750,000

(1)	Payable in 60 days following the closing. The amount was paid in May 2012 by an affiliate of MIE Holdings as partial consideration for the sale of 50% of the ownership in White Hawk LLC.
(2)
The Company issued 555,556 shares of Series A Preferred Stock valued at $2.25 per share.  In accordance with the purchase agreement, the Company has a contingent obligation to repurchase up to the full 555,556 shares of Series A Preferred Stock at a price per share of $2.25 in the event that, on March 29, 2013 (the date that is twelve months from the closing date), the market value of the stock is less than $1,250,000, and the sellers demand repurchase.

The following table summarizes the allocation of the aggregate purchase price as follows:

Asset:	Valuation
Tangible equipment	$147,000
Proved oil and gas reserves	3,603,000
Total	$3,750,000

NOTE 2 - BASIS FOR PRESENTATION

The statements of combined revenues and direct operating expenses have been derived from Excellong’s historical financial records and are prepared in accordance with accounting principles generally accepted in the United States and in accordance with the rules of the Securities and Exchange Commission.  Revenues and operating expenses as set forth in the accompanying statements include revenues from oil and gas production, net of royalties, and associated operating expenses related to the net revenue interest and net working interest, respectively.  The revenues and expenses in the combined financial statements represent PEDEVCO’s acquired interest.

During the periods presented, the Properties were not accounted for or operated as a separate division by Excellong.  Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

The statements of combined revenues and direct operating expenses for the three months ended March 31, 2012 and 2011 are unaudited but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of the revenues and direct operating expenses of the properties for those periods.

The accompanying financial statements vary from complete statement of operations in that they do not show certain expenses which were incurred in connection with the ownership of the Properties, such as general and administrative expenses and income taxes.  These costs were not separately allocated to the Properties in the Excellong historical financial records and any pro forma allocation would be both time consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand-alone entity.  In addition, these allocations, if made using historical Excellong general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of PEDEVCO due to the varying size, structure, and operations between PEDEVCO and Excellong.  These financial statements also do not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by PEDEVCO upon allocation of the purchase price.  Accordingly, the accompanying financial statements and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various expenses typically incurred in ownership and management of the Properties.

For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties. Accordingly, the historical statements of combined revenues and direct operating expense are presented in lieu of the full financial statements required under Item 3.05 of the SEC Regulation S-X.

At the end of the economic life of the Properties, certain restoration and abandonment costs will be incurred by the respective owners of these fields.  No expenses for these costs are included in the accompanying statements.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of Statements of Combined Revenues and Direct Operating Expenses in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods.  While management believes that the estimates and assumptions used in the preparation of the statements are appropriate, actual results could differ from these estimates.

Revenue and Cost Recognition
PEDEVCO recognizes oil and natural gas revenue under the sales method of accounting for its interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by PEDEVCO is not expected to be significantly different from PEDEVCO’s share of production.  Costs associated with production are expensed in the period incurred.

Recently Issued Accounting Pronouncements
PEDEVCO does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

Subsequent Events
PEDEVCO has evaluated all transactions from December 31, 2011 through the financial statement issuance date for subsequent event disclosure consideration and has disclosed all necessary transactions.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

PEDEVCO assumed all liabilities and obligations accruing to ownership of the Properties from and after March 29, 2012, and the obligation to plug and abandon existing wells and related facilities in compliance with applicable laws and regulations.

NOTE 5 - SUPPLEMENTAL OIL AND GAS INFORMATION (Unaudited)

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying the average first day of the month price of oil and gas during the 12 month period before the end of the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

The reserve estimates set forth below were prepared by South Texas Reservoir Alliance, LLC, (“STXRA”), a related party, using reserve definitions and pricing requirements prescribed by the SEC. STXRA is a professional engineering firm certified by the Texas Board of Professional Engineers (Registration number F-13460).

STXRA used a combination of production performance, offset analogies, seismic data and their interpretation, subsurface geologic data and core data, along with estimated future operating and development costs as provided by the Company and based upon historical costs adjusted for known future changes in operations or development plans, to estimate our reserves.

There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and projecting the timing of development expenditures, including many factors beyond our control.  The reserve data represents only estimates.  Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner.  The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment.  All estimates of proved reserves are determined according to the rules prescribed by the SEC.  These rules indicate that the standard of “reasonable certainty” be applied to the proved reserve estimates.  This concept of reasonable certainty implies that as more technical data becomes available, a positive, or upward, revision is more likely than a negative, or downward, revision.  Estimates are subject to revision based upon a number of factors, including reservoir performance, prices, economic conditions and government restrictions.  In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of that estimate.  Reserve estimates are often different from the quantities of natural gas and oil that are ultimately recovered.  The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based.  In general, the volume of production from natural gas and oil properties we own declines as reserves are depleted.  Except to the extent we conduct successful development activities or acquire additional properties containing proved reserves, or both, our proved reserves will decline as reserves are produced.  There have been no major discoveries or other events, favorable or adverse, that may be considered to have caused a significant change in the estimated proved reserves since the properties were acquired.  PEDEVCO emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available.

Estimated Quantities of Proved Oil and Gas Reserves

The following table sets forth proved oil and gas reserves together with the changes therein for the years ended December 31, 2011 and December 31, 2010.  The significant additions in net quantities of proved reserves for the years ending December 31, 2010 and December 31, 2011 was due to the completion of a first producing well late in 2010 and the completion of a second producing well late in 2011.

	2011		2010
	Oil	Gas	Oil	Gas
	(MBbls)	(Mmcf)	(MBbls)	(Mmcf)
Proved Developed Producing	22	32	9	13
Proved Developed Non-Producing	0	0	0	0
Total Proved Developed as of December 31	22	32	9	13
Proved Undeveloped	222	314	75	106
Total Proved as of December 31	244	346	84	119

	2011		2010
	Oil	Gas	Oil	Gas
	(MBbls)	(Mmcf)	(MBbls	(Mmcf)
Total Proved Reserves
Beginning of year	84	119	-	-
Extensions and discoveries	168	238	85	120
Revisions of previous estimates	-	-	-	-
Purchase of minerals in place	-	-	-	-
Production	(8)	(11)	(1)	(1)
End of the Year proved reserves	244	346	84	119
End of year proved developed reserves	22	32	9	13
End of the year proved undeveloped reserves	222	314	75	106

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution.  The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves.  Revisions of previous year estimates can have a significant impact on these results.  Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

Future income tax expense was computed by applying statutory rates, less the effects of tax credits for each period presented, to the difference between pre-tax net cash flows relating to the Company’s proved reserves and the tax basis of proved properties, after consideration of available net operating loss and percentage depletion carryovers.

The following table sets forth the standardized measure of discounted future net cash flows (stated in thousands) relating to proved reserves as of December 31, 2011 and 2010:

	2011	2010

Future cash inflows	$26,569	$7,449
Future costs:
Production	(11,040)	(3,310)
Development	(7,785)	(2,932)
Income taxes	(2,633)	(410)
Future net cash inflows	5,111	797
10% discount factor	(2,627)	(436)
Standardized measure of discounted net cash flows	$2,484	$361

Summary of Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following table sets forth the changes in the standardized measure of future net cash flows discounted at 10% per annum (stated in thousands):

	2011	2010
Beginning of period	$361	$-
Sales of oil and natural gas produced, net of production costs	(733)	(51)
Net change in sales and transfer price, net of production costs	476	-
Purchases of reserves in place	-	-
Extensions and discoveries	2,718	1,926
Net change of prices and production costs	-	-
Change in future development costs	(61)	(2,104)
Previous estimated development costs incurred	776	776
Revisions of previous quantity estimates	-	-
Other (added discount from discovered reserves)	-	-
Accretion of discount	40	-
Change in income taxes	(1,093)	(186)
End of period	$2,484	$361

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blast Energy Services, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Blast Energy Services, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2011 and 2010.  These consolidated financial statements are the responsibility of Blast Energy Services, Inc.’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  Blast is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Blast’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blast Energy Services, Inc. as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Blast Energy Services, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Blast incurred a loss from continuing operations for the year ended December 31, 2011 and has an accumulated deficit at December 31, 2011 which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

April 16, 2012

BLAST ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash	$19,428	$373,470
Accounts receivable, net	16,507	19,466
Prepaid expenses and other current assets	30,472	36,203
Current portion of long-term receivable	-	1,440,000
Total current assets	66,407	1,869,139

Oil and gas properties - full cost method
Proved oil and gas properties	1,216,277	1,191,488
Unproved oil and gas properties	696,178	-
Less: accumulated depletion	(493,186)	(69,432)
Total oil and gas properties	1,419,269	1,122,056

Equipment, net	396,754	470,776
Option on oil and gas properties	-	100,000
Assets from discontinued operation - held for sale	-	65,626
Total assets	$1,882,430	$3,627,597

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$84,196	$29,575
Accrued expenses	632,349	447,173
Accrued expenses - related parties	367,763	255,397
Note payable - related parties	106,150	-
Notes payable, net of discount of $11,944 and $14,028, respectively	1,272,731	260,372
Total current liabilities	2,463,189	992,517

Long-term liabilities:
Notes payable - related party	1,120,000	1,120,000
Asset retirement obligations	44,160	10,862
Total liabilities	3,627,349	2,123,379

Commitments and contingencies	-	-

Stockholders' equity (deficit):
Series A Preferred Stock, $.001 par value, 20,000,000 shares
authorized, 6,000,000 shares issued and outstanding	6,000	6,000
Series B Preferred Stock, $.001 par value, 1 share authorized
1 and 0 share issued and outstanding, respectively	-	-
Common Stock, $.001 par value, 180,000,000 shares authorized;
71,425,905 shares and 67,909,238 shares issued and	71,426	67,909
outstanding, respectively
Additional paid-in capital	76,389,124	75,492,738
Accumulated deficit	(78,211,469)	(74,062,429)
Total stockholders' equity (deficit)	(1,744,919)	1,504,218
Total liabilities and stockholders' equity (deficit)	$1,882,430	$3,627,597

The accompanying notes are an integral part of these consolidated financial statements.

BLAST ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2011 and 2010

	December 31,	December 31,
	2011	2010
Revenues	$446,526	$109,443

Cost of revenues
Services	8,069	83,025
Lease operating costs	270,746	68,216
Total cost of revenues	278,815	151,241

Operating expenses:
Selling, general and administrative expense	1,469,061	763,508
Depreciation, depletion and amortization	147,591	205,343
Impairment loss	1,640,489	454,082
Total operating expenses	3,257,141	1,422,933

Operating loss	(3,089,430)	(1,464,731)

Other income (expense):
Other income	1,407	3,938
Interest expense	(1,057,331)	(97,860)
Total other expense	(1,055,924)	(93,922)

Loss from continuing operations	(4,145,354)	(1,558,653)
Income (loss) from discontinued operations	(3,686)	38,695
Net loss	(4,149,040)	(1,519,958)

Preferred dividends	(240,000)	(240,000)
Net loss attributable to common shareholders	$(4,389,040)	$(1,759,958)

Net loss per common share - Basic :
Continuing operations	$(0.06)	$(0.02)
Discontinued operations	(0.00)	(0.00)
Total	$(0.06)	$(0.02)

Net loss per common share - Diluted :
Continuing operations	$(0.06)	$(0.02)
Discontinued operations	(0.00)	(0.00)
Total	$(0.06)	$(0.02)

Weighted average common shares outstanding:
Basic	71,059,786	63,572,000
Diluted	71,059,786	63,572,000

The accompanying notes are an integral part of these consolidated financial statements.

BLAST ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2011 and 2010

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances at December 31, 2009	6,000,000	$6,000	-	$-	61,819,904	$61,820	$75,136,853	$(72,542,471)	$2,662,202

Shares issued for:
- Acquisition of oil and gas properties	-	-	-	-	6,000,000	6,000	294,000	-	300,000
- Services	-	-	-	-	89,334	89	14,711	-	14,800
Option expense	-	-	-	-	-	-	9,140	-	9,140
Warrant expense	-	-	-	-	-	-	38,034	-	38,034
Net loss	-	-	-	-	-	-	-	(1,519,958)	(1,519,958)

Balances at December 31, 2010	6,000,000	6,000	-	-	67,909,238	67,909	75,492,738	(74,062,429)	1,504,218

Shares issued for:
- Provisions of collateral for a note payable	-	-	1	-	-	-	100	-	100
- Payables	-	-	-	-	2,766,667	2,767	246,233	-	249,000
- Exercise of warrants	-	-	-	-	750,000	750	6,750	-	7,500
Option expense	-	-	-	-	-	-	172,147	-	172,147
Warrant expense	-	-	-	-	-	-	471,156	-	471,156
Net loss	-	-	-	-	-	-	-	(4,149,040)	(4,149,040)

Balances at December 31, 2011	6,000,000	$6,000	1	$-	71,425,905	$71,426	$76,389,124	$(78,211,469)	$(1,744,919)

BLAST ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011 and 2010

	December 31,	December 31,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(4,149,040)	$(1,519,958)
(Income) loss from discontinued operations	3,686	(38,695)
Loss from continuing operations	(4,145,354)	(1,558,653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization - oil and gas	147,591	205,343
Amoritization of discount and financing costs	615,009	4,873
Impairment loss	1,640,489	454,082
Stock-based compensation	643,303	47,174
Gain on disposal of equipment	(2,485)	(3,337)
Changes in:
Accounts receivable	68,586	11,884
Prepaid expenses and other current assets	90,156	81,521
Accounts payable	54,621	(5,346)
Accrued expenses	112,366	166,201
Accrued expense – related parties	314,186	89,600
Deferred revenue	-	(1,890)
Net cash used in operating activities	(461,532)	(508,548)

Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	15,100	45,000
Cash paid for oil and gas properties	(1,890,489)	(700,000)
Net cash used in investing activities	(1,875,389)	(655,000)

Cash Flows From Financing Activities:
Payments on short-term debt	(1,662,469)	(125,221)
Borrowings on short-term debt, net of financing costs	2,095,384	-
Borrowings on short-term debt - related parties	106,150	-
Proceeds from warrants exercised	7,500	-
Net cash provided by (used in) financing activities	546,565	(125,221)

Net cash provided by discontinued operating activities	1,436,314	1,401,075

Net change in cash	(354,042)	112,306
Cash at beginning of period	373,470	261,164
Cash at end of period	$19,428	$373,470

Cash paid for:
Interest	$176,436	$3,386
Income taxes	-	-

Non-cash investing and financing transactions:
Note payable issued to finance issuance	$63,633	$80,239
Shares issued for accrued expenses	249,000	14,800
Oil and gas properties exchanged in settlement of payable	311,872	-
Shares issued for acquisition of oil and gas properties	-	300,000
Note payable issued for acquisition of oil and gas properties	-	281,098
Asset retirement obligation assumed	-	10,390

The accompanying notes are an integral part of these consolidated financial statements.

BLAST ENERGY SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BUSINESS OVERVIEW AND SUMMARY OF ACCOUNTING POLICIES

Business.  Blast Energy Services, Inc. (“Blast” or the “Company”) is seeking to become an independent oil and gas producer with additional revenue potential from its applied fluid jetting ("AFJ") technology. Blast plans to grow operations, initially through the acquisition of oil producing properties, and then eventually through the acquisition of oil and gas properties where its applied fluid jetting process could be used to increase field production volumes and, therefore, the value of the properties in which it owns an interest.

As a part of this shift in strategy, in September 2010, with an effective date of October 1, 2010, Blast closed on the acquisition of oil and gas interests in the North Sugar Valley Field located in Matagorda County, Texas, and in October 2010, Blast entered into a Letter of Intent with Solimar Energy LLC as described in Note 4 below.  Blast also determined that the Satellite Services business was no longer a crucial part of Blast’s future and steps were taken to divest this business unit further discussed in Note 16.

On January 13, 2012, the Company entered into an Agreement and Plan of Reorganization with Blast Acquisition Corp., a newly formed wholly-owned Nevada subsidiary of the Company (“MergerCo”), and Pacific Energy Development Corp., a privately-held Nevada corporation (“PEDCO”), pursuant to which MergerCo will be merged with and into PEDCO, with PEDCO being the surviving entity and becoming a wholly-owned subsidiary of the Company, in a transaction structured to qualify as a tax-free reorganization.  See Note 16.

Basis of Presentation.  Blast’s consolidated financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, Blast’s consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Blast be unable to continue as a going concern.

Blast’s consolidated financial statements include the accounts of Blast and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications.  Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the current presentation for comparative purposes.

Use of Estimates in Financial Statement Preparation.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures.  While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.  Significant estimates include those with respect to the amount of recoverable oil and gas reserves, the fair value of financial instruments, oil and gas depletion, asset retirement obligations and stock based compensation.

Revenue Recognition.  All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured.  Revenue is derived from the sale of crude oil and down hole services. Revenue from crude oil sales is recognized when the crude oil is delivered to the purchaser and collectability is reasonably assured. Revenue from services is recognized when the service is delivered or completed and collection is reasonable assured.  If collection is uncertain, revenue is recognized when cash is collected.  We recognize reimbursements received from third parties for out-of-pocket expenses incurred as service revenues and account for out-of-pocket expenses as direct costs.

Cash Equivalents.  Blast considers all highly liquid investments with original maturities of three months or less cash equivalents.

Allowance for Doubtful Accounts.  Blast does not require collateral from its customers with respect to accounts receivable, but performs periodic credit evaluations of such customer’s financial condition. Blast determines any required allowance by considering a number of factors including length of time accounts receivable are past due and Blast’s previous loss history. Blast provides reserves for accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of December 31, 2011 and 2010, Blast determined that no allowance for doubtful accounts was required.  During the year ended December 31, 2011, Blast recognized bad debt expense of $3,686 related to a dated receivable balance from its discontinued satellite business determined to be uncollectible.

Equipment.  Equipment is stated at cost less accumulated depreciation and amortization.  Maintenance and repairs are charged to expense as incurred.  Renewals and betterments which extend the life or improve existing equipment are capitalized. Upon disposition or retirement of equipment, the cost and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 10 years.

Oil and Gas Properties, Full Cost Method. Blast uses the full cost method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells, including directly related overhead costs, and related asset retirement costs are capitalized.

Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities, if any, are capitalized as oil and gas property costs on a field by field basis. Sales of oil and gas properties or interests therein are credited against capitalized costs in the full cost pool. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. Blast will assess the probability of realization of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred.  Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of Blast to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Costs of oil and gas properties are amortized using the units of production method.

Ceiling Test.  In applying the full cost method, Blast performs an impairment test (ceiling test) at each reporting date, whereby the carrying value of oil and gas property and equipment is compared to the “estimated present value” of its proved reserves, discounted at a 10% interest rate of future net revenues based on current operating conditions at the end of the period and the average, first day of the month price received for oil and gas production over the preceding 12 month period, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties.  As of December 31, 2011, the application of the ceiling test resulted in a charge of $1,640,489 to impairment expense.

Impairment of Long-Lived Assets.  Blast reviews the carrying value of its long-lived assets (other than oil and gas properties, which are subject to a quarterly ceiling test impairment analysis) annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate.  Blast assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition.  If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.  In 2011, the Company evaluated the carrying value of its unproved oil and gas properties following the drilling of an unsuccessful well at the Guijarral Hills Field Exploitation Project in Fresno County, California. Based upon this analysis, unproved properties in the amount of $1,640,000 was recorded to the full cost pool subject to amortization and evaluated in conjunction with the ceiling test. During 2010, the Company evaluated the carrying value of the AFJ rig utilized in our down-hole solutions segment and, based upon our analysis, recorded an impairment of approximately $454,000 to reduce the carrying value to its estimated fair value. During 2011, we re-evaluated the carrying value of the AFJ rig and, based upon our analysis, no additional impairment was warranted.

Accounting for Asset Retirement Obligations.  If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, Blast will record a liability (an asset retirement obligation or ARO) on its consolidated balance sheet and capitalize the present value of the asset retirement cost in oil and gas properties in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for Blast. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis within the related full cost pool. Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our consolidated statements of operations.

The components of the change in the Company’s asset retirement obligations during 2011 and 2010 are shown below:

	2011	2010
Asset retirement obligations, January 1	$10,862	$10,390
Change in estimate	24,789	-
Accretion expense	8,509	472
Asset retirement obligations, December 31	$44,160	$10,862

The Company had no asset retirement obligations prior to the acquisition of oil and gas properties from Sun Resources Texas more fully discussed in Note 4.

Fair Value of Financial Instruments.  The carrying amount of Blast’s cash, accounts receivables, accounts payables, and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments. Management believes the fair value of the promissory notes entered into connection with the funding arrangement for the Guijarral Hills Exploitation Project approximates the fair value due to the short-term nature of the instruments.

Income Taxes.  Blast utilizes the asset and liability method in accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry-forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.  A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the value of such assets will be realized.

Stock-Based Compensation.  Pursuant to the provisions of FASB ASC 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company estimates volatility by considering the historical stock volatility. The Company has opted to use the simplified method for estimating expected term, which is generally equal to the midpoint between the vesting period and the contractual term.

Earnings or Loss per Share.  Basic earnings per share equal net earnings or loss divided by weighted average shares outstanding during the period.  Diluted earnings per share include the impact on dilution from all contingently issuable shares, including options, warrants and convertible securities.  The common stock equivalents from contingent shares are determined by the treasury stock method.  Blast incurred a net loss for the years ended December 31, 2011 and 2010 and therefore, basic and diluted earnings per share for those periods are the same as all potential common equivalent shares would be anti-dilutive. At December 31, 2011 and 2010, all outstanding options, warrants and convertible securities had exercise prices or conversion rates that were in excess of Blast’s common share price at the end of the period.

Recently Issued Accounting Pronouncements.  There were various accounting standards and interpretations issued during 2011 and 2010, none of which are expected to have a material impact on Blast’s financial position, operations or cash flows.

Subsequent Events.  We evaluated all transactions from December 31, 2011 through the financial statement issuance date for the subsequent event disclosure.

NOTE 2 – GOING CONCERN

Blast had a cash balance of approximately $19,000, current assets of approximately $66,000 and stockholders’ deficit of approximately $1.7 million as of December 31, 2011. Blast had a loss from continuing operations of approximately $4.1 million for the year ended December 31, 2011 and an accumulated deficit at December 31, 2011 of approximately $78.2 million. The consolidated financial statements do not include any adjustments that might be necessary if Blast is unable to continue as a going concern. These conditions create substantial doubt as to Blast’s ability to continue as a going concern. Management is trying to grow the existing business but may need to raise additional capital through sales of common stock or convertible instruments, as well as financing from third parties.

NOTE 3 – EQUIPMENT

Equipment consists of the following as of December 31, 2011 and 2010:

Description	Lives	December 31, 2011	December 31, 2010
Computer equipment	3 years	$7,987	$14,188
Tractor	4 years	15,518	36,975
Service Trailer	5 years	4,784	4,784
AFJ Rig	10 years	712,133	712,133
Equipment		740,422	768,080
Less: accumulated depreciation		(343,670)	(297,304)
Equipment, net		$396,752	$470,776

During 2010, we evaluated the carrying value of the AFJ rig utilized in our down-hole solutions segment and which has been temporarily idled pending sufficient funding to resolve certain mechanical issues and, based upon our analysis, recorded an impairment of approximately $454,000 to reduce the carrying value to the estimated fair value of approximately $450,000. During 2011, we re-evaluated the carrying value of the AFJ rig and, based upon our analysis, no additional impairment was warranted.

NOTE 4 – OIL AND GAS PROPERTIES

Guijarral Hills Exploitation Project

In October 2010, Blast entered into a letter of intent with Solimar Energy LLC (“Solimar”), which provides Blast the right to participate in a field extension drilling project to exploit an undeveloped acreage position in the Guijarral Hills Field located in the San Joaquin basin of central California. Solimar is a wholly-owned subsidiary of Solimar Energy Limited, a publicly-traded company on the Australia Stock Exchange based in Melbourne, Australia.  Pursuant to the letter of intent, Blast paid Solimar a non-refundable fee of $100,000, which initially was capitalized in the accompanying balance sheet under the caption Option on oil and gas properties, in return for the exclusive right for a period of 90 days to execute a definitive agreement. Upon execution of the farmout agreement in 2011, the deposit was reclassified to unproved properties.

In February 2011, Blast entered into a farmout agreement with Solimar, whereby Blast will participate in the Guijarral Hills project on a promoted basis of 66-2/3 percent (%) of the costs to drill and complete the initial planned exploratory well. After the drilling of the initial well, Blast will earn a 50% working interest, with net revenue interest of 38% in the entire project’s acreage position and will be required to contribute on an equal heads up basis (i.e., 50% of all costs) on any additional wells that may be drilled in the project.

In March 2011, the Solimar Energy 76-33 well in the Guijarral Hills Field reached its total drilling depth of 10,550 feet.  In May 2011, Solimar commenced completion operations, by perforating and flow testing three potentially hydrocarbon bearing sands encountered in the drilling process.  However, the zones tested did not result in an oil producing well. Solimar and Blast are currently evaluating further potential testing to be done in the well, including an evaluation of a large interval of Kreyhegan Shale that was encountered while drilling.

On December 22, 2011, the Company entered into a Modification Agreement ("Modification Agreement") with Solimar.  The Modification Agreement amended certain existing agreements, including the Guijarral Hills Farmout Agreement and the related Guijarral Hills Joint Operating Agreement ("JOA") with Solimar, which provided Blast the right to participate in a field extension drilling project to exploit an undeveloped acreage position in the Guijarral Hills Field located in the San Joaquin basin of central California.

Modification Agreement.  Solimar purchased 25% of the 100% working interest in the GH 76-33 Well (modifying the Farmout Agreement which provided for Blast to hold 50% of the 100% working interest), and Blast agreed to participate on all go-forward costs associated with the Guijarral Hills project on a heads up 25% of 100% basis (governed by the JOA) in exchange for $311,872 of unpaid drilling costs.

The Farmout Agreement and subsequent participation in the Solimar Energy 76-33 well is reported in the balance sheet under “Unproved oil and gas properties, not subject to amortization.”

North Sugar Valley Field

On September 23, 2010, Blast closed on a sales agreement with Sun Resources Texas, Inc., a privately-held company based in Longview, Texas (“Sun”), to acquire Sun’s oil and gas interests in the North Sugar Valley Field located in Matagorda County, Texas (the “Field”).  The effective date of the sale was October 1, 2010. Under the terms of the agreement Sun is the Operator of the properties.  Sun has retained a 1% working interest in the wells.

Under the terms of the agreement, Blast paid $1.2 million in a combination of cash, common stock and the issuance of a promissory note payable for Sun’s approximately 65% working interest (net revenue interest of approximately 50%) in three wells in the Field currently producing from the Gravier Sand formation.

Under the terms of the sales agreement with Sun, Blast (i) made a cash payment of $600,000; (ii) issued an interest free promissory note for $300,000 payable at a rate of $10,000 per month commencing October 31, 2010, with the final balance payable in full on or before October 8, 2011; and (iii) issued to the shareholders of Sun 6,000,000 shares of restricted common stock of Blast with a value of $300,000 based upon the $0.05 per share closing market price of Blast’s common stock on the day the agreement was signed.

The following table summarizes the consideration paid by Blast and the assets acquired at October 1, 2010:

Purchase price:
Cash	$600,000
Non-interest bearing promissory note (discounted at 8%)	281,098
Common shares issued valued at $0.05 per share	300,000
Total purchase price	$1,181,098

Fair value of oil and gas assets acquired	$1,181,098

Blast allocated 100% of the purchase price to the proved oil and gas properties acquired from Sun based upon the estimated fair value of those properties, which was calculated using estimated future cash flows from the proved reserves (as determined by a third party reservoir engineer and using NYMEX strip prices as of the acquisition date of October 1, 2010), reduced for estimated future operating costs and discounted at Blast’s estimated weighted average cost of capital as of the acquisition date of approximately 18%.

Blast funded the initial cash portion of this acquisition from a portion of the $1.4 million in funds, net of attorney’s fees, received from Quicksilver Resources in connection with the Compromise Settlement and Release Agreement entered into with Quicksilver in September 2008 as described in Note 13.

In February 2011, the promissory note was paid in full from proceeds of a lending arrangement described in Note 7 below. For the year ended December 31, 2011, Blast recognized the balance of the unamortized discount of $11,944 as interest expense.

Unaudited Pro forma Information

The following (unaudited) pro forma combined results of operations have been prepared as if the acquisition of the Sugar Valley oil and gas assets had occurred on January 1, 2010:

For the year ended December 31, 2010
Revenues	$457,443
Net loss	(1,609,360)
Net loss per share – basic and diluted	$(0.02)
Weighted average shares outstanding	6,572,000

NOTE 5 - FAIR VALUE MEASUREMENTS

As defined in ASC 820-Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). This statement requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e supported by little or no market activity). This category includes the proved oil and gas properties acquired from Sun Resources Texas (see Note 5) that we valued using the present value of the future cash flows (calculated using NYMEX strip prices as of the acquisition date of October 1, 2010) of the estimated proved reserves, discounted at approximately 18 percent, which represents an estimate of the Company’s weighted average cost of capital as of the acquisition date.  This category also includes the temporarily idled AFJ Rig, which was impaired to its estimated fair value based upon discussions with third parties regarding the price the Company could expect to realize if it were to attempt to sell this asset.

As required by ASC 820, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table summarizes the valuation of our investments and financial instruments by ASC 820 pricing levels as of December 31, 2011:

Fair Value Measurement

	Level 1	Level 2	Level 3	Total
Proved Properties	$-	$-	$787,108	$787,108
AFJ Rig	-	-	450,000	450,000
Total	$-	$-	$1,237,108	$1,237,108

NOTE 6 – ACCRUED EXPENSES

Accrued expenses at December 31, 2011 and 2010 consisted of the following:

	2011	2010
Director fees (related parties)	$281,500	$374,500
Accrued payroll	225,959	66,212
Professional fees	119,990	-
Other	4,900	6,461
Total	$632,349	$447,173

NOTE 7 – NOTES PAYABLE – RELATED PARTIES AND OTHER

Related Party Transactions

Related Party Advances

The Company was advanced $2,050 from Michael Peterson, former Interim President and CEO and $2,050 each from Pat Herbert and Don Boyd, directors of the Company, for the purpose of paying the Company’s Director & Officers’ insurance premiums in the month of September 2011.  These advances are noninterest bearing, unsecured and are due on demand.

Promissory Note with Clyde Berg

On May 19, 2011, Blast entered into a $100,000 promissory note with Clyde Berg, a major shareholder. The note carries a 25% interest rate, has a one-year term and Blast’s performance under the note is guaranteed by Eric McAfee, another affiliate of Berg McAfee Companies, LLC.  The proceeds from this note were used to partially cover the cost of testing operations on the Solimar 76-33 well.

Interest payable under this note (reflected as Accrued expenses – related parties in the accompanying balance sheet) is $15,548 at December 31, 2011.

AFJ Note

On July 15, 2005, Blast entered into an agreement to develop its initial applied jetting rig with Berg McAfee Companies, LLC (“BMC”). The arrangement involves two loans for a total of $1 million to fund the completion of the initial rig and sharing in the expected rig revenues for a ten-year period.  Under the terms of the loan agreement with BMC, cash revenues will be shared on the basis of allocating 90% to Blast and 10% to BMC for a ten-year period following repayment. After ten years, Blast will receive all of the revenue from the rig. BMC also has the option to fund an additional three rigs under these commercial terms.

In 2008, BMC extended the term for the $1 million Note secured on the Applied Fluid Jetting rig for three years. The revised Note was issued for $1.12 million, including accumulated interest, and carries an 8% interest rate and was convertible into common stock at $0.20 per share.

On January 5, 2011, Blast and BMC agreed to (a) enter into Amendment No. 1 to the February 27, 2008 Promissory Note, pursuant to which the Company owes BMC, $1.12 million (the “Amended Note”); and (b) to amend the terms of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) to provide for a reduction in the conversion price of such Preferred Stock from $0.50 per share to $0.20 per share (the “Amendment”).

The Amended Note revised and amended the terms of the original note, entered into between the Company and BMC on February 27, 2008, to extend the maturity date of such note from February 27, 2011, to February 27, 2013; to increase the amount of notice the Company is required to provide BMC in the event the Company desires to prepay the note from five (5) days to thirty (30) days); to subordinate the security for such note to the Company’s obligations due to and in connection with the drilling and completion of the Guijarral Hills development project and the payoff of the Company’s $300,000 promissory note due to Sun Resources Texas, Inc.; and to provide BMC the right to convert the amount outstanding under the note into shares of the Company’s common stock at a reduced rate of $0.08 per share, rather than $0.20 per share as provided for in the original note agreement.

The Company evaluated the terms of the Amended Note and determined that, due to the change in the common stock conversion rate, the original note had been extinguished and consequently, the Amended Note would be recorded at its current fair value.  Based upon the new common stock conversion rate, which was equivalent to the Company’s closing stock price at January 5, 2011, the Company determined that the Amended Note had a fair value of $1,120,000, based upon the value of the Company’s common stock the Amended Note could be converted into at the date of the amendment.  Therefore, no gain or loss was recognized.

Interest payable under this note (reflected as Accrued expenses – related parties in the accompanying balance sheet) is $344,997 at December 31, 2011.

Third Party Transactions

Promissory Note - North Sugar Valley Field

Under the terms of the sales agreement with Sun, Blast issued an interest free promissory note for $300,000 payable at a rate of $10,000 per month commencing October 31, 2010, with the final balance payable in full on or before October 8, 2011. The promissory note is secured by a lien against the North Sugar Valley Field.

As the promissory note is noninterest bearing, Blast discounted the promissory note to its estimated net present value using an 8% interest rate, which Blast believes is representative of its incremental cost of borrowing given the secured nature of the promissory note.  The resulting discount of $18,902 was to be amortized using the effective interest rate method over the term of the promissory note.

In February 2011, this note was paid in full from proceeds of a lending arrangement described below. For the twelve months ended December 31, 2011, Blast recognized the balance of the unamortized discount at the time of repayment of $14,028 as interest expense.

Lending Arrangement

On February 24, 2011 (the “Closing”), Blast entered into a Note Purchase Agreement (the “Purchase Agreement”) and related agreements (as described below) with the Lender to fund its Guijarral Hills project and to repay the Sun promissory note.  Pursuant to the Purchase Agreement, Blast agreed with the Lender to enter into Secured Promissory Notes in the aggregate principal amount of $2,522,111 (the “Notes”), with a Senior Secured Promissory Note in the amount of $2,111,111 (the “First Note”) delivered to the Lender at the Closing and a second Note delivered in April 2011 in the amount of $411,000.

Pursuant to the Purchase Agreement, Blast agreed to undertake certain requirements and to certain restrictions while the Notes are outstanding. These requirements and restrictions, among other things, include:

●	to continue to file reports with the Securities and Exchange Commission (the “Commission”);
●	not pay any dividends, make any distributions or redeem any securities;

●	not permit any liens on any of its assets (other than those already approved by the Lender) or incur any additional liabilities (unless subordinated to amounts owed to the Lender);
●	not enter into any merger, sale or acquisition agreements; and,

●
maintain a minimum cash bank balance of $100,000, with some flexibility as it relates to funding costs for the initial well be drilled as part of the Guijarral Hills Exploitation Project (the “Test Well”).  This minimum cash balance is shown as restricted cash in the accompanying balance sheet at December 31, 2010. This amount was returned to the lender in 2011 and applied toward accrued interest, repayment penalty and principle.

Additionally, Blast granted the Lender a right of first refusal to provide Blast with additional funding on such terms and conditions as Blast may receive from third parties, until the later of (a) one year from the date that the Notes are repaid in full; or (b) such time as Blast ceases paying a Royalty to the Lender pursuant to the Royalty Agreement (described below).

Blast also agreed that if the Test Well fails to achieve an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the Test Well is at full production, Blast would issue to the Lender a common stock purchase warrant to purchase up to 12,000,000 shares of Blast’s common stock (the “Warrant”).  The Warrant will have a term of two years, and provide for cashless exercise rights in the event the shares of common stock issuable upon exercise of the Warrant are not registered with the Commission.  The Warrant will also contain certain anti-dilution provisions and will have an exercise price, in the event it is granted, equal to the weighted average of the trading price of Blast’s common stock over the ten day period prior to the grant date. The Warrant was granted in October 2011. In April 2012, the warrant agreement was further amended to provide that the lowest exercise price of the warrant is $0.01 per share. As a result of this warrant issuance and under the terms of the finder fee agreement with Trident Partners, they have earned 1,200,000 warrants under the same terms.

First Note

Blast delivered to the Lender the First Note in the amount of $2,111,111 at the Closing. Blast paid an original issue discount to the Lender on the First Note of 10%, or $211,111 (the “Original Issue Discount”).  The First Note accrues interest at the rate of ten percent (10%) per annum, with interest only payments due on the first day of each month beginning in March 2011. The terms of this note were amended in February 2012. See Note 16 for details.  Blast also agreed to pay the Lender an exit fee at such time as the First Note is paid in full of twelve percent (12%) of the amount of such repayment (the “Exit Fee”). However, this Exit Fee will be waived by the Lender if the Test Well achieves an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the Test Well is at full production.

The proceeds from the First Note were used by Blast (i) to repay in full the remaining indebtedness of $250,000 owed to Sun under the then outstanding promissory note described above; (ii) to fund Blast’s portion of the Test Well under the terms of the Farmout Agreement; and (iii) to pay fees and expenses incurred in connection with the Closing, including the payment of the Original Issue Discount and reimbursement of legal fees incurred by the Lender in connection with the Closing.

Blast incurred $381,506 in legal and finders’ fees associated with the lending arrangement, which has been recorded as deferred financing costs to be amortized over the term of the First Note.  Net proceeds to Blast after the original issue discount, reimbursement of the lender’s legal fees and Blast’s own expenses were approximately $1.6 million with an effective interest rate of approximately 36%.

Second Note

Blast delivered the Lender the Second Note in the amount of $411,000 on April 5, 2011. Blast paid an original issue discount to the Lender on the Second Note of 10% or $41,100. The terms of this note was amended in February 2012. See Note 16 for details. The Second Note has substantially similar terms to the First Note.  The proceeds from the Second Note were used by Blast to fund Blast’s portion of the completion and testing costs of the Test Well under the terms of the Farmout Agreement.

Guaranty and Security Agreement

The repayment of the amounts loaned to Blast by the Lender under the First Note and the Second Note (the “Loans”) was guaranteed by Blast’s wholly-owned subsidiaries Eagle Domestic Drilling Operations LLC (“Eagle”) and Blast AFJ, Inc. (“Blast AFJ”).  Additionally, Blast, Eagle and Blast AFJ each entered into a Security Agreement in favor of the Lender, pursuant to which such parties provided the Lender a first prior security interest in all of their tangible and intangible assets, including equipment, intellectual property and personal and real property as collateral to secure the repayment of the Loans (the “Security Agreement”).  Additionally, Berg McAfee Companies, LLC (“Berg McAfee”) agreed, pursuant to its entry into a Subordination and Intercreditor Agreement with Blast, to subordinate the repayment of the $1.12 million principal amount of the Secured Promissory Note owed by Blast to Berg McAfee to the repayment of the Loans and the Lender’s security interest granted pursuant to the Security Agreement.

Stock Purchase Agreement

As additional security for the repayment of the Loans, and pursuant to a Stock Purchase Agreement, Blast sold the Lender one (1) share of its newly designated Series B Preferred Stock, in consideration for $100, which entitles the Lender to consent to and approve Blast’s or any of its subsidiaries’ entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by Blast or any of its subsidiaries for the benefit of any creditors.  Blast assigned no value to this Series B Preferred Share.

Royalty Payment Letter

As additional consideration for the Lender agreeing to make the Loans, Blast agreed pursuant to a Royalty Payment Letter (the “Royalty Payment Letter”), to pay the Lender 30% of all amounts earned (the “Royalty”) by Blast under the Test Well; provided however, that should the Test Well achieve an initial production average equal to or greater than 400 barrels of oil equivalent per day for the period commencing on the first day on which the Test Well is at full production and ending on the 30th day thereafter Blast’s obligation under the Royalty Payment Letter is limited to 30% of Blast’s earnings on only 400,000 gross barrels of production, from such wells (which may or may not include the Test Well) as Blast may determine in its sole discretion. Amounts earned by Blast in connection with the Test Well are deemed to include, without limitation, amounts earned from the sale, assignment, transfer or other disposition by Blast of any interest in the Test Well. Blast did not assign any value to the 30% royalty assigned to the Lender due to the lack of proved reserves associated with the Guijarral Hills Test Well and uncertainty around its ultimate commercial viability.

First and Second Note Interest

As of December 31, 2011, Blast had paid interest in the amount of $174,826.

Principal Payment

During the twelve months ended December 31, 2011, using a portion of the proceeds from the $1.4 million in funds received from Quicksilver Resources as discussed further in Note 13, Blast paid a total of $1,520,597 to the Lender, which was allocated as follows:

●	$1,330,293 was applied against principal amounts due the Lender under the First Note;
●	$23,937 was applied against amounts due for accrued interest under the First and Second Notes;

●	$6,732 was paid for past due interest expense; and
●
$159,635 was paid to the Lender for the Exit Fee of 12% discussed above and which has been treated as additional interest expense for the twelve months ended December 31, 2011 in the accompanying financial statements.

During the year ended December 31, 2011, Blast also recognized:

●	Interest expense of $240,267 was recorded by the Company related to the accretion of the debt discount applicable to the First and Second Notes.
●	Interest expense of $360,714 was recorded for the amortization of the deferred financing costs related to the First and Second Notes .

NOTE 8 - INCOME TAXES

As of December 31, 2011, Blast had accumulated net operating losses, and therefore, had no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $30,039,172 at December 31, 2011, and will begin expiring in the years 2019 through 2028.

At December 31, 2011 and 2010, the deferred tax assets consisted of the following:

	2011	2010
Deferred tax assets
Net operating losses	$10,213,318	$9,088,293
Less: valuation allowance	(10,213,318)	(9,088,293)
Net deferred tax asset	$-	$-

The change in the valuation allowance for the years ended December 31, 2011 and 2010 totaled approximately $1,125,025 and $517,481, respectively.

The utilization of some or all of Blast's net operating losses could be restricted in the future by a significant change in ownership as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

NOTE 9 – COMMITMENTS

Placement Agreement

In November 2010, Blast entered into a non-exclusive Placement Agent Agreement with Trident Partners Ltd. (“Trident” and the “Placement Agreement”). Pursuant to the Placement Agreement, Trident agreed to assist Blast in raising capital in a private offering.  In consideration for such assistance, Blast agreed to grant to certain principals of Trident fully vested warrants, exercisable for one year from the date of the agreement, to purchase up to 750,000 shares of Blast’s common stock at an exercise price of $0.01 per share.  As of December 31, 2011, the principals of Trident exercised these warrants and have been issued 750,000 shares of restricted common stock for cash proceeds of $7,500.

Additionally, Blast agreed to provide Trident a cash fee of 10% of the proceeds received from the sale of any equity or equity-linked securities to any party introduced by Trident (each an “Investor”); warrants to purchase shares of common stock equal to 10% of the total number of shares of common stock sold or granted in connection with any funding (on similar terms as the Placement Warrants); and Blast agreed to grant Trident a net revenue interest equal to 10% of any revenue interest provided to any Investors in any closing (the “Placement Fees”).  The requirement to pay the Placement Fees in connection with any subsequent investment by an Investor continues in effect for 12 months following the expiration of the Placement Agreement on or about February 15, 2011. To date, Trident has been paid $100,000.  At December 31, 2011 Blast owes a cash fee to Trident of $119,990.

On May 18, 2011, the Company amended the Placement Agent Agreement to eliminate the provision for the contingent grant of a 10% net revenue interest in oil and gas properties in exchange for the issuance of 400,000 fully vested warrants with a term of two years and an exercise price of $0.01 per share. The Company recorded $44,528 as share-based compensation for the issuance of the warrants.

On December 22, 2011, the Company granted additional fully vested warrants to purchase 1,200,000 shares of restricted common stock to Trident in connection with capital raising services rendered in February 2011 and December 2011. The warrants are exercisable for one penny ($0.01) per share of common stock and have a one (1) year term. The Company recorded $9,406 as share-based compensation for the issuance of the warrants.

NOTE 10 – PREFERRED STOCK – RELATED PARTIES

Series A Convertible Preferred Stock

In January 2008, Blast sold the rights to an aggregate of two million units each consisting of four shares of Series A Convertible Preferred Stock, and one three year warrant to purchase one share of common stock with an exercise price of $0.10 per share (the “Units”), for an aggregate of $4 million or $2.00 per Unit, to Clyde Berg and to McAfee Capital LLC, two parties related to Blast’s largest shareholder, Berg McAfee Companies.  The shares of common stock issuable in connection with the exercise of the warrants and in connection with the conversion of the Preferred Stock were granted registration rights in connection with the sale of the Units.  The proceeds from the sale of the Units were used to satisfy creditor claims of about $2.4 million under the terms of our Second Amended Plan of Reorganization (the “Plan”) allowing Blast to emerge from Chapter 11 bankruptcy and provided working capital of $1.6 million.

The Series A Preferred Stock (the “Preferred Stock”) accrue dividends at the rate of 8% per annum, in arrears for each month that the Preferred Stock is outstanding.  Blast has the right to pay any or all of the accrued dividends at any time by providing the holders of the Preferred Stock at least five days written notice of their intent to pay such dividends.  In the event Blast receives a “Cash Settlement,” defined as an aggregate total cash settlement received by Blast, net of legal fees and expenses, in connection with Blast’s litigation proceedings with Hallwood and Quicksilver in excess of $4 million, Blast is required to pay outstanding dividends within thirty (30) days in cash or stock at the holder’s option.  If the dividends are not paid within thirty (30) days of the date the Cash Settlement is received, a “Dividend Default” occurs. The shares of Series A Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall vote based upon the number of underlying shares of Common Stock that the holder owns at the effective date of the vote. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership of such stock.

The Preferred Stock and any accrued and unpaid dividends, have optional conversion rights into shares of Blast’s common stock at a conversion price of $0.20 per share. The Preferred Stock automatically converts if Blast’s common stock trades for a period of more than twenty (20) consecutive trading days at a price greater than $3.00 per share and if the average trading volume of Blast’s common stock exceeds 50,000 shares per day.

In October 2008, Blast redeemed two million shares of Blast’s Series A Preferred Stock held by Clyde Berg and McAfee Capital, LLC at face value of $0.50 per share (the then conversion price of the preferred shares) and paid $1 million to redeem the Preferred shares.  In connection with the redemption, Blast cancelled one million Series A Preferred shares each held by Clyde Berg and McAfee Capital, LLC.  Accordingly, 6,000,000 preferred shares remain outstanding at December 31, 2011.

As of December 31, 2010, the aggregate and per share arrearages on the outstanding Preferred Stock were $733,151, and $0.12 respectively, which includes dividends in arrearage of $50,630 related to the 2,000,000 preferred shares that were redeemed in October 2008.

As of December 31, 2011, the aggregate and per share arrearages on the outstanding Preferred Stock were $973,151, and $0.16 respectively, which includes dividends in arrearage of $50,630 related to the 2,000,000 preferred shares that were redeemed in October 2008.

Warrants issued with Series A Preferred Stock

Blast also granted warrants to the Preferred Stockholders to purchase up to 2 million shares of common stock at an exercise price of $0.10 per share.  These warrants had a three-year term and expired without being exercised in February 2011. The relative fair value of the warrants determined utilizing the Black-Scholes model was approximately $446,000 on the date of grant.  The significant assumptions used in the valuation were: the exercise price of $0.10; the market value of Blast’s common stock on the date of issuance of $0.29; expected volatility of 131%; risk free interest rate of 2.25%; and a term of three years.  Management has evaluated the terms of the Convertible Preferred Stock and the grant of warrants in accordance with ASC 470, and concluded that there was not a beneficial conversion feature at the date of grant.

Series B Preferred Stock

As additional security for the repayment of the Note sold to the Lender, as described above, and pursuant to a Stock Purchase Agreement in 2011, Blast sold the Lender one (1) share of its newly designated Series B Preferred Stock, in consideration for $100, which entitles the Lender to consent to and approve Blast’s or any of its subsidiaries entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by Blast or any of its subsidiaries for the benefit of any creditors. The Shares of Series B Preferred Stock shall have the same voting rights as those accruing to the Common Stock and shall have the right to vote one share of Series B Preferred Stock for each Share held by the holders of Series B Preferred Stock, on all matters which come before a vote of the Common Stock holders. The holder of the Share shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Company or on any other class of stock ranking junior to the Series B Preferred Stock upon liquidation.

NOTE 11 – COMMON STOCK

During 2011, Blast issued 3,516,667 shares of common stock as follows:

●
750,000 shares of restricted common stock to Trident Partners in connection with the exercise of warrants originally issued in November 2010 under the terms of a placement agreement between the Company and Trident.  Blast received cash proceeds of $7,500 related to this exercise.

●
2,766,667 shares of restricted common stock valued at $249,000 to certain current and retired members of the board of directors in payment of deferred board fees accrued from October 2008. Fees were converted into shares at $0.09 per share, the closing market price of the Company’s stock on February 2, 2011.

During 2010, Blast issued 6,089,334 shares of common stock as follows:

●
6,000,000 shares issued in connection with the acquisition of oil and gas interests in the North Sugar Valley Field located in Matagorda County, Texas from Sun Resources Texas, Inc.  The shares were valued at $300,000 based upon the $0.05 per share closing market price of Blast’s stock on the day the agreement with Sun was signed; and

●	89,334 shares issued to a consultant for past services valued at $14,800, based upon the price of Blast’s common stock at the time the services were rendered.

NOTE 12 – STOCK OPTIONS AND WARRANTS

2003 Stock Option Plan

The 2003 Stock Option Plan was replaced by the 2009 Stock Incentive Plan.  The number of securities originally grantable pursuant to the plan 2003 Stock Option Plan was 8 million shares.  Any options granted pursuant to the 2003 Stock Option Plan remain in effect. Effective April 1, 2009 grants of shares were made from the 2009 Stock Incentive Plan described below.

Blast’s 2009 Stock Incentive Plan

The 2009 Stock Incentive Plan (the “Incentive Plan”) authorizes the issuance of various forms of stock-based awards, including incentive or non-qualified options, restricted stock awards, performance shares and other securities as described in greater detail in the Incentive Plan, to the Company’s employees, officers, directors and consultants.  Options to purchase a total of 5 million shares are authorized to be issued under the Incentive Plan.

Pursuant to the Incentive Plan, the Board of Directors (or a committee thereof) has the ability to award grants of incentive or non-qualified options, restricted stock awards, performance shares and other securities as described in greater detail in the Incentive Plan to the Company’s employees, officers, directors and consultants.  The number of securities issuable pursuant to the Incentive Plan is initially 5 million, provided that the number of shares available for issuance under the Incentive Plan will be increased on the first day of each Fiscal Year (as defined below) beginning with the Company’s 2011 Fiscal Year, in an amount equal to the greater of (i) 2 million shares; or (ii) three percent (3%) of the number of issued and outstanding shares of the Company on the first day of such Fiscal Year.  The Company’s “Fiscal Year” shall be defined as the twelve month accounting period which the Company has designated for its public accounting purposes, which shall initially be the period from January 1 to December 31, and shall thereafter be such Fiscal Year as the Company shall adopt from time to time.  As of December 31, 2011, 2 million shares have been granted under this plan. Effective January 1, 2011, the number of shares available under the Incentive Plan increased by 2,000,000 shares, and effective January 1, 2012, the number of shares available under the Incentive Plan increased by an additional 2,000,000 shares pursuant to the provisions of the plan described above.

Options

During 2010, no options were granted by the Company.

In February 2011, options to purchase an aggregate of 2 million shares were granted to certain named executives and non-executive members of the management team at an exercise price of $0.09 per share.  The options have a 10 year term and vested immediately upon the date of grant.  A fair value of $169,369 was recorded using the Black-Scholes option-pricing model.  Variables used in the Black-Scholes option-pricing model for the options issued during the twelve month period ended December 31, 2011 include (1) discount rate of 3.52%, (2) expected term of 5 years, (3) expected volatility of 369.75%; and (4) zero expected dividends.

During the years ended December 31, 2011 and 2010, the Company recognized share-based compensation expense of $172,147 and $9,140, respectively. The remaining amount of unamortized options expense at December 31, 2011 and 2010 was $0 and $2,778, respectively.  The intrinsic value of outstanding as well as exercisable options at December 31, 2011 and 2010 was $0 and $0, respectively.

Activities in options during the years ended December 31, 2011 and 2010 and related balances December 31, 2011 and 2010 are reflected below:
	Number of Shares	Weighted Average Excercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at December 31, 2009	2,970,292	$0.60	5.40
Granted	-	-
Exercised	-	-
Expired	-	-
Forfeited and cancelled	(611,500)	0.61

Outstanding at December 31, 2010	2,358,792	0.61	4.10
Granted	2,000,000	0.09
Exercised	-	-
Expired	-	-
Forfeited and cancelled	-	-

Outstanding at December 31, 2011	4,358,792	$0.37	5.80

Exercisable at December 31, 2011	4,358,792	$0.37	5.80

Summary of options outstanding and exercisable as of December 31, 2011 is as follows:

Exercise Price	Weighted Average Remaining Life (years)	Options Outstanding	Options Exercisable
$0.09	9.1	2,000,000	2,000,000
0.10	1.2 - 1.3	754,792	754,792
0.20	6.4	300,000	300,000
0.38	3.4	12,000	12,000
0.40	3.2 – 3.6	120,000	120,000
0.61	4.4	12,000	12,000
0.80	4.0	660,000	660,000
0.90	2.6	420,000	420,000
4.28	2.1	80,000	80,000
		4,358,792	4,358,792

Summary of options outstanding and exercisable as of December 31, 2010 is as follows:

Exercise Price	Weighted Average Remaining Life (years)	Options Outstanding	Options Exercisable
$0.10	2.3	754,792	754,792
0.20	7.4	300,000	283,333
0.38	4.4	12,000	12,000
0.40	4.3	120,000	120,000
0.61	5.4	12,000	12,000
0.80	5.0	660,000	660,000
0.90	3.6	420,000	420,000
4.28	3.1	80,000	80,000
		2,358,792	2,342,125

Warrants

Blast grants warrants to non-employees from time to time.  The board of directors has discretion as to the terms under which the warrants are granted.  All warrants vest immediately unless specifically noted in the warrant agreements

In November 2010, Blast granted warrants to purchase 750,000 shares of its common stock in connection with the placement agreement.  The fair value of $38,034 was recorded as stock compensation expense for the year ended December 31, 2010 and the warrants were valued using the Black-Scholes option pricing model.  Variables used in  the Black-Scholes option pricing model for the 750,000 warrants include: (1) discount rate of 0.27%, (2) expected term of 1 year, (3) expected volatility of 166.03% and (4) zero expected dividends.  The warrants vested immediately, have an exercise price of $0.01 per share and are exercisable for a period of one year from the grant date.

In February 2011, 2,000,000 warrants with an exercise price of $0.10 per share expired without being exercised.

On February 24, 2011, Blast and a third party lender (the “Lender”) entered into that certain Note Purchase Agreement  which provided that if the Test Well fails to achieve an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the Test Well is at full production, Blast would issue to the Lender a common stock purchase warrant to purchase up to 12,000,000 shares of Blast’s common stock (the “Warrant”).  The Warrant was subsequently granted in October 2011. The Warrant has a term of two years, and provides for cashless exercise rights in the event the shares of common stock issuable upon exercise of the Warrant are not registered with the Commission. The Warrant further contained various anti-dilution protections and had an exercise price equal to the weighted average of the trading price of Blast’s common stock over the ten day period prior to the grant date. In April 2012, the warrant agreement was further amended to provide that in no event shall any anti-dilutive provisions reduce the Warrant Price below $0.01 per share. A fair value of $417,147 was recorded using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model for the warrants issued include: (1) discount rate of 0.09%, (2) expected term of one year, (3) expected volatility of 209.65% and (4) zero expected dividends.

On May 18, 2011, Blast agreed with Trident Partners to amend their placement agreement as it pertains to Trident’s 10% share of the royalty offered to the Lender introduced to Blast by Trident. In lieu of a share in the royalty interest and as consideration for entering into the amendment, Blast agreed to grant to certain principals of Trident fully vested warrants, exercisable for two years to purchase up to 400,000 shares of Blast’s common stock at an exercise price of $0.01 per share.  A fair value of $44,528 was recorded using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model for the 400,000 warrants include: (1) discount rate of 0.18%, (2) expected term of 1 years, (3) expected volatility of 171.18% and (4) zero expected dividends.

On October 7, 2011, Blast and the Lender amended the Warrant in exchange for certain mutual promises and covenants and for consideration of $30,000 paid by the Lender to Blast. The amendments included that the exercise price shall thereafter be $0.01 per share, and may be further reduced with the previous anti-dilutive protective provisions, but in no event shall it be greater than $0.01 per share, unless certain events occur, including the merger of Blast with an operating company (a “Merger Event”). Further, in the event a Merger Event occurs, the Lender has waived its price-based anti-dilution protection (if Blast sells its securities lower than the exercise price of the warrants) and anti-dilution protection for compensatory issuances (in amounts in excess of 7,000,000 shares of Common Stock). In April 2012, the warrant agreement was further amended to provide that in no event shall any anti-dilutive provision reduce the Warrant Price below $0.01 per share.

On December 16, 2011, the First Amendment was further amended to include that the $30,000 payment by Lender was the waiver of an outstanding mandatory prepayment obligation by the Company to the Lender and that the Company shall pay the Lender an additional $30,000 fee at the maturity date of the Company's $2,522,111 secured notes with the Lender, currently due in February 24, 2012.

On December 19, 2011, the Company granted warrants to purchase 1,200,000 shares of restricted Common Stock to Trident Partners Ltd (or its assigns), in connection with its services rendered in February 2011 and December 2011, under that certain Placement Agreement with Trident Partners Ltd, dated November 15, 2010.  The warrants vested immediately, have an exercise price of $0.01 per share and are exercisable for a period of one year from the grant date. A fair value of $9,406 was recorded using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model for the warrants issued include: (1) discount rate of 0.24%, (2) expected term of 1 year, (3) expected volatility of 247.22% and (4) zero expected dividends.

During the years ended December 31, 2011 and 2010, the Company recognized share-based compensation expense of $471,156 and $38,034, respectively. The remaining amount of unamortized warrant expense at December 31, 2011 was $0 and $0, respectively.  The intrinsic value of outstanding as well as exercisable warrants at December 31, 2011 was $0 and $130,805, respectively.

Activities in warrants during the years ended December 31, 2011 and 2010 and related balances outstanding as of December 31, 2011 and 2010 are reflected below.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at December 31, 2009	12,245,089	$0.08	3.10
Granted	750,000	0.01
Exercised	-	-
Expired	-	-
Forfeited and cancelled	(750,000)	0.45

Outstanding at December 31, 2010	12,245,089	0.81	2.06

Granted	13,600,000	0.01
Exercised	(750,000)	0.01
Expired	(2,000,000)	0.10
Forfeited and cancelled

Outstanding at December 31, 2011	23,095,089	$0.43	1.70

Exercisable at December 31, 2011	23,095,089	$0.43	1.70

Summary of warrants outstanding and exercisable as of December 31, 2011 is as follows:

Exercise Price	Weighted Average Remaining Life (years)	Warrants Outstanding	Warrants Exercisable
$0.01	1.0 - 1.9	15,155,089	15,155,089
0.10	0.6	250,000	250,000
0.20	1.4	850,000	850,000
1.00	1.1	750,000	750,000
1.44	1.7	6,090,000	6,090,000
		23,095,089	23,095,089

NOTE 13 – CONTINGENCIES

Quicksilver Resources Lawsuit
In September 2008, Blast and Eagle Domestic Drilling Operations LLC, our wholly-owned subsidiary (“Eagle”), entered into a Compromise Settlement and Release Agreement with Quicksilver Resources, Inc. (“Quicksilver”) in the Court to resolve the pending litigation and the parties agreed to release all claims against one another and certain related parties. Quicksilver agreed to pay Eagle a total of $10 million which has been received to date, including $2 million ($1.44 million net of associated legal fees) which was received in September 2011.

General
Other than the aforementioned matters, Blast is not aware of any other pending or threatened legal proceedings.  The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years.

As part of its regular operations, Blast may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters.  Although Blast can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on Blast, except as described above, Blast believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on Blast’s financial condition or results of operations.

NOTE 14 – BUSINESS SEGMENTS

As of December 31, 2011, Blast has two reportable segments: (1) Oil and Gas Producing Properties and (2) Down-hole Solutions.  A reportable segment is a business unit that has a distinct type of business based upon the type and nature of services and products offered.

Blast evaluates performance and allocates resources based on profit or loss from operations before other income or expense and income taxes.  The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.  The table below reports certain financial information by reportable segment:

	For the Years Ended December 31,
	2011	2010
Revenues:
Oil and Gas Production	$446,526	$109,443
Down-hole Solutions	-	-
Total Revenue	$446,526	$109,443

Cost of revenues and operating expenses:
Oil and Gas Production (1)	$1,997,320	$138,119
Down-hole Solutions (2)	69,575	672,547
Corporate	1,469,061	763,508
Total cost of revenue and operating expenses	$3,535,956	$1,574,174

Operating loss
Oil and Gas Production	$(1,550,794)	$(28,676)
Down-hole Solutions	(69,575)	(672,547)
Corporate	(1,469,061)	(763,508)
Total operating loss	$(3,089,430)	$(1,464,731)

(1)  Includes $1,640,489 and $47,812 in impairment expenses pursuant to the full cost ceiling test for the years ended December 31, 2011 and 2010, respectively.
(2)  Includes an impairment to the AFJ Rig of $454,082 for the year ended December 31, 2010.

NOTE 15 – DISCONTINUED OPERATIONS

On December 30, 2010, Blast entered into an Asset Purchase Agreement with GlobaLogix, Inc. (“GlobaLogix” and the “Purchase Agreement”).  Pursuant to the Purchase Agreement, Blast sold all of its Satellite Communications assets, rights and interests, including all goodwill, customer and vendor contracts (collectively “Satellite Contracts”), inventory, test equipment, software and other assets associated with its Satellite Communications operations to GlobaLogix in consideration for (a) $50,000; and (b) GlobaLogix agreeing to assume any and all liabilities, obligations and rights associated with the Satellite Contracts.  Additionally, GlobaLogix agreed to offer full-time employment to one of the Company’s employees in connection with the Purchase Agreement.  The $50,000 payment was received in January 2011.

Pursuant to the Purchase Agreement, the Company also agreed not to compete with GlobaLogix in connection with the Satellite Communications services in the United States or attempt to solicit any employees from GlobaLogix for a period of one year following the closing of the Purchase Agreement.

As a result of the consummation of the Purchase Agreement, the Company no longer has any operations or assets in connection with Satellite Communications and anticipates solely focusing its efforts, resources and operations moving forward on its Down-hole Solutions and Oil and Gas Production segments.

Net income (loss) from the discontinuance of satellite operations for years ended December 31, 2011 and 2010 is as follows:

	2011	2010
Revenues	$-	$210,155

Cost of revenues	-	(221,460)

Operating expenses:
Selling, general and administrative	-
Bad debts expense	3,686	-
Total operating expenses	3,686

Loss from discontinued operations	(3,686)	(11,305)

Other income
Proceeds from sale of assets	-	50,000
Total other income	-	50,000

Net income (loss) from discontinued operations	$(3,686)	$38,695

The net income from discontinued operations is associated with the disposition of the Satellite Communications assets to GlobaLogix as discussed above.

At December 31, 2011, bad debt expense of $3,686 related to a dated receivable balance from the discontinued satellite business which was determined to be uncollectible.

At December 31, 2010, assets related to discontinued operations – held for sale, consisted of $50,000, representing a receivable for the sales proceeds due from GlobaLogix, and $15,626 in accounts receivable related to the satellite operations that were not transferred to GlobaLogix pursuant to the sales agreement.

NOTE 16 – SUBSEQUENT EVENTS

On January 13, 2012, Blast entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Blast Acquisition Corp., a newly formed wholly-owned Nevada subsidiary of the Company (“MergerCo”), and Pacific Energy Development Corp., a privately-held Nevada corporation (“PEDCO”), pursuant to which MergerCo will be merged with and into PEDCO, with PEDCO being the surviving entity and becoming a wholly-owned subsidiary of the Company, in a transaction structured to qualify as a tax-free reorganization (the “Merger”).  Pursuant to the Merger Agreement, prior to the effective time of the Merger (the “Effective Time”), the Company will amend its Certificate of Formation and Designation to: (i) convert all outstanding shares of the Company’s Series A Convertible Preferred Stock and Series B Preferred Stock into common stock of the Company on a one to one basis, and immediately thereafter, (ii) the Company will effectuate a reverse stock split, with the end result being that the Company will not have more than 2,400,000 shares of common stock issued and outstanding on a fully-diluted basis prior to the Merger (the “Shares Limit”), which will include the converted preferred stock, converted debt securities (as described below), and all options and warrants issued but not exercised (the “Reverse Split” and the “Amendment”).  Furthermore, in connection with the Reverse Split and the Amendment, the Company has agreed to change its name to “PEDEVCO Corp.”, and  amend its Certificate of Formation and Designation, so that the Company shall have an authorized capitalization consisting of 300,000,000 shares of capital stock post Reverse Split, which shall consist of 200,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and 100,000,000 authorized shares of Preferred Stock, including (a) 25,000,000 authorized shares of Series A Convertible Preferred Stock, $0.001 par value per share ("new Series A Preferred Stock"), which shares shall be designated in connection with the amendment to the Certificate of Formation and Designation and which shall amend and replace the currently designated Series A and Series B Preferred Stock designations,  and have such terms and conditions as described in the Form of Amended and Restated Certificate of Formation and Designation.

In addition, prior to the closing of the Merger, PEDCO has agreed to advance certain transaction-related fees and expenses to the Company, which advances, if not reimbursed to PEDCO by the Company prior to the filing date of the Amendment, shall result in a reduction of the Shares Limit (for the purposes of the Reverse Split described above) by one (1) share of Common Stock for each $1.00 advance that has not been repaid to PEDCO by such filing date.  For example, if upon the filing of the Amendment, PEDCO has paid the Company $100,000 in advances, the Company’s stockholders will collectively own 2,300,000 fully-diluted shares of the Company’s Common Stock subsequent to the Reverse Split and prior to the Merger (i.e., a 100,000 share reduction for the terms of the Merger as described above).  The Company estimates the Reverse Split will range between approximately 1for 100 and 1for 110, subject to the terms and conditions detailed herein and in the Merger Agreement.

After the Reverse Split, at the Effective Time of the Merger, MergerCo will merge into PEDCO, with the stockholders of PEDCO receiving one (1) share of the Company’s post-Reverse Split Common Stock or new Series A Preferred Stock, as applicable, for each share of PEDCO Common Stock or PEDCO Series A Convertible Preferred Stock, as applicable, then held by the PEDCO shareholders and all outstanding warrants and options of PEDCO at the Effective Time being assumed by the Company.   PEDCO shall have no more than 45 million shares issued and outstanding, or committed for future issuance, on a fully-diluted basis at the time of the Merger.  As a result of the Merger, the stockholders of PEDCO are anticipated to receive up to approximately 95% of the issued and outstanding capital stock of the Company in the Merger and consequently it is anticipated that the pre-Merger shareholders of the Company will own approximately 5% of the total post-Merger outstanding shares of the Company.

The consummation of the Merger is subject to a number of conditions precedent and milestones, including, but not limited to, the Company amending its Certificate of Formation and Designation as described above, which includes the conversion all its existing Preferred Stock into Common Stock and the Reverse Split, and the conversion of the various outstanding debts of the Company, as described below under BMC Debt Conversion and Other Debt Conversions, into Common Stock, and is subject to the satisfaction of customary conditions to closing, including, without limitation, satisfactory completion of the parties’ due diligence review, and receipt of necessary board and stockholder approval.  The result of the Merger, assuming it is consummated, is that the business of PEDCO will become the business of the Company, PEDCO’s officers and Director will become the officers and Directors of the Company, and the shareholders of PEDCO will become the majority shareholders of the Company.

In connection with the Merger Agreement, the Company has entered into various voting agreements (the “Voting Agreement”), with certain security and debt holders of the Company, including the debt holders executing the BMC Debt Conversion Agreement and the Note Purchase Amendment, described below, whereby those debt and stockholders have agreed to vote Company capital stock held by them in favor of the Merger Agreement and the transactions contemplated thereby. These Voting Agreements terminate on the earlier of the termination of the Merger Agreement or, on June 1, 2012, if the Merger is not consummated by such date.

BMC Debt Conversion

In connection with the Merger Agreement, on January 13, 2012, the Company entered into a Debt Conversion Agreement (the “BMC Debt Conversion Agreement”) with Berg McAfee Companies, LLC, a California limited liability company (“BMC”), and Clyde Berg, an individual (“Berg”).  The Company had previously entered into: (1) a Secured Promissory Note Agreement, dated February 27, 2008, as amended on January 5, 2011 with BMC in the aggregate principal amount of $1,120,000 (the "BMC Note"); and (2) a Promissory Note, dated May 19, 2011, with Berg in the aggregate principal amount of $100,000 (the "Berg Note" and collectively with the BMC Note, the “Notes”).

The BMC Debt Conversion Agreement modifies the Notes to provide that all principal and accrued interest under the Notes shall be converted into shares of the Company's Common Stock (pre-Reverse Split) at a conversion price of Two Cents ($0.02) per share (the “Conversion”).  As of the date of this Current Report the outstanding principal and accrued interest under the Notes is approximately $1,556,969, which would convert into 77,848,450 pre-Reverse Split shares of Common Stock.  Pursuant to the BMC Debt Conversion Agreement, the Conversion shall take place, at such time as the Company shall provide the debt holders one (1) day’s prior notice of the Company’s intent to convert such debt, which shall not be more than five (5) business days prior to the record date of the Shareholder Meeting for voting on the Merger transaction (referenced above)(the “Conversion Date”).  The BMC Debt Conversion Agreement can be terminated by either party in the event the record date for the shareholder meeting has not occurred by June 1, 2012 (and the cause of such delay is not the result of the actions of the terminating party) or if the Board of Directors of the Company withdraws or materially modifies their recommendation of the Merger (the “Termination Rights”). In connection with the BMC Debt Conversion Agreement, BMC and Berg also entered into the Voting Agreement, described above.

Debt Modifications

In connection with the Merger, on January 13, 2012 the Company entered into the Amendment to Note Purchase Agreement (the “Note Purchase Amendment”), with the Lender in connection with the Company’s debt obligations under certain secured notes with the Lender.   The Note Purchase Amendment amended that certain Note Purchase Agreement, dated as of February 24, 2011 (the “Note Purchase Agreement”) primarily in order (i) to grant consent to the Merger Agreement, (ii) to waive, solely with respect to the Company post-Merger, certain loan covenants and restrictions as they relate to the assets of PEDCO and the operations of the Company post-Merger, (iii) to waive the Lender’s right of first refusal to provide additional funding to the Company; and (iv) to provide, effective upon the Effective Date of the Merger, for the conversion of up to 50% of the loan amounts outstanding to the Lender in the original principal amount of $2,522,111, of which approximately $1,306,078 was owed as of the date of parties entry into the Note Purchase Amendment, into shares of the Company’s Common Stock at $0.75 per share on a post-Reverse Split basis at the option of Lender at any time after June 9, 2012, provided that the Company in its sole discretion may waive the 50% conversion limitation.  The conversion rights described above are subject to the Lender being prohibited from converting any portion of the outstanding notes which would cause it to beneficially own more than 4.99% of the Company’s then outstanding shares of common stock, subject to the Lender’s right to increase such limit to up to 9.99% of the Company’s outstanding shares with 61 days prior written notice to the Company.

In connection with the Note Purchase Amendment, the Company further amended certain terms and conditions of the other documents previously entered into with the Lender and referenced and defined in the Note Purchase Amendment, including: the Security Agreement, the First Tranche Promissory Note, and the Second Tranche Promissory Note (individually each a “Promissory Note,” and collectively, the “Promissory Notes”).  The Security Agreement was amended: (i) to grant consent to the Merger Agreement, and (ii) to waive, solely with respect to the Company post-Merger, certain covenants and restrictions on the Company’s collateral as they relate to the assets of PEDCO and the operations of the Company post-Merger, and (iii) to include a subsidiary guarantee with PEDCO (the “PEDCO Guarantee”), which shall be effective only after the consummation of the Merger, attached hereto as Exhibit 10.8.  Pursuant to the PEDCO Guarantee, which is to be entered into at the Effective Time of the Merger PEDCO agreed to guaranty the full and punctual payment and collection when due of the principal, interest and other related fees due under the Promissory Notes, provided that the Lender must first foreclose on any collateral securing the Promissory Notes, and use reasonable efforts to collect from the Company.

The Promissory Notes were amended to provide an extension of the maturity date of such Promissory Notes, which were due February 2, 2012, to: (i) thirty (30) days after the termination of the Merger Agreement, if the Merger Agreement is terminated before June 1, 2012, (ii) June 1, 2012, if the Effective Date of the Merger has not occurred by such date, (iii) August 2, 2012, or (iv) the date all obligations and indebtedness under such Promissory Notes are accelerated in accordance the terms and conditions of such Promissory Notes.  Furthermore, commencing February 2, 2012, the interest amount on the Promissory Notes was increased from 10% to 18% per annum, and the new interest rate includes both the principal amount and the Exit Fee payable below, and as further described under the Promissory Notes.  Lastly, the Exit Fee, which is 12% of the repayment amount, was increased by an aggregate of $30,000 for the Promissory Notes.

Other Debt Conversions

In connection with the Merger, the Company further approved the conversion of certain other outstanding debt obligations of the Company at $0.02 per share upon the Conversion Date, subject to the Termination Rights.  These debt obligations include: $281,500 of accrued compensation due to the members of Board of Directors, $6,150 of short term loans from members of the Board of Directors, $174,917 of accrued salaries and vacation pay owed to the Company’s employees, and approximately $116,990 in accrued finders’ fees, for a total amount of $579,557.  These amounts will convert at $0.02 per share under debt conversion agreements (“Debt Conversion Agreements”) into approximately 28,977,850 shares of the Company’s pre-Reverse Split Common Stock on the Conversion Date.

Stock Issuances

Pursuant to the Merger Agreement, the Company has agreed to issue Common Stock to PEDCO upon the closing of the Merger equal to approximately 95% of the Company’s issued and outstanding and fully diluted Common Stock at the closing of the Merger.

As described under BMC Debt Conversion, the Company has agreed to issue Common Stock to certain debt holders, including certain stockholders, Company employees, service providers, and members of the Company’s Board of Directors, upon the conversion of certain outstanding loans and debts upon the Conversion Date, subject to the Termination Rights.

The Company has agreed to convert certain outstanding debt obligations owed to members of the Board of Directors and certain employees and service providers into Common Stock upon the Conversion Date, subject to the Termination Rights.  Under the Debt Conversion Agreements, the Company agreed to convert the following debt obligations into Common Stock at a conversion rate of $0.02 per share:  Director Roger P. (Pat) Herbert, Director Donald Boyd, and former Director Michael L. Peterson, shall each convert $60,000, $60,000 and $48,000, respectively, of accrued and unpaid Board of Directors fees, into 3,000,000, 3,000,000 and 2,400,000 shares of Common Stock, respectively.  Further, Director Roger P. (Pat) Herbert, Director Donald Boyd, and former Director Michael L. Peterson, shall each convert $2,050 (total of $6,150) of loans made to the Company, which are currently due and outstanding, into 102,500 shares (total of 307,500 shares) of Common Stock of the Company, respectively.  John MacDonald (the Company’s Chief Financial Officer), and Andrew Wilson (a non-executive officer of the Company) shall each convert $72,159, and $153,800, respectively, of outstanding accrued payroll and vacation into 3,607,950 shares and 7,690,000 shares, respectively, of Common Stock of the Company.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
(UNAUDITED)

The following supplemental unaudited information regarding Blast Energy Services, Inc.’s oil and gas activities is presented pursuant to the disclosure requirements of ASC 932. The standardized measure of discounted future net cash flows is computed by applying constant prices of oil and gas to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on period-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on period-end statutory tax rates) to be incurred on pre-tax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions.  The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.  All operations of Blast are located in the United States. All oil and gas producing properties were acquired in 2010.

(1) Capitalized costs relating to Oil and Gas producing activities:

	At December 31, 2011	At December 31, 2010
Proved leasehold costs	$1,181,098	$1,181,098
Costs of wells and development	-	-
Capitalized asset retirement costs	35,179	10,390
Total cost of oil and gas properties	$1,216,277	$1,191,488
Option on oil and gas properties	-	100,000
Accumulated depletion, amortization and impairment	(493,186)	(69,432)
Net capitalized costs	$723,091	$1,222,056

(2) Costs incurred in Oil and Gas Property acquisition and development activities:

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Acquisition of properties:
Proved	$-	$1,191,488
Unproved	596,178	100,000
Exploration costs	1,294,311	-
Development costs	-	-
Total	$1,890,489	$1,291,488

(3) Results of operations for producing activities:

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Sales	$446,526	$109,443
Production costs	(270,746)	(68,216)
Depletion, accretion and impairment	(432,263)	(69,904)
Income tax benefit	-	-
Results of operations for producing activities, (excluding corporate overhead and interest costs)	$(256,483)	$(28,677)

(4) Reserve quantity information

The following table sets forth proved oil reserves acquired in 2010. The acquired properties do not contain any proved undeveloped oil reserves or any proved developed or undeveloped natural gas reserves. Units of oil are in thousands of barrels (MBbls).

	2011	2010
Proved reserves:
Beginning of period	75.1	-
Revisions	(25.5)	-
Extensions and discoveries	-	-
Sales of minerals-in-place	-	-
Purchases of minerals-in-place	-	76.5
Production	(5.0)	(1.5)
End of period	44.6	75.0

Proved developed reserves:
Beginning of period	75.1	-
End of period	44.6	75.0

PV-10(1) at December 31	$925,230	$1,128,400

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution.  The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves.  Revisions of previous year estimates can have a significant impact on these results.  Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

Future income tax expense was computed by applying statutory rates, less the effects of tax credits for each period presented, to the difference between pre-tax net cash flows relating to the Company’s proved reserves and the tax basis of proved properties, after consideration of available net operating loss and percentage depletion carryovers.

The following table sets forth the standardized measure of discounted future net cash flows (stated in thousands) relating to the proved reserves as of December 31, 2011 and 2010:

	2011	2010
Future cash inflows	$4,088	$5,777
Future costs:
Production	(2,774)	(3,951)
Development	-	-
Income taxes	-	-
Future net cash inflows	1,314	1,826
10% discount factor	(389)	(698)
Standardized measure of discounted net cash flows	$925	$1,128

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash	$2,186	$19,428
Accounts receivable, net	15,088	16,507
Prepaid expenses and other current assets	39,399	30,472
Total current assets	56,673	66,407

Oil and gas properties – full cost method
Proved oil and gas properties	1,210,877	1,216,277
Unproved oil and gas properties	696,178	696,178
Less: accumulated depletion	(532,914)	(493,186)
Total oil and gas properties	1,374,141	1,419,269

Equipment, net	366,089	396,754
Total assets	$1,796,903	$1,882,430

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$23,144	$84,196
Accrued expenses	614,318	632,349
Accrued expenses - related parties	9,745	367,763
Note payable - related parties	6,150	106,150
Advances from PEDCO	488,330	87,000
Notes payable - net of discount of $158,018 and $11,944, respectively	1,376,783	1,185,731
Total current liabilities	2,518,470	2,463,189

Long term liabilities:
Notes payable - related party	-	1,120,000
Asset retirement obligations	41,712	44,160
Total liabilities	2,560,182	3,627,349

Commitments and contingencies	-	-

Stockholders’ deficit:
Series A Preferred Stock, $.001 par value, 25,000,000 shares
authorized; 6,000,000 shares issued and outstanding	6,000	6,000
Series B Preferred Stock, $.001 par value, 1 share authorized;
1 share issued and outstanding, respectively	-	-
Common Stock, $.001 par value, 200,000,000 shares authorized;
1,368,201 and 637,731 shares issued and outstanding	1,368	638
Additional paid-in capital	78,095,435	76,459,912
Accumulated deficit	(78,866,082)	(78,211,469)
Total stockholders' deficit	(763,279)	(1,744,919)

Total liabilities and stockholders' deficit	$1,796,903	$1,882,430

See accompanying notes to unaudited consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2012 and 2011
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$108,375	$136,543	$226,589	$243,070

Cost of revenues
Services	-	1,378	-	6,880
Lease operating costs	56,725	65,199	124,078	135,573
Total cost of revenues	56,725	66,577	124,078	142,453

Operating expenses:
Selling, general and administrative expense	203,296	270,060	394,277	696,574
Depreciation, depletion and amortization	37,221	36,587	73,345	71,503
Total operating expenses	240,517	306,647	467,622	768,077

Operating loss	(188,867)	(236,681)	(365,111)	(667,460)

Other income (expense)
Gain on settlement of accrued liabilities	62,030	-	62,030	-
Interest expense	(162,141)	(254,300)	(351,532)	(368,075)
Total other expense	(100,111)	(254,300)	(289,502)	(368,075)

Loss from continuing operations	(288,978)	(490,981)	(654,613)	(1,035,535)
Loss from discontinued operations	-	-	-	(3,686)
Net loss	$(288,978)	$(490,981)	$(654,613)	$(1,039,221)

Preferred dividends	59,836	59,836	119,672	119,014
Net loss attributable to common shareholders	$(348,814)	$(550,817)	$(774,285)	$(1,158,235)

Net loss per common share - Basic and diluted:
Continuing operations	$(0.38)	$(0.86)	$(0.99)	$(1.83)
Discontinued operations	-	-	-	(0.01)
	$(0.38)	$(0.86)	$(0.99)	$(1.84)

Weighted average common shares outstanding:
Basic and diluted	923,567	637,731	782,220	631,139

See accompanying notes to unaudited consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2012 and 2011
(unaudited)

	2012	2011
Cash Flows From Operating Activities:
Net loss	$(654,613)	$(1,039,221)
Loss from discontinued operations	-	3,686
Loss from continuing operations	(654,613)	(1,035,535)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization - oil and gas	73,345	71,504
Amortization of discount and financing costs	190,754	235,714
Gain on settlement of accrued liabilities	(62,030)	-
Stock-based compensation	-	216,675
Loss on disposal of equipment	-	1,315
Changes in:
Accounts receivable	1,419	58,160
Prepaid expenses and other current assets	24,174	48,912
Accounts payable	(61,052)	36,858
Accrued expenses	43,999	167,986
Accrued expense – related parties	58,235	47,745
Net cash used in operating activities	(385,769)	(150,666)

Cash Flows From Investing Activities:
Proceeds from sale of fixed assets	-	11,200
Cash paid for oil and gas properties	-	(1,890,489)
Net cash used in investing activities	-	(1,879,289)

Cash Flows From Financing Activities:
Payments on short term debt	(32,803)	(305,423)
Borrowings on short term debt, net of financing costs	-	2,153,009
Cash paid for deferred financing costs	-	(135,548)
Advances from PEDCO	401,330	-
Proceeds from warrants exercised	-	7,500
Net cash provided by financing activities	368,527	1,719,538

Net cash used in discontinued operating activities	-	(3,686)

Net change in cash	(17,242)	(314,103)
Cash at beginning of period	19,428	373,470
Cash at end of period	$2,186	$59,367

Cash paid for:
Interest	$105,646	$63,599
Income taxes	-	-

Non-cash investing and financing transactions:
Note payable issued to finance insurance	53,893	65,373
Shares issued for accrued expenses	1,636,253	249,000

See accompanying notes to unaudited consolidated financial statements.

PEDEVCO CORP.
(FORMERLY BLAST ENERGY SERVICES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of PEDEVCO CORP., formerly Blast Energy Services, Inc. (“PEDEVCO” or the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements that would substantially duplicate disclosures contained in the audited financial statements for the most recent fiscal year, as reported in the Form 10-K, have been omitted.

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2 – DESCRIPTION OF BUSINESS

Business.  Prior to the closing of the Merger (described below) the Company was primarily seeking to become an independent oil and gas producer with additional revenue potential from its applied fluid jetting ("AFJ") technology. The Company planned to grow operations, initially through the acquisition of oil producing properties, and then eventually through the acquisition of oil and gas properties where its applied fluid jetting process could be used to increase field production volumes and, therefore, the value of the properties in which it owns an interest.

As a part of this shift in strategy, in September 2010, with an effective date of October 1, 2010, the Company completed the acquisition of oil and gas interests in the North Sugar Valley Field located in Matagorda County, Texas, and in October 2010, the Company entered into a Letter of Intent with Solimar Energy LLC as described in Note 7 below.  The Company also determined that the Satellite Services business was no longer a strategic part of the Company’s future and steps were taken to divest this business unit further discussed in Note 14.

On January 13, 2012, the Company entered into an Agreement and Plan of Reorganization with Blast Acquisition Corp., a newly formed wholly-owned Nevada subsidiary of the Company (“MergerCo”), and Pacific Energy Development Corp., a privately-held Nevada corporation (“PEDCO”), pursuant to which MergerCo was to be merged with and into PEDCO, with PEDCO being the surviving entity and becoming a wholly-owned subsidiary of the Company, in a transaction structured to qualify as a tax-free reorganization (the “Merger”).  The Merger closed on July 27, 2012.

In connection with the Merger in July 2012, we subsequently issued former security holders of PEDCO 5,972,421 shares of common stock, 6,572,225 shares of new Series A Preferred Stock (as defined below), warrants to purchase an aggregate of (1) 33,334 shares of common stock with an exercise price of $0.24 per share; (2) 166,667 shares of common stock with an exercise price of $3.75 per share; (3) 166,667 shares of common stock with an exercise price of $4.50 per share; (4) 6,667 shares of common stock with an exercise price of $2.25 per share, to former common stock warrant holders of PEDCO; and (5) 230,862 shares of new Series A Convertible Preferred Stock with an exercise price of $2.25 per share to former Series A Convertible Preferred Stock warrant holders of PEDCO; and options to purchase an aggregate of 156,667 shares of common stock with an exercise price of $0.24 per share; 121,662 shares of common stock with an exercise price of $0.30 per share; and 1,133,334 shares of the Company’s common stock with an exercise price of $0.51 per share, to former option holders of PEDCO.

Additionally, on or around July 27, 2012, the Company filed an Amended and Restated Certificate of Formation with the Secretary of State of Texas, which among other things, changed the Company’s name to PEDEVCO Corp., converted all of the Company’s outstanding shares of preferred stock into common stock on a one-for-one basis, and effected a reverse split of the Company’s issued and outstanding shares on a basis of 1:112, with any fractional shares rounded up on a per shareholder basis. As a result, the Company’s shares of issued and outstanding common stock decreased from 153,238,555 shares to 470,617 shares. All shares and per share amounts used throughout this report have been retroactively restated for the impact of the reverse split. The Amended and Restated Certificate of Formation also increased the Company’s authorized capital stock subsequent to the reverse split from 180,000,000 shares of common stock to 200,000,000 shares of common stock and from 20,000,000 shares of preferred stock to 100,000,000 shares of preferred stock.  Finally, on July 27, 2012, the Company filed an Amended and Restated Series A Convertible Preferred designation with the Secretary of State of Texas.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications.  Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the current presentation for comparative purposes.

Use of Estimates in Financial Statement Preparation.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures.  While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.  Significant estimates include those with respect to the amount of recoverable oil and gas reserves, the fair value of financial instruments, oil and gas depletion, asset retirement obligations and stock based compensation.

Revenue Recognition.   All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectability is reasonably assured.  Revenue is derived from the sale of crude oil and down hole services. Revenue from crude oil sales is recognized when the crude oil is delivered to the purchaser and collectability is reasonably assured. Revenue from services is recognized when the service is delivered or completed and collection is reasonably assured.  The Company follows the “sales method” of accounting for oil and natural gas revenue, so it recognizes revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than its share of the expected remaining proved reserves. If collection is uncertain, revenue is recognized when cash is collected.  We recognize reimbursements received from third parties for out-of-pocket expenses incurred as service revenues and account for out-of-pocket expenses as direct costs.

Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts.  The Company does not require collateral from its customers with respect to accounts receivable, but performs periodic credit evaluations of such customer’s financial condition. The Company determines any required allowance by considering a number of factors including length of time accounts receivable are past due and the Company’s previous loss history. The Company provides reserves for accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of June 30, 2012 and December 31, 2011, the Company determined that no allowance for doubtful accounts was required.

Equipment.  Equipment is stated at cost less accumulated depreciation and amortization.  Maintenance and repairs are charged to expense as incurred.  Renewals and betterments which extend the life or improve existing equipment are capitalized. Upon disposition or retirement of equipment, the cost and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 10 years.

Oil and Gas Properties, Full Cost Method.  The Company uses the full cost method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells used to find proved reserves, and to drill and equip development wells, including directly related overhead costs, and related asset retirement costs are capitalized.

Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities, if any, are capitalized as oil and gas property costs on a field by field basis. Sales of oil and gas properties or interests therein are credited against capitalized costs in the full cost pool. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. The Company will assess the probability of realization of unproved properties, if any, on at least an annual basis or when there has been an indication that impairment in value may have occurred.  Impairment of unproved properties is assessed based on management's intention with regard to future exploration and development of individually significant properties and the ability of the Company to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Costs of oil and gas properties are amortized using the units of production method.

Ceiling Test.  In applying the full cost method, the Company performs an impairment test (ceiling test) at each reporting date, whereby the carrying value of oil and gas property and equipment is compared to the “estimated present value” of its proved reserves, discounted at a 10% interest rate of future net revenues based on current operating conditions at the end of the period and the average, first day of the month price received for oil and gas production over the preceding 12 month period, plus the cost of properties not being amortized, plus the lower of cost or fair market value of unproved properties included in costs being amortized, less the income tax effects related to book and tax basis differences of the properties.

Impairment of Long-Lived Assets.  The Company reviews the carrying value of its long-lived assets (other than oil and gas properties, which are subject to a quarterly ceiling test impairment analysis) annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate.  The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition.  If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Accounting for Asset Retirement Obligations.  If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, the Company will record a liability (an asset retirement obligation or ARO) on its consolidated balance sheet and capitalize the present value of the asset retirement cost in oil and gas properties in the period in which the retirement obligation is incurred. In general, the amount of an ARO and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation assuming the normal operation of the asset, using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO will be accreted to its future estimated value using the same assumed cost of funds and the capitalized costs are depreciated on a unit-of-production basis within the related full cost pool. Both the accretion and the depreciation will be included in depreciation, depletion and amortization expense on our consolidated statements of operations.

Fair Value of Financial Instruments.  The carrying amount of the Company’s cash, accounts receivables, accounts payables, and accrued expenses approximates their estimated fair values due to the short-term maturities of those financial instruments. Management believes the fair value of the promissory notes entered into in connection with the funding arrangement for the Guijarral Hills Exploitation Project approximates the fair value due to the short-term nature of the instruments.

Income Taxes.  The Company utilizes the asset and liability method in accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry-forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.  A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the value of such assets will be realized.

Stock-Based Compensation.  Pursuant to the provisions of FASB ASC 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company estimates volatility by considering the historical stock volatility. The Company has opted to use the simplified method for estimating expected term, which is generally equal to the midpoint between the vesting period and the contractual term.

Earnings or Loss per Share.  Basic earnings per share equal net earnings or loss divided by weighted average common shares outstanding during the period.  Diluted earnings per share include the impact on dilution from all contingently issuable shares, including options, warrants and convertible securities.  The common stock equivalents from contingent shares are determined by the treasury stock method.  The Company incurred a net loss for the six month periods ended June 30, 2012 and 2011 and therefore, basic and diluted earnings per share for those periods are the same as all potential common equivalent shares would be anti-dilutive.

Recently Issued Accounting Pronouncements.  There were various accounting standards and interpretations issued during 2012 and 2011, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

Subsequent Events.  We evaluated all transactions from June 30, 2012 through the financial statement issuance date for the subsequent event disclosure.

NOTE 4 - MERGER AGREEMENT – PACIFIC ENERGY DEVELOPMENT CORP.

On January 13, 2012, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Blast Acquisition Corp., a newly formed wholly-owned Nevada subsidiary of the Company (“MergerCo”), and Pacific Energy Development Corp., a privately-held Nevada corporation (“PEDCO”), pursuant to which MergerCo was to merge with and into PEDCO, with PEDCO being the surviving entity and becoming a wholly-owned subsidiary of the Company, in a transaction structured to qualify as a tax-free reorganization (the “Merger”).  Pursuant to the Merger Agreement, prior to the effective time of the Merger (the “Effective Time”), the Company was required to amend its Certificate of Formation and Designation to: (i) convert all outstanding shares of the Company’s Series A Convertible Preferred Stock and Series B Preferred Stock into common stock of the Company on a one to one basis, and immediately thereafter, (ii) effectuate a reverse stock split, with the end result being that the Company would not have more than 2,400,000 shares of common stock issued and outstanding on a fully-diluted basis prior to the Merger (the “Shares Limit”), which include the converted preferred stock, converted debt securities (as described below), and all options and warrants issued but not exercised (the “Reverse Split” and the “Amendment”).  Furthermore, in connection with the Reverse Split and the Amendment, the Company agreed to change its name to “PEDEVCO Corp.”, and amend its Certificate of Formation and Designation, so that the Company shall have an authorized capitalization consisting of 300,000,000 shares of capital stock post-Reverse Split, which shall consist of 200,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and 100,000,000 authorized shares of Preferred Stock, including (a) 25,000,000 authorized shares of Series A Convertible Preferred Stock, $0.001 par value per share ("new Series A Preferred Stock"), which shares shall be designated in connection with the amendment to the Certificate of Formation and Designation and which shall amend and replace the currently designated Series A and Series B Preferred Stock designations,  and have such terms and conditions as described in the Form of Amended and Restated Certificate of Formation and Designation.

In addition, prior to the closing of the Merger, PEDCO agreed to advance certain transaction-related fees and expenses to the Company.

The Merger closed on July 27, 2012, at which time MergerCo merged into PEDCO, with the stockholders of PEDCO receiving one (1) share of the Company’s post-Reverse Split Common Stock or new Series A Preferred Stock, as applicable, for each share of PEDCO Common Stock or PEDCO Series A Convertible Preferred Stock then held by the PEDCO shareholders and all outstanding warrants and options of PEDCO at the Effective Time being assumed by the Company. As a result of the Merger, the stockholders of PEDCO received approximately 95% of the issued and outstanding capital stock of the Company in the Merger.

BMC Debt Conversion

In connection with the Merger Agreement, on January 13, 2012, the Company entered into a Debt Conversion Agreement (the “BMC Debt Conversion Agreement”) with Berg McAfee Companies, LLC (“BMC”), and Clyde Berg, (“Berg”).  The Company had previously entered into: (1) a Secured Promissory Note Agreement, dated February 27, 2008, as amended on January 5, 2011 with BMC in the aggregate principal amount of $1,120,000 (the "BMC Note"); and (2) a Promissory Note, dated May 19, 2011, with Berg in the aggregate principal amount of $100,000 (the "Berg Note" and collectively with the BMC Note, the “Notes”).

The BMC Debt Conversion Agreement modified the Notes to provide that all principal and accrued interest under the Notes shall be converted into shares of the Company's Common Stock at a conversion price of $2.24 per share (the “Conversion”).   On May 29, 2012, BMC and Berg entered into a “First Amendment to the Voting Agreement and Debt Conversion Agreement” (the “Amendment”).  On June 26, 2012, the outstanding principal under the Notes, consisting of $1,120,000 under the BMC Note and $100,000 under the Berg Note and accrued interest of $416,253, comprised of $388,553 under the BMC Note and $27,700 under the Berg Note was converted into 730,470 shares of the Company’s Common Stock.

Debt Modifications

In connection with the Merger, on January 13, 2012, the Company entered into the Amendment to Note Purchase Agreement (the “Note Purchase Amendment”), and on May 29, 2012, the Company entered into the Second Amendment to First Tranche Promissory Note and the Second Amendment to the Second Tranche Promissory Note (collectively, the “Second Amendments to the Promissory Notes”), with the Lender in connection with the Company’s debt obligations under certain secured notes with the Lender. The Note Purchase Amendment  and the Second Amendments to the Promissory Notes amended the Note Purchase Agreement, dated February 24, 2011 (the “Note Purchase Agreement”) primarily in order (i) to grant consent to the Merger Agreement, (ii) to waive, solely with respect to the Company post-Merger, certain loan covenants and restrictions as they relate to the assets of PEDCO and the operations of the Company post-Merger, (iii) to waive the Lender’s right of first refusal to provide additional funding to the Company; and (iv) to provide for the conversion of up to 50% of the loan amounts outstanding to the Lender in the original principal amount of $2,522,111, of which approximately $1,306,078 was owed as of the date of the parties entry into the Note Purchase Amendment, into shares of the Company’s Common Stock at $0.75 per share at the option of Lender at any time after June 9, 2012, provided that the Company in its sole discretion may waive the 50% conversion limitation.  The conversion rights described above are subject to the Lender being prohibited from converting any portion of the outstanding notes which would cause it to beneficially own more than 4.99% of the Company’s then outstanding shares of common stock, subject to the Lender’s right to increase such limit to up to 9.99% of the Company’s outstanding shares with 61 days prior written notice to the Company.

The Promissory Notes issued in connection with the Note Purchase Amendment were amended to provide an extension of the maturity date of such Promissory Notes, which were due February 2, 2012 under the terms of the original notes, to the earlier of (i) thirty (30) days after the termination of the Merger Agreement, if the Merger Agreement is terminated before June 1, 2012, (ii) August 1, 2012, or (iii) the date all obligations and indebtedness under such Promissory Notes are accelerated in accordance with the terms and conditions of such Promissory Notes.  Furthermore, commencing February 2, 2012, the interest amount on the Promissory Notes was increased from 10% to 18% per annum, and the new interest rate includes both the principal amount and the Exit Fee payable below, and as further described under the Promissory Notes.  Lastly, the Exit Fee, which is 12% of the repayment amount, was increased by an aggregate of $15,000 for the Promissory Notes and was expensed by the Company at modification.

The Company is currently working with Centurion on payment terms including extending the maturity date and converting a portion of the outstanding loan balance to the Company’s common stock.

Other Debt Conversions

In connection with the Merger, the Company further approved the conversion of certain other outstanding debt obligations of the Company at $2.24 per share. As of June 30, 2012, these debt obligations include: $335,500 of accrued compensation due to the members of Board of Directors, $6,150 of short term loans from members of the Board of Directors, and $225,958 of accrued salaries and vacation pay owed to the Company’s employees for a total amount of $567,608.  These amounts will convert at $2.24 per share under debt conversion agreements (“Debt Conversion Agreements”) into approximately 253,396 shares of the Company’s Common Stock shortly after the date of this filing. Additionally, in May 2012, in a settlement amongst the principals for Trident, the placement fee owed by the Company was reduced from $119,990 to $47,960 and Trident agreed to convert the remaining amount due at $2.24 per share into approximately 21,411 shares of the Company’s Common Stock upon completion of the Merger.

Advances from PEDCO

For the twelve month period ended December 31, 2011, the Company received $87,000 in advances from PEDCO to fund the merger transaction-related fees and expenses. During the six month period ended June 30, 2012, the Company received an additional $401,330 in advances from PEDCO for the same purpose resulting in a total advance as of June 30, 2012 of $488,330.  The advances were non-interest bearing and will be eliminated as the result of completion of merger.

NOTE 5 - EQUIPMENT

Equipment consists of the following as of June 30, 2012 and December 31, 2011:

Description	Life	June 30, 2012	December 31, 2011
Computer equipment	3 years	$-0-	$7,987
Tractor	4 years	15,518	15,518
Service Trailer	5 years	4,784	4,784
AFJ Rig	10 years	712,133	712,133
Equipment		732,435	740,422

Less:
Accumulated depreciation		(366,346)	(343,668)
Equipment, net		$366,089	$396,754

During the six months ended June 30, 2012, we evaluated the carrying value of the AFJ rig and, based upon our analysis, no impairment was warranted.

NOTE 6 – OIL AND GAS PROPERTIES

Guijarral Hills Exploitation Project

In October 2010, the Company entered into a letter of intent with Solimar Energy LLC (“Solimar”), which provides the Company the right to participate in a field extension drilling project to exploit an undeveloped acreage position in the Guijarral Hills Field located in the San Joaquin basin of central California. Solimar is a wholly-owned subsidiary of Solimar Energy Limited, a publicly-traded company on the Australia Stock Exchange based in Melbourne, Australia.  Pursuant to the letter of intent, the Company paid Solimar a non-refundable fee of $100,000 in return for the exclusive right for a period of 90 days to execute a definitive agreement.

In February 2011, the Company entered into a farmout agreement with Solimar, whereby the Company will participate in the Guijarral Hills project on a promoted basis of 66-2/3 percent (%) of the costs to drill and complete the initial planned exploratory well. After the drilling of the initial well, the Company will earn a 50% working interest, with a net revenue interest of 38% in the entire project’s acreage position and will be required to contribute on an equal heads up basis (i.e., 50% of all costs) on any additional wells that may be drilled in the project.

In March 2011, the Solimar Energy 76-33 well in the Guijarral Hills Field reached its total drilling depth of 10,550 feet.  In May 2011, Solimar commenced completion operations, by perforating and flow testing three potentially hydrocarbon bearing sands encountered in the drilling process.  However, the zones tested did not result in an oil producing well.

On December 22, 2011, the Company entered into a Modification Agreement ("Modification Agreement") with Solimar.  The Modification Agreement amended certain existing agreements, including the Guijarral Hills Farmout Agreement and the related Guijarral Hills Joint Operating Agreement ("JOA") with Solimar, which provided the Company the right to participate in a field extension drilling project to exploit an undeveloped acreage position in the Guijarral Hills Field located in the San Joaquin basin of central California.  Solimar purchased 25% of the 100% working interest in the Solimar Energy 76-33 Well (modifying the Farmout Agreement which provided for the Company to hold 50% of the 100% working interest), and the Company agreed to participate on all go-forward costs associated with the Guijarral Hills project on a heads up 25% of 100% basis (governed by the JOA) in exchange for $311,872 of unpaid drilling costs.

The Farmout Agreement and subsequent participation in the Solimar Energy 76-33 well is reported in the balance sheet under “Unproved oil and gas properties, not subject to amortization.”

NOTE 7 – NOTES PAYABLE

Related Party Transactions

Related Party Advances

The Company was advanced $2,050 from Michael Peterson, former Interim President and CEO, and $2,050 each from Pat Herbert and Don Boyd, directors of the Company, for the purpose of paying the Company’s Directors’ and Officers’ insurance premiums in the month of September 2011. These advances are noninterest bearing, unsecured and are due on demand (reflected as Accrued expenses – related parties in the accompanying balance sheet).

Promissory Note with Clyde Berg

On May 19, 2011, the Company entered into a $100,000 promissory note with Clyde Berg, a significant shareholder. The note carries a 25% interest rate, has a one-year term and the Company’s performance under the note was guaranteed by Eric McAfee, another affiliate of Berg McAfee Companies, LLC. The proceeds from this note were used to partially pay the cost of testing operations on the Solimar Energy 76-33 well.  On June 26, 2012, the promissory note and accrued interest thereon was converted into 57,009 shares of Common Stock.  See Note 4.

AFJ Note

On July 15, 2005, the Company entered into an agreement to develop its initial applied jetting rig with Berg McAfee Companies, LLC (“BMC”). The arrangement involved two loans for a total of $1 million to fund the completion of the initial rig and sharing in the expected rig revenues for a ten-year period.  Under the terms of the loan agreement with BMC, cash revenues will be shared on the basis of allocating 90% to the Company and 10% to BMC for a ten-year period following repayment. After ten years, the Company will receive all of the revenue from the rig. BMC also has the option to fund an additional three rigs under these commercial terms.

In 2008, BMC extended the term for the $1 million Note secured on the Applied Fluid Jetting rig for three years. The revised Note was issued for $1.12 million, including accumulated interest, and carries an 8% interest rate and was convertible into common stock at $22.40 per share.

On January 5, 2011, the Company and BMC agreed to (a) enter into Amendment No. 1 to the February 27, 2008 Promissory Note, pursuant to which the Company owed BMC, $1.12 million (the “Amended Note”); and (b) to amend the terms of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) to provide for a reduction in the conversion price of such Preferred Stock from $56.00 per share to $22.40 per share (the “Amendment”).

The Amended Note revised and amended the terms of the original note, entered into between the Company and BMC on February 27, 2008, to extend the maturity date of such note from February 27, 2011, to February 27, 2013; to increase the amount of notice the Company is required to provide BMC in the event the Company desires to prepay the note from five (5) days to thirty (30) days; to subordinate the security for such note to the Company’s obligations due to and in connection with the drilling and completion of the Guijarral Hills development project and the payoff of the Company’s $300,000 promissory note due to Sun Resources Texas, Inc.; and to provide BMC the right to convert the amount outstanding under the Note into shares of the Company’s common stock at a reduced rate of $8.96 per share, rather than $22.40 per share as provided for in the original note agreement.

The Company evaluated the terms of the Amended Note and determined that, due to the change in the common stock conversion rate, the original note had been extinguished and consequently, the Amended Note would be recorded at its current fair value.  Based upon the new common stock conversion rate, which was equivalent to the Company’s closing stock price at January 5, 2011, the Company determined that the Amended Note had a fair value of $1,120,000, based upon the value of the Company’s common stock, the Amended Note could be converted into at the date of the amendment.  Therefore, no gain or loss was recognized.

On June 26, 2012, the promissory note and accrued interest thereon was converted into 673,461 shares of Common Stock.  See Note 4. In conjunction with the conversion, the revenue sharing agreement for the AFJ rig was eliminated.

Third Party Transactions

Promissory Note - North Sugar Valley Field

Under the terms of the sales agreement with Sun, the Company issued an interest free promissory note for $300,000 payable at a rate of $10,000 per month commencing October 31, 2010, with the final balance payable in full on or before October 8, 2011. The promissory note is secured by a lien against the North Sugar Valley Field.

As the promissory note is noninterest bearing, the Company discounted the promissory note to its estimated net present value using an 8% interest rate, which the Company believes is representative of its incremental cost of borrowing given the secured nature of the promissory note.  The resulting discount of $18,902 was to be amortized using the effective interest rate method over the term of the promissory note.

In February 2011, this note was paid in full.

Lending Arrangement

On February 24, 2011 (the “Closing”), the Company entered into the  Note Purchase Agreement  and related agreements (as described below) with Centurion Credit Funding LLC (“the Lender”) to fund its Guijarral Hills project and to repay the Sun promissory note. Pursuant to the Purchase Agreement, the Company agreed with the Lender to enter into the Promissory Notes in the aggregate principal amount of $2,522,111, with a Senior Secured Promissory Note in the amount of $2,111,111 (the “First Note”) delivered to the Lender at the Closing and a second Note delivered in April 2011 in the amount of $411,000 (the “Second Note”).

The Company granted the Lender a right of first refusal to provide the Company with additional funding on such terms and conditions as the Company may receive from third parties, until the later of (a) one year from the date that the Promissory Notes are repaid in full; or (b) such time as the Company ceases paying a Royalty to the Lender pursuant to the Royalty Agreement (described below).

The Company also agreed that if the test well on the project failed to achieve an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the Test Well is at full production, the Company would issue to the Lender a common stock purchase warrant to purchase up to 107,143 shares of the Company’s common stock (the “Warrant”).  The Warrant will have a term of two years, and provide for cashless exercise rights in the event the shares of common stock issuable upon exercise of the Warrant are not registered with the Commission.  The Warrant will also contain certain anti-dilution provisions and will have an exercise price, in the event it is granted, equal to the weighted average of the trading price of the Company’s common stock over the ten day period prior to the grant date. The Warrant was granted in October 2011. In April 2012, the warrant agreement was further amended to provide that the lowest exercise price of the warrant is $1.12 per share. As a result of this warrant grant and under the terms of the finder fee agreement with Trident Partners, they have earned warrants to purchase 10,714 shares under the same terms.

The Company delivered to the Lender the First and Second Notes in the amount of $2,111,111 and $411,000 at the Closing. The Company paid an aggregate original issue discount to the Lender on the notes of 10%, or $252,211 (the “Original Issue Discount”).  The notes accrue interest at the rate of ten percent (10%) per annum.

The terms of this note were amended in February 2012 and May 2012 as described above. The Company also agreed to pay the Lender an exit fee at such time as the First Note is paid in full of twelve percent (12%) of the amount of such repayment (the “Exit Fee”).

The Company incurred $381,506 in legal and finders’ fees associated with the lending arrangement, which has been recorded as deferred financing costs to be amortized over the term of the notes.  Net proceeds to the Company after the original issue discount, reimbursement of the lender’s legal fees and the Company’s own expenses were approximately $1.6 million with an effective interest rate of approximately 36%.

Stock Purchase Agreement

As additional security for the repayment of the Loans, and pursuant to a Stock Purchase Agreement, the Company sold the Lender one (1) share of its newly designated Series B Preferred Stock, in consideration for $100, which entitles the Lender to consent to and approve the Company’s or any of its subsidiaries’ entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by the Company or any of its subsidiaries for the benefit of any creditors.  The Company assigned no value to this Series B Preferred Share.  The one share of the Company’s Series B Preferred Stock was converted on a one-for-one basis into one (1) share of the Company’s pre Reverse Split common stock in connection with the Merger. See Note 16.

Royalty Payment Letter

As additional consideration for the Lender agreeing to make the Loans, the Company agreed to a Royalty Payment Letter (the “Royalty Payment Letter”) to pay the Lender 30% of all amounts earned (the “Royalty”) by the Company under the initial test well.

In connection with the Merger in July 2012 the Company is planning to convert the other outstanding debt obligations that are covered by debt conversion agreements into common stock. See Note 4.

NOTE 8 – COMMITMENTS

Placement Agreement

In November 2010, the Company entered into a non-exclusive Placement Agent Agreement with Trident Partners Ltd. (“Trident” and the “Placement Agreement”). Pursuant to the Placement Agreement, certain principals of Trident were granted fully vested warrants, exercisable for one year from the date of the agreement, to purchase up to 6,696 shares of the Company’s common stock at an exercise price of $1.12 per share.  All of the warrants were exercised during 2011.

Additionally, the Company agreed to pay Trident a cash fee of 10% of the proceeds received from the sale of any equity or equity-linked securities to any party introduced by Trident; warrants to purchase shares of common stock equal to 10% of the total number of shares of common stock sold or granted in connection with any funding (on similar terms as the Placement Warrants); and the Company agreed to grant Trident a net revenue interest equal to 10% of any revenue interest provided to any investors in any closing (the “Placement Fees”).  The requirement to pay the Placement Fees in connection with any subsequent investment by an investor continues in effect for 12 months following the expiration of the Placement Agreement on or about February 15, 2011.

On May 18, 2011, the Company amended the Placement Agent Agreement to eliminate the provision for the contingent grant of a 10% net revenue interest in oil and gas properties in exchange for the issuance of fully vested warrants to purchase 3,571 shares with a term of two years and an exercise price of $1.12 per share. The Company recorded $44,528 as share-based compensation for the issuance of the warrants.

On December 22, 2011, the Company granted additional fully vested warrants to purchase 10,714 shares of restricted common stock to Trident in connection with capital raising services rendered in February 2011 and December 2011. The warrants are exercisable for $1.12 per share of common stock and have a one (1) year term. The Company recorded $9,406 as share-based compensation for the issuance of the warrants.

In May 2012, Trident, various affiliates of Trident and the Company agreed to enter into settlement agreements to release each other from any ongoing claims and obligations.  Pursuant to the settlement agreements, the $119,990 finder’s fee payable to Trident was reduced to $47,960 by the payment in early May 2012 of $10,000 to Trident and certain affiliates (provided that we reserved the right to convert such unpaid fees into shares of our common stock at the rate of $2.24 per share at any time upon notice from the Company prior to December 31, 2012). Based upon the common stock conversion rate, which was more than the Company’s closing stock price in the month of May 2012, the Company determined no gain or loss was recognized.  The settlement will result in a gain from a reduction in payables in the amount of $62,030 and is reflected as other income in the accompanying statement of operations.

NOTE 9 – PREFERRED STOCK – RELATED PARTIES

Series A Convertible Preferred Stock – Pre-Merger

The Series A Preferred Stock (the “Preferred Stock”) accrue dividends at the rate of 8% per annum, in arrears for each month that the Preferred Stock is outstanding.  The Company has the right to pay any or all of the accrued dividends at any time by providing the holders of the Preferred Stock at least five days written notice of their intent to pay such dividends. The shares of Series A Preferred Stock shall have the same voting rights as those accruing to the common stock and shall vote based upon the number of underlying shares of common stock that the holder owns at the effective date of the vote. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to, any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock.

The Preferred Stock and any accrued and unpaid dividends, have optional conversion rights into shares of the Company’s common stock at a conversion price of $0.20 per pre-Reverse Split share. The Preferred Stock automatically converts if the Company’s common stock trades for a period of more than twenty (20) consecutive trading days at a price greater than $3.00 per share and if the average trading volume of the Company’s common stock exceeds 50,000 shares per day.

As of June 30, 2012, the aggregate and per pre-Reverse Split share arrearages on the outstanding Preferred Stock were $1,092,822, and $0.18 per share respectively, which includes dividends in arrearage of $50,630 related to 2,000,000 preferred shares that were redeemed in October 2008.

Series A Convertible Preferred Stock – Post- Merger

In July 2012, in connection with the filing of the Amended and Restated Certificate of Formation, the outstanding Series A Preferred Stock converted into pre-Reverse Split shares of the Company’s common stock on a one-for-one basis. On July 27, 2012, the Company filed an Amended and Restated Series A Convertible Preferred designation with the Secretary of State of Texas (the “new Series A Preferred Stock”).

The holders of the shares of our new Series A Preferred Stock will be entitled to receive non-cumulative dividends at an annual rate of 6% of the “Original Issue Price” per share for the new Series A Preferred Stock, which is $2.25 per share (as appropriately adjusted for any recapitalizations).  These dividends will only accrue and become payable if declared by our Board of Directors in its discretion.  The right to receive dividends on shares of Series A Preferred Stock will not be cumulative, and no right to such dividends will accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.  All declared but unpaid dividends of the shares of new Series A Preferred Stock will be payable in cash upon conversion of such shares.  Any dividends declared on our new Series A Preferred Stock will be prior and in preference to any declaration or payment of any dividends or other distributions on our common stock. In the event of any liquidation, dissolution or winding up of our Company, either voluntary or involuntary, the holders of our new Series A Preferred Stock will be entitled to receive distributions of any of our assets prior and in preference to the holders of our common stock in an amount per share of new Series A preferred stock equal to the sum of (i) the Original Issue Price of $2.25 per share, and (ii) all declared but unpaid dividends on such shares of new Series A Preferred Stock.  Each share of new Series A Preferred Stock will be convertible at the option of the holder into that number of fully-paid, nonassessable shares of common stock determined by dividing the “Original Issue Price” for the new Series A preferred stock by the conversion price of $2.25 per share (subject to adjustment).  Therefore, each share of new Series A Preferred Stock will initially be convertible into one share of our common stock.  Our shares of new Series A Preferred Stock will automatically convert into shares of common stock according to the conversion rate described above upon the first to occur of (i) the consent of a majority of the outstanding shares of Series A Preferred Stock or (ii) the date on which the new Series A Preferred Stock issued on the original issuance date to holders who are not affiliates of the Company may be re-sold by such holders without registration in reliance on Rule 144 promulgated under the Securities Act of 1933, as amended, or another similar exemption.  The holders of our new Series A Preferred Stock will vote together with the holders of our common stock as a single class (on an “as converted” basis) on all matters to which our shareholders have the right to vote, except as may otherwise be required by law.

Series B Preferred Stock

As additional security for the repayment of the Promissory  Notes and pursuant to a Stock Purchase Agreement in 2011, the Company sold the Lender one (1) share of its newly designated Series B Preferred Stock, in consideration for $100, which entitled the Lender to consent to and approve the Company’s or any of its subsidiaries entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by the Company or any of its subsidiaries for the benefit of any creditors. The shares of Series B Preferred Stock shall have the same voting rights as those accruing to the common stock and shall have the right to vote one share of Series B Preferred Stock for each share held by the holders of Series B Preferred Stock, on all matters which come before a vote of the common stock holders. The holder of the Series B Preferred Stock share shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the common stock of the Company or on any other class of stock ranking junior to the Series B Preferred Stock upon liquidation.  In July 2012, in connection with the filing of the Amended and Restated Certificate of Formation, the outstanding Series B Preferred Stock converted into one pre-Reverse Split share of the Company’s common stock.

NOTE 10 – COMMON STOCK

Stock Issuances

During the six months ended June 30, 2012, the Company issued 730,470 shares of Common Stock as follows:

●	57,009 shares were issued in connection with the conversion of the Clyde Berg notes payable and accrued interest. See Note 4.
●	673,461 shares were issued in connection with the conversion of the BMC notes payable and accrued interest. See Note 4.

NOTE 11 – STOCK OPTIONS AND WARRANTS

2003 Stock Option Plan

The 2003 Stock Option Plan was replaced by the 2009 Stock Incentive Plan.  The number of securities originally grantable pursuant to the 2003 Stock Option Plan was 71,429 shares.  Any options granted under the 2003 Stock Option Plan remain in effect. Effective April 1, 2009, all grants of shares have been made from the 2009 Stock Incentive Plan described below.

2009 Stock Incentive Plan

The 2009 Stock Incentive Plan (the “Incentive Plan”) authorizes the issuance of various forms of stock-based awards, including incentive or non-qualified options, restricted stock awards, performance shares and other securities as described in greater detail in the Incentive Plan, to the Company’s employees, officers, directors and consultants.  Options to purchase a total of 44,643 shares were initially authorized to be issued under the Incentive Plan. Effective January 1, 2011, the number of shares available under the Incentive Plan increased by 17,857 shares, and effective January 1, 2012, the number of shares available under the Incentive Plan increased by an additional 17,857 shares. As of June 30, 2012, 17,857 shares have been granted under this plan.

During the six months ended June 30, 2012, no options were granted by the Company.

During the six month period ending June 30, 2012, the Company recognized stock-based compensation expense of $-0-. The remaining amount of unamortized option expense at June 30, 2012 is $-0-.  The intrinsic value of outstanding as well as exercisable options at June 30, 2012 was $-0-.

Activity in options during the six-month period ended June 30, 2012 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at January 1, 2012	38,918	$41.72
Granted	0	0
Exercised	0	0
Forfeited and cancelled	0	0

Outstanding at June 30, 2012	38,918	$41.72	5.34

Exercisable at June 30, 2012	38,918	$41.72	5.34

Warrants

During the six-month period ended June 30, 2012, the Company recognized share-based compensation expense of $-0-.  The remaining amount of unamortized warrant expense at June 30, 2012 was $-0-.  The intrinsic value of outstanding as well as exercisable warrants at June 30, 2012 was $-0-.

Activity in warrants during the six months ended June 30, 2012 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at January 1, 2012	206,206	$47.85
Granted	0	0
Exercised	0	0
Expired	0	0
Forfeited and cancelled	0	0

Outstanding at June 30, 2012	206,206	$47.85	1.18

Exercisable at June 30, 2012	206,206	$47.85	1.18

PEDCO 2012 Equity Incentive Plan

As a result of the Merger, the Company assumed the PEDCO 2012 Equity Incentive Plan (the “PEDCO Incentive Plan”), which was adopted by PEDCO on February 9, 2012.  The PEDCO Incentive Plan authorized PEDCO to issue an aggregate of 1,000,000 shares of common stock in the form of restricted shares, incentive stock options, non-qualified stock options, share appreciation rights, performance share, and performance unit under the PEDCO Incentive Plan. As of June 30, 2012, options to purchase 448,334 shares of PEDCO common stock and 551,667 shares of PEDCO restricted common stock had been granted under this plan (all of which were granted by PEDCO prior to the closing of the Merger, with such grants being assumed by the Company and remaining subject to the PEDCO Incentive Plan following the consummation of the Merger).  The Company does not plan to grant any additional awards under the PEDCO Incentive Plan post-Merger.

NOTE 12 – CONTINGENCIES

Quicksilver Resources Lawsuit
In September 2008, the Company and Eagle Domestic Drilling Operations LLC, our wholly-owned subsidiary (“Eagle”), entered into a Compromise Settlement and Release Agreement with Quicksilver Resources, Inc. (“Quicksilver”) to resolve the pending litigation and the parties agreed to release all claims against one another and certain related parties. Quicksilver agreed to pay Eagle a total of $10 million which has been received to date, including $2 million ($1.44 million net of associated legal fees) which was received as final payment in September 2011.

General
Other than the aforementioned matters, the Company is not aware of any other pending or threatened legal proceedings.  The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years.

As part of its regular operations, the Company may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters.  Although the Company can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the Company, except as described above, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on the Company’s financial condition or results of operations.

NOTE 13 – BUSINESS SEGMENTS

As of June 30, 2012, the Company has two reportable segments: (1) Oil and Gas Producing Properties and (2) Down-hole Solutions.  A reportable segment is a business unit that has a distinct type of business based upon the type and nature of services and products offered.

The Company evaluates performance and allocates resources based on profit or loss from operations before other income or expense and income taxes.  The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.  The table below reports certain financial information by reportable segment:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Oil and Gas Properties	$108,375	$136,543	$226,589	$243,070
Down-hole Solutions	0	0	0	0
Total Revenue	$108,375	$136,543	$226,589	$243,070

Cost of Goods Sold:
Oil and Gas Properties	$78,614	$86,454	$166,759	$176,234
Down-hole Solutions	15,332	16,710	30,664	37,544
Corporate	203,296	270,060	394,277	696,752
Total Operating expenses	$297,242	$373,224	$591,700	$910,530

Operating profit (loss):
Oil and Gas Properties	$29,761	$50,089	$59,830	$66,836
Down-hole Solutions	(15,332)	(16,710)	(30,664)	(37,544)
Corporate	(203,296)	(270,060)	(394,277)	(696,752)
Operating Loss	$(188,867)	$(236,681)	$(365,111)	$(667,460)

NOTE 14 – DISCONTINUED OPERATIONS

On December 30, 2010, the Company entered into an Asset Purchase Agreement with GlobaLogix, Inc. (“GlobaLogix” and the “Purchase Agreement”).  Pursuant to the Purchase Agreement, the Company sold all of its Satellite Communications assets, rights and interests, including all goodwill, customer and vendor contracts (collectively “Satellite Contracts”), inventory, test equipment, software and other assets associated with its Satellite Communications operations to GlobaLogix in consideration for (a) $50,000; and (b) GlobaLogix agreeing to assume any and all liabilities, obligations and rights associated with the Satellite Contracts.  Additionally, GlobaLogix agreed to offer full-time employment to one of the Company’s employees in connection with the Purchase Agreement.  The $50,000 payment was received in January 2011.

Pursuant to the Purchase Agreement, the Company also agreed not to compete with GlobaLogix in connection with the Satellite Communications services in the United States or attempt to solicit any employees from GlobaLogix for a period of one year following the closing of the Purchase Agreement.

As a result of the consummation of the Purchase Agreement, the Company no longer has any operations or assets in connection with Satellite Communications and anticipates solely focusing its efforts, resources and operations moving forward on its Down-hole Solutions and Oil and Gas Production segments.

Net income (loss) from the discontinuance of satellite operations for the three and six months ended June 30, 2012 and 2011 is as follows:

	For the Six Months Ended
	June 30,
	2012	2011
Revenues	$-		$-

Operating expenses:
Bad debts expense	-		(3,686)
Total operating expenses	-		(3,686)

Net income (loss) from discontinued operations	$-	$	(3,686)

At June 30, 2011, bad debt expense of $3,686 was recorded related to a delinquent receivable balance from the discontinued satellite business.

NOTE 15 – SUBSEQUENT EVENTS

Merger with PEDCO

Effective July 27, 2012, the Company completed the transactions contemplated by the January 13, 2012, Agreement and Plan of Reorganization (as amended from time to time, the “Merger Agreement”), by and between the Company, Blast Acquisition Corp., a wholly-owned Nevada subsidiary of the Company (“MergerCo”), and Pacific Energy Development Corp., a privately-held Nevada corporation (“PEDCO”).

Pursuant to the Merger Agreement and effective July 27, 2012, MergerCo was merged with and into PEDCO, with PEDCO continuing as the surviving entity and becoming a wholly-owned subsidiary of the Company, in a transaction structured to qualify as a tax-free reorganization (the “Merger”).   In connection with the Merger, we will issue former security holders of PEDCO 5,972,421 shares of common stock, 6,572,226 shares of new Series A Preferred Stock (as defined below), warrants to purchase an aggregate of 373,334 shares of our common stock, warrants to purchase 230,862 shares of our new Series A Preferred Stock, and options to purchase 1,411,667 shares of our common stock.

Additionally, immediately prior to the Merger becoming effective, the shareholders of the Company approved an Amended and Restated Certificate of Formation which among other things, changed the Company’s name to PEDEVCO Corp., converted all of the Company’s outstanding shares of preferred stock into common stock on a one-for-one basis, and affected a reverse split of the Company’s issued and outstanding shares on a basis of 1:112, with any fractional shares rounded up on a per shareholder basis  the “Reverse Split” and the “Amended and Restated Certificate of Formation”). As a result, the Company’s issued and outstanding common stock decreased from 153,238,555 shares to 1,411,850 shares. All shares and per share amounts used throughout this report have been retroactively revised for the impact of the Reverse Split. The Amended and Restated Certificate of Formation also increased the Company’s authorized capital stock subsequent to the Reverse Split from 180,000,000 shares of common stock to 200,000,000 shares of common stock and from 20,000,000 shares of preferred stock to 100,000,000 shares of preferred stock.  Finally, on or around July 27, 2012, the Company filed an Amended and Restated Series A Convertible Preferred designation with the Secretary of State of Texas.

The acquisition is being accounted for as a “reverse acquisition,” and Pacific Energy Development Corp. is deemed to be the accounting acquirer in the acquisition. The Company’s assets and liabilities are recorded at their fair value. Pacific Energy Development Corp.'s assets and liabilities are carried forward at their historical costs. The financial statements of Pacific Energy Development Corp. are presented as the continuing accounting entity since it is the acquirer for the purpose of applying purchase accounting. The equity section of the balance sheet and earnings per share of Pacific Energy Development Corp. are retroactively restated to reflect the effect of the exchange ratio established in the merger agreement. Goodwill is recorded for the excess of fair value of consideration transferred and fair value of net assets. As a result of the issuance of the shares of common stock pursuant to the merger agreement, a change in control of the Company will occur as a result of the acquisition.

The Company is in the process of valuing the assets acquired and liabilities assumed. Disclosures required by ASC 805, Business Combinations, will be provided once the initial accounting for the merger is complete.

2012 Incentive Plan

On July 27, 2012, the shareholders of the Company approved the 2012 Equity Incentive Plan (the “2012 Incentive Plan”), which was previously approved by the Board of Directors on June 27, 2012, which plan authorizes the issuance of various forms of stock-based awards, including incentive or non-qualified options, restricted stock awards, performance shares and other securities as described in greater detail in the 2012 Incentive Plan, to the Company’s employees, officers, directors and consultants.  A total of 6,000,000 shares are eligible to be issued under the 2012 Incentive Plan.

Guijarral Hills Exploitation Project

On August 6, 2012, the Company was notified by Solimar Energy, LLC (“Solimar”) of Solimar’s desire to assign the Guijarral Hills Wells No. 76-33 (“Well”) to Vintage Production California LLC (“Vintage”), the lessor of the Well in return for payment of the salvage value of the equipment in the Well.  Pursuant to the Guijarall Hills Joint Operating Agreement among Solimar, the Company and Neon Energy Corporation,  the Company had 48 hours to respond to this notification as to its intent to either take over the Well and be responsible for all plugging and abandoning and clean-up costs, or in the alternative, agree to assign its interest in the Well to Vintage, who would be responsible for Well plugging, abandoning and clean-up costs.  The Company did not respond within the 48 hours  and thus gave up its right to take over the Well and agreed to assign its interest in the Well to Vintage.  As of August 10, 2012 Solimar had offered the well assignment to Vintage but Vintage had not yet responded as to its intentions whether to accept it or not.  The Guijarral Hills Field lease will expire pursuant to its own terms on September 30, 2012.

PEDEVCO CORP.
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements of the Company gives effect to the merger of Blast Energy Services, Inc. and Pacific Energy Development Corporation as if it had been consummated as of January 1, 2012. The unaudited pro forma combined statements have been derived from the historical Combined Financial Statements of Blast Energy Services, Inc. and Pacific Energy Development Corporation. The unaudited pro forma combined financial statements are for illustrative purposes only. You should not rely on the unaudited pro forma combined financial statements as being indicative of the historical results that would have been achieved had the acquisition occurred in the past or the future financial results that the Company will achieve after the acquisition.  The following pro forma financial statements have also been adjusted to give effect to the 1-for-3 reverse stock split.

Pro Forma Combined Statements of Operations for the Year Ended December 31, 2012

PEDEVCO CORP.
(formerly Blast Energy Services, Inc.)
Pro forma Combined Statements of Operations
(Unaudited)

	PEDEVCO	Blast Energy		Pro forma
	CORP.	Services, Inc.		Combined
	for 12 mos	for the period		for 12 mos
	Ended	from 1/1/12	Pro forma	Ended
	12/31/2012	to 7/27/12	Adjustments	12/31/2012

Revenues	$503,153	$237,536		$740,689

Operating expenses:				-
Lease operating costs	281,103	135,023		416,126
Selling, general and administrative expense	3,729,525	432,339		4,161,864
Impairment of goodwill	6,820,003	-		6,820,003
Impairment of oil and gas properties	180,262			180,262
Depreciation, depletion and amortization	131,332	71,398		202,730
Loss on settlement of payables	139,874	-		139,874
Total operating expenses	11,282,099	638,760		11,920,859

Loss from equity investments	(357,612)	-		(357,612)
Gain on sale of equity method investments	64,168	-		64,168

Operating loss	(11,072,390)	(401,224)		(11,473,614)

Other income (expense):
Interest income (expense)	(986,248)	(336,648)		(1,322,896)
Other income	36,359	74,597		110,956
Gain (loss) on extinguishment of debt	9,268	-		9,268
Total other expense	(940,621)	(262,051)		(1,202,672)

Net loss	$(12,013,011)	$(663,275)		$(12,676,286)

Net loss per common share - basic and diluted	$(1.94)			$(1.96)
Weighted average common shares outstanding - basic and diluted	6,205,024		269,543	6,474,567

PEDEVCO CORP.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Pro forma adjustments:

The unaudited pro forma combined financial statements reflect the following adjustment:
(1)	The weighted average common shares outstanding - basic and diluted is adjusted to reflect the following:

a.	The issuance of 474,291 shares (as adjusted to give effect to the 1-for-3 reverse stock split) of the Company's common stock to former shareholders of Blast.

APPENDIX A

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas terms used in this prospectus.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

Bcf.  An abbreviation for billion cubic feet. Unit used to measure large quantities of gas, approximately equal to 1 trillion Btu.

BOE.  Barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids, to six Mcf of natural gas.

BOE/d.  BOE per day.

Btu or British thermal unit.  The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Completion.  The operations required to establish production of oil or natural gas from a wellbore, usually involving perforations, stimulation and/or installation of permanent equipment in the well or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Condensate.  Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Conventional resources.  Natural gas or oil that is produced by a well drilled into a geologic formation in which the reservoir and fluid characteristics permit the natural gas or oil to readily flow to the wellbore.

Developed acreage.  The number of acres that are allocated or assignable to productive wells.

Development well.  A well drilled into a proved oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Estimated ultimate recovery or EUR.  Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploratory well.  A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Farmin or farmout.  An agreement under which the owner of a working interest in an oil or natural gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage.  Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage.  The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farmin” while the interest transferred by the assignor is a “farmout.”

FERC.  Federal Energy Regulatory Commission.

Field.  An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Gross acres or gross wells.  The total acres or wells in which a working interest is owned.

Held by production. An oil and natural gas property under lease in which the lease continues to be in force after the primary term of the lease in accordance with its terms as a result of production from the property.

Horizontal drilling or well.  A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation.  This operation typically yields a horizontal well that has the ability to produce higher volumes than a vertical well drilled in the same formation.  A horizontal well is designed to replace multiple vertical wells, resulting in lower capital expenditures for draining like acreage and limiting surface disruption.

Liquids. Liquids, or natural gas liquids, are marketable liquid products including ethane, propane, butane and pentane resulting from the further processing of liquefiable hydrocarbons separated from raw natural gas by a natural gas processing facility.

MBbl.  One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.  One thousand cubic feet of natural gas.

MMcf.  One million cubic feet of natural gas.

MMBtu.  One million British thermal units.

Net acres or net wells.  The sum of the fractional working interest owned in gross acres or wells.

Net revenue interest.  The interest that defines the percentage of revenue that an owner of a well receives from the sale of oil, natural gas and/or natural gas liquids that are produced from the well.

NYMEX.  New York Mercantile Exchange.

Permeability.  A reference to the ability of oil and/or natural gas to flow through a reservoir.

Petrophysical analysis.  The interpretation of well log measurements, obtained from a string of electronic tools inserted into the borehole, and from core measurements, in which rock samples are retrieved from the subsurface, then combining these measurements with other relevant geological and geophysical information to describe the reservoir rock properties.

Play.  A set of known or postulated oil and/or natural gas accumulations sharing similar geologic, geographic and temporal properties, such as source rock, migration pathways, timing, trapping mechanism and hydrocarbon type.

Possible reserves.  Additional reserves that are less certain to be recognized than probable reserves.

Probable reserves.  Additional reserves that are less certain to be recognized than proved reserves but which, in sum with proved reserves, are as likely as not to be recovered.

Producing well, production well or productive well.  A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the well’s production exceed production-related expenses and taxes.

Properties.  Natural gas and oil wells, production and related equipment and facilities and natural gas, oil or other mineral fee, leasehold and related interests.

Prospect.  A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is considered to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves.  Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

Proved reserves. Reserves of oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

Proved undeveloped reserves.  Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Repeatability.  The potential ability to drill multiple wells within a prospect or trend.

Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Royalty interest.  An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage.  Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

2-D seismic.  The method by which a cross-section of the earth’s subsurface is created through the interpretation of reflecting seismic data collected along a single source profile.

3-D seismic.  The method by which a three-dimensional image of the earth’s subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do 2-D seismic surveys and contribute significantly to field appraisal, exploitation and production.

Trend.  A region of oil and/or natural gas production, the geographic limits of which have not been fully defined, having geological characteristics that have been ascertained through supporting geological, geophysical or other data to contain the potential for oil and/or natural gas reserves in a particular formation or series of formations.

Unconventional resource play.  A set of known or postulated oil and or natural gas resources or reserves warranting further exploration which are extracted from (a) low-permeability sandstone and shale formations and (b) coalbed methane. These plays require the application of advanced technology to extract the oil and natural gas resources.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage contains proved reserves. Undeveloped acreage is usually considered to be all acreage that is not allocated or assignable to productive wells.

Unproved and unevaluated properties.  Refers to properties where no drilling or other actions have been undertaken that permit such property to be classified as proved.

Vertical well.  A hole drilled vertically into the earth from which oil, natural gas or water flows or is pumped.

Volumetric reserve analysis.  A technique used to estimate the amount of recoverable oil and natural gas.  It involves calculating the volume of reservoir rock and adjusting that volume for the rock porosity, hydrocarbon saturation, formation volume factor and recovery factor.

Wellbore.  The hole made by a well.

Working interest.  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

8,888,888  Shares

PEDEVCO CORP.

Common Stock

PROSPECTUS

Wunderlich Securities

Global Hunter Securities

C. K. Cooper & Company

       , 2013.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemized statement of the expenses (excluding underwriting discounts and commissions) that are payable by us in connection with the registration, offer and sale of the common stock described in this registration statement.  With the exception of the SEC registration fee, the FINRA filing fee and the NYSE MKT listing fee, the amounts set forth below are estimates.

SEC registration fee	$7,843
FINRA filing fee	9,125
NYSE MKT listing fee	75,000
Accounting fees and expenses	180,000
Legal fees and expenses	600,000
Printing and related expenses	25,000
Transfer agent and registrar fees	6,000
Miscellaneous	97,032
Total	$1,000,000

*	To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of formation provides that our directors are not liable to us or our shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for, and we may be prohibited from indemnifying them against:

●	any breach of the director’s duty of loyalty to us or our or its shareholders;

●	acts or omissions not in good faith that constitute a breach of the director’s duty to us;

●	acts or omissions that involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director receives an improper benefit; or

●	acts or omissions for which the liability is expressly provided by an applicable statute.

Our certificate of formation also provides that we will indemnify our directors, and may indemnify our agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company under our certificate of formation, it is the position of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Subchapter C of Title I of Chapter 8 of the Texas Business Organization Code describes the terms and conditions under which a corporation is authorized to indemnify its directors, officers and other agents against judgments, penalties, fines, settlements and expenses that they may incur in connection with proceedings brought against them, or in which they are otherwise involved, as a result of their service as directors, officers or other agents of the corporation.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors pursuant to which we have agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.  We also maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued and sold the following securities without registration under the Securities Act. On July 30, 2012, we conducted a reverse stock split of our common stock on a 1-for-112 basis, and on April 23, 2013, we conducted a reverse stock split of our common stock on a 1-for-3 basis. All share and per share amounts used throughout this section have been retroactively restated for the impact of the July 30, 2012 1-for-112 reverse stock split and the April 23, 2013 1-for-3 reverse stock split.

In September 2010, 17,857 shares of our restricted common stock were issued to the shareholders of Sun Resources Texas, Inc., a privately-held company based in Longview, Texas, for the acquisition of a majority of Sun’s oil and natural gas interests in the North Sugar Valley Field located in Matagorda County, Texas.

In February 2010, we issued 266 shares of common stock in consideration for payment of invoices for nitrogen rejection technology due diligence consulting services provided from October 2008 through February 2009 by Hunter Project Management, Inc. The consulting contract called for the consultant to receive half its pay in cash and half in common shares.

In November 2010, we entered into a non-exclusive Placement Agent Agreement, which we refer to as the Trident Placement Agent Agreement, with Trident Partners Ltd., which we refer to as Trident. Pursuant to the Placement Agent Agreement, Trident agreed to assist us in raising capital in a private offering. In consideration for such assistance, we agreed to grant to certain principals of Trident a contingent revenue based fee and fully vested warrants, exercisable for one year from the date of the agreement, to purchase up to 2,232 shares of our common stock at an exercise price of $3.36 per share. Subsequent to year end 2010, Trident principals exercised these warrants and have been issued 2,232 shares of restricted common stock for cash proceeds of $7,500.

On January 5, 2011, in return for a two year extension on the Secured Promissory Note Agreement, dated February 27, 2008, with Berg McAfee Companies LLC, which we refer to as BMC in the aggregate principal amount of $1,120,000, which we refer to as the BMC Note, we amended the terms of our Series A preferred stock to provide for a reduction in the conversion price of such Series A preferred stock, previously issued to BMC in January 2008, from $168.00 per share to $67.20 per share and the conversion rate of BMC Note from $67.20 per share to $26.88 per share.

In February 2011, we issued 8,234 shares of restricted common stock to certain current and retired members of the board of directors (including 4,465 shares to Roger (Pat) Herbert, 2,976 shares to Michael L. Peterson, and 794 shares to Joseph J. Penbera) in payment of deferred board fees accrued from October 2008 (as described in greater detail under “Related Party Transactions”). Fees were converted into shares based on $30.24 per share, based on the closing market price of our stock on February 2, 2011.

On February 24, 2011, we entered into a Note Purchase Agreement and related agreements with the Centurion Credit Funding, LLC which we refer to as Centurion, pursuant to which we sold to Centurion an aggregate of $2,522,111 in promissory notes, which we refer to as the Centurion Notes.  As additional security for the repayment of the notes, we sold to Centurion in consideration for $100, one share of its newly designated Series B Preferred Stock, which entitled Centurion to consent to and approve our company’s or any of its subsidiaries entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by our company or any of its subsidiaries for the benefit of any creditors.

The Note Purchase Agreement with Centurion also provided that if the Solimar Energy 76-33 well in the Guijarral Hills Field Area failed to achieve an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the well is at full production, we would issue to Centurion a common stock purchase warrant to purchase up to 35,715 shares of our common stock.  The warrant was subsequently granted in October 2011. The warrant, which we refer to as the Centurion warrant,  had a term of two years, and provided for cashless exercise rights in the event the shares of common stock issuable upon exercise of the warrant were not registered with the SEC. The warrant further contained various anti-dilution protections and had an exercise price equal to the weighted average of the trading price of our common stock over the ten day period prior to the grant date.

On October 7, 2011, we and Centurion amended the warrant in exchange for certain mutual promises and covenants and for consideration of $30,000 paid by Centurion to us. The amendments included that the exercise price shall thereafter be $3.36 per share, and may be further reduced with the previous anti-dilutive protective provisions, but in no event shall it be greater than $3.36 per share, unless certain events occur, including the merger of our company with an operating company. Further, in the event a merger of our company with an operating company, Centurion waived its price-based anti-dilution protection (if we sold our securities lower than the exercise price of the warrants) and anti-dilution protection for compensatory issuances.  In April 2012, the warrant agreement was further amended to provide that the lowest exercise price of the warrant was $0.01 per share.

On December 22, 2011, we granted additional warrants to purchase 3,572 shares  of restricted common stock to Trident under the Trident Placement Agent Agreement in connection with capital raising services rendered in February 2011 and December 2011.  The warrants were exercisable for $3.36 per share of common stock and had a one (1) year term.  On September 5, 2012, the Trident principals exercised these warrants on a cashless net exercise basis and have been issued an aggregate of 1,670 shares of company common stock. On December 13, 2012, the Trident principals exercised the remainder of their warrants on a cashless net exercise basis and have been issued an additional aggregate 315 shares of company common stock.

On January 13, 2012, we entered into an Agreement and Plan of Reorganization with Blast Acquisition Corp., a newly formed wholly-owned Nevada subsidiary of our company which we refer to as MergerCo, and Pacific Energy Development Corp., a privately-held Nevada corporation, which we refer to as Pacific Energy Development, pursuant to which MergerCo would be merged with and into Pacific Energy Development, with Pacific Energy Development being the surviving entity and becoming a wholly-owned subsidiary of our company.

In connection with the Pacific Energy Development merger agreement, we entered into other agreements, including several agreements to convert the following debt obligations of our company into shares of common stock at a rate of $6.72 per share:

●	the BMC Note;

●	a Promissory Note, dated May 19, 2011, with Clyde Berg in the aggregate principal amount of $100,000, which we refer to as the Berg Note;

●	$201,000 of accrued compensation due to the members of Board of Directors (as described in greater detail under “Related Party Transactions”);

●	$6,150 of short term loans from members of our board of directors (as described in greater detail under “Related Party Transactions”);

●	$225,959 of accrued salaries and vacation pay owed to our employees; and

●	approximately $47,960 in accrued finders’ fees owed to Trident pursuant to the Placement Agent Agreement discussed above.

In addition, in connection with the Pacific Energy Development merger agreement, on January 13, 2012, we and Centurion amended the Note Purchase Agreement to provide, among other things that, effective upon the effective date of the Pacific Energy Development merger, for the conversion of up to 50% of the loan amounts outstanding to Centurion, into shares of our common stock at $2.25 per share on a post-reverse split basis at the option of Centurion at any time after June 9, 2012, provided that we in our sole discretion may waive the 50% conversion limitation. The conversion rights described above are subject to Centurion being prohibited from converting any portion of the outstanding notes which would cause it to beneficially own more than 4.99% of our then outstanding shares of common stock, subject to Centurion’s right to increase such limit to up to 9.99% of our outstanding shares with 61 days prior written notice to us. On August 31, 2012, Centurion converted $101,250 of the loan and accrued interest amounts outstanding to Centurion under the Centurion Notes at $2.25 per share into an aggregate of 45,000 shares of our common stock and on October 23, 2012, Centurion converted $536,250 under the Centurion Notes into 238,334 shares of our common stock. On November 23, 2012, we and Centurion again amended the Centurion Notes to permit conversion in excess of the 50% conversion limit discussed above, and Centurion converted the remaining Centurion Notes into 174,243 additional shares of common stock, and concurrently exercised the Centurion warrant in full on a cashless basis to purchase 35,545 shares of common stock. As a result of the conversion, the Centurion Notes were fully retired.

On June 26, 2012, we provided notice of its intent to exercise its rights under the January 13, 2012 debt conversion agreements, and on June 27, 2012, we issued a total of 243,490 shares, including 224,487 shares of common stock under the BMC Note and 19,003 shares of common stock under the Berg Note.

On July 30, 2012 and in connection with the Pacific Energy Development merger, we conducted a reverse stock split of our common stock on a 1-for-112 basis and all of our outstanding shares of Series A preferred stock and Series B preferred stock were automatically converted into shares of common stock on a 1-for-112 basis in connection with the filing of our Amended and Restated Certificate of Formation.

On July 27, 2012, as a result of the closing of the Pacific Energy Development merger, we issued an aggregate of 5,972,421 shares of common stock and 6,538,892 shares of new Series A preferred stock to former shareholders of Pacific Energy Development. Additionally, we granted (a) warrants to purchase an aggregate of 33,334 shares of common stock with an exercise price of $0.24 per share; 166,667 shares of common stock with an exercise price of $3.75 per share; 166,667 shares of common stock with an exercise price of $4.50 per share; 6,667 shares of common stock with an exercise price of $2.25 per share, to former common stock warrant holders of Pacific Energy Development; and 230,862 shares of new Series A preferred stock with an exercise price of $2.25 per share to former Series A preferred stock warrant holders of Pacific Energy Development; and (b) options to purchase an aggregate of 156,667 shares of common stock with an exercise price of $0.24 per share; 121,667 shares of common stock with an exercise price of $0.30 per share; and 1,133,334 shares of our common stock with an exercise price of $0.51 per share, to former option holders of Pacific Energy Development.

On September 24, 2012, we issued an aggregate of 122,812 shares of Series A preferred stock to Esenjay Oil & Gas, Ltd., and certain other sellers, in connection with the acquisition by Condor Energy Technology LLC, which we refer to as Condor, of leasehold interests covering approximately 3,582 net acres located in Morgan and Weld Counties, Colorado with a 100% operated working interest (80% net revenue interest). Condor acquired the properties for $1,105,309 in cash and 122,812 shares of our Series A preferred stock (approximately $385 net per acre, based on an assumed share price of $2.25 per share as agreed upon by the parties in July 2012 upon execution of the definitive purchase documentation). Also in connection with this transaction, we issued to Esenjay Oil & Gas, Ltd., referred to here as Esenjay, 93,250 shares of Series A preferred stock in full satisfaction and release of our obligation to carry $419,623 of Esenjay’s drilling and completion expenses, which obligation was incurred by us as part of the purchase consideration due in our October 2011 acquisition of interests in Weld County, Colorado from Esenjay and certain other sellers.

On October 22, 2012, the Company issued 9,000 shares of common stock upon conversion of 9,000 shares of Series A preferred stock held by a shareholder.

On November 20, 2012, we issued to Esenjay and the other sellers an aggregate of 44,445 shares of Series A preferred stock in connection with their agreement to defer payment obligations owed as part of the purchase consideration due in our October 2011 acquisition of interests in Weld County, Colorado from Esenjay and certain other sellers.

On December 13, 2012, we granted 13,334 shares of common stock to an independent contractor for services provided pursuant to our 2012 Equity Incentive Plan.

On December 19, 2012, a holder of a warrant exercisable for an aggregate of 66,667 shares of our Series A preferred stock exercised the warrant on a cashless net exercise basis and has been issued an aggregate of 47,059 shares of our Series A preferred stock.

On December 19, 2012, five of our employees exercised an incentive stock option exercisable for an aggregate of 170,333 shares of common stock on a cashless net exercise basis, netting an aggregate of 161,085 shares of restricted common stock to such employees. The option was previously granted to the employees under Pacific Energy Development’s incentive stock plans, and were all fully vested.

On January 11, 2013, the Company issued 177,778 shares of common stock upon conversion of 177,778 shares of Series A preferred stock held by a shareholder.

On January 27, 2013 the Company issued 6,659,680 shares of common stock on a 1-for-1 conversion of all our 6,659,680 outstanding Series A preferred stock, pursuant to the automatic conversion provisions our Series A Convertible Preferred Stock Amended and Restated Certificate of Designations.

On March 22, 2013, the Company issued warrants exercisable for up to an aggregate of 76,198 shares of common stock in connection with the closing of the our secured promissory note and warrant bridge financing to investors participating therein, and an additional warrant exercisable for up to an aggregate of 9,524 shares of common stock to a placement agent solely in connection with a non-U.S. Person participating in the bridge financing.

On April 23, 2013 we effected a reverse stock split of our common stock on a 1-for-3 basis.

The issuances and grants described above were exempt from registration pursuant to Section 4(2), Rule 506 of Regulation D and/or Regulation S of the Act since the foregoing issuances and grants will not involve a public offering, the recipients will take the securities for investment and not resale, we will take appropriate measures to restrict transfer, and the recipients will (a) be “accredited investors”; (b) have access to similar documentation and information as would be required in a Registration Statement under the Act; and/or (c) be non-U.S. persons.

With respect to any exchanges or conversions of our outstanding securities discussed above, we claim an exemption from registration afforded by Section 3(a)(9) of the Act for the above conversions, as the securities were exchanged by our company with its existing security holder exclusively in transactions where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
1.1	Form of Underwriting Agreement (30)
2.1	Agreement and Plan of Reorganization, dated January 13, 2012, by and among Blast Services, Inc., Blast Acquisition Corp., and Pacific Energy Development Corp. (17)
2.2	First Amendment to the Agreement and Plan of Merger, dated May 29, 2012, by and among Blast Services, Inc., Blast Acquisition Corp., and Pacific Energy Development Corp. (1)
2.3	Articles of Merger (Nevada) by Blast Acquisition Corp. and Pacific Energy Development Corp. (2)
3.1	Amended and Restated Certificate of Formation and Designation by Blast Acquisition Corp. and Pacific Energy Development Corp. (2)
3.2	Amended and Restated Certificate of Designation of Series A Preferred Stock (2)
3.3	Certificate of Amendment of Amended and Restated Certificate of Formation (31)
3.4	Bylaws of Blast Energy Services, Inc. (3)
3.5	Amendment to the Bylaws (25)
4.1	Form of Common Stock Certificate for PEDEVCO CORP.(23)
4.2	Form of PEDEVCO Corp. Series A Preferred Stock Certificate(23)
4.3	Form of PEDEVCO Corp. Warrant Agreement (33)
5.1	Opinion of TroyGould PC *
10.1	2003 Stock Option Plan (4)
10.2	Blast Energy Services, Inc. 2009 Stock Incentive Plan (5)
10.3	Blast Energy Services, Inc. 2012 Equity Incentive Plan(6)
10.4	Blast Energy Services, Inc. 2012 Equity Incentive Plan - Form of Restricted Shares Grant Agreement (23)
10.5	Blast Energy Services, Inc. 2012 Equity Incentive Plan - Form of Stock Option Agreement (23)
10.6	Pacific Energy Development Corp. 2012 Equity Incentive Plan (23)
10.7	Pacific Energy Development Corp. 2012 Plan - Form of Restricted Shares Grant Agreement (23)
10.8	Pacific Energy Development Corp. 2012 Plan - Form of Stock Option Agreement (23)
10.9	Pacific Energy Development Corp. - Form of Restricted Shares Grant Agreement (23)
10.10	Pacific Energy Development Corp. - Form of Stock Option Agreement (23)
10.11	Pedevco Corp. - Form of Indemnification Agreement (26)
10.12	$1,120,000 Secured Promissory Note, dated February 27, 2008, issued by Blast Energy Services, Inc. in favor of Berg McAfee Companies, LLC (3)
10.13	Hallwood Energy Settlement Agreement, dated February 11, 2009, by and among Eagle Domestic Drilling Operations, LLC and Hallwood Energy Management, LLC (7)
10.14	Agreement to Purchase Sugar Valley Interest, dated September 9, 2010, by and between Blast Energy Services, Inc. and Sun Resources Texas, Inc. (8)
10.15	Promissory Note, dated September 9, 2010, by Blast Energy Services, Inc. in favor of Sun Resources Texas, Inc. (8)
10.16	Letter of Intent to Farm in to Guijarral Hills Extension Exploitation Project, dated October 25, 2010, by Blast Energy Services, Inc. and Solimar Energy Limited (9)
10.17	Asset Purchase Agreement, dated December 30, 2010, by and between Blast Energy Services, Inc. and GlobaLogix, Inc. (10)
10.18	Amendment No. 1 to 2008 Promissory Note with Berg McAfee Companies, LLC, dated January 5, 2011, by and between Berg McAfee Companies, LLC and Blast Energy Services, Inc. (11)
10.19	Note Purchase Agreement, dated February 24, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC (12)
10.20	Senior Secured Promissory Note (First Tranche), dated February 24, 2011, by Blast Energy Service Inc. in favor of Centurion Credit Funding, LLC (12)
10.21	Senior Secured Promissory Note (Second Tranche), dated April 5, 2012, by Blast Energy Service Inc. and Centurion Credit Funding, LLC (13)
10.22	Guaranty, dated February 24, 2011, by Eagle Domestic Drilling Operations, LLC and Blast AFJ Centurion Credit Funding, LLC (12)
10.23	Security Agreement, dated February 24, 2011, by Blast Energy Services, Inc., Eagle Domestic Drilling Operations, LLC, Blast AFJ, Inc. and Centurion Credit Funding, LLC (12)
10.24	Stock Purchase Agreement, dated February 24, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC (12)
10.25	Royalty Payment Letter, dated February 24, 2011, by Blast Energy Services, Inc. and Centurion Credit Funding, LLC (12)
10.26	Subordination and Intercreditor Agreement, dated February 24, 2011, by and among Blast Energy Services, Inc., Centurion Credit Funding, LLC and Berg McAfee Companies, LLC (12)
10.27	Placement Agent Agreement, dated November 15, 2010, by and between Trident Partners, Ltd and Blast Energy Services, Inc. (12)
10.28	Amendment to Placement Agency Agreement, dated November 19, 2010, by and between Trident Partners, Ltd and Blast Energy Services, Inc. (14)
10.29	Second Amendment to Placement Agency Agreement, dated May 18, 2011, by and between Trident Partners, Ltd and Blast Energy Services, Inc.(14)
10.30	Warrant to Purchase Shares of Common Stock, dated February 2, 2011, issued in favor of Centurion Credit Funding, LLC(15)
10.31	First Amendment to Warrant, dated October 6, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC(15)
10.32	Second Amendment to Warrant, dated December 16, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC(16)
10.33	Placement Agent Warrant Agreement, dated December 22, 2011, by and among Blast Energy Services, Inc. and Trident Partners Ltd.(16)

10.34	Modification Agreement with Solimar Energy LLC, dated December 22, 2011, by and between Solimar Energy LLC and Blast Energy Services, Inc.(16)
10.35	Form of Voting Agreement, dated January 13, 2012, by and among Blast Energy Services, Inc., Pacific Energy Development Corp. and certain security and debt holders of Blast Energy Services, Inc.(17)
10.36	Form of Debt Conversion Agreement, dated January 13, 2012 (17)
10.37	BMC Debt Conversion Agreement, dated January 13, 2012, by and among Blast Energy Service, Inc., Berg McAfee Companies, LLC and Clyde Berg(17)
10.38	Amendment to the Note Purchase Agreement, dated January 13, 2012, by and between Blast Energy Service, Inc. and Centurion Credit Funding LLC(17)
10.39	Amendment to the First Tranche Promissory Note, dated January 13, 2012, by and between Blast Energy Service, Inc. and Centurion Credit Funding LLC(17)
10.40	Amendment to the Second Tranche Promissory Note, dated January 13, 2012, by and between Blast Energy Service, Inc. and Centurion Credit Funding LLC(17)
10.41	Amendment to the Security Agreement, dated January 13, 2012, by and among Blast Energy Service, Inc., Eagle Domestic Drilling Operations, LLC, Blast AFJ, Inc. and Centurion Credit Funding LLC(17)
10.42	Settlement Agreement and Release, dated May 1, 2012, by and among Blast Energy Service, Inc., Trident Partners Ltd. and Brian Schantz and Edward Flynn(18)
10.43	Fee Conversion and Settlement Agreement, dated May 1, 2012, by and among Blast Energy Services, Inc., Brian Frank and Lewis Mason(18)
10.44	Restated Placement Agent Warrant Agreement, effective December 11, 2011, restated as of May 1, 2011(18)
10.45	PEDCO Guarantee Agreement, dated July 27, 2012, by Pacific Energy Development Corp. in favor of Centurion Credit Funding LLC(17)
10.46	Third Amendment to Warrant, dated April 10, 2012, by and between Blast Energy Services, Inc. and Centurion Credit Funding LLC(19)
10.47	First Amendment to the Voting Agreement and Debt Conversion Agreement, dated May 29, 2012, by and among Blast Energy Services, Inc., Berg McAfee Companies, LLC and Clyde Berg(20)
10.48	Second Amendment to Senior Secured Promissory Note (First Tranche), dated May 29, 2012, by and between Blast Energy Services, Inc. and Centurion Credit Funding LLC(20)
10.49	Form of Lockup and Standstill Agreement, dated May 29, 2012, by and between Blast Energy Services and certain of its option and warrant holders(20)
10.50	Third Amendment to Senior Secured Promissory Notes (First and Second Tranche), dated August 30, 2012 by and among PEDEVCO Corp and Centurion Credit Funding LLC(21)
10.51	Secured Promissory Note of Pacific Energy Development Company LLC, dated February 14, 2011, issued by Frank Ingriselli (23)
10.52	Agreement on Joint Cooperation, dated April 27, 2011, by Pacific Energy Development Company LLC and South Texas Reservoir Alliance LLC (23)
10.53	Executive Employment Agreement, dated June 10, 2011, by Pacific Energy Development Corp and Frank Ingriselli (23)
10.54	Executive Employment Agreement, dated June 10, 2011, by Pacific Energy Development Corp and Clark Moore (23)
10.55	Secured Convertible Promissory Note, dated July 6, 2011, issued to Pacific Energy Development Corp by Global Venture Investments LLC (23)
10.56	Purchase and Sale Agreement, dated August 23, 2011, by Pacific Energy Development Corp, Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd. and Crain Energy, Ltd. (23)
10.57
Amendatory Letter Agreement No. 1 to Purchase and Sale Agreement, dated September 30, 2011, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd. and Crain Energy, Ltd., and Pacific Energy Development Corp. (23)

10.58
Amendatory Letter Agreement No. 2 to Purchase and Sale Agreement, dated October 27, 2011, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., and Pacific Energy Development Corp. (23)

10.59
Amendatory Letter Agreement No. 3 to Purchase and Sale Agreement, dated October 31, 2011, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., and Pacific Energy Development Corp. (23)

10.60	Consulting Agreement, dated September 19, 2011, by Pacific Energy Development Corp and South Texas Reservoir Alliance LLC (23)
10.61	Operating Agreement, dated October 31, 2011, by and between Condor Energy Technology LLC as Operator and the parties named therein (28)
10.62	Series A Convertible Preferred Stock Warrant, dated October 31, 2011, issued to Global Venture Investments LLC by Pacific Energy Development Corp (23)
10.63	Condor Energy Technology LLC Operating Agreement, dated October 31, 2011, by MIE Jurassic Energy Corporation and Pacific Energy Development Corp (23)
10.64	Consulting Agreement, dated November 26, 2011, by and between Condor Energy Technology LLC and South Texas Reservoir Alliance LLC (23)
10.65	Stock Purchase Agreement, dated December 16, 2011, by Pacific Energy Development Corp, the Shareholders of Excellong E&P-2, Inc., and Excellong, Inc. (23)
10.66	Executive Employment Agreement, dated January 6, 2012, by Pacific Energy Development Corp and Jamie Tseng (23)
10.67	Amendatory Letter Agreement to Stock Purchase Agreement, dated February 9, 2012, between Pacific Energy Development Corp., the Shareholders of Excellong E&P-2, Inc. and Excellong, Inc. (23)
10.68	Contract Operating Services Agreement, dated February 15, 2012, by and between South Texas Reservoir Alliance and Condor Energy Technology LLC (23)
10.69	Amendatory Letter Agreement No. 2 to Stock Purchase Agreement, dated February 29, 2012, between Pacific Energy Development Corp., the Shareholders of Excellong E&P-2, Inc. and Excellong, Inc. (23)
10.70	Amendatory Letter Agreement No. 3 to Stock Purchase Agreement, dated March 28, 2012, between Pacific Energy Development Corp., the Shareholders of Excellong E&P-2, Inc. and Excellong, Inc. (23)
10.71	Promissory Note, dated March 7, 2012, by Condor Energy Technology LLC in favor of MIE Jurassic Energy Corporation (23)
10.72	Form of Common Stock Warrant dated May 24, 2012, issued to MIE Jurassic Energy Corporation, May 24, 2012 (23)
10.73	White Hawk Petroleum, LLC Amended and Restated Operating Agreement, dated May 23, 2012, by MIE Jurassic Energy Corporation and Pacific Energy Development Corp. (23)
10.74	White Hawk Petroleum, LLC Membership Unit Purchase Agreement, dated May 23, 2012, by MIE Jurassic Energy Corporation, Pacific Energy Development and White Hawk Petroleum, LLC (23)
10.75	Consulting Services Agreement, effective June 1, 2012, by and between South Texas Reservoir Alliance and Condor Energy Technology LLC (23)
10.76	Gas Purchase Contract, effective as of June 1, 2012, between Condor Energy Technology, LLC and DCP Midstream, LP (23)
10.77	Promissory Note, dated June 4, 2012, by White Hawk Petroleum, LLC in favor of Pacific Energy Development Corp. (23)

10.78	Promissory Note, dated June 4, 2012, by White Hawk Petroleum, LLC in favor of MIE Jurassic Energy Corporation (23)
10.79	Executive Employment Agreement, dated June 16, 2012, by Pacific Energy Development Corp. and Michael Peterson (23)
10.80	Form of Common Stock Warrant, dated July 27, 2012 (23)
10.81	Form of Placement Agent Series A Preferred Stock Warrant, dated July 27, 2012 (23)
10.82
Purchase and Sale Agreement, dated July 26, 2012, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., Ravco, Inc., Arentee Investments, Schibi Oil & Gas, Ltd., and Condor Energy Technology LLC (23)

10.83
Amendatory Letter Agreement No. 1 to Purchase and Sale Agreement, dated September 21, 2012, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., Ravco, Inc., Arentee Investments, Schibi Oil & Gas, Ltd., and Condor Energy Technology LLC (23)

10.84	Form of Pacific Energy Development Corp Series A Preferred Stock Subscription Agreement (23)
10.85	Binding Strategic Cooperation Agreement, dated September 24, 2012, by PEDEVCO Corp. and Guofa Zhonghai Energy Investment Co., Ltd.(22)
10.86	Promissory Note, dated September 24, 2012, by Condor Energy Technology LLC in favor of Pacific Energy Development Corp. (23)
10.87	Pacific Energy Technology Service, LLC Operating Agreement, dated October 4, 2012, by and between Pacific Energy Development Corp. and South Texas Reservoir Alliance LLC (23)
10.88	Fourth Amendment to Senior Secured Promissory Notes (First and Second Tranche), dated November 23, 2012, by and between Centurion Credit Funding LLC and PEDEVCO Corp. (24)
10.89
Closing Payment Extension Amendatory Letter Agreement, dated November 20, 2012, by and among PEDEVCO Corp., Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., and Crain Energy, Ltd. (24)

10.90	Term Assignment Evaluation Agreement, dated November 26, 2012, by and between Pacific Energy Development Corp. and MIE Jurassic Energy Corporation. (26)
10.91	Amendment No. 1 to Employment Agreement, dated January 11, 2013, by and between PEDEVCO Corp. and Michael L. Peterson (27)
10.92	Amendment No. 1 to Employment Agreement, dated January 11, 2013, by and between PEDEVCO Corp. and Frank C. Ingriselli (27)
10.93	Amendment No. 1 to Employment Agreement, dated January 11, 2013, by and between PEDEVCO Corp. and Clark R. Moore (27)
10.94	Agreement for Purchase of Term Assignment, dated February 22, 2013, by Berexco LLC and Pacific Energy Development MSL LLC (29)
10.95	Mandate, dated February 25, 2013, entered into by and between PEDEVCO Corp. and Somerley Limited (29)
10.96	Form of Bridge Financing Note and Warrant Purchase Agreement (29)
10.97	Form of Bridge Financing Secured Promissory Note (29)
10.98	Form of Bridge Financing Warrant (29)
10.99	Amended and Restated Secured Subordinated Promissory Note, dated March 25, 2013, by and between Pacific Energy Development Corp. and MIE Jurassic Energy Corporation (29)
10.100	Letter Agreement, dated March 25, 2013, by and between PEDEVCO Corp. and South Texas Reservoir Alliance LLC (29)
21.1	List of Subsidiaries of PEDEVCO CORP. (29)
23.1	Consent of GBH CPAs, PC*
23.2	Consent of SingerLewak LLP*
23.3	Consent of TroyGould PC (included in Exhibit 5.1).
23.4	Consent of Ryder Scott Company, L.P. (29)
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1) (23)
99.1	Consent of Drillinginfo, Inc. (30)
99.2	Consent of Elizabeth P. Smith (26)
99.3	Consent of David C. Crikelair (26)
99.4	Reserves Report of Ryder Scott Company, L.P. for reserves of PEDEVCO Corp. at December 31, 2012 (29)
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema Document*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

_______________________________________________________________________

*	Filed with this Registration Statement on Form S-l.

Each document listed in this Exhibit Index that has been previously filed with the SEC is incorporated by reference into this Registration Statement on Form S-1.
(1)	Previously filed on May 31, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(2)	Previously filed on August 2, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(3)	Previously filed on March 6, 2008 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(4)	Previously filed on November 20, 2003 as an exhibit to the Registrant’s Report on Form 10-QSB incorporated herein by reference.
(5)	Previously filed on August 14, 2009 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(6)	Previously filed on August 2, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(7)	Previously filed on February 9, 2010 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(8)	Previously filed on September 23, 2010 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(9)	Previously filed on November 2, 2010 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(10)	Previously filed on January 5, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(11)	Previously filed on January 13, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(12)	Previously filed on March 2, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(13)	Previously filed on April 12, 2011 as an exhibit to the Registrant’s Report on Form 10-K incorporated herein by reference.
(14)	Previously filed on August 22, 2011 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(15)	Previously filed on November 14, 2011 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(16)	Previously filed on December 27, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(17)	Previously filed on January 20, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(18)	Previously filed on May 18, 2012 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(19)	Previously filed on April 16, 2012 as an exhibit to the Registrant’s Report on Form 10-K incorporated herein by reference.
(20)	Previously filed on May 31, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(21)	Previously filed on September 6, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(22)	Previously filed on October 1, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(23)	Previously filed on October 10, 2012 as an exhibit to the Registrants Registration Statement on Form S-1 incorporated herein by reference.
(24)	Previously filed on November 27, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(25)	Previously filed on December 6, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(26)	Previously filed on December 13, 2012 as an exhibit to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 incorporated herein by reference.
(27)	Previously filed on January 16, 2013 as an exhibit to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 incorporated herein by reference.
(28)	Previously filed on February 5, 2013 as an exhibit to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 incorporated herein by reference.
(29)	Previously filed on March 26, 2013 as an exhibit to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 incorporated herein by reference.
(30)	Previously filed on April 12, 2013 as an exhibit to the Registrant’s Amendment No. 5 to Registration Statement on Form S-1 incorporated herein by reference.
(31)	Previously filed on April 23, 2013 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(32)	Previously filed on April 25, 2013 as an exhibit to the Registrant's Amendment No. 6 to Registration Statement on Form S-1 incorporated herein by reference.
(33)	Previously filed on May 8, 2013 as an exhibit to the Registrant’s Amendment No. 7 to Registration Statement on Form S-1 incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no.  8 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, in Danville, California, on May 9 , 2013.

PEDEVCO CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no.  8 to the registration statement on Form S-1 has been signed by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frank C. Ingriselli	President, Chief Executive Officer and Chairman of the	May 9 , 2013
Frank C. Ingriselli	Board of Directors (Principal Executive Officer)

/s/ Michael L. Peterson	Chief Financial Officer, Executive Vice President and	May 9 , 2013
Michael L. Peterson	Director (Principal Financial and Accounting Officer)

/s/ Jamie Tseng	Senior Vice President and Director	May 9 , 2013
Jamie Tseng

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (30)
2.1	Agreement and Plan of Reorganization, dated January 13, 2012, by and among Blast Services, Inc., Blast Acquisition Corp., and Pacific Energy Development Corp. (17)
2.2	First Amendment to the Agreement and Plan of Merger, dated May 29, 2012, by and among Blast Services, Inc., Blast Acquisition Corp., and Pacific Energy Development Corp. (1)
2.3	Articles of Merger (Nevada) by Blast Acquisition Corp. and Pacific Energy Development Corp. (2)
3.1	Amended and Restated Certificate of Formation and Designation by Blast Acquisition Corp. and Pacific Energy Development Corp. (2)
3.2	Amended and Restated Certificate of Designation of Series A Preferred Stock (2)
3.3	Certificate of Amendment of Amended and Restated Certificate of Formation (31)
3.4	Bylaws of Blast Energy Services, Inc. (3)
3.5	Amendment to the Bylaws (25)
4.1	Form of Common Stock Certificate for PEDEVCO CORP.(23)
4.2	Form of PEDEVCO Corp. Series A Preferred Stock Certificate(23)
4.3	Form of PEDEVCO Corp. Warrant Agreement (33)
5.1	Opinion of TroyGould PC*
10.1	2003 Stock Option Plan (4)
10.2	Blast Energy Services, Inc. 2009 Stock Incentive Plan (5)
10.3	Blast Energy Services, Inc. 2012 Equity Incentive Plan(6)
10.4	Blast Energy Services, Inc. 2012 Equity Incentive Plan - Form of Restricted Shares Grant Agreement (23)
10.5	Blast Energy Services, Inc. 2012 Equity Incentive Plan - Form of Stock Option Agreement (23)
10.6	Pacific Energy Development Corp. 2012 Equity Incentive Plan (23)
10.7	Pacific Energy Development Corp. 2012 Plan - Form of Restricted Shares Grant Agreement (23)
10.8	Pacific Energy Development Corp. 2012 Plan - Form of Stock Option Agreement (23)
10.9	Pacific Energy Development Corp. - Form of Restricted Shares Grant Agreement (23)
10.10	Pacific Energy Development Corp. - Form of Stock Option Agreement (23)
10.11	Pedevco Corp. - Form of Indemnification Agreement (26)
10.12	$1,120,000 Secured Promissory Note, dated February 27, 2008, issued by Blast Energy Services, Inc. in favor of Berg McAfee Companies, LLC (3)
10.13	Hallwood Energy Settlement Agreement, dated February 11, 2009, by and among Eagle Domestic Drilling Operations, LLC and Hallwood Energy Management, LLC (7)
10.14	Agreement to Purchase Sugar Valley Interest, dated September 9, 2010, by and between Blast Energy Services, Inc. and Sun Resources Texas, Inc. (8)
10.15	Promissory Note, dated September 9, 2010, by Blast Energy Services, Inc. in favor of Sun Resources Texas, Inc. (8)
10.16	Letter of Intent to Farm in to Guijarral Hills Extension Exploitation Project, dated October 25, 2010, by Blast Energy Services, Inc. and Solimar Energy Limited (9)
10.17	Asset Purchase Agreement, dated December 30, 2010, by and between Blast Energy Services, Inc. and GlobaLogix, Inc. (10)
10.18	Amendment No. 1 to 2008 Promissory Note with Berg McAfee Companies, LLC, dated January 5, 2011, by and between Berg McAfee Companies, LLC and Blast Energy Services, Inc. (11)
10.19	Note Purchase Agreement, dated February 24, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC (12)
10.20	Senior Secured Promissory Note (First Tranche), dated February 24, 2011, by Blast Energy Service Inc. in favor of Centurion Credit Funding, LLC (12)
10.21	Senior Secured Promissory Note (Second Tranche), dated April 5, 2012, by Blast Energy Service Inc. and Centurion Credit Funding, LLC (13)
10.22	Guaranty, dated February 24, 2011, by Eagle Domestic Drilling Operations, LLC and Blast AFJ Centurion Credit Funding, LLC (12)
10.23	Security Agreement, dated February 24, 2011, by Blast Energy Services, Inc., Eagle Domestic Drilling Operations, LLC, Blast AFJ, Inc. and Centurion Credit Funding, LLC (12)
10.24	Stock Purchase Agreement, dated February 24, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC (12)
10.25	Royalty Payment Letter, dated February 24, 2011, by Blast Energy Services, Inc. and Centurion Credit Funding, LLC (12)
10.26	Subordination and Intercreditor Agreement, dated February 24, 2011, by and among Blast Energy Services, Inc., Centurion Credit Funding, LLC and Berg McAfee Companies, LLC (12)
10.27	Placement Agent Agreement, dated November 15, 2010, by and between Trident Partners, Ltd and Blast Energy Services, Inc. (12)
10.28	Amendment to Placement Agency Agreement, dated November 19, 2010, by and between Trident Partners, Ltd and Blast Energy Services, Inc. (14)
10.29	Second Amendment to Placement Agency Agreement, dated May 18, 2011, by and between Trident Partners, Ltd and Blast Energy Services, Inc.(14)
10.30	Warrant to Purchase Shares of Common Stock, dated February 2, 2011, issued in favor of Centurion Credit Funding, LLC(15)
10.31	First Amendment to Warrant, dated October 6, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC(15)
10.32	Second Amendment to Warrant, dated December 16, 2011, by and between Blast Energy Services, Inc. and Centurion Credit Funding, LLC(16)
10.33	Placement Agent Warrant Agreement, dated December 22, 2011, by and among Blast Energy Services, Inc. and Trident Partners Ltd.(16)

10.34	Modification Agreement with Solimar Energy LLC, dated December 22, 2011, by and between Solimar Energy LLC and Blast Energy Services, Inc.(16)
10.35	Form of Voting Agreement, dated January 13, 2012, by and among Blast Energy Services, Inc., Pacific Energy Development Corp. and certain security and debt holders of Blast Energy Services, Inc.(17)
10.36	Form of Debt Conversion Agreement, dated January 13, 2012 (17)
10.37	BMC Debt Conversion Agreement, dated January 13, 2012, by and among Blast Energy Service, Inc., Berg McAfee Companies, LLC and Clyde Berg(17)
10.38	Amendment to the Note Purchase Agreement, dated January 13, 2012, by and between Blast Energy Service, Inc. and Centurion Credit Funding LLC(17)
10.39	Amendment to the First Tranche Promissory Note, dated January 13, 2012, by and between Blast Energy Service, Inc. and Centurion Credit Funding LLC(17)
10.40	Amendment to the Second Tranche Promissory Note, dated January 13, 2012, by and between Blast Energy Service, Inc. and Centurion Credit Funding LLC(17)
10.41	Amendment to the Security Agreement, dated January 13, 2012, by and among Blast Energy Service, Inc., Eagle Domestic Drilling Operations, LLC, Blast AFJ, Inc. and Centurion Credit Funding LLC(17)
10.42	Settlement Agreement and Release, dated May 1, 2012, by and among Blast Energy Service, Inc., Trident Partners Ltd. and Brian Schantz and Edward Flynn(18)
10.43	Fee Conversion and Settlement Agreement, dated May 1, 2012, by and among Blast Energy Services, Inc., Brian Frank and Lewis Mason(18)
10.44	Restated Placement Agent Warrant Agreement, effective December 11, 2011, restated as of May 1, 2011(18)
10.45	PEDCO Guarantee Agreement, dated July 27, 2012, by Pacific Energy Development Corp. in favor of Centurion Credit Funding LLC(17)
10.46	Third Amendment to Warrant, dated April 10, 2012, by and between Blast Energy Services, Inc. and Centurion Credit Funding LLC(19)
10.47	First Amendment to the Voting Agreement and Debt Conversion Agreement, dated May 29, 2012, by and among Blast Energy Services, Inc., Berg McAfee Companies, LLC and Clyde Berg(20)
10.48	Second Amendment to Senior Secured Promissory Note (First Tranche), dated May 29, 2012, by and between Blast Energy Services, Inc. and Centurion Credit Funding LLC(20)
10.49	Form of Lockup and Standstill Agreement, dated May 29, 2012, by and between Blast Energy Services and certain of its option and warrant holders(20)
10.50	Third Amendment to Senior Secured Promissory Notes (First and Second Tranche), dated August 30, 2012 by and among PEDEVCO Corp and Centurion Credit Funding LLC(21)
10.51	Secured Promissory Note of Pacific Energy Development Company LLC, dated February 14, 2011, issued by Frank Ingriselli (23)
10.52	Agreement on Joint Cooperation, dated April 27, 2011, by Pacific Energy Development Company LLC and South Texas Reservoir Alliance LLC (23)
10.53	Executive Employment Agreement, dated June 10, 2011, by Pacific Energy Development Corp and Frank Ingriselli (23)
10.54	Executive Employment Agreement, dated June 10, 2011, by Pacific Energy Development Corp and Clark Moore (23)
10.55	Secured Convertible Promissory Note, dated July 6, 2011, issued to Pacific Energy Development Corp by Global Venture Investments LLC (23)
10.56	Purchase and Sale Agreement, dated August 23, 2011, by Pacific Energy Development Corp, Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd. and Crain Energy, Ltd. (23)
10.57
Amendatory Letter Agreement No. 1 to Purchase and Sale Agreement, dated September 30, 2011, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd. and Crain Energy, Ltd., and Pacific Energy Development Corp. (23)

10.58
Amendatory Letter Agreement No. 2 to Purchase and Sale Agreement, dated October 27, 2011, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., and Pacific Energy Development Corp. (23)

10.59
Amendatory Letter Agreement No. 3 to Purchase and Sale Agreement, dated October 31, 2011, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., and Pacific Energy Development Corp. (23)

10.60	Consulting Agreement, dated September 19, 2011, by Pacific Energy Development Corp and South Texas Reservoir Alliance LLC (23)
10.61	Operating Agreement, dated October 31, 2011, by and between Condor Energy Technology LLC as Operator and the parties named therein (28)
10.62	Series A Convertible Preferred Stock Warrant, dated October 31, 2011, issued to Global Venture Investments LLC by Pacific Energy Development Corp (23)
10.63	Condor Energy Technology LLC Operating Agreement, dated October 31, 2011, by MIE Jurassic Energy Corporation and Pacific Energy Development Corp (23)
10.64	Consulting Agreement, dated November 26, 2011, by and between Condor Energy Technology LLC and South Texas Reservoir Alliance LLC (23)
10.65	Stock Purchase Agreement, dated December 16, 2011, by Pacific Energy Development Corp, the Shareholders of Excellong E&P-2, Inc., and Excellong, Inc. (23)
10.66	Executive Employment Agreement, dated January 6, 2012, by Pacific Energy Development Corp and Jamie Tseng (23)
10.67	Amendatory Letter Agreement to Stock Purchase Agreement, dated February 9, 2012, between Pacific Energy Development Corp., the Shareholders of Excellong E&P-2, Inc. and Excellong, Inc. (23)
10.68	Contract Operating Services Agreement, dated February 15, 2012, by and between South Texas Reservoir Alliance and Condor Energy Technology LLC (23)
10.69	Amendatory Letter Agreement No. 2 to Stock Purchase Agreement, dated February 29, 2012, between Pacific Energy Development Corp., the Shareholders of Excellong E&P-2, Inc. and Excellong, Inc. (23)
10.70	Amendatory Letter Agreement No. 3 to Stock Purchase Agreement, dated March 28, 2012, between Pacific Energy Development Corp., the Shareholders of Excellong E&P-2, Inc. and Excellong, Inc. (23)
10.71	Promissory Note, dated March 7, 2012, by Condor Energy Technology LLC in favor of MIE Jurassic Energy Corporation (23)
10.72	Form of Common Stock Warrant dated May 24, 2012, issued to MIE Jurassic Energy Corporation, May 24, 2012 (23)
10.73	White Hawk Petroleum, LLC Amended and Restated Operating Agreement, dated May 23, 2012, by MIE Jurassic Energy Corporation and Pacific Energy Development Corp. (23)
10.74	White Hawk Petroleum, LLC Membership Unit Purchase Agreement, dated May 23, 2012, by MIE Jurassic Energy Corporation, Pacific Energy Development and White Hawk Petroleum, LLC (23)
10.75	Consulting Services Agreement, effective June 1, 2012, by and between South Texas Reservoir Alliance and Condor Energy Technology LLC (23)
10.76	Gas Purchase Contract, effective as of June 1, 2012, between Condor Energy Technology, LLC and DCP Midstream, LP (23)
10.77	Promissory Note, dated June 4, 2012, by White Hawk Petroleum, LLC in favor of Pacific Energy Development Corp. (23)

10.78	Promissory Note, dated June 4, 2012, by White Hawk Petroleum, LLC in favor of MIE Jurassic Energy Corporation (23)
10.79	Executive Employment Agreement, dated June 16, 2012, by Pacific Energy Development Corp. and Michael Peterson (23)
10.80	Form of Common Stock Warrant, dated July 27, 2012 (23)
10.81	Form of Placement Agent Series A Preferred Stock Warrant, dated July 27, 2012 (23)
10.82
Purchase and Sale Agreement, dated July 26, 2012, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., Ravco, Inc., Arentee Investments, Schibi Oil & Gas, Ltd., and Condor Energy Technology LLC (23)

10.83
Amendatory Letter Agreement No. 1 to Purchase and Sale Agreement, dated September 21, 2012, by and among Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., Crain Energy, Ltd., Ravco, Inc., Arentee Investments, Schibi Oil & Gas, Ltd., and Condor Energy Technology LLC (23)

10.84	Form of Pacific Energy Development Corp Series A Preferred Stock Subscription Agreement (23)
10.85	Binding Strategic Cooperation Agreement, dated September 24, 2012, by PEDEVCO Corp and Guofa Zhonghai Energy Investment Co., Ltd.(22)
10.86	Promissory Note, dated September 24, 2012, by Condor Energy Technology LLC in favor of Pacific Energy Development Corp. (23)
10.87	Pacific Energy Technology Service, LLC Operating Agreement, dated October 4, 2012, by and between Pacific Energy Development Corp. and South Texas Reservoir Alliance LLC (23)
10.88	Fourth Amendment to Senior Secured Promissory Notes (First and Second Tranche), dated November 23, 2012, by and between Centurion Credit Funding LLC and PEDEVCO Corp. (24)
10.89
Closing Payment Extension Amendatory Letter Agreement, dated November 20, 2012, by and among PEDEVCO Corp, Esenjay Oil & Gas, Ltd., Winn Exploration Co., Inc., Lacy Properties, Ltd., and Crain Energy, Ltd. (24)

10.90	Term Assignment Evaluation Agreement, dated November 26, 2012, by and between Pacific Energy Development Corp. and MIE Jurassic Energy Corporation. (26)
10.91	Amendment No. 1 to Employment Agreement, dated January 11, 2013, by and between PEDEVCO Corp. and Michael L. Peterson (27)
10.92	Amendment No. 1 to Employment Agreement, dated January 11, 2013, by and between PEDEVCO Corp. and Frank C. Ingriselli (27)
10.93	Amendment No. 1 to Employment Agreement, dated January 11, 2013, by and between PEDEVCO Corp. and Clark R. Moore (27)
10.94	Agreement for Purchase of Term Assignment, dated February 22, 2013, by Berexco LLC and Pacific Energy Development MSL LLC (29)
10.95	Mandate, dated February 25, 2013, entered into by and between PEDEVCO Corp. and Somerley Limited (29)
10.96	Form of Bridge Financing Note and Warrant Purchase Agreement (29)
10.97	Form of Bridge Financing Secured Promissory Note (29)
10.98	Form of Bridge Financing Warrant (29)
10.99	Amended and Restated Secured Subordinated Promissory Note, dated March 25, 2013, by and between Pacific Energy Development Corp. and MIE Jurassic Energy Corporation (29)
10.100	Letter Agreement, dated March 25, 2013, by and between PEDEVCO Corp. and South Texas Reservoir Alliance LLC (29)
21.1	List of Subsidiaries of PEDEVCO CORP. (29)
23.1	Consent of GBH CPAs, PC*
23.2	Consent of SingerLewak LLP*
23.3	Consent of TroyGould PC (included in Exhibit 5.1).
23.4	Consent of Ryder Scott Company, L.P. (29)
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1) (23)
99.1	Consent of Drillinginfo, Inc. (30)
99.2	Consent of Elizabeth P. Smith (26)
99.3	Consent of David C. Crikelair (26)
99.4	Reserves Report of Ryder Scott Company, L.P. for reserves of PEDEVCO Corp. at December 31, 2012 (29)
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema Document*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

_______________________________________________________________________

*	Filed with this Registration Statement on Form S-l.

Each document listed in this Exhibit Index that has been previously filed with the SEC is incorporated by reference into this Registration Statement on Form S-1.
(1)	Previously filed on May 31, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(2)	Previously filed on August 2, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(3)	Previously filed on March 6, 2008 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(4)	Previously filed on November 20, 2003 as an exhibit to the Registrant’s Report on Form 10-QSB incorporated herein by reference.
(5)	Previously filed on August 14, 2009 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(6)	Previously filed on August 2, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(7)	Previously filed on February 9, 2010 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(8)	Previously filed on September 23, 2010 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(9)	Previously filed on November 2, 2010 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(10)	Previously filed on January 5, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(11)	Previously filed on January 13, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(12)	Previously filed on March 2, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(13)	Previously filed on April 12, 2011 as an exhibit to the Registrant’s Report on Form 10-K incorporated herein by reference.
(14)	Previously filed on August 22, 2011 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(15)	Previously filed on November 14, 2011 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(16)	Previously filed on December 27, 2011 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(17)	Previously filed on January 20, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(18)	Previously filed on May 18, 2012 as an exhibit to the Registrant’s Report on Form 10-Q incorporated herein by reference.
(19)	Previously filed on April 16, 2012 as an exhibit to the Registrant’s Report on Form 10-K incorporated herein by reference.
(20)	Previously filed on May 31, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(21)	Previously filed on September 6, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(22)	Previously filed on October 1, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(23)	Previously filed on October 10, 2012 as an exhibit to the Registrants Registration Statement on Form S-1 incorporated herein by reference.
(24)	Previously filed on November 27, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(25)	Previously filed on December 6, 2012 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(26)	Previously filed on December 13, 2012 as an exhibit to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 incorporated herein by reference.
(27)	Previously filed on January 16, 2013 as an exhibit to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 incorporated herein by reference.
(28)	Previously filed on February 5, 2013 as an exhibit to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 incorporated herein by reference.
(29)	Previously filed on March 26, 2013 as an exhibit to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 incorporated herein by reference.
(30)	Previously filed on April 12, 2013 as an exhibit to the Registrant’s Amendment No. 5 to Registration Statement on Form S-1 incorporated herein by reference.
(31)	Previously filed on April 23, 2013 as an exhibit to the Registrant’s Report on Form 8-K incorporated herein by reference.
(32)	Previously filed on April 25, 2013 as an exhibit to the Registrant's Amendment No. 6 to Registration Statement on Form S-1 incorporated herein by reference.
(33)	Previously filed on May 8, 2013 as an exhibit to the Registrant’s Amendment No. 7 to Registration Statement on Form S-1 incorporated herein by reference.